As filed with the Securities and Exchange Commission on January 25, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MASTELLONE HERMANOS S.A.

(Exact name of Registrant as specified in its charter)

MASTELLONE BROTHERS INC.

(Translation of Registrant's name into English)

Republic of Argentina	2020	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

E. Ezcurra 365, Piso 2, Of. 310
(C1107CLA) Buenos Aires, Argentina
(011 5411) 4318-5000

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

SEE TABLE OF ADDITIONAL REGISTRANTS

CT Corporation System
111 Eighth Ave.
New York, New York 10011
(1-800-223-7564)

(Name, address, including zip code, and telephone number, including area code, of agent of service)

With copies to:
John A. Millard
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price per unit (1)	Proposed maximum aggregate offering (1)	Amount of registration fee
8% Collaterized Senior Notes due 2012 (1)(2)	$167,190,000	100%	$167,190,000	$19,679
Guarantees of 8% Collaterized Senior Notes due 2012	—	—	—	(3)

(1)	The notes are being offered (i) in exchange for 8% Collateralized Senior Notes due 2012 previously sold in transactions exempt from registration under the Securities Act of 1933 and (ii) upon certain resales of the notes by broker-dealers. The registration fee was computed based on the total face value of the 8% Collateralized Senior Notes due 2012 solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933.

(2)	Includes $157,190,000 of 8% Collateralized Senior Notes due 2012 to be issued pursuant to this registered exchange offer plus an additional $10,000,000 of 8% Collateralized Senior Notes due 2012 that may be issued in lieu of interest at the Registrant's option.

(3)	No fee required pursuant to Rule 457(n).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as specified in its charter	State or other jurisdiction of incorporation or formation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.	Principal executive office
Leitesol Industria e Comercio, S.A.	Federative Republic of Brazil	2020	N/A	Rodovia Alkindar Monteiro Junqueira, Km. 52,5, Barrio Itapechinga, Bragança Paulista, Sao Paulo, Brazil (055117-001)
Mastellone San Luis S.A.	Republic of Argentina	2020	N/A	Ruta 2 B, Kilómetro 1,5, Ciudad de Villa Mercedes, Prov. de San Luis, (D5730BCA) Argentina
Promas S.A.	Republic of Argentina	100	N/A	Ruta Provincial 25, KM. 13, Depto. Capital, Prov. de La Rioja., (F5300) Argentina

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 25, 2005

PROSPECTUS

Mastellone Hermanos S.A.

(incorporated in the Republic of Argentina with limited liability)

Offer to exchange
our new 8% Collateralized Senior Notes due 2012
that have been registered under the Securities Act of 1933
for
any and all of our outstanding 8% Collateralized Senior Notes due 2012 that have not been registered under the Securities Act of 1933

The New Notes

•	The terms of our new 8% collateralized senior notes due 2012 offered hereby, to which we refer as the "new notes", are identical to those of our outstanding 8% collateralized senior notes due 2012, to which we refer as the "old notes", except that the new notes will have been registered under the Securities Act of 1933, to which we refer as the "Securities Act", and will not contain terms with respect to transfer restrictions. In addition, following completion of this exchange offer, to which we refer as the "exchange offer", none of the old notes will be entitled to the benefits of the registration rights agreement relating to contingent increases in the interest rate applicable to the old notes.

•	We will pay interest on the new notes on June 30 and December 31 of each year commencing June 30, 2005. The new notes will mature on June 30, 2012.

•	The new notes are redeemable at any time at our option at 100% of their face value plus accrued interest and are also mandatorily redeemable upon certain circumstances. The new notes will rank equally in right of payment with our other senior indebtedness.

•	The Series A-2 new notes are expected to be listed on the Buenos Aires Stock Exchange and the Mercado Abierto Electrónico. The Series B-2 new notes will not be listed on any stock exchange.

The Exchange Offer

•	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005 unless extended.

•	We will exchange all old notes that are validly tendered and not validly withdrawn.

•	You may withdraw tenders of old notes at any time before 5:00 p.m., New York City time, on the date of the expiration of the exchange offer.

•	We will pay the expenses of the exchange offer.

•	We will not receive any proceeds from the exchange offer.

•	No dealer-manager is being used in connection with the exchange offer.

•	The exchange of old notes for new notes will not be a taxable exchange for U.S. federal income tax purposes.

See "Risk Factors" beginning on page 16 for a discussion of factors that you should consider in connection with this exchange offer and an exchange of old notes for new notes. We are not asking you for a proxy, and you are requested not to send us a proxy.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2005

DISCLAIMER

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from the information contained in this prospectus. We are offering the new notes only in jurisdictions where offers are permitted. This prospectus does not constitute an offer or solicitation to exchange any old notes by any person in any jurisdiction in which it is unlawful for such person to receive such an offer or solicitation.

This prospectus incorporates important business and financial information that is not included in or delivered with the document. We have filed with the SEC a registration statement on Form F-4 under the Securities Act relating to the offering of the new notes. This prospectus is a part of that registration statement. As described in "Where You Can Find More Information," you may obtain from the SEC a copy of the registration statement and exhibits that we have filed with the SEC. The registration statement may contain additional information that may be important to you. Statements made in this prospectus about legal documents may not necessarily be complete, and you should read it together with the documents filed as exhibits to the registration statement or otherwise filed with the SEC.

You should consult with your own advisors as to legal, tax, business, financial and related aspects of the exchange offer. You must comply with all laws applicable in any place in which you participate in the exchange offer or buy, offer or sell the new notes or possess or distribute this prospectus, you must obtain all applicable consents and approvals, and we will have no responsibility for any of the foregoing legal requirements.

i

When issued, the new notes will constitute obligaciones negociables under Argentine Law No. 23,576, as amended by Argentine Law No. 23,962, to which we refer as the "negotiable obligations law", and will be entitled to the benefits set forth therein and subject to the procedural requirements thereof.

Each broker-dealer that receives new notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of new notes received in exchange for old notes that had been acquired as a result of market-making or other trading activities. We have agreed that, for a period of 90 days after the expiration date of the exchange offer, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer for use in connection with any such resale. Any broker-dealer required to use this prospectus and any amendments or supplements to this prospectus for resales of the new notes must notify us of this fact by checking the box on the letter of transmittal requesting additional copies of these documents. Notwithstanding the foregoing, we are entitled under the registration rights agreements to suspend the use of this prospectus by broker-dealers under specified circumstances. See "Plan of Distribution".

The contents of the La Serenísima web site (www.laserenisima.com.ar) are not part of this prospectus.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

This prospectus contains certain "forward-looking statements" within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, to which we refer as the "Exchange Act". Some of these forward-looking statements include forward-looking phrases such as "anticipates", "believes", "could", "estimates", "expects", "foresees", "intends", "may", "should" or "will continue", or similar expressions or the negatives thereof or other variations on these expressions, or similar terminology, or discussions of strategy, plans or intentions. These statements also include descriptions in connection with, among other things,

•	changes in general economic, business, political or other conditions in Argentina or Latin America;

•	changes in capital markets in general that may affect policies or attitudes towards Argentina or Argentine companies;

•	cyclical changes in the demand for our products;

•	changes in pricing policies by us or our competitors;

•	changes in the cost of our principal raw materials;

•	the effects of acquisitions we might make;

•	our level of debt;

•	changes in operating expenses or the need for additional capital expenditures;

•	economic and political developments in Argentina (including the effects of the devaluation of the Peso and restrictions on payments abroad) and actions by governmental authorities that may affect us;

•	the effect of inflation and currency volatility on our financial condition and results of operations;

•	the implementation of our business strategy;

•	the impact of actions taken by our competitors and other third parties, including courts and other governmental authorities;

•	our ability to continue as a going concern and remain solvent;

•	our ability to repay our indebtedness on a timely basis in accordance with its terms; and

•	anticipated revenues, capital expenditures, future cash flows and financing requirements.

Such statements reflect our current views regarding future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements that forward-looking statements may express or imply, including:

•	the economic and political instability of Argentina;

•	the Argentine government's insolvency;

•	changes in inflation;

•	the devaluation and volatility of the Peso and fluctuations in the currency exchange rates between the Peso and other currencies;

•	our ability to successfully refinance our financial obligations when they become due;

•	the outcome of pending legal claims against us; and

•	the matters discussed under "Risk Factors".

Some of these factors are discussed in more detail in this prospectus, including under "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations"

and "Our Business". If one or more of these risks or uncertainties affects future events and circumstances, or if underlying assumptions do not materialize, actual results may vary materially from those described in this prospectus as anticipated, believed, estimated or expected. We have no plans to update any industry information or forward-looking statements set out in this prospectus and have no obligation to update any such statements.

ENFORCEMENT OF CIVIL LIABILITIES

We are a stock corporation, or sociedad anónima, organized under the laws of Argentina. All of our directors, alternate directors, statutory auditors and officers are residents of Argentina. Substantially all of our assets and the assets of these persons are located in Argentina or elsewhere outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon such persons or to enforce against them or us in the United States judgments predicated upon the civil liabilities provisions of the federal securities laws of the United States. Our Argentine counsel has advised us that there is doubt that Argentine courts will enforce in all respects judgments obtained in United States courts predicated solely upon the civil liability provisions of the federal securities laws of the United States or enforce liabilities against such persons or us in original actions brought in Argentine courts predicated solely upon the federal securities laws of the United States.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

We prepare our financial statements in accordance with accounting principles adopted by the Professional Council in Economic Sciences of the Autonomous City of Buenos Aires, to which we refer as "CPCECABA", and in accordance with the accounting regulations adopted by the Comisión Nacional de Valores, or the Argentine National Securities Commission, applicable to all public companies in Argentina, to which we collectively refer as "Argentine GAAP".

This prospectus contains our unaudited consolidated financial statements for the nine-month periods ended September 30, 2004 and September 30, 2003 and our audited consolidated financial statements for the years ended December 31, 2003, 2002 and 2001. See "Summary—Selected Financial Information" for information relating to the presentation of our financial information and related matters. Financial information included herein has been restated for inflation as of February 2003. See "Summary—Selected Financial Information".

We refer to United States dollars as "U.S.$", "U.S. Dollars" or "Dollars", to Argentine pesos as "Ps.", "Pesos", "Argentine Pesos" or "$" and to the currency of the European Economic and Monetary Union as "Euros". References to "billions" are to thousands of millions.

We maintain our financial books and records and publish our financial statements in Argentine pesos.

Certain amounts that appear in this prospectus (including percentage amounts) may not add up due to rounding. The exchange rate on January 18, 2005 was Ps.2.94 = U.S.$1.00. See "Exchange Rates".

PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before making a decision as to whether to participate in the exchange offer. This prospectus contains important information about us. It may not contain all of the information that is important to you. We urge you to read carefully and review the entire prospectus to fully understand the terms of the new notes and the exchange offer.

Overview of our Business

Introduction

We are the leading processor and distributor of fresh dairy products in Argentina. We process and distribute a broad line of fresh dairy products, including fluid milk, cream and butter, as well as long-life dairy products, including cheese, powdered milk and caramelized condensed milk, which is known in Argentina as dulce de leche. We market our dairy products under several brand names, including La Serenísima, La Armonía and Fortuna. We also package some of our products under the brands of certain of our major clients and deliver them to those clients for sale by them to their own customers, a strategy which we believe provides us with flexibility in competing in different market sectors. La Serenísima and several of our other brand names have enjoyed a high level of recognition throughout Argentina for over 30 years. According to several independent marketing surveys conducted over the last few years, our La Serenísima brand has consistently ranked among the leaders in brand image among all consumer brands in Argentina. During 2003 and the nine-month period ended September 30, 2004, we had a market share of approximately 56.6% and 57.8%, respectively, of the Argentine fluid milk market in terms of physical volume.

We and our predecessor businesses have been actively engaged in the dairy industry for over 75 years. During such period we have been under the control of members of the Mastellone family. Our registered address is Encarnación Ezcurra 365, 2nd Floor, Suite 310, Buenos Aires, Argentina and our telephone number is (5411) 4318-5000.

For the year ended December 31, 2003, we had net sales of Ps.1,130.1 million and a net loss of Ps.185.6 million. For the nine-month period ended September 30, 2004, we had net sales of Ps.998.6 million and a net income of Ps.129.5 million.

In this prospectus, the terms "we" and "us" refer to Mastellone Hermanos S.A. and its subsidiaries unless the context otherwise requires.

Payment Default and Restructuring

The continuing economic crisis in Argentina described under "Risk Factors—Risk Factors Relating to Argentina" and "—Risk Factors Relating to Us" has had a material adverse effect on our operations. The devaluation in 2002 of the Peso caused the Peso value of our indebtedness denominated in other currencies to increase significantly, resulting in significant foreign exchange losses and a significant increase, in Peso terms, in our debt service requirements. At the same time, our cash-flow was and continues to be substantially Peso-denominated. Furthermore, we experienced a reduction in sales volumes and operating margins due to a significant reduction in the production in Argentina of our principal raw material (milk) and the resulting substantial increase in its price. These developments caused us to announce on March 1, 2002 the suspension of principal and interest payments on all our financial debt.

In March 2002, we appointed Greenwich Investments, to which we refer as "Greenwich", as our financial advisor principally to advise us on providing information about us to our creditors pending the development and presentation to our creditors of a restructuring plan for our financial debt. On July 25, 2002, we appointed Banc of America Securities LLC and Bank of America, N.A., Buenos

Aires Branch, to which we refer collectively as "Bank of America", as our financial advisors in connection with the restructuring of our unsecured financial debt and, concurrently with that appointment, we extended the term of our appointment of Greenwich. In October 2002, we presented to various creditors (principally holders of our 11.75% senior notes due 2008, to which we refer as our "original notes", and our debt originally issued to commercial banks, to which we refer as our "original bank debt" and, together with our original notes, as our "original debt") an analysis of our economic and financial situation and our basic ideas for the restructuring of our original debt.

In December 2002, a group of holders of our original notes informed us of the formation of a committee consisting of holders of our original notes, to which we refer as the "Noteholders Committee". The Noteholders Committee was comprised of Brunswick UBS Warburg, Cargill Financial, Fintech, UBS Warburg and W.R. Huff Asset Management. In August 2002, a group of holders of our original bank debt informed us of the formation of an informal committee of the holders of our original bank debt. By February 2003, this informal committee had been formally organized into a committee, to which we refer as the "Bank Committee", composed of Banco Société Générale, Credit Lyonnais and HypoVereinsbank.

In February 2003, following the execution of confidentiality agreements, we presented to the Noteholders Committee and the Bank Committee, to which we refer collectively as the "Committees", our ideas for restructuring our unsecured financial debt. On May 2, 2003 we met with the Noteholders Committee, on May 5, 2003 we met with certain of our secured creditors and on May 6, 2003 we met with the Bank Committee, in each case to present more developed ideas for restructuring our original debt. After such meetings, both Committees appointed their own financial advisors to review our overall economic and financial condition.

From August to December 2003, we met or had conference calls with both Committees to discuss the restructuring of our unsecured financial debt. During September 2003, we delivered a preliminary restructuring proposal to both Committees. Our objective in our meetings with the Committees was to attempt to reach an understanding with a broad base of creditors before launching publicly any formal proposal for restructuring our original debt. In those meetings and conference calls we had extensive discussions regarding the terms of the preliminary proposal we delivered during September 2003 and the terms and conditions that the Committees requested be included in any restructuring.

During 2004, we continued our negotiations with the Noteholders Committee and the Bank Committee and in August 2004 reached an agreement through them with holders of approximately U.S.$186.4 million (82.8%) principal amount of our original notes and U.S.$104.0 million (100%) principal amount of our original bank debt to participate in an offer to exchange or purchase our original debt on the terms subsequently set forth in our offering memorandum and proxy solicitation statement dated September 16, 2004. On October 22, 2004, we accepted tenders of U.S.$217.9 million of our original notes and U.S.$104.0 million of our original bank debt, which represented approximately 97.8% of our original debt, and we exchanged that original debt for approximately U.S.$51 million in cash, U.S.$157.2 million of old notes and approximately U.S.$79.7 million of floating rate bank debt, to which we refer as "floating rate debt". We refer to these transactions as our "restructuring".

We have conducted separate negotiations with our secured financial creditors, which held about 3% of our total financial debt as of September 30, 2003. On November 7, 2003, we reached an agreement with Rabobank Curaçao N.V. to restructure our secured debt then amounting to approximately U.S.$4.85 million held by it as of September 30, 2003. That debt had matured on April 30 and October 30, 2002 and was secured by a mortgage on our principal powdered milk plant and a pledge of the assets in that plant which had a book value of Ps.47.4 million as of September 30, 2003. This agreement provides for a reduction of interest rates and for the payment of principal in quarterly installments, the last of which will be due on June 30, 2006. The original mortgage and a pledge remain as collateral for the restructured debt. In addition, on April 6, 2004, we reached an agreement with Credit Lyonnais S.A. (Paris, France) to restructure secured debt amounting to Euros

636,659.28. This debt had matured and was secured by a pledge of certain tanks used by us to transport milk. This agreement provides for a reduction of interest rates and for the payment of principal in semiannual installments, the last of which will be due on October 6, 2005. The original pledge remains as collateral for the restructured debt. On June 3, 2004, we reached an agreement with Calyon, as successor of Credit Lyonnais, and Eksport Kredit Fonden to restructure secured debt amounting to approximately U.S.$9.85 million. That debt was secured by a pledge of a cheese plant bought from APV Nordic Dairy A/S. This agreement provides for a reduction of interest rates and for the payment of principal in semiannual installments, the last of which will be due on March 30, 2010. It also provides for the selling of the plant and a further reduction of the refinanced debt if the sale is achieved. The original pledge remains as collateral for the restructured debt.

Change in Independent Registered Accounting Firm

Our audited consolidated balance sheets as of December 31, 2003, 2002 and 2001 and our audited consolidated statements of operations and statements of cash flow for the years ended December 31, 2003, 2002 and 2001 have been audited by Deloitte & Co., S.R.L. ("Deloitte"), an independent registered accounting firm. Deloitte has been and currently is independent in accordance with the rules and regulations effective in the Republic of Argentina. However, Deloitte is not currently independent under Regulation S-X of the Exchange Act. As a result, the Company has not engaged Deloitte to audit its consolidated financial statements for the year ended December 31, 2004. On December 13, 2004, we hired BDO Becher Lichtenstein y Asociados, an independent registered accounting firm, to review our interim condensed consolidated financial statements for the nine-month periods ended September 30, 2004 (included in this registration statement) and to audit our consolidated financial statements for the year ended December 31, 2004. It is our intention to file an amendment to our registration statement to include our audited consolidated financial statements for the year ended December 31, 2004 prior to requesting effectiveness from the Commission.

The Exchange Offer

On October 22, 2004, we issued U.S.$157,190,000 aggregate principal amount of old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The old notes were divided into two series: Series A-1 aggregating U.S. $154,020,000 in principal amount, to which we refer as "Series A-1 old notes", and Series B-1 aggregating U.S. $3,170,000 in principal amount, to which we refer as "Series B-1 old notes". This exchange offer relates to the exchange of up to U.S.$157,190,000 aggregate principal amount of new notes for an equal aggregate principal amount of old notes. The form and terms of the new notes are the same as the form and terms of the old notes, except that the new notes, having been registered under the Securities Act, will not contain terms with respect to transfer restrictions. In addition, following completion of this exchange offer, none of the old notes will be entitled to the benefits of the registration rights agreement relating to contingent increases in the interest rate applicable to the old notes. See "The Exchange Offer—Terms of the Exchange Offer".

Securities Offered	We are offering up to U.S.$157,190,000 aggregate principal amount of new notes which will have been registered under the Securities Act. The new notes will be divided into two series: Series A-2 aggregating U.S. $154,020,000 in principal amount and Series B-2 aggregating U.S. $3,170,000 in principal amount, to which we refer as "Series A-2 notes" and "Series B-2 notes", respectively.

The Exchange Offer	We are offering to issue Series A-2 notes in exchange for a like principal amount of Series A-1 old notes, and Series B-2 notes in exchange for a like principal amount of Series B-1 old notes. We refer to the old notes and the new notes together as the "8% notes". We are offering the new notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions exempt from registration under the Securities Act.

The Series A-1 old notes and the Series B-1 old notes were substantially identical except that Series A-1 old notes were initially issued to holders of our original notes, as listed on the Buenos Aires Stock Exchange and the Mercado Abierto Electrónico to which we refer as the "MAE", and are not subject to withholding taxes while the Series B-1 old notes were initially issued to holders of our original bank debt, were not listed on the Buenos Aires Stock Exchange or the MAE and do not benefit from Series A-1 tax benefits, specifically exemption from withholding taxes as the original bank debt was not initially issued pursuant to a public offer under Argentine law.

Resale of the New Notes	We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act if you can make certain representations. However, if you are a broker-dealer that acquired the old notes from us upon their issuance with an intent to distribute those old notes and not as a result of market-making activities or are an "affiliate" (as that term is defined in Rule 405 of the Securities Act) of ours, you will not be eligible to participate in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of your new notes.

Tenders, Expiration Date, Withdrawal	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005 unless it is extended. We refer to such date, as it may be extended, as the "expiration date". If you decide to tender your old notes in the exchange offer, you may withdraw them at any time prior to , 2005. If we decide for any reason not to accept any of your old notes for exchange, they will be returned to you without expense to you promptly after the exchange offer expires.

Argentine Tax Considerations	Your exchange of old notes for new notes in the exchange offer is not subject to stamp tax. See the section of this prospectus entitled "Taxation—Argentine Tax Considerations" for further details.

United States Federal Income Tax Considerations	Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for U.S. federal income tax purposes. See the section of this prospectus entitled "Taxation—United States Federal Income Tax Considerations" for further details.

Accrued Interest	Interest accrued on the old notes accepted for exchange will not be payable under such old notes but will instead be payable under the new notes for which such old notes were exchanged. Consequently, holders who exchange their old notes for new notes will receive the same interest payment on each interest payment date following the issue of the new notes that they would have received had they not accepted the exchange offer.

Exchange Agent	The Bank of New York

Procedures for Tendering the Old Notes	If you wish to tender old notes, you must complete and sign the letter of transmittal or send a timely confirmation of a book-entry transfer of old notes to the exchange agent, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver the required documents to the exchange agent at its address set forth in the letter of transmittal for receipt on or before the expiration date.

In addition, either certificates for old notes must be received by the exchange agent along with the letter of transmittal or a timely confirmation of a book-entry transfer of old notes into the exchange agent's account at The Depository Trust Company ("DTC"), pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent on or before the expiration date.

If you do not validly withdraw your tender of old notes on or before the expiration date, it will indicate an agreement between you and us that you have agreed to tender the old notes in accordance with the terms and conditions of the letter of transmittal.

Special Procedures for Beneficial Owners	If you beneficially own the old notes and you hold those old notes through a broker, dealer, commercial bank, trust company or other nominee and you want to tender your old notes, you should contact that nominee promptly and instruct it to tender your old notes on your behalf.

Failure to Tender the Old Notes	If you fail to tender your old notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require us to register your old notes or to pay you additional interest.

Our New Notes

Issuer	Mastellone Hermanos S.A.

Title	8% Collateralized Senior Notes due 2012.

Series	The new notes will be issued in two series, Series A-2 and Series B-2, which will be substantively identical in all respects to the Series A-1 old notes and the Series B-1 old notes, respectively. The Series A-2 notes and Series B-2 notes will be represented by global certificates in fully registered form. All references herein to the new notes are to the Series A-2 notes and/or the Series B-2 notes, as appropriate.

Maturity Date	June 30, 2012.

Collateral	The new notes, together with our old notes that are not exchanged for new notes pursuant to the exchange offer, have been secured on a first priority basis by a pledge to the collateral agent by our shareholders of 32.51% of our shares. The pledge agreement under which such pledge has been made provides that an affirmative vote of holders representing a majority of the outstanding principal amount of the 8% notes will be required to instruct the collateral agent to exercise remedies and otherwise to act under the pledge agreement.

Subsidiary Guarantee	Our subsidiaries, Leitesol Industria e Comercio S.A., Mastellone San Luis S.A. and Promas S.A., to which we refer as "subsidiary guarantors", will guarantee our new notes under a guarantee, to which we refer as a "subsidiary guarantee", which will limit the liability of the guarantor to the highest amount that would be valid and enforceable and not subordinated to the claims of other creditors of the guarantor under any corporate, bankruptcy, insolvency, reorganization or other law affecting creditors' rights generally.

Mandatory Redemption from Cash Flow	We will, on each June 30, commencing with June 30, 2006, to each of which dates we refer as an "Excess Cash Redemption Date", upon at least 30 days' prior notice to the Trustee,

•	apply any Excess Cash (as defined in "Description of the New Notes") for the preceding fiscal year to redeem at par each 8% note in an amount up to the principal amount of the Subsequent Notes (as defined in "Description of the New Notes") issued in payment of interest on such 8% note as contemplated by "—Limited Right to Capitalize Interest" below and

•	provided that Excess Cash for such preceding fiscal year exceeds by at least U.S.$1 million or its equivalent the amount applied on such Excess Cash Redemption Date pursuant to the first bullet, apply to redeem ratably and at par a principal amount of the 8% notes equal to 75% of (x) Excess Cash for such preceding fiscal year minus (y) the amount so applied pursuant to the first bullet. See "Description of the New Notes".

Interest	The 8% notes will accrue interest from July 31, 2004 or from the last date to which interest has been paid on the old notes at a rate of 8% per annum, payable in cash (except as expressly provided below) semi-annually in arrears on June 30 and December 31, commencing on June 30, 2005. Interest on the 8% notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Limited Right to Capitalize Interest	On any interest payment date occurring prior to 2007, we may, in lieu of a portion of the cash interest payment due and payable on such interest payment date, upon 15 days' prior written notice to the Trustee, elect to issue Subsequent Notes in an aggregate principal amount not to exceed the lesser of

•	2% of the principal amount of the 8% notes (exclusive of the Subsequent Notes) outstanding on the applicable Regular Record Date (as defined in "Description of the New Notes") and

•	the difference between U.S.$10 million minus the amount of interest previously paid on the 8% notes by the issuance of Subsequent Notes in accordance with this paragraph;

provided that during 2006 the first bullet point will not be applicable. Each notice to the Trustee pursuant to this paragraph will specify the amount of interest we have elected be paid pursuant to this paragraph. In no event will the aggregate amount of interest so paid exceed U.S.$10 million. Interest paid on the 8% notes pursuant to this paragraph will be paid ratably according to the amounts of interest owing thereon and each Subsequent Note issued to pay interest on an 8% note pursuant to this paragraph will be of the same Type (as defined in "Description of the New Notes") as such 8% note.

Currency	U.S. Dollars.

Ranking	The new notes will be our senior obligations and, in any bankruptcy or insolvency proceeding under Argentine law, the indebtedness evidenced by the new notes will rank pari passu in right of payment with all our existing and future senior unsecured obligations (other than obligations preferred by statute or operation of law). The new notes and the old notes are secured by a pledge of our shareholders of 32.51% of our shares of common stock; however, the new notes and the old notes are not secured by any of our assets.

Additional Amounts	We generally will pay such additional amounts as may be necessary so that the amount received by holders of the new notes after tax-related withholdings or deductions in relation to the new notes will not be less than the amount that holders of the new notes would have received in the absence of the withholding or deduction. See "Description of the New Notes—Additional Amounts".

Optional Redemption	We may redeem the new notes, at our option, in whole or in part, at any time or from time to time, at par plus interest accrued to the redemption date on the amount redeemed. Any such redemption will be made on a pro rata basis among all holders of the new notes.

Certain Covenants	We will issue the new notes under the indenture. The indenture, among other things, requires us to provide certain reports to holders and limit our ability and the ability of our Restricted Subsidiaries (as defined in "Description of the New Notes") to:

•	borrow money;

•	pay dividends on stock, redeem stock or redeem subordinated debt;

•	make investments;

•	sell capital stock of subsidiaries;

•	guarantee other indebtedness;

•	enter into agreements that restrict dividends or other distributions from Restricted Subsidiaries;

•	enter into transactions with unrestricted subsidiaries and affiliates;

•	create or assume liens;

•	engage in mergers or consolidations;

•	enter into a sale of all or substantially all of our assets; and

•	prepay the floating rate debt.

Repurchase of 8% Notes upon a Change of Control or Certain Sales of Assets	Upon a change of control, holders of the 8% notes will have the right to require us to offer to purchase the 8% notes at a price equal to 101% of the aggregate principal amount of the 8% notes, plus accrued and unpaid interest. In addition, under certain circumstances, we will be required to offer to purchase the 8% notes at par plus accrued and unpaid interest with the proceeds of certain asset sales. See "Description of the New Notes".

Events of Default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the new notes, see "Description of the New Notes—Events of Default".

Form and Denomination	The Series A-2 notes and Series B-2 notes will initially be issued only in the form of one or more global notes issued in exchange for old notes. See "Description of the New Notes—Book-Entry, Delivery and Form". Each global note will be deposited with DTC, in each case for credit to the account of a direct or indirect participant of DTC. Investors in the global notes that are participants in DTC may hold their interests in the global notes directly through DTC. Investors in the global notes that are not participants in DTC may hold their interest indirectly through organizations that are participants in DTC. Interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants, including Euroclear and Clearstream Luxembourg.

The new notes will be issued in denominations of U.S.$1,000 and multiples thereof.

Listing	The Series A-2 notes are expected to be listed on the Buenos Aires Stock Exchange and the MAE. The Series B-2 notes will not be listed on any stock exchange.

Governing Law	Law of the State of New York for the indenture, the new notes and the subsidiary guarantees.

Law of Argentina for the pledge agreement.

Governing Instruments	The new notes and the subsidiary guarantees will be issued pursuant to the indenture dated as of October 22, 2004 among the Trustee, the collateral agent, the subsidiary guarantors and us.

The pledge by our shareholders of our capital stock as collateral for the old notes and new notes was and will be effected pursuant to a pledge agreement among them, The Bank of New York, as exchange agent, and the collateral agent, to which we refer as the pledge agreement.

Trustee, Co-Registrar and Principal Paying Agent under the Indenture	The Bank of New York.

Trustee's Representative in Argentina, Registrar and Paying Agent under the Indenture	Banco Río de la Plata S.A.

Collateral Agent under the Pledge Agreement	Banco Río de la Plata S.A.

Summary Financial Information

Introduction

The following tables set forth certain of our financial data for the nine-month periods ended September 30, 2004 and 2003 and for the years ended December 31, 2003, 2002, 2001, 2000 and 1999. These financial data should be read in conjunction with, and are qualified in their entirety by, our financial statements for the nine-month periods ended September 30, 2004 and 2003 and for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations". These financial data have been derived from such financial statements. Our results of operations for the nine-month period ended September 30, 2004 are not necessarily indicative of the results that may be expected for the full year ended December 31, 2004. Our interim financial data for the nine-month periods ended September 30, 2004 and 2003 are unaudited. In our management's opinion, our interim financial data include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of our results for the interim periods.

We maintain our financial books and records and publish our financial statements in Pesos. We prepare our financial statements in accordance with Argentine GAAP. Our financial statements included herein contain a reconciliation to accounting principles generally accepted in the United States of America, to which we refer as "U.S. GAAP", of our shareholders' equity and net (loss) income. Our financial statements for the nine-month periods ended September 30, 2004 and 2003 and for the years ended December 31, 2003, 2002 and 2001 are included in this prospectus.

Inflation Accounting

Prior to September 1, 1995, to account for the effects of inflation in Argentina and in accordance with Argentine GAAP, our financial statements were periodically restated based on changes in the Argentine general level wholesale price index published by the National Institute of Statistics and Census. On August 15, 1995, the Argentine government issued Decree No. 316/1995 discontinuing the requirement that financial information be restated for inflation for any date or period after August 31, 1995. Effective as of September 1, 1995, as required by General Resolution No. 272 of the Argentine National Securities Commission, we discontinued the inflation restatement methodology into constant Pesos, maintaining the effects of inflation accounted for in the prior periods.

As a result of the inflationary environment in Argentina (there was an increase in the applicable index for restatement of financial statements (wholesale prices) of 118% in the period from January through December 31, 2002) and the conditions created by the Public Emergency Law, the CPCECABA approved on March 6, 2002 Resolution Mesa Directiva, to which we refer as "MD", No. 3/2002 applicable to financial statements for fiscal years or interim periods ending on or after March 31, 2002 and requiring the reinstatement of inflation accounting in financial statements in accordance with the guidelines contained in Technical Resolution No. 6 (including the changes recently incorporated by Technical Resolution No. 19) issued by the Argentine Federation of Professional Councils in Economic Science (Federación Argentina de Consejos Profesionales de Ciencias Económicas) adopted by Resolution Consejo Directivo, to which we refer as "CD", No. 262/01 of the CPCECABA, and providing that all recorded amounts restated by changes in general purchasing power through August 31, 1995, as well as those arising between that date and December 31, 2001, are considered to be stated in constant currency as of December 31, 2001.

On July 16, 2002, the Argentine government issued Decree No. 1,269/02 repealing Decree No. 316/95 and instructing the Argentine National Securities Commission, among others, to issue the necessary regulations for the preparation of financial statements in constant currency. On July 25, 2002, under Resolution No. 415/02, the Argentine National Securities Commission reinstated the requirement that financial statements for periods beginning after December 31, 2001 be prepared in constant currency.

On March 25, 2003, Decree No. 664/03 rescinded the requirement that financial statements for periods ending after that date be prepared in constant currency. On April 8, 2003, the Argentine National Securities Commission issued Resolution No. 441/03 discontinuing inflation accounting as from March 1, 2003. This decision was not in accordance with current professional accounting rules which required restatement to recognize the effects of inflation until September 30, 2003.

As a result of the foregoing, our financial statements for the nine-month period ended September 30, 2003 and for the years ended December 31, 2003, 2002 and 2001 and our financial data for the nine-month period ended September 30, 2003 and for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 included herein for comparative purposes have been restated or adjusted for inflation through February 28, 2003. Effective March 1, 2003, we discontinued the restatement of our financial statements to reflect the effects of inflation.

Miscellaneous

Unless otherwise indicated, our balance sheets and statements of operations use the exchange rates as of each relevant date or period-end quoted by Banco de la Nación Argentina. The rates quoted by Banco de la Nación Argentina for such exchange rates were Ps.2.981 per U.S.$1.00 and Ps.3.705 per Euro on September 30, 2004. The reader should not construe the translation of currency amounts in this prospectus to be representations that the Peso amounts actually represent U.S. Dollar or Euro amounts or that any person could convert the Peso amounts into U.S. Dollars or Euros at the rate indicated or at any other exchange rate. See "Exchange Rates" for information regarding exchange rates. See also "Presentation of Financial and Other Information" above.

Certain amounts and ratios set forth in the following table (including percentage amounts) have been rounded up or down in order to facilitate the footing of tables in which they are included. The effect of such rounding is not material. Such amounts, as so rounded, are also used in the text of this prospectus.

	Year Ended December 31,					Nine-month Period Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
	(in millions of Pesos)(1)
Statement of Operations Data
Argentine GAAP
Net Sales	1,598.0	1,528.7	1,426.0	1,178.9	1,130.1	829.1	998.6
Cost of Sales	(1,189.4)	(1,097.4)	(1,087.9)	(930.5)	(945.4)	(695.4)	(823.4)
Gross Profit	408.6	431.3	338.1	248.4	184.7	133.7	175.2
Expenses:
Selling	(328.4)	(316.5)	(284.5)	(191.4)	(175.6)	(129.7)	(156.8)
General & Administrative & Other Expenses	(76.3)	(81.1)	(64.6)	(61.1)	(53.7)	(39.9)	(40.9)
Operating Income	3.9	33.7	(11.0)	(4.1)	(44.6)	(35.9)	(22.5)
Other Income (Expenses), net	29.3	(9.1)	(13.4)	(22.0)	(23.5)	(14.0)	(18.0)
Equity in Results of Unconsolidated Entities (2)	(3.5)	(0.1)	0.8	(1.1)	0.8	0.0	0.0
Interest Expense	(71.6)	(82.7)	(83.7)	(94.0)	(124.4)	(90.9)	(104.3)
Interest Income	14.8	7.9	8.6	7.7	7.9	7.3	1.9
Financial & Holding Results	(52.3)	(18.2)	(19.9)	68.5	(1.9)	25.2	(17.0)
Income (Loss) before Income Tax, Minority Interest and Extraordinatry Items	(79.4)	(68.5)	(118.6)	(45.0)	(185.7)	(108.3)	(159.9)
Income Tax	(1.6)	(1.5)	0.0	0.0	0.2	0.1	(0.2)
Minority Interest	0.2	1.1	0.4	0.3	(0.1)	(0.1)	0.0
Income (Loss) before Extraordinary Items	(80.8)	(68.9)	(118.2)	(44.7)	(185.6)	(108.3)	(160.1)
Extraordinary Items, net	115.3	0.0	0.0	(258.2)	0.0	0.0	289.6
Net Income (Loss)	34.5	(68.9)	(118.2)	(302.9)	(185.6)	(108.3)	129.5

	Year Ended December 31,					Nine-month Period Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
	(in millions of Pesos)(1)
Earnings (loss) per common share:
Ordinary earnings (loss)	(0.20)	(0.17)	(0.29)	(0.11)	(0.45)	(0.26)	(0.39)
Extraordinary earnings (loss)	0.28	—	—	(0.63)	—	—	0.71
Total earnings (loss)	0.08	(0.17)	(0.29)	(0.74)	(0.45)	(0.26)	0.32
U.S. GAAP
Income (Loss) before extraordinary items and cumulative effect of change in accounting principle	n/a	n/a	(617.2)	(91.1)	(41.4)	32.0	(155.8)
Extraordinary items	n/a	n/a	—	—	—	—	1.1
Net Income (Loss) before cumulative effect of change in accounting principle	n/a	n/a	(617.2)	(91.1)	(41.4)	32.0	(154.7)
Cumulative effect of change in accounting principle	n/a	n/a	—	(53.0)	—	—	—
Net Income (Loss)	n/a	n/a	(617.2)	(144.1)	(41.4)	32.0	(154.7)
Earnings (loss) per common share:
Income (loss) before cumulative effect of change in accounting principle and extraordinary items	n/a	n/a	(1.51)	(0.22)	(0.10)	0.08	(0.38)
Extraordinary items	n/a	n/a	—	—	—	—	0.00
Income (loss) before cumulative effect of change in accounting principle	n/a	n/a	(1.51)	(0.22)	(0.10)	0.08	(0.38)
Cumulative effect of change in accounting principle	n/a	n/a	—	(0.13)	—	—	—
Net income (loss)	n/a	n/a	(1.51)	(0.35)	(0.10)	0.08	(0.38)

Other Data
Argentine GAAP
Capital Expenditures	371.6	169.5	93.8	21.2	19.1	13.8	23.4
Cash Flows from:
Operating Activities	13.3	(8.5)	187.8	113.0	59.4	77.7	101.8
Investment Activities	(122.9)	(143.6)	(112.3)	(12.3)	(10.8)	(13.5)	(19.2)
Financing Activities	174.5	66.8	(58.0)	(23.0)	(6.5)	(4.7)	(4.5)
Increase (decrease) in cash and cash equivalents	64.9	(85.2)	17.0	77.7	42.1	59.6	78.1
Cash and cash equivalents at beginning of year	41.9	106.8	21.6	38.6	116.3	116.5	158.6
Cash and cash equivalents at end of year/period	106.8	21.6	38.6	116.3	158.4	176.0	236.7
U.S. GAAP
Cash Flows from:
Operating Activities	n/a	n/a	108.4	90.5	55.1	73.6	100.1
Investment Activities	n/a	n/a	(112.8)	(12.3)	(10.8)	(13.5)	(19.2)
Financing Activities	n/a	n/a	21.4	(0.6)	(2.2)	(0.6)	(2.9)
Increase in cash and cash equivalents	n/a	n/a	17.0	77.7	42.1	59.5	78.1
Cash and cash equivalents at beginning of year	n/a	n/a	21.6	38.6	116.3	116.5	158.6
Cash and cash equivalents at end of year/period	n/a	n/a	38.6	116.3	158.4	176.0	236.7

Other Ratios
Argentine GAAP
Ratio of Earnings to Fixed Charges (3)	—	1.236	—	—	—	—	—
Ratio of Total Debt to Capitalization	51.5%	44.1%	48.5%	70.6%	77.9%	73.4%	68.4%

	Year Ended December 31,					Nine-month Period Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
	(in millions of Pesos)(1)
Current Ratio (4)	1.16	1.75	1.12	0.78	0.72	0.77	1.14
Solvency Ratio (5)	0.44	0.58	0.49	0.42	0.28	0.36	0.46
Ratio of Non-current Assets to Total Assets	0.72	0.74	0.73	0.78	0.72	0.73	0.69
Profitability (Return on shareholder's equity)	4.4%	-7.6%	-13.0%	-43.6%	-41.2%	n/a	n/a
U.S. GAAP
Ratio of Earnings to Fixed Charges (3)	n/a	n/a	—	—	—	2.127	—

Balance Sheet Data
Argentine GAAP
Cash and Cash Equivalents	38.9	21.6	38.6	116.3	158.4	176.0	236.7
Property, Plant & Equipment	1,362.8	1,327.9	1,280.7	1,490.1	1,243.7	1,268.3	1,091.0
Total Assets	2,205.0	2,082.6	2,044.7	2,061.6	1,863.0	1,872.0	1,821.2
Total Debt	895.1	765.3	795.4	1,304.4	1,261.8	1,209.3	1,052.3
Total Liabilities	1,352.3	1,104.8	1,192.2	1,512.5	1,501.2	1,429.0	1,334.4
Shareholders' Equity	844.4	970.6	846.0	543.1	357.4	438.7	486.9
U.S. GAAP
Shareholders' Equity (Deficit)	n/a	n/a	293.5	149.5	108.1	181.5	(46.7)

(1)	The requirement to restate in constant pesos to recognize the effects of inflation was suspended as of March 1, 2003. All of the figures in the table, corresponding to the fiscal years 1999 through 2003 and for the nine-month periods ended September 30, 2003 and 2004 are stated in constant pesos of February 2003.

(2)	Reflects our unconsolidated subsidiaries and other long-term investments.

(3)	Earnings is defined as the sum of (a) pretax income or loss before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees minus the sum of (a) interest capitalized and (b) minority interest in pretax income of subsidiaries that have not incurred fixed charges. Fixed charges includes (a) interest expensed or capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) an estimate of the interest within rental expense.

The deficiency of earnings to cover fixed charges as determined under Argentine GAAP for the year ended December 31, 1999 was Ps. 120.8 million, for the year ended December 31, 2000 was Ps. 71.9 million, for the year ended December 31, 2001 was Ps. 95.7 million, for the year ended December 31, 2002 was Ps. 99.2 million, for the year ended December 31, 2003 was Ps. 168.3 million, for the nine months ended September 30, 2003 was Ps. 126.8 million and for the nine months ended September 30, 2004 was Ps. 126.8 million. The deficiency of earnings to cover fixed charges as determined under U.S. GAAP for the year ended December 31, 2001 was Ps. 93.6 million, for the year ended December 31, 2002 was Ps. 261.5 million, for the year ended December 31, 2003 was Ps. 152.0 million and for the nine months ended September 30, 2004 was Ps. 107.9 million.

(4)	Current Ratio is the ratio of current assets to current liabilities.

(5)	Solvency Ratio is the ratio of shareholders' equity to financial debt.

RISK FACTORS

You should carefully consider the risks described below, in addition to the other information contained in this prospectus before determining whether to exchange your old notes for new notes pursuant to the exchange offer. We also may face additional risks and uncertainties that are not presently known to us, or that we currently do not deem relevant, which may impair our business. In general, you take more risk when you invest in the securities of issuers in emerging markets such as Argentina than when you invest in the securities of issuers in the United States and certain other markets. We cannot anticipate with any degree of certainty how and to what extent changing conditions will impact our operations and adversely affect our future.

Risk Factors Relating to Our New Notes

We may be unable to pay interest or principal on our new notes.

Although we believe we will be able to service our new notes and our other obligations, there are substantial uncertainties in this regard. This belief is based on a number of assumptions, including, without limitation,

•	that neither the Argentine economy nor the Dollar/Peso exchange rate deteriorates further,

•	steady growth in Argentine GDP,

•	substantially lower rates of inflation than Argentina experienced in 2002,

•	a favorable evolution of our working capital and

•	that we will be able to refinance through the capital or bank markets a substantial portion of the principal amount of our 8% notes and our other financial debt which remains outstanding on its final maturity date.

If any of these assumptions is incorrect, if unforeseen events occur that materially and adversely affect our operations or if there are restrictions on our ability to transfer funds abroad, we may not be able to make payments of interest or principal due on our new notes and our other financial debt. You should understand that an investment in our new notes involves a high degree of risk.

The obligations of our subsidiaries which guarantee the new notes are limited and could be deemed unenforceable under applicable law.

Our new notes will be guaranteed by three of our subsidiaries, Mastellone San Luis S.A., Leitesol Industria e Comercio S.A. and Promas S.A., and may be guaranteed in the future by one or more of our other subsidiaries. We refer to each of our subsidiaries which issues such a guarantee as a "subsidiary guarantor". Each such guarantee will provide that, in case of bankruptcy, insolvency, reorganization or other action or proceeding declared or filed under laws applicable to such subsidiary guarantor, if the obligations of such subsidiary guarantor under its guarantee would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors of such subsidiary guarantor, on account of the amount of its liability as a subsidiary guarantor, then, notwithstanding any other provision to the contrary, the amount of such liability will, without any further action by such subsidiary guarantor, any holder of new notes or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding so as not to constitute a fraudulent transfer under any such applicable law. Moreover, if the guarantee granted by Mastellone San Luis S.A., Leitesol Industria e Comercio S.A., Promas S.A. or any other subsidiary guarantor is declared void and unenforceable by a bankruptcy court, such guarantee will not be effective, and the relevant bankruptcy court may consider any payment made by such subsidiary guarantor under its guarantee to be ineffective and, accordingly, order that all amounts paid by such subsidiary guarantor under its guarantee to holders of the new notes be returned. As a result of this limitation, the obligations of a subsidiary guarantor under its guarantee may not extend to the new notes and may be unenforceable.

We may be unable to refinance the principal amount of our new notes and our other financial debt which remains outstanding on its final maturity date.

We intend to refinance a substantial portion of the principal amount of our new notes and our other financial debt in the capital or bank markets. Our inability to refinance that principal amount could mean that we will default on our payment obligation on such debt on its final maturity dates. Such inability could result from, among other causes, our then current or prospective financial condition or results of operations or from our inability for any reason (including reasons applicable to Argentine issuers generally) to issue debt securities or otherwise obtain credit in the capital or bank markets.

Our creditors may not be able to enforce their claims against us in Argentina.

We are a stock corporation, or sociedad anónima, organized under the laws of Argentina. Substantially all of our assets are located in Argentina.

Under Argentine law, foreign judgments are enforced provided that the requirements of Articles 517 through 519 of the Federal Code of Civil and Commercial Procedure are met. Foreign judgments cannot violate principles of public policy of Argentine law, as determined by Argentine courts. It is possible that an Argentine court would deem the enforcement of foreign judgments ordering us to make a payment in a foreign currency outside of Argentina to be contrary to Argentine public policy if at that time there are legal restrictions prohibiting Argentine debtors from transferring foreign currency outside of Argentina.

The new notes may be treated as issued with substantial original issue discount for U.S. federal income tax purposes.

The new notes will be treated as the same debt instruments as the old notes for U.S. federal income tax purposes. As discussed below in greater detail under "Certain U.S. Federal Income Tax Considerations", the new notes may have substantial original issue discount, or OID, for U.S. federal income tax purposes. A U.S. Holder generally will be taxable on amounts representing accrued OID in advance of the receipt of cash attributable to such OID.

The pledge of shares of our stock by our shareholders as collateral for our 8% notes may be of limited value.

Our shareholders pledged approximately 32.51% of our capital stock as security for our 8% notes. In light of the fact that the holders of our 8% notes may exercise remedies against these pledged shares only after we have defaulted in payment on our 8% notes, the pledge of shares of our stock by our shareholders as collateral for our 8% notes may be of limited value.

Our new notes may not have an active trading market.

Our new notes constitute a new issue that may not be widely distributed and for which there may be no established active trading market. No one is under any obligation to make a market with respect to our new notes and we cannot assure you that trading markets for the new notes will develop or be maintained. Accordingly, we cannot assure you as to the development or liquidity of any trading market for our new notes. If an active market for our new notes does not develop or is interrupted, the market price and liquidity of our new notes may be adversely affected.

Our new notes may be adversely affected by developments in other emerging market countries.

Securities of Argentine companies have been, to varying degrees, influenced by economic and market conditions in other emerging market countries. Although economic conditions are different in each country, investors' reactions to developments in one country may affect the securities of issuers in other countries, including Argentina. There can be no assurance that our new notes or our ability to meet our obligations under our new notes would not be adversely affected by events elsewhere, especially in emerging market countries, or that such events would not affect the price of our new notes.

The new notes are junior to our secured debt with respect to the assets securing our secured debt and we are structurally subordinated to the debt of our subsidiaries that are not subsidiary guarantors.

Our new notes will be junior to our secured obligations with respect to the assets securing our secured debt, which aggregated approximately Ps.37.3 million at September 30, 2004.

Some of our consolidated assets are owned by our subsidiaries. The new notes will constitute our obligations and none of our subsidiaries that are not subsidiary guarantors will have any payment obligation in respect of the new notes or to make any funds available for repayment of the new notes.

In the event of liquidation or restructuring of any of our subsidiaries that is not a subsidiary guarantor, the assets of any such subsidiary would be available to pay obligations on our new notes only after all outstanding obligations, including trade payables, of any such subsidiary have been paid in full.

Risk Factors Relating to Argentina

Substantially all our revenues are earned in Argentina and, thus, are highly dependent on economic and political conditions in Argentina.

We are a stock corporation, or sociedad anónima, organized under the laws of Argentina and substantially all of our operations and facilities and most of our customers are located in Argentina. Accordingly, our financial condition and results of operations depend to a significant extent on macroeconomic and political conditions prevailing from time to time in Argentina.

The Argentine economy has experienced significant volatility in recent decades, characterized by periods of low or negative growth and high and variable levels of inflation and currency devaluation. For example, in 1988, 1989 and 1990, the annual inflation rates were approximately 338%, 4,924% and 1,344%, respectively, based on the Argentine consumer price index, and approximately 432%, 5,386% and 798%, respectively, based on the Argentine wholesale price index. As a result of inflationary pressures, the Argentine currency had been devalued repeatedly during the 1960s, 1970s, 1980s and, most recently, as further described below, in 2002, and macroeconomic instability led to broad fluctuations in the real exchange rate between the Argentine currency and the U.S. Dollar. In an attempt to address these pressures, the Argentine government during this period implemented various plans and utilized a number of exchange rate systems.

Prior to December 1989, the Argentine foreign exchange market was subject to exchange controls. In April 1991, the Argentine government launched a plan aimed at controlling inflation and restructuring the economy by enacting Law No. 23,928 and its Regulatory Decree No. 529/91, known as the Convertibility Law. The Convertibility Law fixed the exchange rate at one Peso per U.S. Dollar and required that Banco Central de la República Argentina, to which we refer as the "Central Bank", maintain reserves in gold, foreign currency and certain foreign-currency denominated Argentine government bonds at least equal to the monetary base. Following the enactment of the Convertibility Law, inflation declined steadily and the economy experienced growth through most of the period from 1991 through 1997. In the fourth quarter of 1998, however, the Argentine economy entered into a recession that caused the gross domestic product to decrease by 3.4% in 1999, 0.8% in 2000, 4.4% in 2001 and 10.9% in 2002. Beginning in the second half of 2001, Argentina's recession worsened significantly, precipitating the political and economic crisis described in greater detail below.

Beginning in December 2001, the Argentine government implemented a number of monetary and foreign exchange control measures that included restrictions on the free disposition of funds deposited with banks and on the transfer of funds abroad without prior approval by the Central Bank, certain of which are still in effect. On December 6, 2001, the Argentine government suspended payment on certain of Argentina's foreign debt. On January 6, 2002, the Argentine Congress enacted the public emergency law, to which we refer as the "Public Emergency Law", which introduced dramatic changes to Argentina's economic model and amended the currency board that had pegged, statutorily, the Peso at parity with the U.S. Dollar since the enactment of the Convertibility Law in 1991. The Public Emergency Law empowered the Argentine government to implement, among other things, additional monetary, financial and foreign exchange measures to overcome the economic crisis in the short term, such as setting the exchange rate between the Peso and foreign currencies. Since the appointment on January 1, 2002 of a new administration by the Argentine Congress, the Argentine government has implemented measures, whether by executive order, Central Bank regulation or legislation passed by the Argentine Congress, attempting to address the effects of amending the Convertibility Law, recover access to financial markets, reduce government spending, restore liquidity to the financial system, reduce unemployment and generally stimulate the economy.

As detailed below, Argentina has experienced a severe recession and a political and economic crisis, and the abandonment of U.S. Dollar-Peso parity has led to significant devaluation of the Peso against major international currencies. Argentine government measures concerning the economy, including measures related to inflation, interest rates, foreign exchange controls, taxes, freezing and renegotiations of public utility tariffs and conversion of certain foreign currency-denominated obligations and foreign currency-denominated public utility tariffs to Pesos at the rate of one Peso per U.S. Dollar and at a comparable rate for obligations denominated in other foreign currencies, have had and could continue to have a material adverse effect on private sector entities, including us. We cannot assure you that future economic, financial, political and social developments in Argentina, over which we have no control, will not further adversely affect our business, financial condition or results of operations or our ability to make payments of principal and/or interest on our outstanding indebtedness (including our new notes). The macroeconomic situation in Argentina and the actions taken by the Argentine government pursuant to the Public Emergency Law will continue to affect us.

Political and economic instability resulted in a severe recession in 2001 and 2002 and may result in continued economic recession.

In the fourth quarter of 1998, the Argentine economy entered into a recession that caused the gross domestic product, or GDP, to decrease by 3.4% in 1999. Following his election in October 1999, President Fernando De la Rúa was confronted with the challenges of dealing with Argentina's enduring economic recession and obtaining political consensus on critical issues related to the economy, public sector spending, legal reforms and social programs. The De la Rúa administration failed to address adequately the growing public sector deficit, both at the federal and at the provincial level. GDP contracted by 0.8% in 2000, by 4.4% in 2001 and 10.9% in 2002, according to the Argentine Ministry of Economy. The unemployment rate increased from 14.5% in May 1999 to 15.4% in May 2000, 16.4% in May 2001 and 18.3% in October 2001. The unemployment rate was 17.8% in October 2002 as published by the Argentine Ministry of Economy. As tax revenues dropped as a result of the recession, the public sector relied increasingly on financing from local and, to a lesser extent, foreign banks, effectively limiting the ability of private sector companies to obtain bank financing. As the public sector's creditworthiness deteriorated, interest rates increased dramatically, bringing the economy to a virtual standstill. The lack of confidence in the country's economic future and its ability to sustain the Peso's parity with the U.S. Dollar led to massive withdrawals of bank deposits. Despite assurances to the contrary, on December 1, 2001, the Argentine government effectively froze bank deposits and introduced foreign exchange controls to restrict capital outflows. The measures were perceived as further paralyzing the economy for the benefit of the banking sector and caused a substantial increase in social unrest as well as sporadic incidents of violence. On December 21, 2001, after declaring a state of emergency and suspending certain civil liberties, President De la Rúa resigned in the midst of an escalating political, social and economic crisis.

On January 1, 2002, following the resignation of interim President Rodríguez Saá only one week after his appointment, the Argentine Congress elected Eduardo Duhalde, a Peronist senator who had lost the presidential election to President De la Rúa in 1999, as President to serve until December 2003, the end of the remaining term of former President De la Rúa. President Duhalde and the Argentine government undertook a number of far-reaching initiatives including:

•	ratifying the suspension of payment of certain of Argentina's sovereign debt which had been declared previously by interim President Rodríguez Saá;

•	amending the Convertibility Law to end the fixed rate of exchange of one Peso per U.S. Dollar, resulting in volatility and devaluation of the Peso;

•	converting certain foreign currency-denominated loans by financial institutions in the Argentine financial system into Peso-denominated loans, or pesification, at a one-to-one exchange rate (in the case of obligations denominated in U.S. Dollars) or at a comparable rate (in the case of obligations denominated in another foreign currency), plus an adjustment for variations in consumer prices (Coeficiente de Estabilización de Referencia, or CER) or in salaries (Coeficiente de Variación de Salarios, or CVS), as the case may be;

•	converting U.S. Dollar-denominated bank deposits in financial institutions in the Argentine financial system into Peso-denominated bank deposits at an exchange rate of Ps.1.40 per U.S.$1.00 plus an adjustment pursuant to CER;

•	requiring the obligatory sale, currently suspended, by all banks of all their foreign currency held in Argentina to the Central Bank at an exchange rate of Ps.1.40 per U.S.$1.00 (in the case of U.S. Dollars) or at an equivalent rate (in the case of other currencies);

•	converting most foreign currency-denominated obligations of entities in Argentina to non-financial institutions in Argentina into Peso-denominated obligations at a one-to-one exchange rate (in the case of obligations denominated in U.S. Dollars) or at a comparable rate (in the case of obligations denominated in another foreign currency), plus an adjustment pursuant to the CER or the CVS, as the case may be, plus an equitable adjustment in certain cases;

•	restructuring the maturity of, and interest rates on, domestic bank deposits and maintaining restrictions on withdrawals of those deposits;

•	enacting an amendment to the charter of the Central Bank to allow it to (1) print currency in excess of the amount of foreign reserves it holds, (2) make short-term advances to the Argentine government and (3) provide financial assistance to financial institutions in the Argentine financial system with liquidity constraints or solvency problems;

•	converting public service tariffs, which had been originally calculated in U.S. Dollars, into Pesos at a one-to-one exchange rate (pesification of tariffs);

•	freezing public service tariffs, and not permitting indexation of any kind in contracts executed after the effective date of the Public Emergency Law;

•	authorizing the Argentine government to renegotiate public utility contracts, licenses and concessions, and service tariffs;

•	imposing restrictions on transfers of funds abroad subject to certain exceptions (all of those which applied to us have recently been lifted);

•	requiring the deposit into the Argentine financial system of foreign currency earned from exports, subject to certain exceptions; and

•	imposing new taxes on almost all exports of products of agricultural origin, including dairy products.

Commercial and financial activities in Argentina were virtually paralyzed in 2002, further aggravating the economic recession that precipitated the current crisis. Moreover, due to ongoing social and political protests, Argentina's economy and society continue to or may face risks including

•	civil unrest, rioting, looting, nationwide protests, widespread social unrest and strikes,

•	expropriation, nationalization and forced renegotiation or modification of existing contracts,

•	changes in monetary and taxation policies, including tax increases and retroactive tax reforms, and

•	mandatory salary increases.

The deepening recession, including a 10.9% decrease in GDP in 2002, high unemployment and underemployment that preceded and that has followed the devaluation of the Peso and high inflation have led to a reduction of wages in real terms and of disposable income and have resulted in changes in consumer behavior across all sectors of the Argentine population.

Towards the end of 2002, the Argentine government implemented several measures aimed at restarting the economy and abrogating certain restrictions to gradually normalize the foreign exchange market and the commercial and financial flow of foreign currency. In this regard, among other measures, the restrictions on the free withdrawal of funds deposited in checking accounts were eliminated, the Central Bank's prior authorization to make transfers abroad on account of principal and interest payments on outstanding financial indebtedness is no longer required, the access of individuals and legal persons to the foreign exchange market was expanded, and the access to foreign currencies to enable dividends to be remitted abroad was authorized.

After a record decrease in GDP in 2002, which was 18.4% lower than during 1998, the economy showed signs of recovery in 2003, with an 8.8% increase in GDP. During the first half of 2004, GDP also posted a new increase of 9.0%. Furthermore, industrial activity has been increasing since the last months of 2002, mainly due to the increase in purchases of domestic products as imports became more expensive. The Argentine peso has significantly appreciated during 2003, which helped to keep monthly inflation at low levels. The Central Bank has been purchasing foreign currency in an attempt to set a floor for the U.S. dollar exchange rate. In addition, the fiscal goals established with international financial institutions were exceeded in 2003 and 2004. Nevertheless, in general terms, the Argentine economy did not reach yet the overall activity level it had during 1998, six years ago.

On December 2, 2003 Law No. 25,820 was enacted, which extended to December 31, 2004 the duration of the public emergency previously declared by the Public Emergency Law. On November 23, 2004, the Argentine Congress approved a new extension of the Public Emergency Law until December 31, 2005, enacting Law No. 25,972, which was signed into law by the President on December 15, 2004.

Although the economic situation has improved, social unrest continues adversely to affect the real economy and important issues remain unsolved. It is premature to predict the way in which the administration of our current president, Mr. Nestor Kirchner, will seek to address the economic and social crisis or assess the impact that it will have on the consumption of our products and the type of products demanded by our customers. The solutions to these issues could have a negative effect on our revenues.

Argentina's insolvency and default on its public debt could prolong the current financial crisis.

Due to a failure to meet fiscal deficit targets, including those for the fourth quarter of 2001, on December 5, 2001 the International Monetary Fund, to which we refer as the "IMF", suspended further disbursements to Argentina. This decision deepened the economic and political crisis.

On December 23, 2001, interim President Rodríguez Saá declared the suspension of debt payments on approximately U.S.$63 billion of Argentina's sovereign debt which amounted to approximately U.S.$144.5 billion as of December 31, 2001. On January 2, 2002, President Duhalde ratified this decision. Consequently, the principal international rating agencies lowered the rating of Argentina's sovereign debt.

In January 2002, President Duhalde initiated talks with the IMF. On January 24, 2003, the IMF approved an eight-month Stand-by Credit Facility for Argentina of approximately U.S.$2.98 billion that was designed to provide transitional financial support through the period ending August 31, 2003. The Stand-by Credit Facility, which replaces Argentina's prior arrangements with the IMF, did not provide new funds but rather was to be used to refinance existing obligations. In addition, the IMF agreed to extend by one year the maturity of U.S.$3.8 billion in payments Argentina was scheduled to make through August 2003. On March 19, 2003, the IMF made available to Argentina U.S.$307 million under the Stand-by Credit Facility. On September 10, 2003, the Argentine government and the IMF reached an agreement to postpone the maturity date of certain amounts owed by Argentina to the IMF and other international credit organizations. The main terms of the agreement include the postponement of the maturity date of U.S.$24.61 billion principal amount of debt owed by Argentina to international credit organizations, of which U.S.$12.5 billion is owed to the IMF, U.S.$5.622 billion is owed to the World Bank and the Interamerican Development Bank and U.S.$3.488 billion is owed to Paris Club creditors, subject to payment by Argentina to the IMF of U.S.$2.1 billion in interest which came due on September 8, 2003. The agreement includes several obligations of the Argentine government, including the obligation to renegotiate its debt with private creditors, to renegotiate the agreements with public utility companies and to review the tariffs charged under such agreements in light of the interests of consumers, the income of such companies and the possible effect of such renegotiation on the distribution of income. Argentina made the required interest payment on September 11, 2003. The agreement was formally approved by the IMF on September 20, 2003.

During the first quarter of 2004, the Argentine government selected three global investment banks, Merrill Lynch, Deutsche Bank and Barclays Bank (to which we refer as the "advisors") to act as advisors and soliciting agents for its proposed debt restructuring plan. The Argentine government and its advisors set out to design a global restructuring plan which was publicly launched by the Argentine government on June 1, 2004. It is expected that this restructuring will include a global exchange offer with tranches in the United States, Argentina, Europe and Asia. The proposal consists on an exchange of existing foreign debt held by private creditors for three series of exchange instruments together with a detachable GDP-linked unit: par bonds, discount bonds and "quasi" par bonds. Certain financial terms of the exchange will depend on the level of participation reached. The commencement of the exchange, initially scheduled for November 29, 2004, has been delayed until January 19, 2005.

The Argentine proposal has been rejected by a host of different informal creditor groups which have, since the proposal's launch, lobbied with institutional and individual investors and international financial agencies for substantial amendments and have sought support from the IMF, among others, for curtailing further aid to Argentina until such amendments are incorporated into the Argentine government's proposal. The outcome of Argentina's debt restructuring is extremely uncertain at this point and as a result it is unclear when Argentina may be able to return to the global capital markets.

The Argentine government's current insolvency and its inability to obtain financing and the above-mentioned uncertainties surrounding the restructuring of the defaulted debt which is expected to be one of the most complicated sovereign restructurings to date and as a result might spur a large number of lawsuits of creditors are expected to create shortages of finance and investment capital and significantly affect the Argentine government's ability to implement any reforms and restore sustainable economic growth. This could further undermine its ability to maintain the current economic recovery and may result in recession, higher inflation, greater unemployment, and greater social unrest. If this happens, our financial condition and results of operations would likely continue to be materially and adversely affected.

Argentina's financial sector remains vulnerable to further shocks, which could threaten the financial system and impair our capacity to obtain new financing, including financing for the repayment of our restructured debt.

The economic crisis in 2001 and 2002 resulted in the withdrawal of a significant amount of deposits from the Argentine financial system in a short period of time. This precipitated a liquidity crisis, which prompted the Argentine Government to impose exchange controls and transfer restrictions and to require the conversion of U.S. Dollar deposits and loans into Pesos at asymmetric rates for depositors and financial institutions. Additionally, the payment default of the Argentine Government on part of its Argentine bonds held by Argentine banks also had an adverse and material impact on their financial condition. Ultimately, many financial institutions became insolvent. As a result, the Central Bank was forced to provide substantial financial aid to many banks in our financial sector. Many Argentine financial institutions remain weakened by the effects of the economic crisis and the Argentine Government's response to it, and depositors' confidence in the financial system remains fragile.

In the event of a future shock such as the failure of one or more banks or a crisis due to depositors' lack of confidence in the financial system, another run on deposits could result and the

Argentine Government could reimpose exchange controls or transfer restrictions. There can be no assurance that the Argentine Government would choose to or be able to effectively intervene to prevent a collapse of the financial system. Such a collapse would have a material and adverse effect on the prospects for economic recovery and political stability, resulting in a loss of consumer confidence, lower disposable income and fewer financing alternatives for consumers.

A collapse of the financial system and its effect on consumers could also have a material and adverse effect on us, including lower consumption of our products and a higher level of delinquent and uncollectible accounts. Furthermore, our capacity to obtain new financing in the Argentine financial system, either for working capital necessities or to repay the restructured debt at maturity, could be materially and adversely affected.

The devaluation of the Peso has had, and may continue to have, a material adverse effect on our results of operations and financial condition.

The Argentine government's economic policies and any future decrease in the value of the Peso against the U.S. Dollar could adversely affect our financial condition and results of operations. The Peso has been subject to large devaluation in the past and may be subject to significant fluctuations in the future.

The Public Emergency Law put an end to ten years of U.S. Dollar-Peso parity and authorized the Argentine government to set the exchange rate between the Peso and other currencies. The Argentine government initially established a dual exchange rate of Ps.1.40 per U.S.$1.00 for certain transactions and a free-floating rate for all other transactions. This dual system was later eliminated in favor of a single free-floating exchange rate for all transactions. Since the floating of the Peso, the Peso-Dollar exchange rate has fluctuated significantly, causing the Central Bank to intervene in the market to limit changes in the value of the Peso by selling U.S. Dollars and, lately, by buying U.S. Dollars. As of January 18, 2005, the exchange rate was Ps.2.94 per U.S.$1.00. See "Exchange Rates" for additional information regarding Peso/U.S. Dollar exchange rates.

We cannot assure you that future policies adopted by the Argentine government will be able to limit the volatility of the value of the Peso and, therefore, the Peso could be subject to significant fluctuations which could materially and adversely affect our financial conditions and results of operations. Also, the Argentine government is facing severe fiscal problems as a result of the devaluation of the Peso. As most of the Argentine government's financial liabilities are U.S. Dollar-denominated, there has been an increase in Peso terms in the amount of the Argentine government's total debt as a result of the Peso's devaluation. Peso-denominated tax revenues constitute the majority of the Argentine government's tax receipts and, notwithstanding their nominal increase due to inflation, tax revenues have decreased in U.S. Dollar terms. Therefore, the Argentine government's ability to honor its foreign debt obligations has been materially and adversely affected by the devaluation of the Peso.

We realize substantially all of our revenues in Argentina and in Pesos and, as a result, the devaluation of the Peso had a material adverse effect on our ability to service our indebtedness which is largely denominated in foreign currency and has significantly increased in Peso terms. In addition, such devaluation (combined in some cases, with significant increases in international prices and the availability of technical improvements) encouraged the shift in the use of substantial amounts of land from raising dairy cattle to produce milk for domestic sale in Pesos to the production of soybeans, corn and beef for export sale in Dollars, resulting in a substantial decline in the production and a substantial increase in the price of raw milk, our principal raw material. Furthermore, the devaluation of the Peso has had a material adverse effect on our financial condition as the Peso-denominated book value of our assets has not increased at the same rate as has the Peso-denominated book value of our largely foreign currency-denominated indebtedness. Any further depreciation of the Peso against the U.S. Dollar will correspondingly increase the amount of our debt in Pesos and make the use of land to raise exportable commodities economically more attractive than the use of such land to raise dairy cattle, with further adverse effects on our results of operations and financial condition. As of December 31, 2004, the principal of and accrued interest on our debt in foreign currency aggregated the equivalent of U.S.$256.5 million.

Given the continuing economic crisis in Argentina and the related economic and political uncertainties, it is impossible to predict whether, and to what extent, the value of the Peso may further depreciate or appreciate against the U.S. Dollar and how those uncertainties will affect us. Moreover, we cannot predict whether the Argentine government will further modify its monetary policy and, if so, what impact these changes could have on our financial condition and results of operations.

The Argentine economy may continue to experience significant inflation and we may be adversely affected if we are unable to increase prices accordingly.

On January 24, 2002, the Argentine government amended the charter of the Central Bank to allow the Central Bank to print currency without having to maintain a fixed and direct relationship to foreign currency and gold reserves. This amendment allows the Central Bank to make short-term advances to the Argentine government to cover its anticipated budget deficits and to provide assistance to financial institutions with liquidity or solvency problems.

If the Central Bank issues significant amounts of currency to finance public sector spending or to assist financial institutions in distress, inflation could result. During 2002, the Argentine consumer price index increased 41% and the wholesale price index increased 118%. During 2003, the Argentine consumer price index increased by only 3.7% and the wholesale price index increased by 2.0%. In the nine-month period ended September 30, 2004, the Argentine consumer price index rose by 4.8% and the wholesale price index rose by 7.6%. In the past, inflation materially undermined the Argentine economy and the Argentine government's ability to create conditions that would permit growth. If the value of the Peso cannot be stabilized by positive expectations for Argentina's economic future as well as by strict fiscal and monetary policies, an increase in inflation rates can be expected. Any significant inflation that affects our costs and which we cannot pass on to our customers could have a negative effect on our results of operations.

Exchange controls may prevent us from servicing our foreign currency-denominated debt obligations.

Beginning in early December 2001, the Argentine government implemented a number of monetary and currency exchange control measures that included restrictions on the withdrawal of funds deposited with banks and tight restrictions on making certain transfers abroad, including transfers in connection with repayments to foreign creditors. These regulations, which were constantly modified since they were first enacted and which applied to us, have recently been lifted. Currently, local companies may, without the Central Bank's approval:

•	transfer funds abroad for the payment of interest when due (or up to 15 days in advance of the due date) and redeem interest in the context of a restructuring process and

•	transfer funds abroad for the payment of principal at maturity (or up to 15 days in advance of the due date) and redeem principal in the context of a restructuring process, provided that (x) the amount prepaid does not exceed the present value of the debt which is being prepaid and (y) the new terms and conditions of the restructured debt, including the amounts prepaid, do not result in an increase of the present value of the entire debt.

The present value is to be calculated based on the implied interest rate for U.S. Dollar forward transactions in regulated markets. Prior to the transfer of funds abroad for the payment or redemption of principal and interest, the financial entity making the transfer must verify that the debtor has complied with all information requirements. We cannot assure you that the restrictions for transferring funds abroad will not be reinstated and if they are, whether they will prevent us from servicing our foreign currency-denominated financial debt.

Risk Factors Relating to Us

We are highly leveraged. The level of our leverage may have material adverse impacts on us.

We are highly leveraged. As of September 30, 2004 assuming our restructuring had occurred on that date, our consolidated financial debt under Argentine GAAP (including accrued interest)

amounted to Ps.645.7 million, or 46.5%, of our total capitalization. Under Argentine GAAP, our restructured financial debt is required to be recorded at its net present value. Should it be recorded at its nominal or face value, our consolidated debt would amount to Ps.798.9 million, representing 57.6% of our total capitalization. We expect that we will continue to be highly leveraged for the foreseeable future and that the level of our leverage may have material adverse impacts on us, including the following:

•	limiting our ability to secure additional financing;

•	requiring the allocation of substantial portions of our operating cash flows to meet debt service, thereby reducing funds available for our operations and future business opportunities;

•	limiting our ability to invest in or develop new products and technologies;

•	limiting our ability to compete with companies with lower levels of leverage; and

•	limiting our ability to react to changing market conditions, changes in the dairy industry and economic downturns.

We have been materially and adversely affected by the sharp decline in production of raw milk in Argentina and will continue to be materially and adversely affected by changes in raw milk production.

Raw milk is the basic raw material required to produce substantially all of our products. If, for any reason, we are unable to procure sufficient quantities of raw milk at reasonable prices, we will be materially and adversely affected. The level of raw milk production in Argentina is affected by a number of factors, many of which are beyond our control. These factors include not only climatic conditions, such as prolonged droughts or floods, but also

•	economic factors, including the value of the Peso in terms of other currencies and the international prices of exportable agricultural commodities (such as soybeans, corn and beef), which may make the use of land to grow exportable products economically more attractive than the use of such land to raise dairy cattle,

•	the ability of consumers to accept cost-related price increases in our products and

•	the ability of consumers to forgo the use of our products.

After failing to produce sufficient raw milk to satisfy domestic demand during the period from 1991 to 1994, the amount of raw milk produced in Argentina increased sharply, reaching 10.3 billion liters in 1999 and resulting in an excess of supply in the domestic market and a reduction in prices for dairy products paid by Argentine consumers as well as in the prices paid to raw milk producers. As a result, dairy farmers began to shift the use of the land they had used to raise dairy cattle to other uses which, in turn, led to a decrease in the production of raw milk in Argentina.

The devaluation of the Peso in 2002 made the production of exportable commodities, including soybeans, corn and beef, relatively more financially attractive than it had been before the Peso was devalued. As a result of such devaluation, the rate at which the use of land shifted from raising dairy cattle to produce milk for domestic sale for Pesos to growing soybeans, corn and beef for sale internationally for Dollars accelerated in 2002, a trend that has been strengthened by the increase in the international prices of those products. This change in the use of agricultural land is relatively more feasible in Argentina than in many other milk producing nations because of the relatively high fertility of the land in the areas in which milk is produced in Argentina as compared to the land in the areas in which milk is produced in other countries. We estimate that, as a result of the foregoing and of the recent decrease in the productivity of Argentine dairy cattle, production of raw milk declined approximately 28.5% from approximately 10.3 billion liters in 1999 to approximately 7.4 billion liters in 2003. Raw milk production posted a significant increase in 2004, with an estimated total volume of 9.1 billion liters, 23.3% over 2003 raw milk production. See "The Argentine Dairy Industry— Production of Milk and Other Dairy Products in Argentina".

We have been materially and adversely affected by this decrease in production of raw milk because we have been unable to acquire sufficient raw milk to permit us to operate at levels which make efficient use of our processing facilities. We could also be adversely affected again if there is another drop in raw milk production.

We could also be affected by an excess in raw milk production above domestic consumption and the drying capacity of the powdered milk plants in Argentina, which could result in an excess of milk in the domestic market which could drive down prices and margins for the Argentine dairy industry.

In light of numerous factors affecting raw milk production in Argentina, we cannot assure you that there will not be shortages or excesses in raw milk production in the foreseeable future.

We have been materially and adversely affected by a significant drop in milk consumption in Argentina and a decrease in our margins.

Consumption of dairy products in Argentina (expressed in terms of liters of milk required to produce the products consumed, to which we refer as "liters of milk equivalent") fell significantly over the last few years. We estimate that per capita consumption dropped 22.1% in the period from 1999 to 2004 from 234.1 liters of milk equivalent in 1999 to 182.4 liters of milk equivalent in 2004. Our capacity to pass on to our customers through increased prices the cost increases experienced in such period has been negatively affected, resulting in a compression of our margins. Additionally, it is possible that in the future we may continue to earn lower margins if we are unable to pass on to our customers such cost increases. This might cause us to experience lower results than expected, even if there is a recovery in Argentine dairy consumption.

Argentina is experiencing energy shortages and restrictions on the supply of energy to our facilities in Argentina could curtail our production and impact our results of operations.

As a result of a number of factors (including Argentina's financial crisis, effective limits on prices at which natural gas producers may sell the natural gas they produce, the conversion from dollars to pesos at a one-to-one ratio of previously dollar-denominated gas and electricity transportation and distribution tariffs and the effective freezing of such tariffs), oil and natural gas producers, gas and electricity transporters, electricity generators and gas and electricity distributors have dramatically reduced their investments in capital assets. In addition, during the last two years demand for natural gas has increased substantially as a result of Argentina's economic recovery and the relatively low price of natural gas in comparison to alternative fuels. These factors, together with decreased production of electricity by hydroelectric generation stations as a result of lower-than-normal levels of rainfall, have resulted in shortages of natural gas and electricity and consequent supply restrictions.

The Argentine government is taking a number of measures to alleviate the short-term impact of these supply restrictions on residential and industrial users, including measures to rationalize residential consumption, to increase the price of compressed natural gas and to import natural gas from Bolivia, electricity from Brazil and fuel oil from Venezuela and the creation of a program for the rationing of gas exports and for the regulation of the use of transportation capacity. It has announced several measures intended to address theses shortages in the medium- and longer-term, including allowing natural gas price to industrial users to rise and the imposition of a tax increase on the export of petroleum and a new tax on the export of natural gas. In addition, on November 3, 2004 the government passed Law No. 25,943, through which it created Energía Argentina Sociedad Anónima ("ENARSA"), an Argentine corporation or sociedad anónima of which

•	53% of its capital stock will be held by the federal government of Argentina,

•	up to 12% will be held by the Provinces that subscribe such stock share, and

•	35% of its stock will be subject to public offer.

ENARSA's corporate purpose will be to study, explore and exploit solid, liquid or gas hydrocarbon reserves, and the transportation, storage, distribution, trading and industrialization of such products. ENARSA may also generate, transport, distribute and trade electricity. The law set forth a 30-day period from the date of its sanction for the executive branch to incorporate ENARSA, approve its bylaws and commence operations. On December 1, 2004 the executive branch passed Decree No.

1692/2004, in which it approved ENARSA's bylaws and instructed the Ministry of Federal Planning, Public Investment and Services to take the necessary steps in order to incorporate ENARSA and commence operations.

Our most critical production plants are designed to operate on a dual-fuel basis, that is, on natural gas or on liquid fuels such as fuel oil. We have storage capacity for liquid fuels equivalent to nine days of our consumption of liquid fuels. Such storage facilities have recently been refurbished or repaired as required and we maintain them at full capacity to respond to potential shortages in our supply of natural gas.

We do not expect the current shortage of natural gas to have a substantial impact on our operations as long as we are able to purchase liquid fuels. Prolonged lack of access to natural gas could, however, negatively affect our results of operations as the cost of operating our facilities on natural gas is substantially lower than the cost of operating such facilities on liquid fuels. If, for any reason, we were not able to purchase fuel oil at a time when our supply of natural gas is reduced or suspended, our results of operations could be negatively affected.

We may be prohibited from hedging our exposure to currency risk.

Our revenues are substantially Peso-denominated because most of our sales are in Pesos and because we are required by government regulations to exchange any Dollars and other foreign currency revenues we generate from exports into Pesos. Since most of our unsecured financial debt is denominated in foreign currency (predominantly Dollars), we are exposed to potential losses as a result of further devaluations of the Peso. While we are mitigating the impact of such risk by converting into Dollars our cash that is not required for our operations and investing such funds outside Argentina in compliance with existing regulations, we cannot assure you that we will not be prohibited by government regulations from hedging our foreign currency risk in this manner and be forced to convert such investments into Pesos.

Our sales depend on economic conditions in Argentina, Brazil and other markets.

Changes in demand and prices for dairy products in Argentina usually vary in line with changes in disposable income and economic expectations of consumers in Argentina. The dairy industry has been adversely affected by material and prolonged negative changes in the Argentine economy, for example, during 1989 and 1990 when Argentina experienced a prolonged recession. Once again, a profound decrease in per capita milk consumption during the last five years has adversely and significantly affected the sector in general and us in particular. Should the current situation endure, or new negative cycles emerge, we could be seriously affected.

We also sell dairy products, principally powdered milk, in Brazil through Leitesol Industria e Comercia S.A, to which we refer as "Leitesol". We also export powdered milk to other markets, including Algeria, Colombia, Chile, Egypt, Iraq, Mexico and Venezuela. Any increase in our sales to these countries is dependent upon an increase in raw milk production in excess of any additional demand in the domestic market. These transactions also may be affected by economic and political developments in those countries, including factors such as:

•	inflation,

•	interest rates,

•	currency fluctuations,

•	regulations, tariffs and other governmental policies related to the importation of dairy products,

•	price and wage controls,

•	taxation, and

•	war and other domestic hostilities.

Seasonality in the production of milk affects our working capital.

Production of raw milk in Argentina is seasonal, with production in the spring exceeding production in the fall by approximately 30%. As a consequence, working capital requirements increase at the end of the year as the spring ends in the southern hemisphere. This results in the accumulation of powdered milk stocks, which are exported or gradually used during the following months. At the same time, we, following market practices, acquire all of the milk produced by each of our suppliers. Accordingly, any increase in milk production (or a decrease in the domestic demand) could produce an increase in our powdered milk stocks.

As a result of the foregoing, working capital needs can be subject to substantial variations, which, in turn, require adequate reserves of working capital. We cannot assure you that we will have the necessary funds for such purpose or that we can obtain such funds from the financial system.

We face severe competition from other dairy companies in Argentina and in other countries.

Our business is highly competitive. Significant changes in marketing or pricing strategies by one or more of our major competitors could adversely affect us. Competition in the dairy industry is based primarily on quality, brand-name recognition, price, service, and the ability to develop, produce and distribute products that cater to changing consumer demands. Changes in consumer demand and increased competition may increase pricing pressures on certain of our products and adversely affect our activities.

The interests of our shareholders may differ from your interests.

The Mastellone brothers directly own 67.0% of our outstanding common stock and Dallpoint Investments LLC directly owns 33.0% of our outstanding common stock. Our shareholders have also entered into a shareholders agreement which governs the management of our business. Our shareholders' interests as equity holders may differ from the interests of the holders of our debt obligations.

We are subject to restrictions on our activities.

The indenture under which the new notes will be outstanding contains several restrictions and covenants, including limitations on indebtedness, new investments, liens, asset sales and engaging in mergers or acquisitions. The loan agreement under which the floating rate debt is outstanding contains similar restrictions. These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise could restrict our activities. We cannot assure that these restrictions will not adversely affect our ability to finance our future operations or capital needs or to engage in other business activities.

We may be subject to liabilities due to claims brought against us in the ordinary course or due to our prior ownership of ConSer S.A.

Our business exposes us to claims with regard to contractual and statutory obligations, workers' compensation and other events in the ordinary course. While we do not believe that these claims will have a material adverse effect on us, we could be required to pay material amounts in respect of these claims. In addition and although we sold ConSer S.A. in 2000, we may be subject to liability for any claims brought against ConSer S.A. arising during our ownership of ConSer S.A. On January 4, 2005, we received a letter from Multitrans S.A., the company that acquired ConSer S.A., pursuant to which we were informed of a claim brought by the Tax Authorities of Ps.6,284,516, with respect to certain operations during the period when we were the owners of ConSer S.A. We have agreed with Multitrans that we will work together to contest such claim, and prepare the documents that will evidence the wrongful criteria used by the tax authorities in determining the referred claim.

Our financial condition depends on Argentina's governmental policies.

We are an Argentine corporation (sociedad anónima) and substantially all of our assets are presently located in Argentina. Past and future Argentine government economic measures have had and may have a substantial effect on us and on other private sector entities. We may also be affected by:

•	currency fluctuations,

•	inflation,

•	interest rates,

•	price controls,

•	taxation and changes in taxation policy of the provinces and the federal government,

•	social unrest, and

•	other political, social and economic developments in and affecting Argentina.

We depend on key managers.

The loss of key managers or our inability to attract and retain qualified management personnel could materially and adversely affect the success of our operations, particularly in light of the significant need to increase cash flow generation to service our financial debt and of a highly competitive and complex market given the volatility of economic and financial conditions in Argentina. We cannot assure you that we will be able to attract and retain qualified management personnel on acceptable terms.

Mr. Pascual Mastellone, who is 74 years old, has been our chief executive officer since 1951. Mr. Mastellone has indicated he plans to continue serving as our chief executive officer for the foreseeable future. However, his inability for any reason to continue to serve as chief executive officer may have a negative impact on our business.

Because the Argentine standards for disclosure and accounting differ from those of the United States and certain other countries, information about us may not be as detailed or comprehensive as that of issuers organized in the United States or those other countries.

Upon the effectiveness of the registration statement of which this prospectus is a part, we will be subject to the periodic reporting requirements of the Exchange Act applicable to foreign private issuers. However, the periodic disclosure required of foreign private issuers under the Exchange Act is more limited than the periodic disclosure required of U.S. issuers. Publicly available information about issuers of securities listed on the Buenos Aires Stock Exchange also provides less detail in certain respects than the information that is regularly published by or about companies listed in the United States or in some other countries. Furthermore, there is a lower level of regulation of the Argentine securities markets and of the activities of investors in such markets as compared with the securities markets in the United States and some other countries. We prepare our financial statements in accordance with Argentine GAAP, which differs in certain respects from U.S. GAAP. See notes 15 and 16 to our audited annual consolidated financial statements included in this prospectus for a description of the principal differences between Argentinean GAAP and U.S. GAAP as they relate to our business. If certain conditions are met, we may be permitted to cease filing under the Exchange Act.

EXCHANGE RATES

The following table sets forth, for the periods indicated, the high, low and period-end sell exchange rate (tipo de cambio vendedor) published by Banco de la Nación Argentina.

	Selling Rate
	High	Low	Average	Period End
	(Pesos per Dollar)
Year
2000	1.00	1.00	1.00	1.00
2001(1)	1.00	1.00	1.00	N/A
2002	3.90	1.70	3.25	3.37
2003	3.35	2.76	2.95	2.93
2004	3.06	2.80	2.94	2.98
Month Ended
July 31, 2004	2.98	2.94	2.95	2.98
August 31, 2004	3.06	2.99	3.01	3.00
September 30, 2004	3.01	3.00	2.99	2.98
October 31, 2004	2.98	2.96	2.97	2.97
November 30, 2004	2.97	2.93	2.95	2.95
December 31, 2004	2.99	2.94	2.97	2.98
Period Ended
January 18, 2005	2.96	2.92	2.94	2.94

(1)	From December 24, 2001 through January 10, 2002, Banco de la Nación Argentina did not publish a sell exchange rate due to governmental suspension of the exchange market.

On January 18, 2005, the sell exchange rate published by Banco de la Nación Argentina was Ps.2.94 per 1.00 U.S. Dollar.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2004 in accordance with Argentine GAAP, and as adjusted to give effect to our October 22, 2004 restructuring as though our restructuring had been consummated on September 30, 2004, assuming that the floating rate debt bears interest at the rate of 5% per annum through maturity and that only scheduled redemptions of the 8% notes and the floating rate debt occur. This exchange offer will have no impact on our capitalization. This table should be read in conjunction with our financial statements contained elsewhere in this prospectus and "Management's Discussion and Analysis of Results of Operations and Financial Condition". Excluding the aforementioned October 22, 2004 restructuring, there has been no material change in our capitalization since September 30, 2004.

	Millions of Pesos(1)		Millions of U.S. Dollars
	Actual(2)(3)	As Adjusted(3)(4)	Actual	As Adjusted
Cash and cash equivalents	236.71	75.74	79.41	25.41
Short-term debt:
Overdrafts, non-bank loans and leasing debt	12.35	12.35	4.14	4.14
Secured bank debt	4.72	4.72	1.58	1.58
Original bank debt	63.15	0	21.18	0
Original notes	190.28	0	63.83	0
Accrued interest	20.60	20.60	6.91	6.91
Total short-term debt	291.10	37.67	97.65	12.64
Long-term debt:
Secured bank debt	32.62	32.62	10.94	10.94
Original notes (restructured)	468.58	0	157.19	0
Original notes (not restructured)	21.14	21.14	7.09	7.09
Original bank debt (restructured)	237.66	0	79.73	0
New 8% notes	0	375.84	0	126.08
New floating rate debt	0	168.58	0	56.55
Other	1.23	1.23	0.41	0.41
Total long-term debt	761.23	599.41	255.36	201.08
Total debt	1,052.33	637.08	353.01	213.71
Shareholders' equity	486.90	750.07	163.33	251.62
Total capitalization	1,539.23	1,387.15	516.35	465.33

(1)	The requirement to restate in constant pesos to recognize the effects of inflation was suspended as of March 1, 2003.

(2)	Figures as stated in our unaudited consolidated financial statements for the nine-month period ended September 30, 2004.

(3)	Calculated using the exchange rates in effect on September 30, 2004 of Ps.2.981 per U.S. Dollar and Euros 0.846 per U.S. dollar.

(4)	Argentine GAAP establishes that an exchange of debt instruments with substantially different terms is considered an extinguishment of debt and that the old debt instrument should no longer be recognized. Argentine GAAP clarifies that an exchange of debt instruments is deemed to have been accomplished upon the issuance of debt instruments that are substantially different if the present value of the cash flows under the terms of the new debt instrument is at least 10 percent different from the present value of the remaining cash flows under the terms of the original debt instrument. The new debt instrument should be initially recorded at fair value and that amount should be used to determine the debt extinguishment gain or loss to be recognized. Fair value should be determined by the present value of the future cash flows to be paid under the terms of the new debt instrument discounted at a rate commensurate with the risks of the debt instrument and time value of money. The present value of our 8% notes and our floating rate debt has been determined based on a discount rate of 12% per annum and the gain resulting from the restructuring, net of the pertinent estimated expenses thereon, has been applied to reduce the accumulated deficit. Nominal amounts of the 8% notes and the floating rate debt exceed their present value by Ps.92.7 million and Ps.69.1 million respectively.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for old notes as described in this prospectus upon our receipt of old notes. We will cancel all of the old notes surrendered in exchange for the new notes.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In connection with our restructuring, on October 22, 2004, to which we refer as the "original issue date", we issued the old notes in a private exchange offer to eligible investors who had tendered their original notes. In connection with the issuance of the old notes, we entered into a registration rights agreement pursuant to which we agreed, for the benefit of the holders of the old notes, at our cost,

•	to file with the SEC within 90 days after the original issue date the exchange offer registration statement for the Series A-2 notes and the Series B-2 notes to be issued in exchange for, respectively, the Series A-1 old notes and the Series B-1 old notes,

•	to use our best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 150 days after the original issue date and

•	to use our best efforts to consummate the registered exchange offer within 180 days after the original issue date.

Upon the exchange offer registration statement being declared effective, we will offer the Series A-2 notes and the Series B-2 notes in exchange for the Series A-1 old notes and the Series B-1 old notes, respectively. We will keep the registered exchange offer open for not less than 20 business days (or longer if required by applicable law) after the effective date of the registration statement. The Series A-2 notes and the Series B-2 notes will have terms identical in all material respects to the Series A-1 old notes and the Series B-1 old notes, respectively (except that the new notes will not contain terms with respect to transfer restrictions). For each Series A-1 old note or Series B-1 old note surrendered to us pursuant to the registered exchange offer, the holder of such old note will receive a Series A-2 note or a Series B-2 note, respectively, having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange therefor or, if no interest has been paid on such old note, from the original issue date.

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely tradable after the registered exchange offer without further registration under the Securities Act. However, any purchaser of old notes who is an "affiliate" of ours or who intends to participate in the registered exchange offer for the purpose of distributing the new notes

•	will not be able to tender its old notes in the registered exchange offer and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each holder of old notes (other than certain specified holders) who wishes to exchange its Series A-1 old notes or Series B-1 old notes for Series A-2 notes or Series B-2 notes, respectively, in the registered exchange offer will be required to represent that

•	it is not an affiliate of ours,

•	any new notes to be received by it will be acquired in the ordinary course of business and

•	at the time of commencement of the registered exchange offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes.

In addition, in connection with any resale of old notes, any broker-dealer, to which we refer as a "participating broker-dealer", who acquired them for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes with the prospectus contained in the registered exchange offer registration statement in connection with the resale of such new notes.

In the event that any changes in law or the applicable interpretations of the staff of the SEC do not permit us to effect the registered exchange offer, or if for any reason the registered exchange offer is not consummated within 180 days following the original issue date, or if any holder of the old notes has notified us within 15 days of commencement of this exchange offer that it is not eligible to participate in the registered exchange offer, we will, at our cost,

•	within 90 days of such event or notification, file a shelf registration statement covering resale of the new notes,

•	use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act by the 90th day after the date of filing of the shelf registration statement and

•	use our best efforts to keep effective the shelf registration statement until two years after its effective date.

We will, in the event of the filing of a shelf registration statement, provide to each holder of the old notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to generally permit unrestricted resales of the old notes. A holder of the old notes that sells such old notes pursuant to the shelf registration statement generally will be required to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the old notes will be required to deliver information to be used in connection with the shelf registration statement within the time periods set forth in the registration rights agreement in order to have its old notes included in the shelf registration statement.

The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which has been filed as an exhibit to our registration statement.

Terms of the Exchange Offer

General.    Based on the terms and conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not validly withdrawn on or before the expiration date.

We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes validly tendered pursuant to the exchange offer and not validly withdrawn on or before the expiration date. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in amounts that are integral multiples of $1,000 principal amount.

The form and terms of the new notes are the same as the form and terms of the old notes except that:

•	the new notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer of the new notes; and

•	holders of the new notes will not be entitled to any of the exchange offer provisions under the registration rights agreement, which rights will terminate upon the consummation of the exchange offer, or to the additional interest provisions of the registration rights agreement.

The Series A-2 notes and the Series B-2 notes will evidence the same indebtedness as the Series A-1 old notes and the Series B-1 old notes, respectively, for which they are exchanged and will be issued under, and be entitled to the benefits of, the same indenture that governs such old notes. The exchange offer does not depend on any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, US$157,190,000 aggregate principal amount of the old notes are outstanding. Solely for reasons of administration, we have set the close of business on                  , 2005

as the record date for the exchange offer for purposes of determining the persons to whom we will initially mail this prospectus and the letter of transmittal. There will be no fixed record date for determining holders of the old notes entitled to participate in the exchange offer, and all holders of old notes may tender their old notes.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act and the related rules and regulations of the SEC.

Old notes that are not tendered for exchange in the exchange offer will remain outstanding and interest on these notes will continue to accrue at a rate equal to 8.0% per year.

We will be deemed to have accepted validly tendered old notes if and when we give oral or written notice of our acceptance to The Bank of New York, which is acting as the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purpose of receiving the new notes from us.

If you validly tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses in connection with the exchange offer, other than certain applicable taxes described under "—Fees and Expenses".

Expiration Date; Extensions; Amendments

The "expiration date" means 5:00 p.m., New York City time, on                  , 2005, unless we extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer. We do not currently intend to extend the exchange offer. However, if we elect to extend the exchange offer on one or more occasions, we will not extend the exchange offer for more than an aggregate of 10 days.

In order to extend the exchange offer, we will:

•	notify the exchange agent of any extension by oral or written communication; and

•	issue a press release or other public announcement, which will report the approximate number of old notes tendered, before 9:00 a.m., New York City time, on the next business day in Argentina or New York after the previously scheduled expiration date.

During any extension of the exchange offer, all old notes previously validly tendered and not validly withdrawn will remain subject to the exchange offer.

We reserve the right:

•	to delay accepting any old notes;

•	to amend the terms of the exchange offer in compliance with the provisions of the Exchange Act;

•	to extend the exchange offer; or

•	if, in the opinion of our counsel, the consummation of the exchange would violate any law or interpretation of the staff of the SEC, to terminate or amend the exchange offer by giving oral or written notice to the exchange agent.

Any delay in acceptance, extension, termination, or amendment will be followed as soon as practicable by a press release or other public announcement. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose that amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer for a period of time that we will determine to comply with the Exchange Act, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would have otherwise expired.

In all cases, issuance of the new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal or a book-entry confirmation with an agent's message, in each case with all other required documents. However, we reserve the right to waive any conditions of the exchange offer, which we, in our reasonable discretion, determine are not satisfied, or any defects or irregularities in the tender of old notes. If we do not accept any tendered old notes for any reason set forth in the terms and conditions of the exchange offer or if you submit old notes for a greater principal amount than you want to exchange, we will return the unaccepted or non-exchanged old notes to you, or substitute old notes evidencing the unaccepted or non-exchanged portion, as appropriate. See "—Return of Old Notes". We will deliver new notes issued in exchange for old notes validly tendered and accepted for exchange, and we will promptly return any old notes not accepted for exchange for any reason, to the applicable tendering holder.

Interest on the New Notes

Interest on the new notes will be payable on each interest payment date on which the new notes are outstanding. Interest on the new notes will accrue at the rate of 8.0% per annum from July 31, 2004 or from the most recent interest payment date to which interest on the 8% notes has been paid or duly provided for. Interest accrued on the old notes accepted for exchange will not be payable under such old notes but will instead be payable under the new notes for which such old notes were exchanged. Consequently, holders who exchange their old notes for new notes will receive the same interest payment on each interest payment date following the issue of the new notes that they would have received had they not accepted the exchange offer.

Procedures for Tendering Old Notes

If you wish to tender old notes you must:

•	complete and sign the letter of transmittal or send a timely confirmation of a book-entry transfer of old notes to the exchange agent;

•	have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal; and

•	mail or deliver the required documents to the exchange agent at its address set forth in the letter of transmittal for receipt on or before the expiration date.

In addition, either:

•	certificates for old notes must be received by the exchange agent along with the letter of transmittal; or

•	a timely confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent on or before the expiration date.

If you do not validly withdraw your tender of old notes on or before the expiration date, it will indicate an agreement between you and us that you have agreed to tender the old notes in accordance with the terms and conditions of the letter of transmittal.

The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand/delivery service, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure delivery to the exchange agent on or before the expiration date. Do not send any letter of transmittal or old notes to us. You may request that your broker, dealer, commercial bank, trust company or other nominee effect delivery of your old notes for you.

If you beneficially own the old notes and you hold those old notes through a broker, dealer, commercial bank, trust company or other nominee and you want to tender your old notes, you should contact that nominee promptly and instruct it to tender your old notes on your behalf.

Generally, an eligible institution must guarantee signatures on a letter of transmittal unless:

•	you tender your old notes as the registered holder (a registered holder means any participant in DTC whose name appears on a security listing as the owner of old notes) and the new notes issued in exchange for your old notes are to be issued in your name and delivered to you at your registered address appearing on the security register for the old notes; or

•	you tender your old notes for the account of an eligible institution.

An "eligible institution" means:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent bank or trust company in the United States; or

•	an "eligible guarantor institution" as defined by Rule 17Ad-15 under the Exchange Act.

In each instance, the eligible institution must be a member of one of the signature guarantee programs identified in the letter of transmittal in order to guarantee signatures on a letter of transmittal.

If the new notes or unexchanged old notes are to be delivered to an address other than that of the registered holder appearing on the security register for the old notes, an eligible institution must guarantee the signature on the letter of transmittal.

Tendered old notes will be deemed to have been received as of the date when the exchange agent receives a properly completed and signed letter of transmittal accompanied by the tendered old notes or a confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC with an agent's message.

Issuances of new notes in exchange for old notes will be made only against submission of a duly signed letter of transmittal and any other required documents and deposit of the tendered old notes, or confirmation of a book-entry transfer of such old notes into the exchange agent's account at DTC pursuant to the book-entry procedures described below.

We will make the final determination regarding all questions relating to the validity, form and eligibility, including time of receipt of tenders and withdrawals of tendered old notes. Our determination will be final and binding on all parties.

We reserve the absolute right to reject any and all old notes improperly tendered. We will not accept any old notes if our acceptance of them would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to any particular old note. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of old notes on or before the expiration date. Although we intend to notify holders of defects or irregularities in connection with tenders of old notes, neither we, the exchange agent, nor anyone else will incur any liability for failure to give that notice. Tenders of old notes will not be deemed to have been made until any defects or irregularities have been cured or waived. All conditions of the exchange offer will be satisfied or waived prior to the expiration of the exchange offer. We will not waive any condition of the exchange offer with respect to any noteholder unless we waive such condition for all noteholders.

We have no current plan to acquire, or to file a registration statement to permit resales of, any old notes that are not validly tendered pursuant to the exchange offer. However, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. To the extent permitted by law, we also reserve the right to purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.

Pursuant to the letter of transmittal, if you elect to tender old notes in exchange for new notes, you must exchange, assign and transfer the old notes to us and irrevocably constitute and appoint the exchange agent as your true and lawful agent and attorney-in-fact with respect to the tendered old notes, with full power of substitution, among other things, to cause the old notes to be assigned, transferred and exchanged. By executing the letter of transmittal, you make the representations and warranties set forth below to us. By executing the letter of transmittal you also promise, on our request, to execute and deliver any additional documents that we consider necessary to complete the exchange of old notes for new notes as described in the letter of transmittal.

Under existing interpretations of the SEC contained in several no-action letters to third parties, we believe that the new notes will be freely transferable by the holders after the exchange offer without further registration under the Securities Act. However, each holder who wishes to exchange its old notes for new notes will be required to represent:

•	that the holder has full power and authority to tender, exchange, assign and transfer the old notes tendered;

•	that we will acquire good title to the old notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when we accept the old notes;

•	that the holder is acquiring the new notes in the ordinary course of its business;

•	that the holder is not participating in and does not intend to participate in a distribution of the new notes;

•	that the holder has no arrangement or understanding with any person to participate in the distribution of the new notes;

•	that the holder is not an "affiliate", as defined in Rule 405 under the Securities Act, of us; and

•	that if the holder is a broker-dealer and it will receive new notes for its own account in exchange for old notes that it acquired as a result of market-making activities or other trading activities, it will deliver a prospectus in connection with any resale of the new notes.

If you cannot make all of these representations, you will not be eligible to participate in the exchange offer, you should not rely on the interpretations of the staff of the SEC in connection with the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of your notes.

Participation in the exchange offer is voluntary. You are urged to consult your financial and tax advisors in deciding whether to participate in the exchange offer.

Return of Old Notes

If any old notes are not accepted for any reason described in this prospectus, or if old notes are validly withdrawn or are submitted for a greater principal amount than you want to exchange, the exchange agent will return the unaccepted, withdrawn, or non-exchanged old notes to you or, in the case of old notes tendered by book-entry transfer, into an account for your benefit at DTC, unless otherwise provided in the letter of transmittal.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. To validly tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Transfer Offer Program. DTC will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by DTC to the exchange agent stating that

•	DTC has received an express acknowledgment from the participant in DTC tendering the old notes that the participant has received the letter of transmittal,

•	the participant agrees to be bound by the terms of the letter of transmittal and

•	we may enforce the agreement against the participant.

A tender of old notes through a book-entry transfer into the exchange agent's account at DTC will only be effective if an agent's message or the letter of transmittal with any required signature guarantees and any other required documents are transmitted to and received by the exchange agent at its address set forth in the letter of transmittal for receipt on or before the expiration date. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Withdrawal of Tenders of Old Notes

You may withdraw your tender of old notes at any time on or before the expiration date.

To withdraw old notes tendered in the exchange offer, the exchange agent must receive a written notice of withdrawal at its address set forth below on or before the expiration date. Any notice of withdrawal must:

•	specify the name of the person having deposited the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the old notes;

•	contain a statement that the holder is withdrawing the election to have the old notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal used to tender the old notes; and

•	specify the name in which any old notes are to be registered, if different from that of the registered holder of the old notes and, unless the old notes were tendered for the account of an eligible institution, the signatures on the notice of withdrawal must be guaranteed by an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC.

We will make the final determination on all questions regarding the validity, form, eligibility (including time of receipt), acceptance and withdrawal, and our determination will be final and binding on all parties. Any old notes validly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued in exchange unless the old notes so withdrawn are validly tendered again. Properly withdrawn old notes may be tendered again by following one of the procedures described above under "—Procedures for Tendering Old Notes" at any time on or before the expiration date. Any old notes that are not accepted for exchange will be returned at no cost to the holder or, in the case of old notes tendered by book-entry transfer, into an account for the holder's benefit at DTC pursuant to the book-entry transfer procedures described above, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

Conditions of the Exchange Offer

Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, we may terminate the exchange offer before acceptance of the old notes if in our reasonable judgment:

•	the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC;

•	any action or proceeding has been instituted or threatened in any court by any governmental agency that might materially impair our ability to proceed with or complete the exchange offer or any material adverse development has occurred with respect to us; or

•	we have not obtained any governmental approval which we deem necessary for the consummation of the exchange offer.

If we, in our reasonable discretion, determine that any of the above conditions is not satisfied, we may:

•	refuse to accept any old notes and return all tendered old notes to the tendering holders;

•	extend the exchange offer and retain all old notes tendered on or before the expiration date, subject to the holders' right to withdraw the tender of the old notes; or

•	waive any unsatisfied conditions regarding the exchange offer and accept all properly tendered old notes that have not been withdrawn. If this waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer for a period of time that we determine to be appropriate, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would have otherwise expired.

All conditions to the exchange offer will be satisfied or waived prior to the expiration of the exchange offer. We will not waive any conditions of the exchange offer with respect to any noteholder unless we waive such condition for all noteholders.

If we fail to consummate the exchange offer or file, have declared effective or keep effective a shelf registration statement within time periods specified by the registration rights agreement, we may be required to pay additional interest in respect of the old notes.

Exchange Agent

We have appointed The Bank of New York to act as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent at the following addresses:

The Bank of New York
Corporate Trust Operations, Reorganization Unit
101 Barclay Street, 7 East
New York, NY 10286
Attention: Duong Nguyen

By Facsimile:    (212) 298-1915
Telephone:    (212) 815-3687

Fees and Expenses

We will pay all expenses incurred in connection with the performance of our obligations in the exchange offer, including registration fees, fees and expenses of the exchange agent, the transfer agent and registrar, and printing costs.

We will also bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitations may be made by facsimile, telephone, in person by our officers and regular employees or by officers and employees of our affiliates. We will pay no additional compensation to any officers and employees who solicit tenders.

We have not retained any dealer-manager or other soliciting agent for the exchange offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for related, reasonable out-of-pocket expenses. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, the letter of transmittal and related documents.

We will pay all transfer taxes, if any, applicable to the exchange of the old notes. If, however, new notes, or old notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person tendering the notes. If you do not submit satisfactory evidence of payment of those taxes or exemption from payment of those taxes with the letter of transmittal, we will bill the amount of those transfer taxes directly to you.

Consequences of Failure to Exchange

Old notes that are not exchanged will remain subject to the transfer restrictions specified in the indenture under which the old notes were issued. Accordingly, old notes may not be offered, sold, pledged or otherwise transferred except:

•	to us or to any of our subsidiaries;

•	inside the United States to a qualified institutional buyer in compliance with Rule 144A under the Securities Act;

•	inside the United States to an institutional accredited investor who, before the transfer, furnishes to the trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the old notes, the form of which you can obtain from the trustee, and an opinion of counsel acceptable to us and the trustee that the transfer complies with the Securities Act;

•	outside the United States in compliance with Rule 904 under the Securities Act;

•	pursuant to the exemption from registration provided by Rule 144 under the Securities Act, if available;

•	in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel, if we so request; or

•	pursuant to an effective registration statement under the Securities Act.

The liquidity of the old notes could be adversely affected by the exchange offer. Following consummation of the exchange offer, we will not be required to register under the Securities Act any old notes that remain outstanding except in the limited circumstances in which we are obligated to file a shelf registration statement for certain holders of old notes not eligible to participate in the exchange offer pursuant to the registration rights agreement. Interest on any old notes not tendered or otherwise accepted for exchange in the exchange offer will continue to accrue at a rate equal to 8.0% per year.

Accounting Treatment

For accounting purposes, we will recognize no gain or loss as a result of the exchange offer exclusion made of the expenses of the exchange offer, which will be charged to our results of operations as incurred.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

	Year Ended December 31,					Nine-month Period Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
	(in millions of Pesos)(1)
Statement of Operations Data
Argentine GAAP
Net Sales	1,598.0	1,528.7	1,426.0	1,178.9	1,130.1	829.1	998.6
Cost of Sales	(1,189.4)	(1,097.4)	(1,087.9)	(930.5)	(945.4)	(695.4)	(823.4)
Gross Profit	408.6	431.3	338.1	248.4	184.7	133.7	175.2
Expenses:
Selling	(328.4)	(316.5)	(284.5)	(191.4)	(175.6)	(129.7)	(156.8)
General & Administrative & Other Expenses	(76.3)	(81.1)	(64.6)	(61.1)	(53.7)	(39.9)	(40.9)
Operating Income	3.9	33.7	(11.0)	(4.1)	(44.6)	(35.9)	(22.5)
Other Income (Expenses), net	29.3	(9.1)	(13.4)	(22.0)	(23.5)	(14.0)	(18.0)
Equity in Results of Unconsolidated Entities (2)	(3.5)	(0.1)	0.8	(1.1)	0.8	0.0	0.0
Interest Expense	(71.6)	(82.7)	(83.7)	(94.0)	(124.4)	(90.9)	(104.3)
Interest Income	14.8	7.9	8.6	7.7	7.9	7.3	1.9
Financial & Holding Results	(52.3)	(18.2)	(19.9)	68.5	(1.9)	25.2	(17.0)
Income (Loss) before Income Tax, Minority Interest and Extraordinary Items	(79.4)	(68.5)	(118.6)	(45.0)	(185.7)	(108.3)	(159.9)
Income Tax	(1.6)	(1.5)	0.0	0.0	0.2	0.1	(0.2)
Minority Interest	0.2	1.1	0.4	0.3	(0.1)	(0.1)	0.0
Income (Loss) before Extraordinary Items	(80.8)	(68.9)	(118.2)	(44.7)	(185.6)	(108.3)	(160.1)
Extraordinary Items, net	115.3	0.0	0.0	(258.2)	0.0	0.0	289.6
Net Income (Loss)	34.5	(68.9)	(118.2)	(302.9)	(185.6)	(108.3)	129.5
Earnings (loss) per common share:
Ordinary earnings (loss)	(0.20)	(0.17)	(0.29)	(0.11)	(0.45)	(0.26)	(0.39)
Extraordinary earnings (loss)	0.28	—	—	(0.63)	—	—	0.71
Total earnings (loss)	0.08	(0.17)	(0.29)	(0.74)	(0.45)	(0.26)	0.32
U.S. GAAP
Income (Loss) before extraordinary items and cumulative effect of change in accounting principle	n/a	n/a	(617.2)	(91.1)	(41.4)	32.0	(155.8)
Extraordinary items	n/a	n/a	—	—	—	—	1.1
Net Income (Loss) before cumulative effect of change in accounting principle	n/a	n/a	(617.2)	(91.1)	(41.4)	32.0	(154.7)
Cumulative effect of change in accounting principle	n/a	n/a	—	(53.0)	—	—	—
Net Income (Loss)	n/a	n/a	(617.2)	(144.1)	(41.4)	32.0	(154.7)
Earnings (loss) per common share:
Income (loss) before cumulative effect of change in accounting principle and extraordinary items	n/a	n/a	(1.51)	(0.22)	(0.10)	0.08	(0.38)
Extraordinary items	n/a	n/a	—	—	—	—	0.00
Income (loss) before cumulative effect of change in accounting principle	n/a	n/a	(1.51)	(0.22)	(0.10)	0.08	(0.38)
Cumulative effect of change in accounting principle	n/a	n/a	—	(0.13)	—	—	—
Net income (loss)	n/a	n/a	(1.51)	(0.35)	(0.10)	0.08	(0.38)

	Year Ended December 31,					Nine-month Period Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
	(in millions of Pesos)(1)
Other Data
Argentine GAAP
Capital Expenditures	371.6	169.5	93.8	21.2	19.1	13.8	23.4
Cash Flows from:
Operating Activities	13.3	(8.5)	187.8	113.0	59.4	77.7	101.8
Investment Activities	(122.9)	(143.6)	(112.3)	(12.3)	(10.8)	(13.5)	(19.2)
Financing Activities	174.5	66.8	(58.0)	(23.0)	(6.5)	(4.7)	(4.5)
Increase (decrease) in cash and cash equivalents	64.9	(85.2)	17.0	77.7	42.1	59.6	78.1
Cash and cash equivalents at beginning of year	41.9	106.8	21.6	38.6	116.3	116.5	158.6
Cash and cash equivalents at end of year/period	106.8	21.6	38.6	116.3	158.4	176.0	236.7
U.S. GAAP
Cash Flows from:
Operating Activities	n/a	n/a	108.4	90.6	55.1	73.6	100.2
Investment Activities	n/a	n/a	(112.8)	(12.3)	(10.8)	(13.5)	(19.2)
Financing Activities	n/a	n/a	21.4	(0.6)	(2.2)	(0.6)	(2.9)
Increase in cash and cash equivalents	n/a	n/a	17.0	77.7	42.1	59.5	78.1
Cash and cash equivalents at beginning of year	n/a	n/a	21.6	38.6	116.3	116.5	158.6
Cash and cash equivalents at end of year/period	n/a	n/a	38.6	116.3	158.4	176.0	236.7
Other Ratios
Argentine GAAP
Ratio of Earnings to Fixed Charges (3)	—	1.236	—	—	—	—	—
Ratio of Total Debt to Capitalization	51.5%	44.1%	48.5%	70.6%	77.9%	73.4%	68.4%
Current Ratio (4)	1.16	1.75	1.12	0.78	0.72	0.77	1.14
Solvency Ratio (5)	0.44	0.58	0.49	0.42	0.28	0.36	0.46
Ratio of Non-current Assets to Total Assets	0.72	0.74	0.73	0.78	0.72	0.73	0.69
Profitability (Return on shareholder's equity)	4.4%	-7.6%	-13.0%	-43.6%	-41.2%	n/a	n/a
U.S. GAAP
Ratio of Earnings to Fixed Charges (3)	n/a	n/a	—	—	—	2.127	—
Balance Sheet Data
Argentine GAAP
Cash and Cash Equivalents	38.9	21.6	38.6	116.3	158.4	176.0	236.7
Property, Plant & Equipment	1,362.8	1,327.9	1,280.7	1,490.1	1,243.7	1,268.3	1,091.0
Total Assets	2,205.0	2,082.6	2,044.7	2,061.6	1,863.0	1,872.0	1,821.2
Total Debt	895.1	765.3	795.4	1,304.4	1,261.8	1,209.3	1,052.3
Total Liabilities	1,352.3	1,104.8	1,192.2	1,512.5	1,501.2	1,429.0	1,334.4
Shareholders' Equity	844.4	970.6	846.0	543.1	357.4	438.7	486.9
Capital Stock	316.4	409.9	409.9	409.9	409.9	409.9	409.9
U.S. GAAP
Shareholders' Equity (Deficit)	n/a	n/a	293.5	149.5	108.1	181.5	(46.7)

(1)	The requirement to restate in constant pesos to recognize the effects of inflation was suspended as of March 1, 2003. All of the figures above, corresponding to the fiscal years 1999 through 2003 and the for the nine-month periods ended September 30, 2003 and 2004 are stated in constant pesos of February 2003.

(2)	Reflects our unconsolidated subsidiaries and other long-term investments.

(3)	Earnings is defined as the sum of (a) pretax income or loss before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees minus the sum of (a) interest capitalized and (b) minority interest in pretax income of subsidiaries that have not incurred fixed charges. Fixed charges includes (a) interest expensed or capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) an estimate of the interest within rental expense.

The deficiency of earnings to cover fixed charges as determined under Argentine GAAP for the year ended December 31, 1999 was Ps. 120.8 million, for the year ended December 31, 2000 was Ps. 71.9 million, for the year ended December 31, 2001 was Ps. 95.7 million, for the year ended December 31, 2002 was Ps. 99.2 million, for the year ended December 31, 2003 was Ps. 168.3 million, for the nine months ended September 30, 2003 was Ps. 126.8 million and for the nine months ended September 30, 2004 was Ps. 126.8 million. The deficiency of earnings to cover fixed charges as determined under U.S. GAAP for the year ended December 31, 2001 was Ps. 93.6 million, for the year ended December 31, 2002 was Ps. 261.5 million, for the year ended December 31, 2003 was Ps. 152.0 million and for the nine months ended September 30, 2004 was Ps. 107.9 million.

(4)	Current Ratio is the ratio of current assets to current liabilities.

(5)	Solvency Ratio is the ratio of shareholders' equity to financial debt.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth certain information regarding our consolidated ratio of earnings to fixed charges for the periods indicated.

	Nine Months Ended September 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
Argentine GAAP
Fixed charges:
Interest capitalized					0.9	11.4	24.8
Interest expense	94.4	85.8	116.7	89.6	80.1	79.1	68.0
Amortization of debt expense	9.9	5.1	7.7	4.4	3.6	3.6	3.6
Total	104.3	90.9	124.4	94.0	84.6	94.1	96.4
Earnings:
Income (loss) before income tax and income/loss on equity investments	(22.5)	(35.9)	(44.7)	(4.1)	(11.0)	33.7	3.9
Income (loss) in equity-method investees	0.0	0.0	0.8	(1.1)	0.8	(0.1)	(3.5)
Less
Interest capitalized					(0.9)	(11.4)	(24.8)
Total	(22.5)	(35.9)	(43.9)	(5.2)	(11.1)	22.2	(24.4)
Earnings plus fixed charges	81.8	55.0	80.5	88.8	73.5	116.3	72.0
Ratio of earnings to fixed charges(1)	—	—	—	—	—	1.236	—
U.S. GAAP
Fixed charges:
Interest capitalized					0.9
Interest expense	94.4	85.8	116.7	245.1	80.1
Amortization of debt expense	2.9	7.1	10.9	4.6	2.1
Total	97.3	92.9	127.6	249.7	83.1
Earnings:
Income (loss) before income tax and income/loss on equity investments	(10.6)	104.7	(24.4)	(11.9)	(9.6)
Income (loss) in equity-method investees	0.0	0.0	0.0	0.1	0.0
Less
Interest capitalized					(0.9)
Total	(10.6)	104.7	(24.4)	(11.8)	(10.5)
Earnings plus fixed charges	86.7	197.6	103.2	237.9	72.6
Ratio of earnings to fixed charges(1)	—	2.127	—	—	—	n/a	n/a

(1)	Earnings is defined as the sum of (a) pretax income or loss before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees minus the sum of (a) interest capitalized and (b) minority interest in pretax income of subsidiaries that have not incurred fixed charges. Fixed charges includes (a) interest expensed or capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) an estimate of the interest within rental expense.

The deficiency of earnings to cover fixed charges as determined under Argentine GAAP for the year ended December 31, 1999 was Ps. 120.8 million, for the year ended December 31, 2000 was Ps. 71.9 million, for the year ended December 31, 2001 was Ps. 95.7 million, for the year ended December 31, 2002 was Ps. 99.2 million, for the year ended December 31, 2003 was Ps. 168.3 million, for the nine months ended September 30, 2003 was Ps. 126.8 million and for the nine months ended September 30, 2004 was Ps. 126.8 million. The deficiency of earnings to cover fixed charges as determined under U.S. GAAP for the year ended December 31, 2001 was Ps. 93.6 million, for the year ended December 31, 2002 was Ps. 261.5 million, for the year ended December 31, 2003 was Ps. 152.0 million and for the nine months ended September 30, 2004 was Ps. 107.9 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

In addition to the discussion below, you should carefully read our unaudited consolidated financial statements for the nine-month periods ended September 30, 2004 and 2003, our audited consolidated financial statements for the years ended December 31, 2003, 2002 and 2001 and our selected financial information, all of which are included elsewhere in this prospectus.

Inflation Accounting

During October and November 2001, the CPCECABA passed Technical Resolutions No. 16 through 20. These Resolutions and their amendments became effective for fiscal years beginning on or after July 1, 2002, with the exception of Technical Resolution No. 20, which became effective for fiscal years beginning on or after January 1, 2003. These new accounting standards became applicable to us in the fiscal year that began on January 1, 2003.

In January 2003, through General Resolution 434/03, the Argentine National Securities Commission adopted such Technical Resolutions, included some amendments and established that they will be applied for fiscal years beginning on or after January 1, 2003. The main modifications introduced by the new Technical Resolutions that have generated significant effects on our audited financial statements as of December 31, 2003 (which include comparative financial statements for the years ended 2002 and 2001 that have been revised to adopt such new Technical Resolutions) and on our unaudited financial statements as of and for the nine-month periods ended September 30, 2004 and 2003 are the following:

•	Argentine accounting standards have been modified to more closely align them to the international accounting standards (the process of accommodation to such international rules may continue on a gradual basis).

•	Deferred taxation and segregation of idle plant capacity from cost of inventories are now mandatory.

•	Non-current credits and liabilities not accruing interest now are generally recorded at their discounted values.

•	The process for the impairment test for property, plant and equipment and goodwill is now detailed in the Argentine standards.

•	Guidelines for recognizing, measuring and disclosing charges for labor costs have been established.

•	Under the new standards the effects of a debt restructuring are to be reflected by crediting or charging to income the net effect of benefits and costs relating to the relevant agreements with creditors.

•	New disclosure requirements were implemented, including requirements to disclose segment information and earnings per share.

Additionally, in February 2003, the CPCECABA passed Technical Resolution No. 21, which became effective for fiscal periods beginning on or after April 1, 2003, with an early application suggested. We decided to comply with Technical Resolution No. 21 as of January 1, 2004 by consolidating all our subsidiaries in our financial statements (under the previous Technical Resolution No. 4, subsidiaries whose business were of a different nature from ours (Con-Ser Promotora and Asesora de Seguros S.A.) were not consolidated in our financial statements) and enhancing the disclosure on related party transactions and balances. The effect of consolidating Con-Ser Promotora and Asesora de Seguros S.A. is not material for our consolidated financial statements.

Our financial statements have been prepared in constant pesos reflecting the overall effects of inflation through August 31, 1995. As from that date and in accordance with Argentine GAAP, the restatement for inflation was discontinued through December 31, 2001. Beginning January 1, 2002 and in accordance with Argentine GAAP, the recognition of the effects of inflation was resumed.

Accounting measurements restated as per the change in the purchasing power of the currency up to August 31, 1995, as well as those whose date of origin falls between that date and December 31, 2001, are stated in the currency as of this latter date.

On March 25, 2003, the National Executive Power issued Decree 664 that establishes that financial statements for fiscal years ending after that date should be stated in nominal pesos. Consequently, according to Resolution No. 441 issued by the Argentine National Securities Commission, we discontinued the restatement of our financial statements for inflation effective as of March 1, 2003. This decision was not in accordance with current professional accounting rules, which require restatement to recognize the effects of inflation until September 30, 2003. Because the wholesale price indices during the year 2003 were very low, the effect of such restatement at any of the above mentioned dates would not be material.

We have used restatement coefficients derived from the internal wholesale price index, to which we refer as "IPIM", issued by the National Institute of Statistics and Census, to which we refer as "INDEC", to restate prior period results for inflation. The accumulated inflation rate from January 1, 2002 to February 28, 2003, as measured by IPIM, amounted to 120%.

The financial statements for periods until December 31, 2003 have been restated for inflation as of February 2003. Furthermore, those financial statements reflect the application of the new accounting standards noted above and as further described in our financial statements.

Critical Accounting Policies and Estimates

In connection with the preparation of our financial statements we have relied on estimates and assumptions derived from historical experience and various other factors that we believe to be reasonable and relevant. Although we review these estimates and assumptions in the ordinary course of our business, the portrayal of our financial condition and results of operations often requires our management to make judgments regarding the effects of matters that are inherently uncertain on the carrying value of our assets and liabilities. Actual results may differ from those estimated.

Estimates of our future cash flows are inherently uncertain and require us to make a number of significant assumptions. The most judgmental assumptions in our expected cash flows are:

(1)    Volumes: Our level of activity depends on our capacity to purchase sufficient raw milk to satisfy domestic demand. We have assumed that domestic demand will increase at a rate which is slightly greater than the expected rate of increase in population and that we will be able to purchase sufficient milk to satisfy such demand. We have also assumed that we will have an increasing exportable surplus in the upcoming years.

(2)    Margins: We have assumed that there will be no significant improvement in our margins.

(3)    Exchange rate and inflation rate: We have assumed low levels of domestic inflation and a gradual appreciation of the real peso/U.S. dollar exchange rate in Argentina.

In order to provide an understanding about how management forms its judgments about future events, including the variables and assumptions underlying the estimates, and the sensitivity of those judgments to different variables and conditions, we have included comments related to each of the following critical accounting policies: revenue recognition and accounts receivable, impairment of long-lived assets, provision for allowances and contingencies and deferred income tax.

    Revenue recognition and accounts receivable

We recognize revenue on an accrual basis upon delivery to customers (net sales). We provide for losses relating to accounts receivable. Our allowance for doubtful accounts is based on our estimates of collections. The corresponding charge is included in selling expenses; no adjustment is made to net sales. To establish the allowance for doubtful accounts our management constantly evaluates the amount and characteristics of our accounts receivable.

    Impairment of long-lived assets

We periodically evaluate the carrying value of our long-lived assets for impairment. We consider the carrying value of long-lived assets to be impaired when the expected cash flows, undiscounted and without interest, from such assets are less than their carrying value. In that event, we would recognize a loss based on the amount by which the carrying value exceeds the fair market value of the long-lived assets. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. The recoverable value of our property, plant and equipment was analyzed as of December 31, 2003. We reached the conclusion that expected cash flows before interest, income tax and repayment of debt exceed the carrying value of long-lived assets at that date. No further analysis was made as of any date subsequent to December 31, 2003, as it is a mandatory procedure at the end of each fiscal year or when significant changes in the economic, financial or business environment occur, which is not the case as of September 30, 2004.

    Provision for allowances and contingencies

We have certain contingent liabilities with respect to existing or potential claims, lawsuits and other proceedings. We accrue liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. Such accruals are based on developments to date, our estimate of the outcomes of these matters and lawyers' experience in contesting, litigating and settling similar matters. As the scope of the liabilities becomes better defined, there may be changes in the estimates of future costs which could have a material effect on our future results of operations, financial condition and liquidity.

    Deferred income tax

The realization of deferred income tax assets depends on the generation of future taxable income when temporary differences would be deductible. Accordingly, we have considered the reversal of the deferred income tax liabilities, tax planning and taxable income projections based on our best estimates. We periodically perform economic and financial projections based on alternative scenarios that consider macroeconomic, financial, market and regulatory estimates. Actual results could differ from those estimated. Based on those projections, we have recorded as of December 31, 2003 and as of September 30, 2004 a valuation allowance against the deferred tax assets.

Operating Results

When comparing figures for all or any portion of 2002, the significant effect of changes in the economic rules applicable in Argentina should be considered. The abandonment of the convertibility system decided by the Government on January 6, 2002 caused a severe devaluation of the peso against foreign currencies. As a result, Argentina experienced changes in specific prices of products and general inflation as well. Moreover, during 2002 the restatement of financial statements to recognize the effects of inflation became mandatory in Argentina.

The effects of the devaluation of the peso, the consequent effects on prices of goods and the effect of inflation on monetary assets and liabilities during the first quarter of 2002 are disclosed as extraordinary items in the statement of operations, while in subsequent months, once the initial impact occurred, they are shown as ordinary items. Thus, interest expense, exchange differences, holding results on inventories and results of the exposure to inflation of monetary assets and liabilities accrued during the first quarter of 2002 are presented separately under the heading "Extraordinary Items".

Comparison of Results of Operations for the Nine-Month Periods Ended September 30, 2004 and 2003.

Net Sales.    Our net sales can be divided into two principal components: sales in the Argentine domestic market and export and foreign sales.

Net Sales – Argentine Domestic Market.    During the nine-month period ended September 30, 2004, our sales in the domestic market increased Ps.67.9 million, or 8.9%, as compared to the same period of 2003, from Ps.760.4 million in 2003 to Ps.828.3 million in 2004. Such increase is primarily the result of (i) an increase of 10.7% in physical volumes sold, and (ii) a 2.9% period-to-period decrease in average prices. The increase in physical volumes sold was mainly attributable to an increase in domestic consumption, while the price decrease is due to the increase of the sales of medium and lower-end brands as a percentage of total sales.

Net Sales – Exports and Foreign Sales.    During the nine-month period ended September 30, 2004, exports and foreign sales increased Ps.101.5 million, or 147.7%, as compared to the same period of 2003, from Ps.68.7 million in 2003 to Ps.170.2 million in 2004, primarily as a consequence of the increase in exportable volumes of milk.

Cost of Sales.    Cost of sales for the nine-month period ended September 30, 2004, as compared to the same period of 2003, increased Ps.128.0 million, or 18.4%, from Ps.695.4 million to Ps.823.4 million.

Our cost of raw milk represented approximately 53.7% and 56.1% of our total cost of sales for the nine-month periods ended September 30, 2003 and 2004, respectively, an increase of Ps.88.5 million, or 23.7%, from Ps.373.4 million to Ps.461.9 million. The increase in our cost of raw milk was mainly attributable to an increase of 29.3% in physical volumes of raw milk processed and a drop of 4.3% in the average price we paid for the milk as compared to 2003.

During the nine-month period ended September 30, 2004, other production costs, as compared to the same period of 2003, increased Ps.39.5 million, or 12.3%, from Ps.321.9 million in 2003 to Ps.361.4 million in 2004. Such increase is primarily attributable to

•	an increase in salaries of Ps.6.2 million, or 18.3%, from Ps.34.0 million in 2003 to Ps.40.2 million in 2004),

•	an increase in transportation costs of Ps.4.9 million, or 11.5%, from Ps.43.0 million in 2003 to Ps.47.9 million in 2004),

•	an increase in energy costs of Ps.5.6 million, or 51.9% from Ps.10.7 million in 2003 to Ps.16.3 million in 2004, and

•	an increase in taxes of Ps.4.2 million, or 35.7%, from Ps.11.8 million in 2003 to Ps.16.0 million in 2004.

The increase in salaries is principally attributable to the new agreements negotiated during 2003, the full impact of which was felt in 2004. Higher transportation costs are primarily due to the increased volumes of raw milk to be collected. Energy costs increased primarily due to the need to use fuel oil in lieu of natural gas to operate our main production facilities.

Selling Expenses. Selling expenses for the nine-month period ended September 30, 2004, as compared to the same period of 2003, increased Ps.27.1 million, or 20.9%, from Ps.129.7 million in 2003 to Ps.156.8 million in 2004. Such increase was primarily attributable to

•	an increase in advertising expenses of Ps.8.2 million, or 170.8%, from Ps.4.8 million in 2003 to Ps.13.0 million in 2004,

•	higher fees associated to the distribution of products, which increased Ps.7.2 million, or 24.4%, from Ps.29.6 million in 2003 to 36.8 million in 2004,

•	higher transportation costs of Ps.6.2 million, or 9.0%, from Ps.68.7 million in 2003 to Ps.74.9 million in 2004, and

•	an increase in salaries of Ps.1.7 million, or 13.2%, from Ps.13.1 million in 2003 to Ps.14.8 million in 2004.

The increase of fees related to the distribution of products and transportation costs is primarily due to the increase in volumes sold during the nine-month period ended September 30, 2004, as compared to the same period of 2003. The increase in salaries is principally attributable to the new agreements negotiated during 2003, the full impact of which was felt in 2004.

Administrative and Other Expenses.    Administrative and other expenses during the nine-month period ended September 30, 2004, increased Ps.3.0 million, or 9.5%, as compared to the same period of 2003, from Ps.31.7 million in 2003 to Ps.34.7 million in 2004. Such increase is primarily attributable to

•	an increase in taxes of Ps.2.0 million, or 19.4%, from Ps.10.5 million in 2003 to Ps.12.5 million in 2004,

•	an increase in salaries of Ps.0.9 million, or 8.8%, from Ps.10.6 million in 2003 to Ps.11.5 million in 2004, and

•	lower depreciation of fixed assets of Ps.1.0 million, or 36.5%, from Ps.2.8 million in 2003 to Ps.1.8 million in 2004.

The increase in taxes is primarily attributable to the tax on checking accounts. The increase in salaries is principally attributable to the new agreements negotiated during 2003, the full impact of which was felt in 2004.

Other Income (Expenses), net.    Other Income (Expenses), net, net loss increased Ps.4.0 million, or 28.2%, from a loss of Ps.14.0 million in the nine-month period ended September 30, 2003 to a loss of Ps.18.0 million in the same period of 2004, primarily due to an increase of Ps.2.7 million in provisions for litigation expenses and contingencies, due to new legal interpretation on workers compensation claims and severance payments, and also due to an increase in losses of Ps.2.0 million on sale of property, plant and equipment, from a gain of Ps.1.4 million for the nine-month period ended September 30, 2003, to a loss of Ps.0.6 million for the same period in 2004.

Interest Expense.    Interest expense increased by Ps.13.6 million, or 14.9%, from Ps.90.9 million in the nine-month period ended September 30, 2003 to Ps.104.5 million in the same period of 2004. Such increase is primarily attributable to an increase in the exchange rate between pesos and U.S. dollars of 2.3%, from Ps.2.915 per U.S. dollar on September 30, 2003 to Ps.2.981 per U.S. dollar on September 30, 2004, and the increase in financial debt due to the accumulation of unpaid interest. Financial expenses for each period were calculated by applying contractual rates to each of our financial debts, according to original terms and conditions. The forgiveness of interest charges resulting from our restructuring of our unsecured debt, net of interest accrued on the old notes and the new floating rate debt is considered as an extraordinary result.

Interest Income.    Interest income decreased Ps.5.5 million, or 74.6%, from Ps.7.3 million in the nine-month period ended September 30, 2003 to Ps.1.8 million in the same period of 2004, primarily due to the combined effect of higher average cash balances and lower interest rates.

Financial and Holding Results.    Financial and holding results include basically the results of exposure to currency and inflationary fluctuations. This item worsened by Ps.42.2 million, or 167.5%, from a profit of Ps.25.2 million in the nine-month period ended September 30, 2003 to a loss of Ps.17.0 million in the same period of 2004, mainly due to exchange rate differences.

Extraordinary Results.    Extraordinary results during the nine-month period ended September 30, 2004 amounted to Ps.289.6 million, due to

•	the forgiveness of accrued interest expenses on the unsecured debt, by Ps.323.3 million, according to the terms of our restructuring which closed on October 22, 2004,

•	the forgiveness of accrued interest expenses on our secured debt by Ps.7.3 million,

•	fees and expenses associated with the restructuring of our financial debt, by Ps.20.1 million, and

•	a write down in the value of certain assets to be sold of Ps.20.8 million.

Income Tax.    Income tax expense increased Ps.0.3 million, from a gain of Ps.0.1 million in the nine-month period ended September 30, 2003 to a loss of Ps.0.2 million in the same period of 2004, due to the absence of an accounting adjustment made in 2003 in our subsidiary Promas S.A. under the interperiod tax allocation criteria and the provision for income tax made in 2004 by the same subsidiary. We paid no income tax for the rest of our companies, due to our losses and accumulated losses from prior periods.

Comparison of Results of Operations for the Years Ended December 31, 2003 and 2002.

Net Sales.    Our net sales can be divided into two principal components: sales in the Argentine domestic market and export sales.

Net Sales – Argentine Domestic Market.    Our sales in the domestic market during 2003 increased Ps.22.7 million, or 2.3%, from Ps.987.0 million in 2002 to Ps.1,009.7 in 2003. Such increase is the result of a decrease in physical volumes of 9.7% and a 13.3% period-to-period increase in average prices. The decrease in physical volumes is mainly attributable to the contraction in domestic consumption while the price increase is due to the increases gradually applied during 2002, which had full impact in 2003. During 2003 we generally did not lose market share in comparison to 2002.

Net Sales – Export Sales.    During 2003, exports sales decreased Ps.71.4 million, or 37.2%, from Ps.191.8 million in 2002 to Ps.120.4 million in 2003. This decrease was principally attributable to a decrease in volumes due to the combined effect of a reduction in dairy raw materials and the absence in 2003 of the high levels of inventory sold in the first half of 2002.

Cost of Sales.    Cost of sales for 2003, as compared to 2002, increased Ps.14.9 million, or 1.6%, from Ps.930.5 million in 2002 to Ps.945.4 million in 2003.

Our raw milk cost represented approximately 42.6% and 56.5% of total cost of sales in years 2002 and 2003, respectively, and increased Ps.137.9 million, or 34.8%, from Ps.396.7 million in 2002 to Ps.534.6 million in 2003. The increase in the cost of dairy raw material was mainly due to an increase of 58.9% in the average price as compared to 2002, partially offset by a 15.2% decrease in physical volumes.

During 2003, other production costs including non-dairy raw materials, as compared to 2002, decreased Ps.123.0 million, or 23.0%, from Ps.533.8 million in 2002 to Ps.410.8 million in 2003. This decrease was principally attributable to a decrease in non-dairy raw material costs of Ps.126.9 million, or 42.3%, from Ps.299.9 million in 2002 to Ps.173.0 million in 2003 and a decrease in salaries of Ps.11.8 million, or 20.4%, from Ps.57.9 million in 2002 to Ps.46.1 million in 2003. These changes were due principally to a lower level of activities during 2003 as compared to 2002, an increase in other costs during 2003 at a lower rate than the rate of inflation and cost control measures adopted by us.

Selling Expenses.    Selling expenses for 2003, as compared to 2002, decreased Ps.15.8 million, or 8.3%, from Ps.191.4 million in 2002 to Ps.175.6 million in 2003. This decrease was principally attributable to a decrease in fees for services of Ps.7.0 million, or 14.8%, from Ps.47.4 million in 2002 to Ps.40.4 million in 2003, a decrease in salaries and social charges of Ps.1.5 million, or 7.9%, from Ps.18.5 million in 2002 to Ps.17.0 million in 2003, and a decline in advertising expenses of Ps.1.5 million, or 13.7%, from Ps.10.9 million in 2002 to Ps.9.4 million in 2003. These changes were due principally to a decrease in sales volume in the domestic market (due to the reduction in per capita consumption resulting from the Argentine crisis) as well as lower advertising expenses.

Administrative and Other Expenses.    Administrative and other expenses decreased Ps.7.4 million, or 12.2%, from Ps.61.1 million in 2002 to Ps.53.7 million in 2003. The decrease in administrative expenses was mainly attributable to a decrease in depreciation of fixed assets of Ps.1.8 million, or 34.0%, from Ps.5.3 million in 2002 to Ps.3.5 million in 2003, and a decrease in salaries and social charges of Ps.1.8 million, or 12.8%, from Ps.13.2 million in 2002 to Ps.11.8 million in 2003.

Other Income (Expenses), net.    Other Income (Expenses), net, increased Ps.1.5 million, or 6.8%, from a loss of Ps.22.0 million in 2002 to a loss of Ps.23.5 million in 2003. This is principally attributable to

•	an increase of Ps.7.3 million in the provision of Minimum Presumed Income Tax,

•	lower charges of Ps.3.8 million in goodwill amortization,

•	an increase of Ps.5.3 million from a loss of Ps.3.0 million to a profit of Ps.2.3 million due to assets sales and

•	an increase in 2003 of Ps.1.3 million in the provision for contingencies and valuation of assets.

Interest Expense.    Interest expense increased Ps.30.4 million, or 32.3%, from Ps.94.0 million in 2002 to Ps.124.4 million in 2003. Total interest expense decreased Ps.15.1 million, or 10.8%, from Ps.139.5 million in 2002 to Ps.124.4 million in 2003. Items reclassified to extraordinary results decreased from Ps.45.5 million in 2002 to Ps.0.0 in 2003. The increase in interest expense for 2003 is basically attributable to the reclassification of interest expense to extraordinary results made in 2002. The reduction in total financial expense, expressed in pesos, is due mainly to a decrease in the peso/U.S. dollar exchange rate, from Ps.3.37 per U.S. dollar on December 31, 2002 to Ps.2.93 per U.S. dollar on December 31, 2003. Interest expense for each fiscal year was calculated by applying contractual rates to each of our financial debts.

Interest Income.    Interest income increased Ps.0.2 million, or 2.6%, from Ps.7.7 million in 2002 to Ps.7.9 million in 2003, primarily due to the combined effect of higher cash balances and lower interest rates.

Financial and Holding Results.    Financial and holding results include basically the results of exposure to currency and inflationary fluctuations. This item decreased Ps.70.4 million, or 102.8%, from a profit of Ps.68.5 million in 2002 to a loss of Ps.1.9 million in 2003, mainly due to exchange rate differences.

Extraordinary Results.    No extraordinary results were generated in 2003, while a loss of Ps.258.2 million was recorded in 2002, as a consequence of the impact of the devaluation of the peso during the first quarter of 2002.

Income Tax.    Income tax improved from Ps.0.0 in 2002 to Ps.0.2 million in 2003, as a consequence of an accounting adjustment in our subsidiary Promas S.A., under the interperiod tax allocation criteria. We paid no income tax for the rest of our companies, due to our losses and accumulated losses from prior periods.

Comparison of Results of Operations for the Years Ended December 31, 2002 and 2001.

Net Sales.    Our net sales can be divided into two principal components: sales in the Argentine domestic market and export sales.

Net Sales – Argentine Domestic Market.    Our sales in the domestic market during 2002 decreased Ps.264.8 million, or 21.5%, from Ps.1,232.6 million in 2001 to Ps.967.8 million in 2002. Such decrease reflected the result of a 6.9% period-to-period decrease in physical volumes sold in 2002 as compared to 2001 and an 15.7% period-to-period decrease in average selling prices. The decrease in physical volumes was principally attributable to the contraction of domestic consumption. Average selling prices did not increase at the same pace as inflation because of a delay in transferring the higher unit costs of the first quarter of 2002 to our selling prices and the limited ability of our customers to absorb price increases during the Argentine economic crisis of 2002.

Net Sales – Export Sales.    During 2002, export sales increased Ps.40.2 million, or 26.5%, as compared to 2001 from Ps.151.6 million in 2001 to Ps.191.8 million in 2002. This improvement was principally attributed to an increase of 3.7% in physical volumes sold and higher unit prices which resulted in an increase of 22%. The increase in volumes sold was due in part to sales from inventory during 2002. The increase in prices reflected the combined impact of higher earnings in exports due to the devaluation of the peso and higher international prices, partially offset by the application of export duties.

Cost of Sales.    Our cost of sales for 2002 decreased by Ps.157.4 million, or 14.5%, in comparison with 2001 from Ps.1,087.9 million in 2001 to Ps.930.5 million in 2002.

Our cost of raw milk cost represented approximately 50.4% and 42.6% of our total cost of sales in 2001 and 2002, respectively, a decrease of Ps.152.0 million, or 27.7%, from Ps.548.7 million in 2001 to Ps.396.7 million in 2002. The decrease in our cost of raw milk is attributable to the combined effect of a decrease of 18.5% in physical volumes purchased and an average price decrease of approximately 11.4%.

During 2002, other production costs decreased by Ps.5.4 million, or 1.0%, from Ps.539.2 million in 2001 to Ps.533.8 million in 2002. This decrease was principally attributable to

•	a reduction in freight costs of Ps.36.0 million, or 37.6%, from Ps.95.7 million in 2001 to Ps.59.7 million in 2002,

•	a decrease in salaries of Ps.27.7 million, or 32.4%, from Ps.85.6 million in 2001 to Ps.57.9 million in 2002,

•	lower costs of services of Ps.7.4 million, or 65.5%, from Ps.11.3 million in 2001 to Ps.3.9 million in 2002 and

•	a decrease in maintenance expenses of Ps.5.1 million, or 40.5%, from Ps.12.6 million in 2001 to Ps.7.5 million in 2002, partially offset by an increase in raw material costs (other than the cost of raw milk) of Ps.94.5 million, or 46.0%, from Ps.205.4 million in 2001 to Ps.299.9 million in 2002.

Such changes were due principally to the contraction in physical volumes sold, the increase in prices of several items such as labor, tariffs, etc., at a pace lower than the inflation rate and in the case of raw materials other than raw milk, price increases imposed by suppliers which, especially during the first half of the year and in the case of suppliers with Dollar-denominated costs, exceeded the inflation rate.

Selling Expenses.    Our selling expenses decreased by Ps.93.1 million, or 32.7%, from Ps.284.5 million in 2001 to Ps.191.4 million in 2002. This reduction was primarily attributable to a reduction in freight expenses of Ps.36.4 million, or 29.0%, from Ps.125.7 million to Ps.89.3 million, a reduction in fees and payments for services of Ps.25.5 million, or 35.0%, from Ps.72.9 million in 2001 to Ps.47.4 million in 2002 and a drop in salaries and social security expenses of Ps.12.4 million, or 40.1%, from Ps.30.9 million in 2001 to Ps.18.5 million in 2002. The principal reason for these decreases was the contraction of our sales in the domestic market.

Administrative and Other Expenses.    Our administrative and other expenses decreased by Ps.3.5 million, or 5.4%, from Ps.64.6 million in 2001 to Ps.61.1 million in 2002. The decrease was mainly attributable to a decrease in salaries in 2002 compared to 2001 of Ps.9.5 million, or 41.1%, from Ps.23.1 million in 2001 to Ps.13.6 million in 2002; an increase in taxes and contributions of Ps.6.8 million, or 84.0%, from Ps.8.1 million in 2001 to Ps.14.9 million in 2002 which was in part due to the impact during 2002 of the higher effective tax on certain banking transactions and a decrease in depreciation of fixed assets of Ps.2.3 million, or 30.3%, from Ps.7.6 million in 2001 to Ps.5.3 million in 2002.

Other Income (Expenses), net.    Other income (expenses), net (including amortization of goodwill) increased Ps.8.6 million, or 64.2%, from a loss of Ps.13.4 million in 2001 to a loss of Ps.22.0 million in 2002 mainly due to the absence in 2002 of a profit of Ps.2.3 million due to extinguishment of certain debt during 2001 as a result of the expiration of the period during which it would be enforced and an increase of Ps.2.9 million in the provision for the minimum presumed income tax.

Interest Expense.    Interest expense increased Ps.10.3 million, or 12.3%, from Ps.83.7 million in 2001 to Ps.94.0 million in 2002. Total interest increased Ps.55.8 million, or 66.7%, from Ps.83.7 million in 2001 to Ps.139.5 million in 2002. Interest reclassified to extraordinary results increased from Ps.0.0 in 2001 to Ps.45.5 million in 2002. The increase in total interest was principally a result of the combined effect of:

•	an average increase of 237% in the value of the U.S. dollar versus the Argentine peso between 2001 and 2002, which fluctuated from an exchange rate of Ps.1.00 per U.S.$1.00 at the end of 2001 to Ps.3.37 per U.S.$1.00 at the end of 2002 and

•	an increase in the adjustment for inflation of 118% between 2001 and 2002.

The interest expense for each fiscal year was calculated by applying contractual rates to each of our financial debts.

Interest Income.    Interest Income decreased Ps.0.9 million, or 10.5%, from Ps.8.6 million in 2001 to Ps.7.7 million in 2002 principally due to lower interest rates.

Financial and Holding Results.    Financial and holding results principally include the results from certain currency and inflationary exposures. Such results increased 444.2% from a loss of Ps.19.9 million in 2001 to a profit of Ps.68.5 million in 2002, mainly due to exchange rate differences.

Extraordinary Results.    We had an extraordinary loss of Ps.258.2 million in 2002 as a consequence of the devaluation of the peso in the first quarter of 2002. Such loss in 2002 reflected principally exchange gain and interest generated by assets (principally Dollar-denominated receivables and Dollar cash balances) of Ps.57.9 million in 2002 and a gain from holding of inventories of Ps.15.3 million in 2002. Such gains were offset by an interest and exchange loss generated by liabilities, net of exchange differences allocated to assets, of Ps.286.2 million in 2002, a provision for minimum presumed income tax of Ps.29.0 million in 2002 and a provision for impairment of goodwill of Ps.15.8 million in 2002.

Income Tax.    We paid no income taxes in 2002 or 2001 due to our losses in those years as well as our accumulated losses from prior periods.

Summary of Differences Between Argentine GAAP and U.S. GAAP

Effective January 1, 2003, Argentina has adopted a new set of accounting standards which, with certain exceptions, is primarily based on International Financial Reporting Standards, or IFRS. The main differences between Argentine GAAP and U.S. GAAP affecting our economic results or equity are as follows (the economic impact of such differences is quantified in notes to our financial statements):

1.    Property, Plant and Equipment

i.	Foreign Exchange Gains or Losses. Foreign exchange gains or losses generated from January 6, 2002 to July 27, 2003 on non-Argentine peso denominated direct or indirect obligations related to the acquisitions, construction or installation of property, plant and equipment, were included as part of the historical cost of such assets, net of the effect of restating the historical cost to reflect the effects of inflation. The inclusion of foreign exchange gains or losses as part of the historical cost of property, plant and equipment is not allowed under U.S. GAAP, which requires that foreign exchange gains or losses are to be immediately credited or charged to income.

ii.	Technical Revaluation. Property, plant and equipment are carried under Argentine GAAP at their historical cost restated for the effects of inflation. Argentine GAAP allowed up to 2002, as an addition to historical cost, a revaluation based on technical appraisals performed by independent parties. The net revaluation increase (that is, the excess of the net appraised value over the carrying value of the property, plant and equipment) was included in a technical reserve account (a component of shareholders' equity). The revaluation increase (as adjusted for the effects of inflation) is also depreciated with the depreciation expense on the revaluation increase charged to the technical reserve account. The technical reserve account may also by applied to offset accumulated deficit. In such a case, thereafter, the depreciation expense on the revaluation increase is charged to income. Under U.S. GAAP, revaluation of property, plant and equipment is not permitted.

2.    Goodwill

Amortization of Goodwill.    Goodwill is amortized over its estimated useful life under both Argentine GAAP and U.S. GAAP prior to 2002. Under U.S. GAAP, the Statement of Financial Accounting Standards ("SFAS") No. 142, 'Goodwill and Other Intangible Assets', on January 1, 2002 and, at that time, ceased amortizing goodwill.

An impairment loss on goodwill may be determined under Argentine GAAP applicable as of December 31, 2002 based on current and expected future profitability of a legal entity from which acquisition the goodwill arose.

Effective in 2003, Argentine GAAP allows goodwill impairment testing to be made at a level higher than the legal entities (such as an operating segment) and requires goodwill to be tested for impairment together with property, plant and equipment (the "PPE"). The new accounting standard requires goodwill and PPE to be tested for impairment using a two-step process. The first step is the comparison of the undiscounted cash flows for a period equivalent to the remaining useful life of an operating segment with the carrying value of the goodwill and PPE. The second step, which is performed only if the undiscounted cash flows for a period equivalent to the remaining useful life of an operating segment is less than the total carrying value of the goodwill and PPE, is the comparison of the total carrying value of the goodwill and PPE with the total fair value of the PPE and goodwill. An impairment loss is recognized for the excess of the total carrying value of the goodwill and PPE over the total fair value of the goodwill and PPE.

SFAS No. 142 requires an evaluation of goodwill for impairment at a reporting unit level upon adoption, annually thereafter, and more frequently if circumstances indicate a possible impairment. This impairment test is comprised of two steps. The initial step is designed to identify potential goodwill impairment by comparing an estimate of the fair value of a reporting unit to its carrying value, including goodwill. If the carrying value exceeds the fair value of the reporting unit, a second step is performed, which compares the implied fair value of the applicable reporting unit's goodwill with the carrying amount of that goodwill, to measure the amount of goodwill impairment, if any. Under U.S. GAAP, the fair value of a reporting unit is measured based on management's best estimates of future discounted cash flows. Each reporting unit's discounted cash flow analysis used a discount rate that corresponds to the reporting unit's estimated cost of capital, which is consistent with that used for investment decisions and takes into account the specific risks associated with the reporting unit and the general risk of the economic environment in which it operates. Certain other key assumptions utilized, including changes in revenue, product cost and operating expenses, are based on estimates related to the reporting unit's initiatives. Such assumptions are also consistent with those utilized in the reporting unit's annual planning processes. SFAS No. 142, allowed also to performed transitional impairment test on the goodwill on each of a Company's reporting units upon adoption of SFAS No. 142 on January 1, 2002.

3.    Inventories

Inventories are valued at their replacement cost under Argentine GAAP. U.S. GAAP require to value stock at their historical value. Certain finished good inventories, primarily high turnover products could be valued at their net realizable value under Argentine GAAP; which is net selling price less direct selling expenses.

4.    Direct Costs Incurred to Effect Debt Restructurings

U.S. GAAP applicable for the restructuring of a debt, when it is considered a troubled debt restructuring under SFAS No. 15, 'Accounting by Debtors and Creditors for Troubled Debt Restructurings' require that all costs incurred directly related the foregoing restructurings were included in expense for the period incurred under U.S. GAAP. Under Argentine GAAP, all direct costs incurred to effect debt restructurings were deferred and amortized on a straight-line basis over the term of the restructured debt. Effective January 1, 2003, all direct costs incurred to effect debt restructurings are deferred and expensed when the restructuring is completed, together with the recognition of other effects on net income (such as income recognized on accrued interest expense waived).

5.	Re-measurement of Non-Argentine Peso Denominated Assets and Liabilities as of December 31, 2001

Since 1991, the Argentine peso had been pegged to the U.S. dollar at a rate of 1 to 1 (under a legal régime titled Convertibility Law). On January 5, 2002 and January 6, 2002, the Argentine Congress and Senate gave the President of the Republic of Argentina the ability to suspend the law that created the fixed rate. The Argentine Government subsequently announced the creation of a dual currency system in which certain qualifying transactions would be settled at a fixed rate of 1.4 pesos to the U.S. dollar while other transactions will be settled using a free floating market exchange rate. The free floating market exchange rate system started limited operations on January 11, 2002. Under Argentine GAAP, non-Argentine peso denominated assets and liabilities as of December 31, 2001 were re-measured into Argentine peso using the 1:1 (Argentine Peso/U.S. dollar) exchange rate.

Under U.S. GAAP, it was not appropriate to re-measure non-Argentine peso assets and liabilities as of December 31, 2001 using the 1:1 (Argentine peso/U.S. dollar) exchange rate as there was no exchangeability of Argentine peso and U.S. dollar. Accordingly, non-Argentine peso denominated assets and liabilities as of December 31, 2001 were re-measured into Argentine peso using the closing exchange rate of 1.65:1 (Argentine peso/U.S. dollar) on January 11, 2002, the first date after December 31, 2001 in which there was exchangeability.

Liquidity and Capital Resources

Sources and Uses of Funds

Historical.    Historically, we have funded our capital expenditures and working capital requirements principally from net cash provided by operations, borrowings, issuance of debt and equity securities and asset sales. From 1998 to 2001, our primary liquidity requirements were for capital expenditures, and to a lesser extent debt service and working capital. In the past, such sources of funds were enough to cover all our needs, even during difficult market conditions. Specifically, we covered our needs by

•	retaining almost all of the cash generated from operations and paying almost no dividends,

•	receiving capital contributions in a total amount of U.S.$289.8 million,

•	issuing of our original notes, in an aggregate principal amount of U.S.$225 million and

•	receiving "buyers' credits" (that is, credits granted by international banks to finance the purchase of imported capital goods, partially covered by guarantees from the export credit agency of the country of origin of such capital goods) and loans under short-term borrowing facilities.

We also distributed the maturities of our long-term debt over the period from 2001 through 2008, which would allow us to pay such debt with the expected cash flow generation from our investment plan.

Our financing alternatives were curtailed by the end of 2001 when the Argentine government defaulted on most of its financial obligations. In addition to Argentina's debt crisis, beginning in late 2001 our ability to access the capital and bank loan markets was effectively eliminated as a result of the economic recession and political instability in Argentina and the Argentine government's imposition of transfer restrictions on payments of foreign financial obligations.

Given the serious economic conditions in Argentina starting at the end of 2001, we had no alternative but to halt payments to our financial creditors and initiate negotiations with them in order to agree upon a new schedule of repayments and the general terms that would enable the continuity of operations. Our Board of Directors adopted a resolution on February 28, 2002 authorizing management to halt payments to our financial creditors.

Following our restructuring.    Now that we have consummated our restructuring, we expect that our principal source of liquidity will be cash flow from operations. Our principal uses of cash are expected to be debt service requirements of our financial indebtedness, including scheduled debt service and mandatory prepayments, working capital needs and capital expenditures. We do not expect to be able to access in the next few years the capital markets to a significant degree.

The successful completion of the restructuring resulted in a level of debt that we are capable of servicing with cash from operations, although there will be refinancing risk in the years when a significant portion of the proposed restructured debt will mature. This belief is based on a number of assumptions about macroeconomic factors that will affect key components of our business, including, without limitation: the exchange rate of Argentine pesos to U.S. dollars for the term of our restructured debt; lower rates of inflation for the term of our restructured debt than those experienced in 2002; a recovery in raw milk production in Argentina; and moderate growth in Argentine gross domestic product and dairy products demand.

We have made assumptions that we believe are conservative because these macroeconomic assumptions involve factors that are not within our control. The statements expressed in the preceding paragraphs constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. Actual results may differ materially from those assumptions described above as a result of various factors, including the factors discussed under "Risk Factors".

Cash flows for the nine-month period ended September 30, 2004.

The following table summarizes our cash flows for the nine-month period ended September 30, 2004 (figures in millions of pesos):

Nine-Month Period Ended September 30, 2004
(in millions of pesos)
Ordinary loss	(160.2)
Items that do not imply use or generation of funds, net	221.3
Subtotal – ordinary operations	61.1
Net change in working capital	40.7
Cash flow from operations	101.8

Acquisition of fixed assets	(23.4)
Sale of assets	2.9
Other	1.3
Cash flow from investments	(19.2)

Net change in short-term debt	(2.9)
Interest paid on financial debt	(0.4)
Other debt – net reduction	(1.2)
Cash flow from financial activities	(4.5)

Net change for the period	78.1

Cash and cash equivalents – beginning of year	158.6
Cash and cash equivalents – end of period	236.7

Cash from operating activities amounted to Ps.101.8 million during the nine-month period ended September 30, 2004 and resulted from cash inflow from ordinary operations, excluding changes in working capital accounts, of Ps.61.1 million, reflecting an estimated cash generation before interest and taxes of Ps.55.0 million and a cash inflow of Ps.40.7 million resulting from changes in working capital accounts reflecting primarily a reduction in inventories of Ps.25.1 million and an increase in accounts payable of Ps.22.6 million.

Cash used in investment activities amounted to Ps.19.2 million in the first nine months of 2004, principally reflecting expenditures of Ps.23.4 million in the acquisition of fixed assets.

Cash used in financing activities amounted to Ps.4.5 million in the first nine months of 2004, principally reflecting the payment of short term debt and the payment of the deferred portion of the acquisition cost of Emexal S.A., a subsidiary purchased in 1999 and merged into Mastellone San Luis S.A.

As a consequence of the aforementioned changes, our cash balances increased 49.2% during the period, from Ps.158.6 million as of December 31, 2003 to Ps.236.7 million as of September 30, 2004.

    Debt Service

Historical.    As of September 30, 2004, we had the equivalent of approximately Ps.980.8 million of consolidated outstanding principal amount of unsecured financial indebtedness, which consisted of:

•	The equivalent of approximately Ps.670.7 million in aggregate principal amount of notes due 2008 issued on March 31, 1998. The originally scheduled maturity date is April 1, 2008.

•	The equivalent of approximately Ps.172.1 million aggregate outstanding principal amount of "buyers' credits" (that is, credits granted by international banks to finance the purchase of imported capital goods, partially covered by guarantees from the export credit agency of the country of origin of such capital goods). The originally scheduled maturities are from 2001 to 2008.

•	The equivalent of approximately Ps.138.0 million aggregate outstanding principal amount, which includes loans from domestic banks and a loan originally granted by Alfabanque, a financial institution belonging to the Danone Group, which was assigned to Compagnie Gervais Danone on June 28, 2002. The originally scheduled maturities were from 2001 to 2002.

Following our restructuring.    Assuming our restructuring closed on September 30, 2004, our restructured financial unsecured indebtedness would be Ps.727.4 million which will consist substantially of:

•	the equivalent of approximately Ps.21.1 million aggregate outstanding principal amount of the original notes due 2008;

•	the equivalent of approximately Ps.468.6 million aggregate outstanding principal amount of old notes; and

•	the equivalent of approximately Ps.237.7 million aggregate outstanding principal amount of floating rate debt due 201l.

Our restructuring also provided for the forgiveness of accrued and unpaid interest on the original debt amounting to Ps.323.3 million. In addition to the unsecured debt described above, as of September 30, 2004, we had secured debt in the equivalent of Ps.37.3 million aggregate principal amount, all of which was restructured prior to September 30, 2004.

Our 8% notes contain a number of restrictive covenants that will, among other things, limit our ability and the ability of our Restricted Subsidiaries

•	to incur indebtedness (other than Permitted Indebtedness) unless our Consolidated Fixed Charge Coverage Ratio (after giving effect to any such incurrence) is at least of 2.25 to 1.00 and our Consolidated Indebtedness Ratio is not more than 4:00 to 1:00;

•	to create or permit liens on our property or assets or those of our Restricted Subsidiaries unless our new notes and exchange floating rate debt are equally and ratably secured;

•	to sell assets; and

•	to make capital expenditures (other than Permitted Capital Expenditures)

in excess of our Permitted Capital Expenditures unless our Consolidated Fixed Charge Coverage Ratio is at least of 2.00 to 1.00. We currently do not expect to meet the specified coverage ratios during 2005 and can give you no assurance that we will meet them thereafter. Accordingly, we can give no assurance regarding when we will be able to incur additional indebtedness (other than Permitted Indebtedness) or make capital expenditures (other than Permitted Capital Expenditures).

Our 8% notes and our floating rate debt also contain cross-acceleration provisions which will make the occurrence of any acceleration of our debt, or that of any of our Restricted Subsidiaries, in excess of U.S.$10 million an event of default under our 8% notes and our floating rate debt, subject to certain exceptions.

Our 8% notes also contain a mandatory redemption provision pursuant to which if, for any 12-month period commencing on January 1, 2005 or on any subsequent January 1 there is any "excess cash" (generally EBITDA, as defined in the Indenture with the terms and conditions of the old notes, for such period adjusted for certain Permitted Capital Expenditures, permitted cash investments and debt service payments during the period, subject to the existence of a minimum cash balance) then upon at least 30-day notice to the Trustee we will be required on June 30, 2006 and on each subsequent June 30 to (1) use such excess cash to redeem Subsequent Notes and (2) apply 75% of any excess cash (after giving effect to (1) above) to redeem our new notes in inverse order of maturity.

    Non-financial Debt

As of December 31, 2003 and September 30, 2004, we had commercial debt obligations (which include account payables, obligations to pay taxes, salaries and social security payments including obligations to federal, provincial or municipal tax or social security authorities and other liabilities) equivalent to Ps.239.6 million and Ps.282.0 million, respectively. We plan to meet our commercial debt obligations out of our cash flow in pesos. Our ability to meet these obligations will depend on the generation of sufficient cash flow and, in the case of commercial debt obligations denominated in currencies other than pesos, our ability to transfer funds outside of Argentina, a stable exchange rate between the applicable currency and the peso and the availability of foreign exchange. Our ability to pay these commercial debt obligations will also depend on the success of our restructuring.

    Capital Expenditures

Capital expenditures amounted to Ps.93.8 million, Ps.21.2 million and Ps.19.1 million for the years ended December 31, 2001, 2002 and 2003, respectively and Ps.13.8 million and Ps.23.4 million for the nine-month periods ended September 30, 2003 and 2004. A breakdown of such capital expenditures in their main components is summarized in the table below:

	Fiscal Year			Nine Months Ended September 30, 2004
	2001	2002	2003
Total capital expenditures	93.8	21.2	19.1	23.4
Expansion capital expenditures
Cheese facilities – Mastellone San Luis	16.1	—	—	—
UHT milk	16.1	0.6	—	—
New cheese plant	27.8	10.4	—	—
Milk bottling facilities	—	—	—	14.2

Maintenance capital expenditures	33.8	10.1	19.1	9.2

Main projects to increase production capacity:

a)    Cheese facilities at our subsidiary Mastellone San Luis

We invested approximately Ps.16.1 million during 2001 for a new warehouse for the storage and aging of cheese at the production facilities of this subsidiary in the city of Villa Mercedes, in the province of San Luis.

b)    UHT milk

Our investments related to UHT milk include two projects: (i) an overall improvement in the UHT milk processing sectors, including new buildings for both storage and processing activities, updated material handling equipment, etc., with costs of Ps.8.2 million in 2001 and Ps.0.6 million in 2002 and (ii) the purchase of new equipment to package UHT milk with spin cap, following competitive trends, at costs of Ps.7.9 million in 2001.

c)    New plant to manufacture semi-hard cheese

We invested approximately Ps.27.8 million during 2001 and Ps.10.4 million in 2002 to purchase a plant to manufacture semi-hard cheese. This plant has been financed by a specific loan from Calyon, guaranteed by Eksport Kredit Fonden, or EKF, the Danish export credit agency, and there is a pledge on these assets in favor of the creditor. The refinancing agreement reached with Calyon and EKF in June 2004 provides that by December 31, 2005, we must sell the plant under certain conditions and it provides that the proceeds from such sale must be used to reduce the debt.

d)    Milk bottling facilities

During 1998, we began selling both whole and low-fat fluid milk bottled in plastic containers, a form of container which had not previously been used in Argentina to market fluid milk. For such purposes, we developed jointly with, and outsourced to, Tetra Pak the manufacturing of such plastic containers under certain long-term agreements. Tetra Pak is a highly recognized company that specializes in the packaging of fluid and semi-fluid foods. Our average monthly revenues from the sale of these products amounted to Ps.3.3 million as of September 30, 2004.

In light of market changes and the decision of Tetra Pak to leave this line of business on a worldwide basis, we agreed with Tetra Pak to purchase the equipment currently used to manufacture plastic containers, for a total amount of approximately Ps.14.2 million. Such price has been fixed in U.S. dollar terms and is to be paid in fifty-five equal monthly installments, beginning in September 2004. Interest will accrue on the unpaid balance of this debt at the rate of 3% per annum.

Our future capital expenditures will be limited to maintenance capital expenditures, that is, those necessary to maintain the productive capacity of our plants. We estimate that the amount required for this purpose in 2005 will be the equivalent of approximately U.S.$7.0 million. We also estimate that such capital expenditures could increase gradually over the following years. We expect to finance our capital expenditures through cash generated through operations and therefore our ability to make these expenditures is dependent on, among other things, our ability to generate sufficient funds internally.

    Dividends

We did not pay dividends in 2001, 2002, 2003 or 2004.

    Contractual Obligations and Commercial Commitments

Below is a table reflecting our contractual obligations and our commercial commitments as of September 30, 2004.

Payments due by Period
	Total	Due September 30, 2004	Less than 1 year	2-3 years	4-5 years	After 5 years
(In millions of pesos)
Contractual Obligations:
Debt	1,052.3	7.3	283.8	9.1	86.3	665.8
Capital lease obligations	1.7	—	0.6	1.1	—	—
Operating leases	—	—	—	—	—	—
Unconditional purchase obligations	—	—	—	—	—	—
Other contractual obligations	36.3	—	0.2	6.7	6.5	22.9
Total contractual cash obligations	1,090.3	7.3	284.6	16.9	92.8	688.7

Commercial Commitments:
Lines of credit	—	—	—	—	—	—
Standby letters of credit	—	—	—	—	—	—
Guarantees	—	—	—	—	—	—
Standby repurchase obligations	—	—	—	—	—	—
Other commercial commitments		—		—	—	—
Total commercial commitments		—		—	—	—

Under the amounts maturing within one year, we paid Ps. 253.4 million during October 2004.

Quantitative and Qualitative Disclosure About Market Risk

    Foreign Exchange and Interest Rate Risk

Our revenues are substantially peso-denominated because most of our sales are in pesos and we are required by government regulations to exchange our U.S. Dollar and other foreign currency revenues we generate from exports into pesos. Since most of our financial debt is denominated in foreign currency (predominantly U.S. Dollars), we are exposed to potential losses if the peso devalues further. We have not entered into any financial transactions to hedge our exposure to this devaluation risk, as the options currently available to us for the purposes of coverage are limited and expensive. Specifically, as of December 31, 2003 and September 30, 2004, we were not party to any derivative financial instrument. We do not hold or issue derivative financial instruments for trading purposes.

The table below provides information in Argentine pesos regarding our debt obligations, classified by currency and type of interest rate (fixed or floating), which have been translated into pesos at the exchange rates prevailing at such date. Regarding these debt obligations, the table presents principal cash flows and related weighted average interest rates at maturity dates of principal amounts, as set forth in the instruments governing such obligations as of December 31, 2003.

The information presented in the table below reflects the terms of our debt obligations, in accordance with the provisions of the instruments governing such obligations. However, as a result of the suspension of principal and interest payments on our financial debt, the holders of these obligations had the right to accelerate the maturity of our debt and to demand the immediate payment of the full amount payable under their respective notes or loan documentation.

Amounts shown for the year 2003 include amounts that matured in 2001 and 2002, which were not paid due to the overall suspension of payments.

	2003	2004	2005	2006	2007	2008	Thereafter	Total
US Dollars
Fixed Rate	92.9	15.4	13.2	10.3	6.2	663.4	—	801.4
Average Interest Rate	—	11.44%	11.53%	11.62%	11.69%	11.72%	—	—
Variable Rate	136.8	23.4	16.1	9.5	1.1	—	—	186.9
Average Spread over LIBOR	—	1.38%	0.91%	0.89%	0.46%	—	—	—

Euro
Fixed Rate	9.1	2.3	0.3	—	—	—	—	11.7
Average Interest Rate	—	5.05%	4.14%	—		—		—
Average Spread over LIBOR	0.85%	—	—	—	—	—	—	—

Argentine Pesos
Fixed Rate	2.5	—	—	—	—	—	—	2.5
Average Interest Rate	23.85%	—	—	—	—	—	—	—

Following the consummation of the restructuring of our financial debt on October 22, 2004, our exposure to fluctuations in foreign exchange rates and interest rates changed substantially. The following table provides information about the principal cash flows of our debt obligations by currency and type of interest (fixed or floating) as of September 30, 2004, assuming that the closing of the restructuring of our financial debt occurred on such date.

	4Q04	2005	2006	2007	2008	Thereafter	Total	Fair Value
U.S. Dollars
Fixed Rate Obligations	—	—	2.9	14.5	50.2	682.9	750.5	552.6
Average Interest Rate	7.06%	7.06%	7.06%	7.07%	7.11%	7.06%	—	—
Floating Rate Obligations	0.9	3.5	1.8	—	—	—	6.2	5.6
Average Spread over US$ LIBOR	1.80%	1.80%	1.80%	1.80%	1.80%	1.80%	—	—

Euro
Fixed Rate Obligations	—	—	—	0.3	0.6	5.1	6.0	4.0
Average Interest Rate	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%	—	—
Floating Rate Obligations	0.6	1.2	—	—	—	—	1.8	1.2
Average Spread over Euro LIBOR	1.50%	1.50%	0.00%	0.00%	0.00%	0.00%	—	—

Peso
Fixed Rate Obligations	—	—	—	—	0.1	0.4	0.5	0.3
Average Interest Rate	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%	—	—

We have assumed that our restructured floating rate debt is, from the financial point of view, a fixed rate debt, since there is a ceiling of 5% in the applicable interest rate.

We have calculated the fair value of our debt as follows:

•	for our Senior Notes maturing 2012: 75% of face value, according to market prices by the end of December 2004 and early January 2005; and

•	for the remainder debt: fair value has been estimated to be the net present value of all the cash flows associated to each piece of debt, at a rate similar to the yield of the 2012 Senior Notes.

Our floating rate debt amounts to approximately 1% of our total debt, and therefore the impact of changes in market rates is very limited. On the contrary, practically all debt is denominated in foreign currency, and accordingly each Ps. 0.01 increase in the peso value of the U.S. dollars and euros, expressed in peso terms, would represent a negative impact of approximately Ps.2.5 million.

Credit Risk

We sold our products through our integrated sales and distribution network to more than 77,300 customers as of September 30, 2004, including hypermarkets, supermarkets, distributors and small retailers. Approximately 67.6% of our net domestic sales for the nine-month period ended September 30, 2004, excluding sales to governmental agencies, industrial sales and services, were derived from sales to small retailers. No single customer or affiliated group of customers accounts for a significant portion of our total sales. Our largest single customer during the nine-month period ended September 30, 2004 was the government of the Province of Buenos Aires, which purchases and distributes pasteurized milk in connection with its welfare programs and accounted for approximately 8.0% of our net sales for that period. Our second largest customer for the same period was Carrefour, one of Argentina's largest supermarket chains, which accounted for approximately 6.6% of our net sales for that period.

THE ARGENTINE DAIRY INDUSTRY

Introduction

Raw milk is the primary raw material used in the dairy industry for the production of its various products. Argentina is among the world's lowest cost producers of raw milk due, in large part, to the economically motivated historical use of land for grazing dairy cattle rather than for raising crops or for other purposes, a benign climate and the relatively high productivity of Argentina's dairy herds. As described in "Risk Factors—Risk Factors Related to Us—We have been materially and adversely affected by the sharp decline in production of raw milk in Argentina and will continue to be materially and adversely affected if production does not increase materially" and as set forth below, a number of economic factors have, since 2000, caused land traditionally dedicated to grazing dairy cattle to be used for raising crops which has in turn contributed to a sharp decrease in the production of raw milk in Argentina. The production of raw milk in Argentina is seasonal, with spring and summer production exceeding fall and winter production by approximately 30%.

The Argentine dairy sector is relatively free from government regulation other than regulations concerning hygiene and the shelf life of dairy products. No Argentine official entity or agency is a significant producer or processor of milk and the Argentine government does not subsidize the dairy industry, in contrast to the United States and certain European Union countries, and applies a 5.0% export tax on the FOB prices for dairy product. While some government welfare plans currently provide for the purchase of milk with government funds for low income families and such programs have increased in size recently, the level of such purchases is not very significant in relation to the size of the Argentine dairy sector (approximately 5% of total production) and has no significant effect on the price of dairy products or raw milk. Consequently, market forces are the main factor in determining the price of raw milk in Argentina.

Production of Milk and Other Dairy Products in Argentina

The following chart sets forth for the indicated years information regarding milk production in Argentina, exports of dairy products from Argentina (net of imports) and consumption of dairy products in Argentina.

Year		Total Milk Production(1)	Total Milk Exports(2)	Exports (%)(3)	Total Domestic Consumption(4)(6)		Per Capita Domestic Consumption(5)
1994		7,777	527	6.8%	7,666		223.6
1995		8,507	1,094	12.9%	7,578		219.7
1996		8,865	1,118	12.6%	7,816		226.7
1997		9,090	1,196	13.2%	8,142		228.4
1998		9,538	1,322	13.8%	8,176		232.7
1999		10,321	1,848	17.9%	8,446		234.1
2000		9,793	1,407	14.3%	8,559		229.1
2001		8,780	1,158	12.2%	8,199		223.8
2002		7,911	1,701	19.9%	7,296		180.7
2003		7,378	1,393	18.9%	6,200	(7)	163.2	(7)
2004	(8)	9,100	2,100	23.1%	7,000	(7)	182.4	(7)

Source: Argentine Dairy Industry Federation (CIL), Secretariat of Agriculture, Cattle Farming, Fisheries and Food, except for 2003, which was estimated by the United States Department of Agriculture, to which we refer as "USDA".

(1)	Expressed in millions of liters.

(2)	Expressed in millions of liters of milk equivalent.

(3)	Total Milk Exports divided by Total Milk Production.

(4)	Expressed in millions of liters required to produce the products consumed.

(5)	Expressed in liters required to produce the products consumed.

(6)	Total Domestic Consumption does not equal the difference between Total Milk Production and Total Milk Exports due to changes in inventories.

(7)	Total Domestic Consumption and Per Capita Domestic Consumption for 2003 and 2004 were estimated by us.

(8)	Estimated.

The Argentine dairy sector's average annual raw milk production from and including 1994 through 1999 was 9.0 billion liters, which was comparable to that of Italy, Australia, Japan and Canada during those years. Such production declined to an estimated annual average of 8.5 billion liters during the period from 2000 through 2003 and to approximately 7.4 billion liters for 2003.

From 1994 through 1999 raw milk production in Argentina increased at a compound annual rate of 4.8%. This growth was principally due to the relatively attractive economic return from the use of agricultural land to raise dairy cattle in comparison to the other uses that could be made of such land and firm demand in the domestic market. During 1999, however, the effect of lower prices for dairy products in both the domestic and international markets resulted in a decrease in raw milk prices. Total milk production in Argentina began to decline in 2000 and decreased approximately 25.4% from the 10.3 billion liters produced in 1999 to the approximately 7.4 billion liters produced in 2003. This decrease was principally due to the shift in the use of agricultural land from raising dairy cattle to the economically more attractive production of exportable agricultural commodities and the resulting decrease in the number of dairy cows and the decline in the amount of milk produced on average by Argentina's dairy cows resulting from the economically motivated decision of dairy farmers to rely more on grazing and less on supplementary food in the raising of their dairy cattle. After the increase in the prices paid for the raw milk during 2003, raw milk production during 2004 increased to 9.1 billion liters, approximately the same volume of 1997.

Demand for Argentine Milk and Other Dairy Products

Domestic Market

Before the onset in 2001 of Argentina's economic crisis, annual consumption of dairy products in Argentina amounted to approximately 8.5 billion liters of milk equivalent per year and annual per capita consumption approximated 230 liters of milk equivalent. Consumption of dairy products per capita in Argentina before 2002 was usually the second highest in Latin America after Uruguay, but was lower than such consumption in many developed nations. Although the relevant statistics are not yet available, given the significant reduction in consumption in Argentina since 2002, it is likely that per capita consumption of milk measured in terms of liters of milk equivalent in several other Latin American countries exceeds that in Argentina. The consumption of dairy products in Argentina is estimated as approximately 7.0 billion liters of milk equivalent in 2004. This reflects a decrease of 17.1% as compared to 1999. We estimate that per capita consumption fell from 234.1 liters per year in 1999 to 182.4 liters in 2004, a 22% contraction.

We believe that the decrease in demand for dairy products is driven by

•	the increase in the price of raw milk in response to the substantial decrease in production of raw milk described above,

•	the limited capacity of consumers to absorb additional price increases in the price of dairy products and

•	the willingness of consumers to forego for economic reasons the consumption of cheese, the production of which has traditionally required more raw milk than any other dairy product.

The following chart sets forth for the indicated years the production of the principal dairy products produced in Argentina:

Year	Cheese(1)(3)	Fluid Milk(2)	Powdered Milk(1)(3)	Butter(1)(3)
1994	365	1,976	114	44
1995	354	2,070	105	42
1996	375	2,110	117	45
1997	390	2,193	137	47
1998	392	2,238	127	45
1999	400	2,250	129	46
2000	428	2,372	119	43
2001	409	2,381	116	41
2002	352	2,094	116	41
2003	309	2,046	102	36

Source: Center for the Dairy Industry, National Institute of Statistics and Census, Ministry of Economy and Public Works, Secretariat of Agriculture, Cattle Farming, Fisheries and Food.

(1)	Expressed in thousands of metric tons.

(2)	Expressed in millions of liters.

(3)	Does not include exports.

International Market

General

According to the USDA, milk production in the main milk producing countries reached 382.3 billion liters during 2003, an increase of approximately 0.5% as compared to 2002. The average annual growth rate in milk production in such countries for the five years ended December 31, 2002 has been approximately 1.0%, which is comparable to the worldwide population growth rate. The greatest increase in the average annual rate of production of raw milk during this five-year period occurred in New Zealand, which had an average annual growth rate of 4.3%, while Argentina had the greatest decrease in the average annual rate of production of raw milk during that period with an average annual decrease of 4.0%.

According to the USDA, the international market for dairy products amounted to approximately 37.8 billions of liters of milk equivalent during 2003, excluding trade within the European Union countries, or approximately 7.8% of worldwide milk production. International trade in dairy products consists primarily of sales of commodities such as powdered milk, butter and cheese, which are less perishable and have broader uses than other consumer and specialties dairy products. Given the relatively small size of the international market, changes in short-term prices tend to be substantial as demand and supply shift. International prices of these products have fluctuated sharply over the past nine years; for example, according to the USDA, the price of powdered milk averaged U.S.$1,800 per ton from January 1, 1995 through June 30, 2003 but during that period the price fluctuated from a high of U.S.$2,300 per ton in October 1995 to a low of U.S.$1,250 per ton in July 2002. We believe that, unless the U.S. dollar continues to weaken further against the Euro, it is unlikely that current prices for these products, which are close to the prices of 1995, will continue to increase.

All of the countries in Latin America, with the exception of Argentina, Costa Rica and Uruguay, rely on imports of dairy products. Between 1999 and 2004, the annual imports of dairy products by Mexico, Brazil and Venezuela (the principal importers of dairy products in Latin America) averaged 3.0 billion liters of milk equivalent per year.

Argentina's ability to export dairy products had been historically constrained by the inconsistent availability of exportable surplus raw milk, high processing and distribution costs, low installed capacity for drying fluid milk (milk powder) and competition from milk producing countries that provide significant subsidies to their dairy industries. We believe that exports by Argentine dairy producers will gradually increase as milk production recovers from its current low levels.

Brazil

Argentina has historically exported large quantities of dairy products (principally powdered milk) to Brazil. As a consequence, developments in Brazil which adversely affect the demand for milk in Brazil or the price that Brazilian importers are willing to pay for Argentine dairy products can have an adverse impact on Argentine exporters of dairy products.

As a result of controversy over the alleged dumping Argentine exports, in early 2000 Argentina's main dairy exporters and Brazil's milk producers established rules for the following three years governing the trade between Argentina and Brazil in whole and low-fat non-fractioned powdered milk. Such rules provide for a minimum price for Argentine exports to Brazil which is based on

•	international prices, as reported periodically by the USDA,

•	a consideration of seasonal factors and

•	an adjustment to recognize the advantages granted to Argentina under the Mercosur agreements.

No quota system resulted from the new rules. These rules have been extended until February 2005. We believe that rules of this type will continue to be applied in the future to Argentine powdered milk exports to Brazil. We also believe that any future rules will not alter the basic advantages enjoyed by the Argentine dairy industry in comparison to the Brazilian dairy industry, although they induced an expansion in Brazilian production of raw milk, substantially lowering Brazil's demand for imported dairy products and even resulting in some seasonal milk surpluses from Brazil, exported to third parties.

Other Export Markets

The role of Brazil as the main importer of Argentine dairy products has been gradually replaced over the last few years by other markets.

Some Argentina dairy companies including ourselves have reached commercial agreements with Liconsa of Mexico (a state owned company) that ensure the supply to Mexico of a portion of its sizeable need for dairy products. We believe that the possibility of accessing the Mexican market substantially improves the capacity of efficiently selling Argentina's exportable stocks (principally powdered milk in the short term). Argentina exports significant quantities of dairy products to Algeria, Chile, Egypt, Iraq (under United Nations programs), Mexico, Russia and Venezuela. We have also exported cheese to the United States under a quota system.

OUR BUSINESS

Introduction

We are the leading processor and distributor of fresh dairy products in Argentina. We process and distribute a broad line of fresh dairy products, including fluid milk, cream and butter, as well as long-life dairy products, including cheese, powdered milk and caramelized condensed milk, which is known in Argentina as dulce de leche. We market our dairy products under several brand names, including La Serenísima, La Armonía and Fortuna. We also package some of our products under the brands of certain of our major clients and deliver them to those clients for sale by them to their own customers, a strategy which we believe provides us with flexibility in competing in different market sectors. La Serenísima and several of our other brand names have enjoyed a high level of recognition throughout Argentina for over 30 years. According to several independent marketing surveys conducted over the last few years, our La Serenísima brand has consistently ranked among the leaders in brand image among all consumer brands in Argentina. During 2003 and the nine-month period ended September 30, 2004, we had a market share of approximately 56.6% and 57.8%, respectively, of the Argentine fluid milk market in terms of physical volume.

We and our predecessor businesses have been actively engaged in the dairy industry for over 75 years. During such period we have been under the control of members of the Mastellone family.

For the year ended December 31, 2003, we had net sales of Ps.1,130.1 million and a net loss of Ps.185.6 million. For the nine-month period ended September 30, 2004, we had net sales of Ps.998.6 million and a net income of Ps.129.5 million.

We are organized in Argentina as a sociedad anónima for a period of 99 years from November 5, 1961 and were registered as such with the Argentine Public Registry of Commerce, General Superintendence of Corporations of the City of Buenos Aires, on May 17, 1976, under number 1163, Book 85, Volume "A" of Corporations.

Our registered address is Encarnación Ezcurra 365, 2nd Floor, Suite 310, Buenos Aires, Argentina and our telephone number is (5411) 4318-5000.

Competitive Strengths

We believe the following to be our principal competitive strengths:

•	Leading Market Position. As noted above, we have a market share of approximately 57.8% of the Argentine fluid milk market in terms of physical volume. We also have the highest market share in Argentina (in terms of physical volume) in the cream, butter and dulce de leche markets and the second highest market share in Argentina (in terms of physical volume) in the cheese and powdered milk markets. We believe that these market shares allow us to benefit from significant economies of scale in the production, marketing and distribution of our products and strengthen our bargaining position with our suppliers and customers.

•	Raw Milk Procurement. As of September 30, 2004, we acquired our raw milk from approximately 1,350 producers located in the principal milk producing areas of Argentina (principally the Province of Buenos Aires and, to a lesser extent, the Provinces of Santa Fe, Córdoba, La Pampa and Entre Ríos). We believe that the breadth of our supplier base constitutes one of our most significant competitive strengths.

•	Stable Relationship with Milk Suppliers. We consider the stability of our relationship with our milk suppliers to be one of our key strengths. As of September 30, 2004, the approximately 1,350 producers from which we purchased milk, on average, have supplied us with milk for approximately 12 years.

•	Strong Brand Image. We have developed one of Argentina's most recognized and highly regarded brand names. According to several independent marketing surveys conducted over the last few years, La Serenísima has consistently ranked among the leaders in brand image among all consumer brands in Argentina. The strength of our brands has allowed us successfully to place new products in the marketplace and to sell some of our products at a premium over the price of our competitors' comparable products. At the same time, our company is highly regarded in the Argentine business community, as consistently shown in surveys conducted in the last several years by Clarín, one of Argentina's leading newspapers.

•	Superior Product Quality. We believe that our products are recognized throughout Argentina for their consistently superior quality. The high quality of our products is due to a number of factors, including our industrial plants meeting ISO 9000 quality standards and that we do not purchase raw milk that does not meet quality and health standards equal to or higher than those applicable in the European Union, which standards are among the most stringent in the world. We believe that the quality of our products is a key factor in our achieving long-term commercial success.

•	Extensive and Efficient Distribution Network. We believe that we have created the most extensive and efficient distribution network for dairy products in Argentina. As of September 30, 2004, this network included approximately 715 independent contractors that use their own trucks to distribute our products and those of the Argentine dairy subsidiary of Compagnie Gervais Danone, to which we refer respectively as "Danone Argentina" and "CGD", exclusively to more than 77,300 customers, including hypermarkets, supermarkets, distributors and small retailers. We believe that we sell our products to substantially all the retailers that sell name-brand food products in Argentina. We also believe that we enjoy a strongly favorable reputation among our customers based in part on the efficient and reliable distribution of our products.

At the end of 1999, CGD and we agreed to establish a new dairy products distribution system in Argentina. This system has been operated since October 1, 2000 by a company named Logística La Serenísima S.A., to which we refer as "Logística", in which Danone Argentina and certain other subsidiaries of CGD hold 51% plus one share of the capital stock and voting rights and our shareholders hold the balance. Logística distributes exclusively Danone Argentina's and our products and charges Danone Argentina and us an amount equal to its costs plus a 0.1% margin, plus any value added tax and/or turnover tax. Our distribution service agreement with Logística expires on October 1, 2020. We believe this new distribution system constitutes an improvement over our previous distribution system. See "—Marketing, Sales and Distribution".

•	Advanced Facilities. Between 1996 and 2000, we built new plants, including powdered milk and cheese plants, and upgraded substantially all of our other production facilities, thus allowing us to benefit from state-of-the-art equipment, minimize future investment needs and respond rapidly and efficiently to shifts in the demand for dairy products in our domestic and export markets. In addition, these investments provide us with greater operational flexibility in the use of raw milk in response to changing market conditions. We believe that our General Rodríguez complex, our principal production facility, is the most advanced large-scale milk processing facility in Latin America.

•	Experienced Management Team. We are controlled by members of the Mastellone family who have been involved in the Argentine dairy industry for over 75 years. Our key senior officers have worked with us for more than 12 years on average.

•	Export Market. In accordance with the Mercosur trade pact, Argentine companies are entitled to export their products to Brazil without payment of Brazilian import duties. In order to obtain the maximum benefit from the Mercosur trade pact, during 1998 we acquired Leitesol, a dairy company that distributes its products (principally powdered milk) in Brazil. Our ownership of Leitesol facilitates the sale of our powered milk in the Brazilian market and gives us a platform for the eventual export to Brazil of additional products. Additionally, we have developed a strong network of commercial relationships with the main importers of dairy products in the principal dairy importing markets which, together with our ample processing capacity, we expect will allow us to increase significantly our exports.

Business Strategy

Our strategic objective is to enhance our position as Argentina's leading fresh dairy products company and to maximize our profitability. To achieve this objective, we intend to capitalize on our competitive strengths in order to:

•	Strengthen Brand Name Recognition and Improve Product Quality. We intend to continue focusing on executing innovative selling, advertising and promotional activities designed to build, sustain and enhance awareness of our brands, a high level of customer loyalty and a strong association of our brands with high quality. We also plan to continue allocating substantial resources to our premium La Serenísima brand under which we sell higher price brand name dairy products in Argentina as well as powdered milk in export markets.

•	Increase Levels of Activity. We have experienced a reduction in our level of processing activity from 2000 to 2003 as a result of a decrease in raw milk production in Argentina caused by the shift in the use of agricultural land from raising dairy cattle to the economically more attractive production of exportable agricultural commodities. We have also experienced in recent years a sharp drop in the consumption of dairy products in Argentina. In response to this decrease and in order to avoid further decreases in our utilized plant capacity, we applied special efforts to increase the amount of raw milk produced by our milk suppliers by offering prices to our milk suppliers which are sufficient to induce them to increase their production of raw milk and allocating funds to an assistance program that extends credit facilities to our milk suppliers to finance the production of higher volumes of raw milk. In light of our unused plant capacity, we expect that any increase in the volumes of milk we process will increase our cash flow. As a result, our raw milk purchasing has increased 21.1% in the first nine months of 2004 as compared to the same period of 2003. We expect to continue with such efforts, in order to obtain a further increase in the use of our plant capacity.

•	Enlarge Our Product Offering. Over time we have enlarged our product offering by introducing new dairy products for which our market research indicated there would be adequate levels of demand. For example, we created the largest offering of special milks in Argentina to satisfy the needs of different classes of consumers identified on the basis of our market research. We expect to continue this practice in order to preserve and enhance our commercial leadership.

•	Achieve Further Cost Reductions. In recent years, we have carried out a cost reduction plan in every area of our operations which is designed to allow us to modify our cost structure efficiently in response to changes in market conditions. We plan to continue reducing our costs in order to improve our operating efficiency.

•	Increase Exports. To the extent we are able to purchase raw milk in excess of the raw milk we require to satisfy domestic demand for our products, we intend to increase the volume and broaden the range of products we currently export and increase the number of countries to which we export our products in significant quantities. We believe that we are well positioned to capitalize on export opportunities in the long-term due to our capital investments, strong brand recognition, high quality product line, low cost competitive advantage and geographic location. In Brazil, with low per capita dairy product consumption, we have favorable long-term prospects for the sale of our powdered milk through our subsidiary Leitesol. In addition, under the Mercosur trade accord to which Argentina and Brazil, among others, are parties, we are able to export our products to Brazil free of import duties, whereas exports to Brazil from countries which are not Mercosur members currently incur a 27% import duty. Additionally, we believe that, subject to our ability to procure sufficient raw milk, we will also be able to increase further our exports of dairy products to other countries. We are considering expanding our export offering to include various types of cheese. During 2004 we began exporting olive oil produced by one of our subsidiaries.

Products

We process, distribute and sell a broad line of brand name dairy products, including fluid milk, cream, butter, dulce de leche, powdered milk and cheese. Our cheese products include port salut, ricotta and mozzarella, among other varieties. We market all of these products under the premium La Serenísima brand and market some of them under the La Armonía and Fortuna brands. We also package some of our products under the brands of certain of our major clients and deliver them to those clients for sale by them to their own customers, a strategy which we believe provides us with flexibility in competing in different market sectors. We also process and distribute a limited line of sausages, hams and mayonnaise under the Granja Iris brand and have recently begun to sell olive oil produced by one of our subsidiaries under the Proliva brand name.

We believe that our significant presence in the Argentine fluid milk and butter markets is attributable to the reputation for quality enjoyed by our premium brand for fresh dairy products, La Serenísima. We believe that products sold under the La Serenísima brand are typically sold at a premium to the prices of our competitors' comparable products.

We are the leading processor and distributor in Argentina of pasteurized and ultrapasteurized fluid milks, cream, butter and dulce de leche and the second leading processor and distributor in Argentina of ultra-high temperature, or "UHT", fluid milk and powdered milk, in each case measured by liters of milk equivalent.

Dairy Products

The following chart sets forth for the indicated periods our gross domestic sales of the indicated dairy products.

	Year Ended December 31,			Nine-Month Period Ended September 30,
Product	2001	2002	2003	2003	2004
	(in millions of Pesos of February 2003)
Fluid milk	757.9	586.1	607.7	462.2	468.7
Cream	70.6	42.5	42.5	30.5	35.0
Butter	78.8	75.2	69.0	53.9	53.0
Cheese	247.8	157.6	166.8	131.5	128.5
Dulce de leche	36.2	24.1	30.4	23.0	28.9
Powdered milk	30.4	54.6	47.5	22.6	67.5
Total (1)	1,221.7	940.1	963.9	723.7	781.6

(1)	The totals are lower than our net sales as reported in our financial statements because they do not include revenues from exports, services and sales of non-dairy products such as sausages and mayonnaise.

Fluid Milk.    We process and sell nationally recognized pasteurized, ultrapasteurized and UHT fluid milks. Our sales of fluid milk accounted for 56.6% and 57.8% of total sales of fluid milk (in terms of physical volumes) in Argentina during 2003 and the nine-month period ended September 30, 2004, respectively.

Ultrapasteurized and Pasteurized Milks.    We produce ultrapasteurized whole milk (3% fat content) and ultrapasteurized low-fat milk (1.5% fat content). We package ultrapasteurized milk in one-liter pouches and cartons and sell it under the La Serenísima, La Armonía and Fortuna brands. We also package ultrapasteurized whole milk and ultrapasteurized low-fat milk under the brands of certain of our major clients and deliver it to those clients for sale by them to their own customers. Ultrapasteurized milk is sterilized at 130 degrees centigrade and has a shelf life of 15 days (if packaged in pouches) or 25 days (if packaged in cartons), as compared to a shelf life of three days for pasteurized milk. Ultrapasteurized milk has substantially the same taste as pasteurized milk.

Since our introduction of ultrapasteurized milk in Argentina in 1995, it has substantially replaced pasteurized milk as the most common type of milk purchased by consumers. We sell pasteurized milk under government welfare plans, principally those sponsored by the Argentine government and the Province of Buenos Aires. In 2003 and in the nine-month period ended September 30, 2004, our combined sales of pasteurized and ultrapasteurized milk represented 69.1% and 68.8%, respectively, of the sales of those products (in terms of physical volume) nationwide. We are the leading producer of ultrapasteurized milk in Argentina in terms of physical volume.

UHT Milk.    UHT milk is sterilized at 150 degrees centigrade, has a shelf life of four months and does not require refrigeration. We package UHT milk in one-liter and one-half liter cartons and one-liter bottles and market it under the La Serenísima, La Armonía and Fortuna brands. We also package UHT milk under the brands of certain of our major clients and deliver it to those clients for sale by them to their own customers. In 2003 and in the nine-month period ended September 30, 2004, our sales of UHT milk, in terms of physical volume, represented 23.1% and 26.0%, respectively, of the sales of UHT milk nationwide. We are the second leading producer of UHT milk in Argentina in terms of physical volume.

Special Milks.    We produce the largest variety of special milks in Argentina to satisfy consumers' different needs, including iron-enriched milk, delactosed milk and special milks for babies. We market these products under the La Serenísima brand.

Cream.    We produce and sell cream under the La Serenísima brand. We also package cream under the brands of certain of our major clients and deliver it to those clients for sale by them to their own customers. We package cream in five-liter and one-liter packages, one-liter and one-half liter cartons and 200-gram plastic containers. In 2003 and in the nine-month period ended September 30, 2004, our sales of cream, in terms of physical volume, represented 45.0% and 46.7%, respectively, of the sales of cream nationwide. We are the leading producer of cream in Argentina in terms of physical volume.

Butter.    We produce and sell butter under the La Serenísima, La Armonía and Fortuna brands. We also package butter under the brands of certain of our major clients and deliver it to those clients for sale by them to their own customers. We also produce and sell low-fat butter, which contains 50% less fat than regular butter, under the La Serenísima brand. In 2003 and in the nine-month period ended September 30, 2004, our sales of butter, in terms of physical volume, represented 31.5% and 35.6%, respectively, of the sales of butter nationwide. We are the leading producer of butter in Argentina in terms of physical volume.

Cheese.    We produce and sell port salut, mozzarella, ricotta and several other varieties of soft, semi-soft and hard cheese and grated cheese. Historically, we sold these products under the Casanto brand. During 1999, we began marketing most of our cheeses under our premium La Serenísima brand. We believe that we are the second leading producer of cheese in Argentina in terms of physical volume.

Dulce de leche.    We produce and sell dulce de leche, a traditional Argentine dessert/snack, under the La Serenísima, La Armonía and Fortuna brands. We also package some of our products under the brands of certain of our major clients and deliver them to those clients for sale by them to their own customers. In 2003 and in the nine-month period ended September 30, 2004, our sales of dulce de leche, in terms of physical volume, represented 29.4% and 35.6%, respectively, of the sales of dulce de leche nationwide. We are the leading producer of dulce de leche in Argentina in terms of physical volume.

Powdered Milk.    We produce and, in Argentina, sell powdered milk under the La Serenísima and La Armonía brands. In 2003 and in the nine-month period ended September 30, 2004, our sales of powdered milk, in terms of physical volume, represented 13.4% and 13.6%, respectively, of the sales of powdered milk nationwide. We are the second leading producer of powdered milk in Argentina in terms of physical volume. In addition, we sell powdered milk in Brazil through our wholly owned subsidiary, Leitesol, under the La Serenísima, Leitesol and Naturalat brands. We package powdered milk in 400 and 500 gram pouches for retail sale and in 25 kilogram bags for industrial use.

Non-Dairy Products

We recently began producing olive oil in the Province of La Rioja and marketing it under the Proliva brand. We believe that our domestic and export sales of olive oil will increase substantially as our olive trees gradually reach maturity. See "—Subsidiaries—Promas". We also process and sell a limited line of sausages, ham and mayonnaise under the Granja Iris brand name.

Exports

Because of Argentina's physical proximity to Brazil and the tariff advantages to Argentine exporters under the Mercosur trade pact, a significant part of the raw milk produced in Argentina which is not consumed domestically was traditionally exported to Brazil in the form of powdered milk. We sell part of our surplus stocks in Brazil through our wholly owned subsidiary, Leitesol, or through direct transactions. Although the percentage of our exports that we send to Brazil has been declining in the last few years, it remains as an attractive market for us.

We have also exported dairy products to, among other countries, Algeria, Colombia, Chile, Egypt, Iraq (under United Nations programs), Mexico, Russia and Venezuela. We have also exported cheese to the United States under a quota system. We believe that the network developed for our exports is strong and will allow us to increase our exports if and when production of raw milk in Argentina increases to required levels.

Marketing, Sales and Distribution

Our central sales office plays a significant role in marketing our products to hypermarket and supermarket chains and in negotiating pricing, placement and advertising arrangements for such products. We market our products through a combination of television and print advertising, educational and promotional programs aimed at distributors, retailers and consumers, public relations activities and consumer communications. Our marketing programs emphasize our brand names and are generally designed to promote brand recognition, to enhance our reputation for quality and to attract new customers for our products. Our marketing department develops advertising and promotional activities in conjunction with several advertising agencies.

At the end of 1999, we and CGD agreed to establish a new fresh dairy products distribution system in Argentina. This system has been operated since October 1, 2000 by Logística, in which CGD and certain of its subsidiaries hold 51% plus one share of the capital stock and voting rights and our shareholders hold the balance. Logística distributes exclusively Danone Argentina's and our products and charges Danone Argentina and us an amount equal to its costs plus a 0.1% margin plus any value added tax and/or turnover tax. Our distribution service agreement with Logística expires on October 1, 2020. As of September 30, 2004, this network included approximately 715 independent contractors that use their own trucks to distribute our products and those of Danone Argentina and related companies to more than 77,300 customers, including hypermarkets, supermarkets, distributors and small retailers. We believe that we sell our products to substantially all the retailers that sell name-brand food products in Argentina. We also believe that we enjoy a strongly favorable reputation among our customers based in part on the efficient and reliable distribution of our products. We believe that this distribution network is the largest and most efficient distribution network for dairy products in Argentina.

We distribute our products from several distribution centers owned by Logística, the largest of which is located in the vicinity of our General Rodríguez plant. Logística has 14 other distribution centers, the two largest of which are located in the Buenos Aires area, our most important market, and the rest of which are located in other urban centers to provide adequate coverage of the Argentine market. We do not use this distribution system for our exports, sales to governmental agencies or industrial sales.

As of September 30, 2004, we employed approximately 258 sales agents (preventistas) who solicit and process orders for products from our largest clients in defined geographical areas and transmit those orders to the distribution centers and the independent contractors that deliver those products.

The cost to us of employing the sales agents is more than offset by the lower fees that we pay such independent contractors as a result of their no longer soliciting and processing orders.

Customers

We marketed our products through our integrated sales and distribution network to more than 77,300 customers as of September 30, 2004, including hypermarkets, supermarkets, distributors and small retailers. Approximately 67% of our net domestic sales for 2003, excluding sales to governmental agencies, industrial sales and services, were derived from sales to small retailers. Deliveries to these retailers are generally made every two or three days and payment is collected upon or within a few days after delivery. The substantial balance of such net sales was derived from approximately 500 supermarkets and supermarket and hypermarket chains. Payment for these sales is generally due 35 to 40 days after delivery.

No single customer or affiliated group of customers accounts for a significant portion of our total sales. Our largest single customer during the nine-month period ended September 30, 2004 was the government of the Province of Buenos Aires, which purchases and distributes pasteurized milk in connection with its welfare programs and accounted for approximately 8.0% of our net sales for that period. Our second largest customer for the same period was Carrefour, one of the largest supermarket chains in Argentina, which accounted for approximately 6.6% of our net sales for that period.

Raw Materials

Our principal raw material is raw milk, which represented approximately 53.7% and 56.1% of our cost of sales for the year ended December 31, 2003 and the nine-month period ended September 30, 2004, respectively. The following table sets forth for the indicated periods information regarding the volume of raw milk we purchased.

	Year Ended December 31,			Nine-Month Period Ended September 30,
	2001	2002	2003	2003	2004
Volume of raw milk purchased(1)	1,581	1,288	1,252	869.4	1,052.8
Percentage of domestic milk production	18.0%	16.3%	16.6%	16.6%	N/A

(1)	Expressed in millions of liters. Includes raw milk purchased on behalf of Danone Argentina.

Production of raw milk is seasonal, with production in the spring and summer months (September through February) exceeding production in the fall and winter by approximately 30%. We acquire almost all of our raw milk from dairy farms located in the principal milk producing regions of Argentina (principally the Province of Buenos Aires and, to a lesser extent, the Provinces of Santa Fé, Córdoba, La Pampa and Entre Ríos). As of September 30, 2004 we purchased raw milk from approximately 1,350 producers. During the nine-month period ended September 30, 2004, our largest supplier provided us with less than 2.2% of the raw milk we purchased during that period.

Following industry practice, we do not enter into written agreements with dairy farms for the purchase of raw milk. We announce the prices we will pay during specified periods for raw milk having specified characteristics and pay the purchase price 30 days after delivery. We establish the price we pay for a particular batch of raw milk on the basis of that milk's characteristics, including its protein content, relative cleanliness, fat content and temperature, and the relative distance of the dairy farm from our facility at which that milk is processed.

We require that substantially all of the milk we purchase have been cooled at the time of purchase. While this requirement is not imposed by all our competitors, it permits us to produce products that are of uniformly high quality. We have built modern collection and classification centers to collect raw milk and classify it based on quality prior to delivery to our processing plants in order to optimize our use of raw milk and to reduce processing delays.

Principal Production Facilities

General Rodríguez Plant

Our principal production plant is located on approximately 135 hectares of land in General Rodríguez, Province of Buenos Aires (approximately 52 kilometers northwest of Buenos Aires). We believe that this plant is one of the largest dairy processing facilities in the world and the largest (in terms of liters of milk processing capacity) in Latin America. We have expanded and renovated this plant several times, most recently beginning in 1995. Our General Rodríguez plant processes ultrapasteurized milk, butter, cream, UHT milk, dulce de leche, ricotta cheese and powdered milk.

Other Production Facilities

Trenque Lauquen Plant.    In June 1999, we completed the construction of a new, state-of-the-art cheese production plant near Trenque Lauquen, Province of Buenos Aires. It can process 1.6 million liters of milk per day. The plant principally produces port salut and soft cheese. We believe that this plant is the largest and most efficient cheese production plant in Argentina.

Other Plants.    We operate other plants for cheese production in the cities of Saliqueló, Province of Buenos Aires, and Canals, Province of Córdoba, and in the Province of San Luis. We also operate a mayonnaise production plant in Lobos, Province of Buenos Aires. Frigorífico Rydhans S.A., one of our wholly owned subsidiaries, operates a sausage and ham plant in Moreno, Province of Buenos Aires. In addition, our wholly owned subsidiary, Promas S.A., owns olive groves and produces olive oil at a plant in the Province of La Rioja.

Competition

The dairy industry in Argentina is comprised of approximately 1,200 companies. While we compete with many companies with respect to certain products in specific markets, we deem the following three companies to be our major competitors in sales of dairy products other than cheese in Argentina.

Sancor Cooperativas Unidas Limitada.    Sancor, a cooperative established by dairy farmers located primarily in the provinces of Santa Fé and Córdoba, is our principal competitor in the domestic fluid milk and butter markets. We estimate that, for the nine-month period ended September 30, 2004, Sancor had a 16.0% share of the domestic fluid milk market and a 24.2% share of the domestic butter market, in each case computed on the basis of physical volume. Sancor also competes with us in the dulce de leche and powdered milk markets.

Nestlé Argentina S.A.    Nestlé competes with us in the domestic powdered milk market. We estimate that, for the nine-month period ended September 30, 2004, Nestlé's Nido and Molico brands had a 48.0% share of this market computed on the basis of physical volume.

Milkaut S.A.    Milkaut S.A. competes with us in the domestic market for UHT milk and dulce de leche. For the nine-month period ended September 30, 2004, Milkaut controlled an estimated 5.9% of the domestic UHT milk market and an estimated 4.5% of the domestic dulce de leche market, in each case computed on the basis of physical volume.

We believe that the following companies are major competitors in sales of cheese in Argentina.

Sancor Cooperativas Unidas Limitada.    Sancor produces hard, semi-hard and soft cheese. We believe that Sancor is the leading producer of cheese in Argentina in terms of physical volume.

Saputo Inc.    This Canadian group recently entered the Argentine market after acquiring Molfino Hermanos S.A. from the Pérez Companc group and produces a wide variety of cheese products. We believe that Molfino is the third leading producer of cheese in Argentina in terms of physical volume.

Mastellone also competes in the sale of cheese with regional dairy companies based in the Provinces of Santa Fé and Córdoba and, to a lesser extent, in the Province of Buenos Aires. The number of these regional companies has substantially increased over the last five years.

Recent Acquisition

During 1998, we began selling both whole and low fat fluid milk bottled in plastic containers, a form of container which had not previously been used in Argentina to market fluid milk. For such purposes, we developed jointly with, and outsourced to, Tetra Pak the manufacturing of such plastic containers under long-term agreements. Tetra Pak is a highly recognized company specialized in the packaging of fluid and semi-fluid foods. Currently, our average monthly revenues from the sale of these products amount to Ps.3.3 million as of September 30, 2004.

In light of market changes and the decision of Tetra Pak to leave this business line on a worldwide basis, we agreed with Tetra Pak to purchase the equipment currently used to manufacture plastic containers, for a total amount of approximately U.S.$4.8 million. Such price is to be paid in 55 equal monthly installments, the first of which was paid in September 2004. Interest accrues on the unpaid balance of this debt at the rate of 3% per annum.

Properties

We own all the production facilities listed under "—Principal Production Facilities". Our principal administrative facilities are located at our General Rodríguez plant. We also own through Leitesol some property in Brazil. We lease our offices in downtown Buenos Aires.

Employees and Labor Relations

As of September 30, 2004, we employed 2,905 people. In accordance with Argentine labor practice, employees are represented by local unions. Although approximately 10% of our personnel are unionized, our entire labor force is entitled to the benefits of collective bargaining agreements we enter into with the local unions. We have never experienced a strike or major work stoppage and consider our labor relations to be good.

The following table sets forth the average number of our employees during the indicated year:

Year	Number of Employees in Argentina	Number of Employees in Brazil	Total
2001	3,151	140	3,291
2002	2,955	114	3,069
2003	2,642	106	2,748

Environmental Matters

We are subject to the provisions of the Argentine Hazardous Waste Law and certain provincial and municipal regulations. We believe that our production facilities meet the environmental regulations established by the relevant authorities.

Other Regulation

Companies involved in the manufacture of dairy products in Argentina must be registered with certain Argentine federal, provincial and municipal authorities from which they must obtain permits and approvals to manufacture and sell dairy products. We have obtained all such permits and approvals. Our production processes meet the requirements established by the Argentine Nutritional Code and the Ministry of Public Health as well as by other similar Argentine regulatory authorities supervising our activities.

Insurance

We maintain insurance covering risks related to property damage, transportation, work-related injuries, third party liability, construction and loss of income resulting from the breakdown of machinery. Such insurance coverage is in accordance with normal practices in the Argentine dairy industry.

Trademarks

We hold approximately 2,000 trademarks and slogans, all of which have been duly registered with the Registry of Patents and Trademarks of the Republic of Argentina. In addition, we have registered certain of our trademarks in several foreign countries. In Argentina, trademarks may be renewed every ten years, as long as the trademark is continually used. The most important registered trademarks under which we sell our products include La Serenísima, Granja Iris and La Armonía.

Danone Argentina has the exclusive right to use the brand name La Serenísima to market yogurt, spreadable cheeses, dairy desserts and flavored milk. Danone Argentina also has the right to use the Ser brand name for such products, as well as for cookies and mineral water.

Legal Proceedings

We are involved in a number of legal proceedings, including labor related claims, incidental to the normal conduct of our business. We do not believe that liabilities related to such proceedings are likely to have, in the aggregate, a material adverse effect on our consolidated financial condition or results of operations.

Subsidiaries

The following chart lists each of our subsidiaries and indicates its principal activity and the percentage of the capital stock of each such subsidiary which we owned, directly or indirectly, as of December 31, 2004:

Name of Subsidiary	Principal Activity	Percentage of Capital and Voting Stock

Con-Ser Promotora y Asesora de Seguros S.A	Insurance broker	99.96%
Frigorífico Rydhans S.A.	Manufacturer of meat products	100%
Leitesol Industria e Comercio S.A.	Distribution of dairy products	100%
Promas S.A.	Olive grower	100	%(1)
Marca 4 S.A.	Trademark holder	99.99%
Mastellone Hnos. do Brazil	Inactive	100%
Puralactea S.A.	Manufacturer of dairy products	100%
Mastellone San Luis S.A.	Manufacturer of dairy products	100%

(1)	As of December 29, 2004, the shares representing 0.24% of Promas S.A., which were held by José Moreno, our Chief Operating Officer, were transferred to Mastellone San Luis S.A.

Promas

Promas has planted various varieties of olive trees and built an olive oil production facility on 1,500 hectares of land in the Province of La Rioja. We invested approximately Ps.20.6 million of our own funds to pay a portion of the Ps.72.3 million total capital contributions made to Promas and we funded the balance of such cost pursuant to an agricultural incentive program under which we invested amounts in the project that we would otherwise have been required to pay in value added and income taxes. No further investments are required to complete this project. We will be required to repay to the Argentine government the amounts we invested pursuant to the agricultural incentive program in Pesos, without interest or adjustment for inflation, in installments from December 2011 through December 2017. In accordance with applicable regulations, our obligation to pay such amounts is secured by a pledge of our shares of Promas. Promas has recently begun producing olive oil and we believe that its production will increase gradually as its olive trees mature. We believe that the cash flows we receive from Promas will be substantially greater than the amounts we are required to pay to the Argentine government as described above. During July 2004, Promas entered into an agreement with Establecimientos Agropecuarios Lar S.A. whereby Promas agreed to pre-purchase future olive crops and to use approximately 400 hectares of land for olive production in Miraflores, Capayan, in the Province of Catamarca. Pursuant to this agreement, Promas has committed to pay over the contract's life, which commenced on the date of execution and will terminate after the olive crop of 2020, up to approximately U.S.$5.2 million in exchange for 80% of the annual olive production; however, this obligation is subject to a minimum number of guaranteed deliveries.

Mastellone San Luis S.A.

Mastellone San Luis S.A. resulted from the merger as of January 1, 2002, of Carnes Puntanas S.A. and Emexal S.A., two Argentine corporations which we acquired in 1998 and 1999, respectively.

Mastellone San Luis is located in the city of Villa Mercedes, Province of San Luis. Under an industrial promotion system, it is allowed to receive substantial tax benefits in the form of a tax credit up to a certain fixed amount in Pesos to be used to pay its obligations in respect of value added tax. The balance of such benefits amounts to approximately Ps.93.6 million and could be used through 2014. As we are in full compliance of all of our obligations under the referred industrial promotion system, we expect to receive the full amount of these benefits.

BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND SUPERVISORY COMMITTEE

Board of Directors and Executive Officers

The following table sets forth certain information regarding our directors and executive officers:

Name	Age at September 30, 2004	Position
Pascual Mastellone	74	Member of the Board of Directors, President of the Board of Directors and Chief Executive Officer
José A. Moreno	52	Member of the Board of Directors, Vice President and Chief Operating Officer
Carlos Agote	50	Member of the Board of Directors
Osvaldo Uhrich	45	Strategic Planning Director and Assistant Chief Operating Officer
Antonino S. Mastellone	46	Industrial Director
Flavio M. Mastellone	39	Director of Raw Material Purchases
Francisco J. Boggino	63	Human Resources Director
Alejandro Casas	57	Commercial Director
Jorge R. Gugliermo	46	Chief Administrative and Financial Officer
Rodolfo D. González	60	Finance Manager

Our board of directors must be composed of a minimum of three and a maximum of ten members and is elected by our shareholders. Our board of directors is currently comprised of Messrs. Pascual Mastellone, José Arturo Moreno and Carlos Agote. Each director serves a three-year term.

We have set forth below a brief biographical description of each of the members of our board of directors and each of our executive officers, all of whom reside in Argentina.

Pascual Mastellone.    Mr. Mastellone has been our chief executive officer and that of our predecessors since 1951. He also serves on the board of directors of several of our subsidiaries and affiliates, including Logística La Serenísima S.A. Mr. Mastellone serves as president of Marca 4 S.A. and Conser Promotora y Asesora de Seguros S.A. and on the board of directors of Danone Argentina S.A.

José A. Moreno.    Mr. Moreno was one of our directors between 1987 and 1994 and was again elected to our Board of Directors in 2000. Mr. Moreno has held various executive positions with us since 1975. He received a degree in business administration from the John F. Kennedy University. Mr. Moreno also serves as a member of the board of directors of Marca 4 S.A., Frigorífico Rydhans S.A., Promas S.A., Puralactea S.A., Guifra S.A., Conser Promotora y Asesora de Seguros S.A., Mastellone San Luis S.A., Logística La Serenísima S.A., Cabaña Los Charas S.A., and Grupo Lácteo Argentino.

Carlos Agote.    Mr. Agote was elected a director in 1999 and is the representative of Dallpoint Investments LLC, one of our shareholders to which we refer as "Dallpoint". Mr. Agote graduated from the Wharton School of Business and Finance in 1976. Mr. Agote worked for fifteen years at Manufacturers Hanover Trust Company in Argentina and New York. Mr. Agote left Manufactures Hanover Trust Company to become chairman of Greenwich Investments S.A. (Dallpoint's representative in Argentina) in 1994. He also serves as a member of the board of directors of Frigorífico Rydhans S.A., Promas S.A. and Mastellone San Luis S.A.

Osvaldo Uhrich.    Mr. Uhrich joined us in 1996 as our director of cost accounting, planning and control. He graduated from the University of Buenos Aires with a degree in business administration. From 1984 to 1986 he worked at Santa Rosa Estancias S.A. and from 1986 to 1996 he worked at Lactona S.A. Both Santa Rosa and Lactona are Argentine dairy companies. Mr. Uhrich serves a member of the board of directors of Logística La Serenísima S.A., Marca 4 S.A., Puralactea S.A., Guifra S.A., Conser Promotora y Asesora de Seguros S.A. and Grupo Lácteo ARG.

Antonino S. Mastellone.    Mr. Mastellone has been with us since 1976 and has served as our industrial director since 1992. He is the son of Mr. Pascual Mastellone.

Flavio M. Mastellone.    Mr. Mastellone has been with Mastellone since 1989 and has served as our director of raw material purchases since 1992. He is a nephew of Mr. Pascual Mastellone.

Francisco J. Boggino.    Mr. Boggino has been our director of human resources since 1990 and served as a director in 1997 and 1998. From 1955 to 1990 he was employed by SanCor and between 1983 and 1990 served as the general manager of SanCor. Mr. Boggino is also a member of the board of directors of Marca 4 S.A., Frigorífico Rydhans S.A., Promas S.A., Purlactea S.A., Mastellone San Luis S.A. and Afianzar S.G.R.

Alejandro Casas.    Mr. Casas has been with us since 1969 and has served as our commercial director since 1987 except for a brief leave in 1995 and 1996.

Jorge Gugliermo.    Mr. Gugliermo has been with us since 1977 and has served as our chief administrative officer since 1992. He graduated from the University of Luján with a degree in business administration.

Rodolfo D. González.    Mr. González has been with us as our chief financial officer since 1992. He graduated from the University of Buenos Aires with a degree in accounting. From 1982 to 1992 he was a partner in a consulting firm and in such capacity from 1982 to 1987 he served as commercial director of Buxton S.A., an auto parts manufacturer.

Statutory Auditors' Committee

In addition to our directors and executive officers, it is mandatory for public companies to create a comisión fiscalizadora, or statutory auditors' committee, consisting of three members and three alternate members elected by our shareholders in accordance with the Argentine Companies Law No. 19,550, as amended. Our statutory auditors' committee is elected annually by our shareholders. The members of our statutory auditors' committee are:

Joaquín Labougle.    Dr. Labougle, who is a member of our statutory auditors' committee, is an attorney specializing in commercial law and senior partner of the law firm Cibils | Labougle | Ibañez in Buenos Aires. Dr. Labougle received his law degree from the University of Buenos Aires. Dr. Labougle also serves as a member of the statutory auditors' committee of several companies, including Marca 4 S.A., Frigorífico Rydhans S.A., Promas S.A., Logística La Serenísima S.A., Mastellone San Luis S.A., Afianzar S.G.R., Coca Cola Polar Argentina S.A., and Hipódromo Argentino de Palermo S.A.

Julio A. Barthalot.    Mr. Barthalot, who is a member of our statutory auditors' committee, is a public accountant with a degree from the University of Buenos Aires. Prior to his present position he acted as an inspector in Argentina's "Inspección General de Justicia". Mr. Barthalot is also a member of the statutory auditors' committee of several companies, including Conser Promotora y Asesora de Seguros S.A., Frigorífico Rydhans S.A., Promas S.A., Puralactea S.A., Mastellone San Luis S.A. and Afianzar S.G.R.

Joaquín Ibañez.    Dr. Ibañez, who is a member of our statutory auditors' committee, is an attorney specializing in commercial and banking law and senior partner of the law firm Cibils | Labougle | Ibañez in Buenos Aires. Dr. Ibañez received his law degree from the University of Buenos Aires and a Master in Laws degree from the London School of Economics. Dr. Ibañez also serves as a member of the board of directors of Coca-Cola Polar Argentina S.A. and as a member of the statutory auditors' committee of several companies, including Marca 4 S.A., Frigorífico Rydhans S.A., Promas S.A., Logística La Serenísima S.A., Mastellone San Luis S.A. and Afianzar S.G.R.

Mr. Hernán Cibils Robirosa, Mr. Eduardo Maggiora and Mrs. Pamela Peralta Ramos are alternate members of the statutory auditors' committee.

Compensation

In 2003, we paid an aggregate of Ps.3.3 million to all of our directors and executive officers as a group. We do not provide our directors or executive officers with any type of pension, retirement or similar benefits. We have no contracts with any of our directors or executive officers under which such director or executive officer holds an interest contrary to ours as described in Section 272 of the Argentine Companies Law.

We recently implemented a new compensation plan for our senior management which includes incentives based upon the performance of Mastellone. According to such new compensation plan, which applies to fiscal year 2004, the senior management will receive a percentage of the difference (excess) between the projected EBITDA, as calculated and presented to the creditors during our financial debt restructuring process, and the EBITDA of each fiscal year according to our annual audited Financial Statements. The percentage to be distributed between our senior management will be of ten percent over the first five million U.S. Dollars of such difference and five percent over any additional surplus.

PRINCIPAL SHAREHOLDERS

The following chart lists the ownership of all of our capital stock as of the date of this prospectus.

Shareholders	Class B Five Vote Shares	Class A One Vote Shares	Total Shares	Total Votes	Percentage of Total Shares
Pascual Mastellone	35,211,300	56,333,283	91,544,583	232,389,783	22.3332647%
Victorio Bruno Mastellone	35,211,297	56,333,278	91,544,575	232,389,763	22.3332627%
José Mastellone	35,211,297	56,333,278	91,544,575	232,389,763	22.3332627%
Dallpoint Investments LLC	68,548,112	66,720,533	135,268,645	409,461,093	33.0002099%
Total	174,182,006	235,720,372	409,902,378	1,106,630,402	100.00%

Each of our shareholders pledged a number of that shareholder's Class A Shares and/or Class B Shares representing in the aggregate 32.51%% of the shares in favor of holders of our 8% notes and 16.49% of the shares in favor of holders of our floating rate debt. An affirmative vote of holders representing a majority of the outstanding principal amount of the 8% notes will be required to instruct the collateral agent to exercise remedies and otherwise to act under the pledge agreement securing such debt.

The only difference between the Class A shares of common stock and Class B shares of common stock is that holders of shares of the Class A shares of common stock only have one vote while holders of shares of the Class B shares of common stock have five votes. There has been no material change in the percentage of shares held by the Shareholders during the past three years.

CERTAIN RELATED PARTY TRANSACTIONS

In the ordinary course of our business, we engage in a variety of transactions with certain of our related parties. Financial information concerning these transactions is set forth in note 6 of our financial statements.

Purchases of Milk

We purchase raw milk from dairy farms owned by Victorio Bruno Mastellone, one of our shareholders, through his company, Los Toldos S.A. Such purchases are made on arm's-length terms and aggregated Ps. 2.2 million, Ps. 1.4 million and Ps.2.1 million for the years ended December 31, 2001, 2002 and 2003, respectively, and Ps. 1.5 million and Ps.1.7 million for the nine-month periods ended September 30, 2003 and 2004, respectively.

Shareholders Agreement

Our shareholders entered into a shareholders agreement dated as of March 4, 1999. The shareholders agreement will remain in effect until it is terminated with the consent of all the shareholders or until Dallpoint owns less than 15% of our capital stock. The following is a summary of the material provisions of the shareholders agreement:

(1) Board of Directors.    Our board of directors will be comprised of at least three directors and an equal number of alternates. There will always be an odd number of directors. Dallpoint will have the right to elect the following number of directors and alternates, depending on the total number of directors:

Total Number of Directors	Number of Directors Elected by Dallpoint
3	1
5 or 7	2
9	3

Resolutions of our board of directors must be approved by at least one director elected by Dallpoint, unless no director elected by Dallpoint is present at such board meeting or his or her approval is unreasonably withheld.

(2) Shareholder Resolutions.    A representative of Dallpoint must be present and vote affirmatively at a shareholders meeting in order to approve a shareholders resolution related to the following items:

(i)	the execution of any contract to be entered into between us or any of our subsidiaries with any of our shareholders or any entity directly or indirectly controlled by one of our shareholders;

(ii)	the sale, exchange, pledge, mortgage or other disposition of any of our assets other than in the ordinary course of business;

(iii)	the execution of any guarantee other than in the ordinary course of business;

(iv)	the approval of any expenditures, other than in the ordinary course of business, if these expenditures would result in a payment of more than, or cause us to incur debt in excess of, 2% of our net assets;

(v)	an increase in our share capital if such increase would imply a capital contribution from the shareholders or alter relative ownership of our shares;

(vi)	charge against earnings, a payment of dividends, a merger, a spin-off, a reorganization, liquidation or dissolution, a modification of our by-laws, a reduction of our capital stock, an issuance of debentures, notes, convertible bonds or a repurchase of our shares;

(vii)	any decision to limit the preemptive rights of our shareholders or to enter into bankruptcy proceedings; or

(viii)	the filing of a voluntary and court-supervised reorganization proceeding or bankruptcy proceeding.

(3) Right of First Refusal.    A shareholder will not sell, pledge, transfer or otherwise dispose of our shares or any rights to acquire any of our shares without first offering to sell such shares to the non-selling shareholders. This right of first refusal does not apply to transfers to entities controlling, or controlled by, such selling shareholder or in the event that our shares are listed on any stock exchange or over the counter market or to our pledge agreements that secure the 8% notes and the floating rate debt.

(4) Initial Public Offering of Shares.    At Dallpoint's sole discretion, the shareholders will do all things necessary to issue our shares to the public in an initial public offering. In addition, any shareholder may list and sell all or part of its shares on the Buenos Aires Stock Exchange, subject to the non-selling shareholders' rights of first refusal described in (3) above.

(5) Payment of Dividends.    The shareholders will do all things necessary in order to distribute the maximum amount of dividends which will not involve a violation of any of the contracts to which we are subject. In addition, the board of directors may not approve the execution of any contract that creates new restrictions on our ability to pay dividends unless such contract has been approved by the shareholders at a meeting at which the representative of Dallpoint is present.

Administrative Services

On September 4, 2000, we entered into an administrative services agreement with Logistica La Serenisima S.A. for the distribution of certain of our products. In addition, Logistica La Serenisima S.A. will provide us certain services, including without limitation, (i) commercial logistics (including sale on its behalf and on our behalf), storage and warehousing, preservation of the products, transport of products for us using its vehicles or those of a third party; (ii) management, customer assistance, collection management resulting from the sales of products on our behalf; (iii) promotion, handling, delivery and control of products; (iv) supply of software and hardware for a variety kind of operations related to the services described above; and (v) integral advice on the manner of execution of a variety of tasks related to the services described above. This agreement was filed as an exhibit to our registration statement.

Sale, Procurement and Classification of Milk

On October 19, 2001, we entered into three separate agreements with Danone S.A. for the sale, procurement and classification of milk. Under such agreements, we procure, classify and sell milk for Danone S.A. These agreements were filed as exhibits to our registration statement.

DESCRIPTION OF THE NEW NOTES

The new notes will be issued under the Indenture dated as of October 22, 2004 among us, as issuer, The Bank of New York, as Trustee, Co-Registrar and Principal Paying Agent, Banco Río de la Plata S.A., as Registrar, Paying Agent and Representative of the Trustee in Argentina, Banco Río de la Plata S.A., as collateral agent, and Leitsol Industria e Comercio S.A., Mastellone San Luis S.A. and Promas S.A., as subsidiary guarantors, to which we refer as the "Indenture". The Indenture has been filed as an exhibit to our registration statement on Form F-4 with the SEC and copies of the Indenture will be made available to holders of the Old Notes during normal business hours at our offices, the offices of the Trustee and the offices of the Registrar. The Trustee has appointed the Registrar as its representative in the City of Buenos Aires to receive notices on its behalf in Argentina from holders of the 8% Notes and to act on the Trustee's behalf as necessary.

The material set forth below relates to the 8% Notes (the New Notes and the Old Notes) or the Series B-1 Notes and the Series B-2 Notes, to which we refer collectively as the "Series B Notes", to the extent the relevant material is applicable to all 8% Notes or to all Series B-1 Notes and Series B-2 Notes, as the case may be. The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture, including the definitions of certain terms contained therein. For definitions of certain capitalized terms used in the following summary, see "—Certain Definitions".

The issuance of the 8% Notes has been authorized by resolutions of extraordinary meetings of our shareholders held on March 3, 2004 and September 16, 2004 and by resolutions of our Board of Directors adopted on March 3, April 2, April 30, May 7 and September 15, 2004. The 8% Notes will constitute "obligaciones negociables" under, and will be issued pursuant to and in compliance with all the requirements of, the Argentine negotiable obligations law and other Argentine regulations. The issue of 8% Notes has been authorized by a resolution of the Comisión Nacional de Valores, to which we refer as the "CNV". Such authorization means only that all applicable Argentine information requirements have been met.

General

The 8% Notes will mature on June 30, 2012 and will be our senior obligations. Each 8% Note will bear interest from July 31, 2004 or from the most recent interest payment date to which interest has been paid or duly provided for with respect to such 8% Note or its predecessor. Interest in respect of the 8% Notes will be paid in cash (except as expressly provided below) on the last day of June and December commencing December 31, 2004, until the principal thereof is paid or duly provided for to the Person in whose name the 8% Note (or any predecessor 8% Note) is registered at the close of business on the fifteenth day of the month in which each scheduled interest payment date occurs. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The New Notes issued in exchange for Series A-1 Old Notes will be issued as Series A-2 Notes and the New Notes issued in exchange for Series B-1 Old Notes will be issued as Series B-2 Notes. All Series A-2 Notes and all Series B-2 Notes will be substantively identical except for the fact that, while we expect to list the Series A-2 Notes on the Buenos Aires Stock Exchange and the MAE, we will not apply to list or list the Series B-2 Notes on any stock exchange.

Collateral

The 8% Notes will be secured on a first priority basis by a pledge to the collateral agent by our shareholders of 409,902,378 shares of our capital stock equal to 32.51% of our capital stock. The pledge agreement under which such pledges are made will provide that an affirmative vote of holders representing a majority of the outstanding principal amount of the 8% Notes will be required to instruct the collateral agent to exercise remedies and otherwise to act under the pledge agreement.

Subsidiary Guarantees

Our subsidiaries, Leitesol Industria e Comercio S.A., Mastellone San Luis S.A. and Promas S.A., to which we refer as "subsidiary guarantors", will guarantee our 8% Notes under a guarantee, to which we refer as a "subsidiary guarantee", which will limit the liability of each subsidiary guarantor to the highest amount that would be valid and enforceable and not subordinated to the claims of other creditors of the subsidiary guarantor under any corporate, bankruptcy, insolvency, reorganization or other law affecting creditors' rights generally.

Limited Right to Capitalize Interest

On any interest payment date occurring prior to 2007, we may, in lieu of a portion of the cash interest payment due and payable on such interest payment date, upon 15 days' prior written notice to the Trustee, elect to issue Subsequent Notes in an aggregate principal amount not to exceed the lesser of

•	2% of the principal amount of the 8% Notes (exclusive of the Subsequent Notes) outstanding on the applicable Regular Record Date and

•	the difference between U.S.$10 million minus the amount of interest previously paid on the 8% Notes by the issuance of Subsequent Notes in accordance with this paragraph;

provided that during 2006 the first bullet will not be applicable. Each notice to the Trustee pursuant to this paragraph will specify the amount of interest we have elected be paid pursuant to this paragraph. In no event will the aggregate amount of interest so paid exceed U.S.$10 million. Interest paid on the 8% Notes pursuant to this paragraph will be paid ratably according to the amounts of interest owing thereon and each Subsequent Note issued to pay interest on an 8% Note pursuant to this paragraph will be of the same Type as such 8% Note.

Payments, etc.

Principal of, premium, if any, and interest on the 8% Notes will be payable, and the 8% Notes will be exchangeable and transferable, at our offices or agencies in the City of New York and the City of Buenos Aires maintained for such purposes (which initially will be the Trustee and the Registrar, respectively); provided, however, that, at our option, interest may be paid by check mailed to the address of the Person entitled thereto as such address appears on the security register. The 8% Notes will be issued only in registered non-endorsable form without coupons and only in denominations of U.S.$1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of 8% Notes, but we may require payment, in certain circumstances, to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of 8% Notes, subject to certain exceptions set forth in the Indenture.

We or one or more of our Subsidiaries may at any time, or from time to time, purchase 8% Notes in the open market, by tender or by private agreement at any price; provided, however, that neither we nor our Subsidiaries may purchase 8% Notes in the open market or by private agreement if we are in default on any payment due pursuant to the 8% Notes or, if prior to the time of such purchase we have issued Subsequent Notes, we have not redeemed 8% Notes in an aggregate principal amount at least equal to the principal amount of all Subsequent Notes we have issued prior to such time. Any purchase by tender by us or one of our Subsidiaries will be made available to all holders of 8% Notes alike. All 8% Notes so purchased may be held for our account or the account of the purchaser, may be resold or may be cancelled. Notwithstanding the foregoing, in determining whether the holders of the requisite principal amount of outstanding 8% Notes have given any request, demand, authorization, direction, consent, notice or waiver under the Indenture, 8% Notes known to the Trustee to be owned by us, by any other obligor upon the 8% Notes or by an Affiliate of ours or of such other obligor will be disregarded and deemed not to be outstanding.

The principal of and interest on the 8% Notes will be payable exclusively in U.S. dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Additional Amounts

Unless otherwise required by law and except as provided in "Additional Amounts in Respect of Series B Notes", all payments made by us or any Subsidiary Guarantor will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges or penalties and interest related thereto, to which we refer as "Tax" or "Taxes", of whatever nature imposed, levied, collected, withheld or assessed by or within Argentina or any authority therein or thereof or having power to tax. In the event any such Taxes are so imposed on any payments made by us or any such Subsidiary Guarantor, we or such Subsidiary Guarantor, as the case may be, will pay such additional amounts, to which we refer as "Additional Amounts", as may be necessary in order that the net amounts received by each holder of 8% Notes (including Additional Amounts) after any withholding or deduction in respect of such Taxes will equal the respective amounts of principal, premium, if any, and interest that would have been received in respect of the 8% Notes in the absence of such withholding or deduction, except that no such Additional Amounts will be payable with respect to any withholding or deduction in respect of any payment under an 8% Note or a Subsidiary Guarantee to, or to a third party on behalf of, a holder for or on account of any such Taxes imposed

•	by reason of the holder being a resident of Argentina or having some connection with Argentina (or any political subdivision or authority thereof) other than the mere holding of such 8% Note or Subsidiary Guarantee or the receipt of any payment thereunder or the exercise of rights under the 8% Notes, the Subsidiary Guarantee or the Indenture;

•	if presentation is required in respect of an 8% Note or a Subsidiary Guarantee, by reason of presentation by the holder for payment on a date more than thirty (30) days after the date on which such payment first became due and payable or the date on which such payment is duly provided, whichever occurs later, except to the extent that the holder would have been entitled to such Additional Amounts on presenting such 8% Note or Subsidiary Guarantee for payment on the last date of such period of thirty (30) days;

•	in respect of any estate, asset (other than Personal Asset Taxes (as defined under "Certain Argentine Tax Considerations—Tax Treatment of the 8% Notes—Personal Asset Tax")), inheritance, gift, sales or transfer tax or similar tax assessment or governmental charge;

•	any tax, assessment or other governmental charge (other than Personal Asset Taxes (as defined under "Certain Argentine Tax Considerations—Tax Treatment of the New Notes—Personal Asset Tax")) which is payable otherwise than by withholding from payments on or in respect of any 8% Note; or

•	any combination of the reasons set forth in the bullets above.

Furthermore, no Additional Amounts will be paid to a holder that is a fiduciary or a partnership or not the sole beneficial owner of such payment to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or such beneficial owner would not have been entitled to receive the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder.

At least 30 calendar days (10 calendar days in the case of Series B Notes) prior to each date on which any payment under or with respect to the 8% Notes is due and payable, if we or any Subsidiary Guarantor, as applicable, will be obligated to pay Additional Amounts with respect to such payment, we or such Subsidiary Guarantor will deliver to the Trustee an officers' certificate stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders on the payment date.

In addition, we will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest and penalties, payable in Argentina or the United States or any political subdivision thereof or taxing authority of or in the foregoing in respect of the creation, issue and offering of the 8% Notes and the exchange of the Old Notes for the 8% Notes.

References in the Indenture or in this Prospectus to the payment of principal, premium, if any, interest or any other amount payable, under or with respect to any 8% Note or Subsidiary Guarantee, will include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are payable in respect thereof.

As described under "Certain Argentine Tax Considerations—Tax Treatment of the 8% Notes—Personal Asset Tax", Argentine Personal Asset Taxes would be imposed with respect to holders of 8% Notes that are legal entities domiciled outside Argentina if (a) the 8% Notes cease to comply with the Exemption Requirements described under "Certain Argentine Tax Considerations— Tax Treatment of the 8% Notes—Personal Asset Tax", and (b) such holders fail, upon our request or that of a Subsidiary Guarantor, to provide certain certification or documentation described under "Certain Argentine Tax Considerations". We would then be held liable for the Personal Asset Taxes imposed on such holders, but would, as a matter of Argentine law, be entitled to seek reimbursement from them for any such amounts paid (by foreclosing on such 8% Notes, by deducting from payments of principal, premium, if any, interest or Additional Amounts or otherwise).

In the event that we pay any Personal Asset Taxes in respect of the 8% Notes, we waive any right we may have under Argentine law to seek reimbursement from the holders or beneficial owners of 8% Notes of any such amounts paid.

Additional Amounts in Respect of Series B Notes

Each holder of Series B Notes is required to provide to us in writing, as promptly as practicable upon acquiring such Series B Notes, and at least fifteen Business Days prior to each interest payment date, information, documents and other evidence concerning its nationality, residence, identity, connection with Argentina or any other matter that may be requested by us in order to determine the tax treatment of the payments on the new Series B Notes to be made to such holder, including without limitation:

•	such holder's name, address, residence for tax purposes, whether it is a banking or financial institution, whether it is located (a) in a country the central bank or equivalent authority of which has adopted the international standards approved by the Basle Committee on Banking Regulation and Supervisory Practices, (b) in a jurisdiction not deemed to be a low tax jurisdiction for purposes of Argentine income tax law and regulations or (c) in a jurisdiction that has entered into an agreement with Argentina regarding information unavailable to the tax authority of such jurisdiction due to secrecy laws or regulations applicable in such jurisdiction and whether such holder is subject to the supervision of the central bank or equivalent agency of its jurisdiction of tax residence, and

•	if such holder is a resident of a country that has in force a tax treaty with Argentina which exempts such holder from all or part of the applicable tax, duty, assessment or governmental charge applicable to the payments on the Series B Notes, information and documentation that is required to claim such exemption, including the statement required by General Resolution No. 3,497 of the Administración Federal de Ingresos Públicos, the Argentine tax authority, (or any similar rule adopted in the future) duly certified and legalized by the corresponding tax authority, on the terms and conditions set forth in such Resolution.

Each holder of Series B Notes who is a juridical person is required to notify us in writing, as promptly as practicable upon acquiring Series B Notes and at least fifteen Business Days prior to each interest payment date, whether its jurisdiction of tax residence requires securities issued by juridical persons organized under the laws of such jurisdiction to be held in registered form ("régimen de nominatividad de títulos valores"). If its jurisdiction of tax residence does not require securities to be held in registered form, such holder will state and declare in writing whether it is an insurance company, open-end investment fund, pension fund or bank or financial entity the head office of which is located in a country the central bank or equivalent authority of which has adopted the international standards of supervision approved by the Basle Committee on Banking Regulation and Supervisory Practices. If such holder does not meet such conditions, it will state and declare whether pursuant to its by-laws or juridical nature ("naturaleza jurídica"), such holder (a) does not, as its principal activity, invest outside the jurisdiction of its tax residence or (b) is not prohibited from performing certain transactions expressly indicated in its by-laws or in the applicable regulatory framework in its jurisdiction of tax residence.

As a proof of the exemptions mentioned in the previous paragraph, each holder of the Series B Notes will submit:

•	if such holder is a juridical person and its jurisdiction of tax residence requires securities issued by juridical persons organized under the laws of such jurisdiction to be held in registered form, a certificate issued by the relevant authority of such jurisdiction which states that the shares or other securities representative of the capital of such holder, or in the case of a permanent establishment, the securities representative of the capital of the company of which such permanent establishment is a part, are considered to be in registered form by the applicable law in the jurisdiction of its tax residence;

•	if such holder is an insurance company, open-end investment fund or pension fund, it will submit the by-laws or articles of incorporation and amendments thereto of the holder and, if applicable, its parent company;

•	if such holder is a banking or financial institution, it will submit a certificate issued by (i) the relevant central bank or (ii) the relevant authority of its jurisdiction of tax residence of it or its parent company, if applicable, that states whether the international standards approved by the Basle Committee on Banking Regulation and Supervisory Practices is applicable to such holder; or

•	if such holder declares that pursuant to its by-laws or its juridical nature, such holder (i) does not, as its principal activity, invest outside its jurisdiction of tax residence or (ii) is not prohibited from performing certain transactions expressly indicated in its by-laws or in the applicable regulatory framework in its jurisdiction of tax residence, such holder will submit such by-laws or articles of incorporation. When the holder is a permanent establishment, it may submit a valid certificate issued by its parent company duly certified by the appropriate Governmental Agency.

The documents referred to in the three preceding paragraphs will be notarized and either apostilled in accordance with the Hague Convention or consularized by the Argentine Consulate of the jurisdiction of tax residence of relevant entity.

If a holder of Series B Notes does not submit all or part of the information, documents or evidence that may be requested by us from time to time, we will not be obligated to pay any Additional Amounts on such Series B Notes and will apply the withholdings or deductions that may be required by laws or regulations to the payment of the taxes, duties, assessment or other governmental charges that may be payable as a result of the failure to provide such information in whole or in part.

We will inform the Trustee in writing if we will not be obligated to pay any Additional Amounts in respect of any Series B Notes pursuant to the information received from each holder.

Ranking

The 8% Notes will be our senior obligations, and in any bankruptcy or insolvency proceeding under Argentine law, the Indebtedness evidenced by the 8% Notes will rank pari passu in right of payment with all of our existing and future senior unsecured obligations (other than obligations preferred by statute or operation of law).

We conduct certain of our operations through Subsidiaries. The 8% Notes will effectively rank junior to all liabilities of our Subsidiaries, including trade payables and the liquidation value of preferred stock of such Subsidiaries, if any, except to the extent that we are a creditor of such entity or that any such Subsidiary is a Subsidiary Guarantor. The 8% Notes are secured by a pledge of our shareholders of 32.51% of our shares of common stock; however, the 8% Notes are not secured by any of our assets.

Sinking Fund

The 8% Notes will not be entitled to the benefit of any sinking fund.

Mandatory Redemption from Excess Cash

We will, on each June 30, commencing June 30, 2006, to each of which dates we refer as an "Excess Cash Redemption Date", upon at least 30 days' prior notice to the Trustee,

•	apply any Excess Cash for the preceding fiscal year to redeem at par each 8% Note in an amount up to the principal amount of the Subsequent Notes issued to pay interest on such 8% Note and

•	provided the Excess Cash for such preceding fiscal year exceeds by at least U.S.$1 million or its equivalent the amount applied on such Excess Cash Redemption Date pursuant to the preceding bullet, apply to redeem ratably and at par a principal amount of the 8% Notes equal to 75% of (x) Excess Cash for such preceding fiscal year minus (y) the amount so applied pursuant to the first bullet.

We refer to the amounts required to be redeemed on any Excess Cash Redemption Date pursuant to the two bullets above as the "Excess Cash Redemption Amount" for such Excess Cash Redemption Date. Any such redemption will be accompanied by the payment of interest accrued and unpaid to the redemption date on the 8% Notes redeemed on that date.

Each mandatory redemption made pursuant to this provision in respect of a 8% Note will be paid to the Person entitled to receive interest on such 8% Note on the relevant Excess Cash Redemption Date. If our right to make any redemption in accordance with this provision is prohibited by applicable Law, we will apply for authorization from each appropriate Governmental Agency to make such redemption, such application to be made as promptly as is practicable after any of our Responsible Officers becomes aware of such prohibition and in any event within the later of seven days before the Excess Cash Redemption Date and five days after the effectiveness of such Law.

Not less than 30 days prior to each Excess Cash Redemption Date, we will notify the Trustee thereof and give written notice of such redemption to each holder of 8% Notes by first-class mail, postage prepaid, at the address of such holder appearing in the security register, stating, among other things, the Excess Cash Redemption Amount per $1,000 principal amount of 8% Notes and the Excess Cash Redemption Date.

Optional Redemption

The 8% Notes will be redeemable, at our option, in whole or in part, at any time or from time to time, and prior to maturity, upon not less than 30 nor more than 60 days' prior notice, at the redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date. Any such redemption will be made on a pro rata basis among all holders of 8% Notes.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitation on Indebtedness.    (a) (i) We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee or otherwise become liable with respect to, to which we refer collectively as "incur", any Indebtedness (including without limitation Acquired Indebtedness), and (ii) we will not permit any Restricted Subsidiary to issue (except if issued to or owned beneficially and of record by us or any Restricted Subsidiary) any Preferred Stock; provided that (x) we and the Restricted Subsidiaries may incur Permitted Indebtedness and (y) we may incur Indebtedness if, after giving effect thereto, (1) our Consolidated Fixed Charge Coverage Ratio on the date thereof would be at least 2.25 to 1.00 and (2) our Consolidated Indebtedness Ratio on the date thereof would not be more than 4.00 to 1.00, in each case, determined on a pro forma basis as if the incurrence of such additional Indebtedness, and the application of the net proceeds therefrom, had occurred at the beginning of the four-quarter period used to calculate our Consolidated Fixed Charge Coverage Ratio.

(b) We will not, and will not permit any Subsidiary Guarantor to, incur any Indebtedness that is expressly subordinated to any other Indebtedness of ours or of such Subsidiary Guarantor unless such

Indebtedness by its terms is also expressly made subordinate to the 8% Notes, in our case, or the relevant Subsidiary Guarantee, in the case of a Subsidiary Guarantor.

Limitation on Restricted Payments.    (a) We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

(i) declare or pay any dividend on, or make any distribution to holders of, any shares of our Capital Stock (other than dividends or distributions payable solely in shares of our Qualified Capital Stock or in options, warrants or other rights to acquire such shares of our Qualified Capital Stock);

(ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of our Capital Stock or any options, warrants or other rights to acquire such shares of our Capital Stock;

(iii) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or final maturity, any Subordinated Indebtedness;

(iv) make any Investment (other than any Permitted Investment) in any Person (including, without limitation, any Unrestricted Subsidiary); or

(v) (x) declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary (other than to us or any wholly owned Restricted Subsidiary) or (y) purchase, redeem or otherwise acquire or retire for value any Capital Stock of any Restricted Subsidiary held by any of our Affiliates (other than another Restricted Subsidiary),

(such payments or other actions described in (but not excluded from) clauses (i) through (v) are collectively referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by our Board of Directors, whose determination will be conclusive and evidenced by a Board Resolution), (1) no Default or Event of Default will have occurred and be continuing, (2) we could incur at least U.S.$1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Indenture exclusive of clause (a)(ii)(y)(2) of the "Limitation on Indebtedness" covenant and (3) the aggregate amount of all Restricted Payments declared or made after the first day of our fiscal quarter in which the Original Issue Date occurs will not exceed the sum of:

(A) 50% of our Consolidated Net Income accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of our fiscal quarter in which the Original Issue Date occurs and ending on the last day of our latest fiscal quarter ending prior to the date of such proposed Restricted Payment for which consolidated financial information for us and our Restricted Subsidiaries is available (or, if such aggregate cumulative Consolidated Net Income will be a loss, minus 100% of such loss), plus

(B) the aggregate net proceeds, including the fair market value of property other than cash (as determined by our Board of Directors, whose good faith determination will be conclusive; provided that, for any property whose fair market value exceeds U.S.$2.0 million (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof), either we will have completed a Qualified Equity Offering or such fair market value will be confirmed by an independent appraisal from a recognized appraiser provided by us) received after the Original Issue Date by us as capital contributions or from the issuance or sale (other than to a Restricted Subsidiary) of shares of our Qualified Capital Stock (including upon the exercise of options, warrants or rights) or warrants, options or rights to purchase shares of our Qualified Capital Stock (excluding any Qualified Capital Stock, or warrants, options or rights to purchase shares of Qualified Capital Stock with respect to which the purchase price thereof has been financed directly or indirectly using funds (x) borrowed from us or from any Restricted Subsidiary, unless and until and to the extent such borrowing is repaid, or (y) contributed, extended, guaranteed or advanced by us or by any Restricted Subsidiary (including, without limitation, in respect of any employee stock ownership or benefit plan)), plus

(C) the amount by which Indebtedness is reduced on our consolidated balance sheet prepared in accordance with GAAP upon the conversion or exchange subsequent to the Original Issue Date of any of our Indebtedness or that of a Restricted Subsidiary for Qualified Capital Stock (less the amount of any cash, or the fair market value of any property other than cash (as determined by our Board of Directors, whose good faith determination will be conclusive; provided that, for any property whose fair market value exceeds U.S. $2 million (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount), either we will have completed a Qualified Equity Offering or such fair market value will be confirmed by an independent appraisal from a recognized appraiser provided by us) distributed by us upon such conversion or exchange); provided, however, that the foregoing amount will not exceed the Net Cash Proceeds received by us or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Restricted Subsidiary or to an employee stock ownership plan or to a trust established by us or any Restricted Subsidiary for the benefit of our or its employees), plus

(D) to the extent not otherwise included in our Consolidated Net Income, an amount equal to the sum of (i) the net reduction in Investments in any Person (other than reductions in Permitted Investments) resulting from the payment in cash of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to us or any Restricted Subsidiary after the Original Issue Date from such Person and (ii) the portion (proportionate to our equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that in the case of clause (i) or (ii) above the foregoing sum will not exceed the amount of Investments previously made (and treated as a Restricted Payment) by us or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b) Notwithstanding paragraph (a) above, we and any Restricted Subsidiary may take the following actions (so long as, with respect to clauses (iv) and (v) below, no Default or Event of Default will have occurred and be continuing):

(i) the payment of any dividend within 60 days after the date of declaration thereof, if, at such date of declaration, the payment of such dividend would have complied with the provisions of paragraph (a) above and such payment will be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) above;

(ii) the purchase, redemption or other acquisition or retirement for value of any shares of our Capital Stock in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of, shares of our Qualified Capital Stock;

(iii) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of, shares of our Qualified Capital Stock;

(iv) the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence (other than to a Restricted Subsidiary) of, new Subordinated Indebtedness so long as (A) the principal amount of such new Subordinated Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, defeased, acquired or retired, (B) such new Subordinated Indebtedness is subordinated to the 8% Notes to the same extent as such Subordinated Indebtedness and (C) such new Subordinated Indebtedness has (x) an Average Life longer than the Average Life of the Subordinated Indebtedness so purchased, redeemed, defeased, acquired or retired plus one year and (y) a final Stated Maturity of principal later than the final Stated Maturity of principal of the Subordinated Indebtedness so purchased, redeemed, defeased, acquired or retired plus one year; and

(v) make other Restricted Payments in an aggregate amount not in excess of U.S.$5 million (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount).

The actions described in clauses (ii), (iii) and (v) of this paragraph (b) will be Restricted Payments that will be permitted to be taken in accordance with this paragraph (b) but will reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) above and the actions described in clauses (i) and (iv) of this paragraph (b) will be Restricted Payments that will be permitted to be taken in accordance with this paragraph (b) and will not (except, in the case of clause (i), to the extent of the deemed payment therein described) reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) above.

(c) In computing our Consolidated Net Income under paragraph (a) above, (1) we will use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on our books and records for the remaining portion of such period and (2) we will be permitted to rely in good faith on the financial statements and other financial data derived from our books and records that are available on the date of determination.

Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries.    We will not permit any Restricted Subsidiary to issue or sell any Capital Stock (other than to us or a wholly owned Restricted Subsidiary); provided, however, that this covenant will not prohibit any issuance or sale of the Capital Stock of any Restricted Subsidiary if immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale.

Limitation on Transactions with Affiliates.    We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions, to each of which we refer as an "Affiliate Transaction" (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any of our Affiliates or any Affiliate of a Restricted Subsidiary (other than Exempted Affiliate Transactions), unless (i) such Affiliate Transaction is fair from a financial point of view to us or such Restricted Subsidiary, as the case may be, and is on terms that are no less favorable to us or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm's-length transaction with third parties that are not Affiliates, (ii) with respect to any Affiliate Transaction involving aggregate consideration equal to or greater than U.S.$5 million (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount), we will deliver an officer's certificate to the Trustee certifying that such Affiliate Transaction complies with clause (i) above and such Affiliate Transaction has been approved by a majority of our Disinterested Directors or, in the event no members of our Board of Directors are Disinterested Directors with respect to any Affiliate Transaction included in this clause (ii), we will obtain a written opinion from a recognized U.S. investment banking firm, appraisal firm or independent public accounting firm certifying that such Affiliate Transaction is fair to us or such Restricted Subsidiary, as the case may be, from a financial point of view and (iii) with respect to any Affiliate Transaction involving aggregate consideration in excess of U.S.$10 million (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount), we will obtain a written opinion from a recognized U.S. investment banking firm, appraisal firm or independent public accounting firm to the effect set forth in the preceding clause (ii).

Limitation on Liens.    We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens) on or with respect to any of our or its property or assets, including any shares of stock or indebtedness of any Restricted Subsidiary, whether owned at the Original Issue Date or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Subordinated Indebtedness, the 8% Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the 8% Notes are equally and ratably secured with the obligation or liability secured by such Lien.

Limitation on Issuances of Guarantees by Restricted Subsidiaries.    We will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor, directly or indirectly, to Guarantee any of our Indebtedness which is pari passu with or subordinate in right of payment to the 8% Notes, to which we refer as "Other Guaranteed Indebtedness", unless (i) such Guarantee is otherwise permitted under the terms of the Indenture, (ii) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of the 8% Notes by such Restricted Subsidiary and (iii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against us as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee. If the Other Guaranteed Indebtedness is (A) pari passu with the 8% Notes, then the guarantee of such Other Guaranteed Indebtedness will be pari passu with, or subordinated to, such Subsidiary Guarantee, or (B) subordinated to the 8% Notes, then the guarantee of such Other Guaranteed Indebtedness will be subordinated to the Subsidiary Guarantee at least to the extent that the Other Guaranteed Indebtedness is subordinated to the 8% Notes.

Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it will be automatically and unconditionally released and discharged upon (i) any sale, exchange, or transfer, to any Person not an Affiliate of ours, of all of our and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment by such Restricted Subsidiary under such Guarantee.

Limitation on Capital Expenditures.    We will not, and will not permit any Restricted Subsidiary to, make any Capital Expenditure other than Permitted Capital Expenditures unless on the date of such Capital Expenditure the Consolidated Fixed Charge Coverage Ratio exceeds 2.0 to 1.0. Notwithstanding the foregoing, we and any Restricted Subsidiary may apply Net Cash Proceeds in accordance with the "Limitation on Sale of Assets" covenant or Net Equity Proceeds to Capital Expenditures without regard to this "Limitation on Capital Expenditures" and the application of such Net Cash Proceeds or Net Equity Proceeds will not reduce the aggregate amount of Permitted Capital Expenditures that may be made in any fiscal year under this covenant.

Purchase of 8% Notes upon a Change of Control.    If a Change of Control will occur at any time, then each holder of 8% Notes will have the right to require that we purchase such holder's 8% Notes, in whole or in part in integral multiples of U.S.$1,000, at a purchase price, to which we refer as the "Change of Control Purchase Price", in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, to which we refer as the "Change of Control Purchase Date", pursuant to the offer described below, to which we refer as the "Change of Control Offer", and the other procedures set forth in the Indenture.

Within 30 days following any Change of Control, we will notify the Trustee thereof in writing and give written notice of such Change of Control to each holder of 8% Notes by first-class mail, postage prepaid, at the address of such holder appearing in the security register, stating, among other things,

•	the Change of Control Purchase Price and the Change of Control Purchase Date, which will be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

•	that any 8% Note not tendered will continue to accrue interest;

•	that, unless we default in the payment of the Change of Control Purchase Price, any 8% Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Purchase Date; and

•	certain other procedures that a holder of 8% Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

The occurrence of the events constituting a Change of Control under the Indenture may result in an event of default in respect of other Indebtedness of ours and of our Restricted Subsidiaries and, consequently, the lenders thereof may have the right to require repayment of such Indebtedness in full. If a Change of Control occurs, there can be no assurance that we will have available funds sufficient to pay the Change of Control Purchase Price for all of the 8% Notes that might be delivered by holders of the 8% Notes seeking to accept the Change of Control Offer and other amounts that might become due and payable in respect of our other Indebtedness. The failure by us to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due would result in an Event of Default and would give the Trustee and the holders of the 8% Notes the rights described under "—Events of Default".

One of the events which constitutes a Change of Control under the Indenture has as one of its elements the disposition of "all or substantially all" of our assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event holders of the 8% Notes elect to require us to purchase the 8% Notes and we elect to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

The existence of a holder's right to require us to purchase such holder's 8% Notes upon a Change of Control may deter a third party from acquiring us in a transaction that constitutes a Change of Control.

The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not afford holders of 8% Notes the right to require us to purchase such 8% Notes in the event of a highly leveraged transaction or a reorganization, restructuring, merger or similar transaction involving us that may adversely affect holders of the 8% Notes, if such transaction is not a transaction defined as a Change of Control. See "—Certain Definitions" for the definition of "Change of Control".

We will not, and will not permit any Restricted Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under Indebtedness as in effect on the Original Issue Date and any refinancings thereof) that would materially impair our ability to make a Change of Control Offer to purchase the 8% Notes or, if such Change of Control Offer is made, to pay for the 8% Notes tendered for purchase.

We will make the Change of Control Offer in accordance with applicable law (including Rule 14e-1 under the Exchange Act).

Limitation on Sale of Assets.    (a) We will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) the consideration received by us or such Restricted Subsidiary for such Asset Sale is not less than the Fair Market Value of the assets sold, (ii) the aggregate Fair Market Value of the consideration received from any Asset Sale that is not in the form of cash or Cash Equivalents will not, when aggregated with the Fair Market Value of all other noncash consideration received by us and our Restricted Subsidiaries from all previous Asset Sales since the Original Issue Date that have not, prior to such date, been converted to cash or Cash Equivalents, exceed 5% of our Consolidated Tangible Assets at the time of the Asset Sale under consideration; and provided that, with respect to any Asset Sales to any of our Affiliates, we receive consideration consisting of no less than 85% cash or Cash Equivalents and (iii) immediately before and immediately after giving effect to such Asset Sale, no Default or Event of Default will have occurred and be continuing. For purposes of clause (ii) above, any Indebtedness or other liabilities (as shown on our or any Restricted Subsidiary's most recent balance sheet) of ours or any Restricted Subsidiary (other than contingent liabilities) that are assumed by the transferee in connection with an Asset Sale will be deemed to be Cash Equivalents, but only to the extent such assumption is effected on a basis under which there is no recourse to us or any Restricted Subsidiary with respect to such Indebtedness or other liabilities.

(b) If we or any Restricted Subsidiary engage in an Asset Sale, we may use the Net Cash Proceeds thereof, within 12 months after such Asset Sale, to (i) permanently repay or prepay any of our then outstanding senior Indebtedness or that of any Restricted Subsidiary or (ii) invest (or enter into a legally binding commitment to invest) in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in any line or lines of our business or that of our Restricted Subsidiaries on the Original Issue Date or which are related, ancillary or complementary thereto; provided that any such investment will be completed within 24 months of such Asset Sale. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph (b) constitutes "Excess Proceeds", provided that no investment commitment referred to in clause (ii) above will constitute a use of Net Cash Proceeds unless such Net Cash Proceeds are actually so invested within 24 months of such Asset Sale.

(c) When the aggregate amount of Excess Proceeds exceeds U.S.$5 million (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount), we will, within 20 Business Days, make an offer to purchase for cash at par plus interest accrued but unpaid to the date of purchase, to which we refer as an "Excess Proceeds Offer", from all holders of 8% Notes, on a pro rata basis, in accordance with the procedures set forth in the Indenture and applicable law (including Rule 14e-1 under the Exchange Act), the maximum principal amount (expressed as a multiple of U.S.$1,000), of 8% Notes that may be purchased with such amount of the Excess Proceeds multiplied by a fraction the numerator of which is the aggregate principal amount of the 8% Notes outstanding on the day such offer is made and the denominator of which is such principal amount plus the U.S. Dollar Equivalent of the aggregate principal amount of the Floating Rate Debt outstanding on such date, such maximum principal amount being the "8% Notes Excess Proceeds Amount". If the aggregate principal amount of 8% Notes validly tendered and not withdrawn by holders thereof exceeds the 8% Notes Excess Proceeds Amount, the 8% Notes to be purchased will be selected on a pro rata basis (based upon the principal amount of 8% Notes tendered by each holder). Upon completion of such Excess Proceeds Offer, the 8% Notes Excess Proceeds Amount will be deemed to be zero.

Limitation on Sale and Leaseback Transactions.    We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction with respect to any property or assets (whether now owned or hereafter acquired), unless (i) the sale or transfer of such property or assets to be leased is treated as an Asset Sale and we comply with the "Limitation on Sale of Assets" covenant, (ii) we or such Restricted Subsidiary would be permitted to incur Indebtedness (other than Permitted Indebtedness) under the Indenture exclusive of clause (a)(ii)(y)(2) of the "Limitation on Indebtedness" covenant in the amount of the Attributable Value incurred in respect of such Sale and Leaseback Transaction and (iii) we or such Restricted Subsidiary would be permitted to grant a Lien under the "Limitation on Liens" covenant to secure the amount of the Attributable Value in respect of such Sale and Leaseback Transaction.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.    We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to

(a)	pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock,

(b)	pay any Indebtedness owed to us or any other Restricted Subsidiary,

(c)	make loans or advances to us or any other Restricted Subsidiary, or

(d)	transfer any of its properties or assets to us or any other Restricted Subsidiary (other than customary restrictions on transfers of property subject to a Lien permitted under the Indenture that would not materially adversely affect our ability to satisfy our obligations under the 8% Notes and the Indenture), except for such encumbrances or restrictions existing under or by reason of

(i) any agreement in effect on the Original Issue Date (any such agreement which relates to a U.S. Dollar amount in excess of U.S.$1 million (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount) being listed on a schedule attached to the Indenture),

(ii) applicable law,

(iii) customary provisions restricting subletting or assignment of any lease or assignment of any other contract to which we or any Restricted Subsidiary is a party or to which any of our or their respective properties or assets are subject,

(iv) any agreement or other instrument of a Person, or binding with respect to assets, acquired by us or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, or such assets, so acquired,

(v) any encumbrance or restriction contained in contracts for sales of assets permitted by the "Limitation on Sale of Assets" covenant with respect to the assets to be sold pursuant to such contract,

(vi) any agreement providing for the incurrence of Indebtedness by a Restricted Subsidiary in compliance with the "Limitation on Indebtedness" covenant, provided that such Restricted Subsidiary is or becomes at the time of such agreement a Subsidiary Guarantor,

(vii) contained in any agreement pursuant to which Indebtedness was issued if (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness, (B) the encumbrance or restriction is not materially more disadvantageous to the holders of the 8% Notes than is customary in comparable financings (as determined by us) and (C) we determine that any such encumbrance or restriction will not materially affect our ability to make principal or interest payments on the 8% Notes, and

(viii) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (i) and (vii);

provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the holders of the 8% Notes than those under or pursuant to the agreement so extended, renewed, refinanced or replaced.

Reports.    So long as any 8% Notes remain outstanding, we will provide to the Trustee and the holders of 8% Notes: (i) within 90 days after the end of each of our fiscal years, our audited consolidated financial statements for such fiscal year and (ii) within 60 days after the end of each of our first three fiscal quarters, our unaudited consolidated financial statements for such fiscal quarter. Each of the financial statements referred to in (i) and (ii) will be prepared in accordance with Argentine GAAP consistently applied, will be translated into English, and will be accompanied by a discussion and analysis, substantially in the format of the "Management's Discussion and Analysis of Financial Condition and Results of Operations" that would be included in a Form 20-F filed under the Exchange Act, except that such discussion and analysis will be required only to compare the financial condition and results of operations of the fiscal year or fiscal quarter most recently ended to the prior fiscal year or comparable fiscal quarter of the prior fiscal year, as applicable. The financial statements referred to in (i) will contain a reconciliation to U.S. GAAP of net income and shareholders' equity and a report thereon by our independent auditors.

In addition, the Indenture provides that we and any Subsidiary Guarantors must at all times comply with the periodic reporting requirements of the CNV and the Buenos Aires Stock Exchange as in effect at the time of reporting so long as the Series A-1 Notes or Series A-2 Notes are listed on the Buenos Aires Stock Exchange.

Limitation on Optional Prepayment of Floating Rate Debt.    We will not prepay at our option any Floating Rate Debt otherwise than from the proceeds of Indebtedness incurred by us which has an Average Life which is not less than the Average Life of the Floating Rate Debt at the date of such prepayment and the cost to us of which Indebtedness is not greater than the cost to us of the Floating Rate Debt.

Consolidation, Merger and Sale of Assets

We will not, in a single transaction or through a series of transactions, consolidate with or merge with or into any other Person (other than a Restricted Subsidiary) or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our properties and assets as an entirety to any other Person or Persons (other than a Restricted Subsidiary) or permit any of our Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of ourselves and our Restricted Subsidiaries on a consolidated basis as an entirety to any other Person or Persons (other than a Restricted Subsidiary), unless at the time and immediately after giving effect thereto:

(i) either (a) if the transaction is a consolidation or merger, we will be the continuing corporation or (b) the Person (if other than ourselves) formed by such consolidation or into which we or such Restricted Subsidiary is merged or the Person that acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all the properties and assets of ourselves and our Restricted Subsidiaries on a consolidated basis as an entirety, to which we refer as the "Surviving Entity" (1) will be a corporation duly organized and validly existing under the laws of Argentina, and (2) will expressly assume, by a supplemental indenture in form satisfactory to the Trustee, our obligation for the due and punctual payment of the principal of, premium, if any, and interest and Additional Amounts and Liquidated Damages, if any, on all the 8% Notes and the performance and observance of every covenant of the Indenture on our part to be performed or observed;

(ii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of ourselves or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

(iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of ourselves or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), the Consolidated Net Worth of ourselves (or of the Surviving Entity if we are not the continuing obligor under the Indenture) is equal to or greater than our Consolidated Net Worth immediately prior to such transaction or series of transactions;

(iv) immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the four-quarter period used to calculate our Consolidated Fixed Charge Coverage Ratio with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), we (or the Surviving Entity if we are not the continuing obligor under the Indenture) could incur at least U.S.$1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Indenture exclusive of clause (a)(ii)(y)(2) of the "Limitation on Indebtedness" covenant;

(v) each Subsidiary Guarantor, if any, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Subsidiary Guarantee will apply to such Person's obligations under the Indenture and the 8% Notes; and

(vi) if any of the property or assets of ourselves or any of our Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of the "Limitation on Liens" covenant are complied with.

In connection with any such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, we or the Surviving Entity will have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officer's certificate (attaching the computations to demonstrate compliance with clauses (iii) and (iv) above) and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

Each Subsidiary Guarantor will not, and we will not permit a Subsidiary Guarantor to, in a single transaction or through a series of transactions, consolidate with or merge with or into any other Person (other than ourselves or any Subsidiary Guarantor) or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any other Person or Persons (other than ourselves or any Subsidiary Guarantor) or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of such Subsidiary Guarantor and its Restricted Subsidiaries on a consolidated basis as an entirety to any other Person or Persons (other than ourselves or any Subsidiary Guarantor), unless at the time and after giving effect thereto:

(i) either (a) if the transaction is a merger or consolidation, such Subsidiary Guarantor will be the continuing corporation or (b) the Person (if other than such Subsidiary Guarantor) formed by such consolidation or into which such Subsidiary Guarantor or its Restricted Subsidiary is merged or the Person that acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of such Subsidiary Guarantor and its Restricted Subsidiaries on a consolidated basis as an entirety, to which we refer as the "Surviving Guarantor Entity" will be a corporation duly organized and validly existing under (A) the laws of Argentina or (B) the laws of the jurisdiction in which such Subsidiary Guarantor was organized and will expressly assume by a supplemental indenture, in form satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee;

(ii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of the Subsidiary Guarantor, ourselves or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing; and

(iii) such Subsidiary Guarantor or the Surviving Guarantor Entity will have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the requirements of the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of ourselves or any Subsidiary Guarantor in accordance with the immediately preceding paragraphs in which we or the Subsidiary Guarantor, as the case may be, is not the continuing obligor under the Indenture or its Subsidiary Guarantee, the Surviving Entity or the Surviving Guarantor Entity, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, ourselves under the Indenture or the Subsidiary Guarantor under its Subsidiary Guarantee, as the case may be, with the same effect as if such successor had been named as ourselves or the Subsidiary Guarantor therein, and any 8% Note authenticated or delivered prior to such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition may be exchanged as provided in the Indenture. When a successor assumes all the obligations of its predecessor under the Indenture, the 8% Notes or a Subsidiary Guarantee, as the case may be, the predecessor will be released from those obligations; provided that in the case of a transfer by lease, as the case may be, the predecessor will not be released from the payment of principal, premium, if any, Additional Amounts and Liquidated Damages, if any, and interest on the 8% Notes or such Subsidiary Guarantee, as the case may be.

Events of Default

The following are "Events of Default" under the Indenture:

(i) default in the payment of any interest or any Additional Amounts or Liquidated Damages on any 8% Note when such amounts become due and payable, and continuance of such default for a period of 30 days;

(ii) default in the payment of the principal of and/or premium, if any, on any 8% Note when due and payable at its Maturity;

(iii) default in the performance, or breach, of the provisions described in "Consolidation, Merger and Sale of Assets", the failure to make or consummate a Change of Control Offer in accordance with the provisions of the "Purchase of 8% Notes upon a Change of Control" covenant or the failure to make or consummate an Excess Proceeds Offer in accordance with the provisions of the "Limitation on Sale of Assets" covenant;

(iv) default in the performance, or breach, of any covenant or agreement of ours or any Subsidiary Guarantor contained in the Indenture or any Subsidiary Guarantee (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (i), (ii) or (iii) above) and continuance of such default or breach for a period of 30 days after written notice will have been given to us by the Trustee or to us and the Trustee by the holders of at least 25% in aggregate principal amount of the 8% Notes then outstanding;

(v) (a) failure by either ourselves or any Significant Subsidiary to make any payment when due and after the date which is 10 days beyond the expiration of any applicable grace period, in respect of any Indebtedness of ourselves (other than Non-participating Original Notes and Non-participating Original Bank Debt) or such Significant Subsidiary that has an aggregate outstanding principal amount in excess of U.S.$10 million (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount) or (b) one or more defaults under one or more mortgages, bonds, debentures or other evidences of Indebtedness under which we (other than as aforesaid) or any Significant Subsidiary then has outstanding Indebtedness in excess of U.S.$10 million (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount), individually or in the aggregate, and either (I) a principal amount of such Indebtedness in excess of U.S.$10 million (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount) is already due and payable in full or (II) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness;

(vi) one or more final judgments or orders will be rendered against us or any Restricted Subsidiary for the payment of money (other than in respect of Non-participating Original Notes or Non-participating Original Bank Debt), either individually or in an aggregate amount, in excess of U.S.$10 million (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount) (exclusive of judgment amounts covered by insurance) and will not be discharged and either (A) an enforcement proceeding will have been commenced by any creditor upon such judgment or order or (B) there will have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect;

(vii) any Subsidiary Guarantee ceases to be in full force and effect or is declared null and void or any Subsidiary Guarantor denies that it has any further liability under any Subsidiary Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Subsidiary Guarantee in accordance with the Indenture);

(viii) a resolution is passed or adopted by our Board of Directors or stockholders, or a judgment of a court of competent jurisdiction is made, that we be wound up or dissolved, other than for the purposes of or pursuant to a merger or consolidation otherwise permitted under and in accordance with the terms of "—Consolidation, Merger and Sale of Assets";

(ix) a court having jurisdiction enters a decree or order for (i) relief in respect of ourselves or any Significant Subsidiary in an involuntary case under Argentine Law No. 24,522, as amended,

or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) appointment of an administrator, receiver, trustee or intervenor for ourselves or any Significant Subsidiary for all or substantially all of the property of ourselves or any Significant Subsidiary and such decree or order remains unstayed and in effect for 60 or more days;

(x) we or any Significant Subsidiary (i) commence a voluntary case under Argentine Law No. 24,522, as amended, or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect other than in connection with the APE, (ii) consent to the appointment of or taking possession by an administrator, receiver, trustee or intervenor for ourselves or any Significant Subsidiary for all or substantially all of the property of ourselves or any Significant Subsidiary or (iii) effect any general assignment for the benefit of creditors;

(xi) the Argentine Government declares a general suspension of payment, or a moratorium, in either case applicable to the payment of 8% Notes; or

(xii) the pledge agreement securing the 8% Notes ceases to be in full force and effect or is declared null and void or will cease to create a security interest in the collateral thereunder for the benefit of the holders of the 8% Notes, or such security interest will cease to be first priority.

If an Event of Default (other than as specified in clauses (ix) or (x) above) will occur and be continuing, the Trustee, by written notice to ourselves, or the holders of not less than 25% in aggregate principal amount of the 8% Notes then outstanding may, and the Trustee upon the written request of such holders will, declare the principal of, premium, if any, and accrued interest on all of the outstanding 8% Notes immediately due and payable, and upon any such declaration all such amounts payable in respect of the 8% Notes will become immediately due and payable. If an Event of Default specified in clauses (ix) or (x) above with respect to ourselves occurs and is continuing, then the principal amount of, premium, if any, and accrued interest on all of the outstanding 8% Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of 8% Notes.

At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee or any holder of 8% Notes, the holders of a majority in aggregate principal amount of the outstanding 8% Notes, by written notice to ourselves and the Trustee, may rescind such declaration and its consequences if (a) we have paid or deposited with the Trustee a sum sufficient to pay

(i) all overdue interest on all 8% Notes,

(ii) all unpaid principal of and premium, if any, on any outstanding 8% Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the 8% Notes,

(iii) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the 8% Notes and

(iv) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

(b) all Events of Default, other than the non-payment of amounts of principal of, premium, if any, or interest on the 8% Notes that has become due solely by such declaration of acceleration, have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereon.

The holders of not less than a majority in aggregate principal amount of the outstanding 8% Notes may, on behalf of the holders of all the 8% Notes, waive any past defaults under the Indenture and its consequences except a default in respect of the payment of the principal of, premium, if any, or interest on any 8% Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding 8% Note.

The foregoing provisions will be without prejudice to the rights of each individual holder of 8% Notes to initiate a summary action (acción ejecutiva) against us for the payment of principal, interest and/or Additional Amounts past due on any 8% Note, as the case may be, in accordance with Article 29 of the Argentine Negotiable Obligations Law.

If a Default or an Event of Default occurs and is continuing, and is known to a responsible officer of the Trustee, the Trustee will mail to each holder of 8% Notes notice of such Default or Event of Default within 30 days after obtaining knowledge thereof; provided that, except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any 8% Notes, the Trustee may withhold the notice to the holders of such 8% Notes if a committee of its trust officers in good faith determines that withholding the notice is in the interest of the holders of the 8% Notes.

We are required to furnish to the Trustee annual and quarterly statements as to the performance by ourselves and the Subsidiary Guarantors of our and their respective obligations under the Indenture and as to any default in such performance. We are also required to notify the Trustee within ten business days of the occurrence of any Default.

Defeasance or Covenant Defeasance of Indenture

We may, at our option by Board Resolution, at any time, elect to have the obligations of ourselves and any Subsidiary Guarantor discharged with respect to the outstanding 8% Notes, to which we refer as "defeasance". Such defeasance means that we and any such Subsidiary Guarantor will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding 8% Notes and to have satisfied all our and its other obligations under such 8% Notes, the Subsidiary Guarantees and the Indenture insofar as such 8% Notes are concerned except for

•	the rights of holders of outstanding 8% Notes to receive payments in respect of the principal of, premium, if any, and interest on such 8% Notes when such payments are due on the Stated Maturity (or, upon redemption, if applicable),

•	our obligations to issue temporary 8% Notes, register the transfer or exchange of any of the 8% Notes, replace mutilated, destroyed, lost or stolen 8% Notes, maintain an office or agency for payments in respect of the 8% Notes and segregate and hold such payments in trust,

•	the rights, powers, trusts, duties and immunities of the Trustee and

•	the defeasance provisions of the Indenture.

In addition, we may, at our option by Board Resolution, at any time, elect to have the obligations of ourselves and any Subsidiary Guarantor released with respect to certain covenants set forth in the Indenture, and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the 8% Notes, to which we refer as "covenant defeasance".

In order to exercise either defeasance or covenant defeasance,

•	we must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of 8% Notes, cash in U.S. Dollars, or U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest on the outstanding 8% Notes on the Stated Maturity (or upon redemption, if applicable) of such principal, premium, if any, or installment of interest;

•	no Default or Event of Default with respect to the 8% Notes will have occurred and be continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (x) or (xi) of "Events of Default" above is concerned, at any time during the period ending on the 91st day after the date of such deposit;

•	such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which we or any Subsidiary Guarantor are a party or by which we or it are bound;

•	in the case of defeasance, we will have delivered to the Trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling, or since the Original Issue Date there has been a change in applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion will confirm that, the holders of the outstanding 8% Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

•	in the case of covenant defeasance, we will have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding 8% Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

•	we will have delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the 8% Notes as expressly provided for in the Indenture and obligations to pay Additional Amounts) and the Trustee, at our expense, will execute proper instruments acknowledging satisfaction and discharge of the Indenture when (a) either (i) all the 8% Notes theretofore authenticated and delivered (other than destroyed, lost or stolen 8% Notes which have been replaced or paid and 8% Notes for whose payment money has been deposited in trust with the Trustee or any Paying Agent or segregated and held in trust by us and thereafter repaid to us or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation or (ii) all 8% Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in our name and at our expense and we or any Subsidiary Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire Indebtedness on the 8% Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the 8% Notes to the date of such deposit (in the case of 8% Notes which have become due and payable) or to their Stated Maturity or redemption date, as the case may be; (b) we or any Subsidiary Guarantor have paid or caused to be paid all sums payable under the Indenture by us and any Subsidiary Guarantor; and (c) we have delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Amendments and Waivers

Modifications and amendments of the Indenture may be made by a supplemental Indenture entered into by us, each affected Subsidiary Guarantor and the Trustee, with the consent of the holders of a majority in aggregate outstanding principal amount of the 8% Notes then outstanding; provided, however, that no such modification or amendment may, without the consent of the holders of 85% in aggregate principal amount of such series of 8% Notes then outstanding, amend, change or modify our obligation to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the "Purchase of 8% Notes Upon a Change of Control" covenant, including, in each case, amending, changing or modifying, in any material respect, any definition relating thereto; provided further that no such modification or amendment may, without the consent of the holder of each outstanding 8% Note affected thereby:

•	change the Stated Maturity of the principal of, or any installment of interest on, any 8% Note or reduce the principal amount thereof (or premium, if any) or the rate of interest thereon or change the place of payment where, or the coin or currency in which, the principal of any 8% Note or any premium or the interest thereon or any Subsidiary Guarantee is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in principal amount of outstanding 8% Notes the consent of whose holders is required for any such supplemental indenture or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture;

•	modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding 8% Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each 8% Note affected thereby; or

•	consent to the assignment, transfer or release by or of us or any Subsidiary Guarantor of or from any of our or its obligations under the Indenture or a Subsidiary Guarantee.

Notwithstanding the foregoing, without the consent of any holder of the 8% Notes issued thereunder, we, any Subsidiary Guarantor and the Trustee may modify or amend the Indenture:

•	to the extent permitted by Argentine law, to evidence the succession of another Person to ourselves, a Subsidiary Guarantor or any other obligor on the 8% Notes, and the assumption by any such successor of the covenants of ourselves or such obligor or Subsidiary Guarantor in the Indenture, in the 8% Notes and in any Subsidiary Guarantee in accordance with "—Consolidation, Merger, Sale of Assets";

•	to add to the covenants of ourselves, any Subsidiary Guarantor or any other obligor upon the 8% Notes for the benefit of the holders of the 8% Notes or to surrender any right or power conferred upon ourselves, any Subsidiary Guarantor or any other obligor upon the 8% Notes, as applicable, in the Indenture, in the 8% Notes or in any Subsidiary Guarantee;

•	to cure any ambiguity, or to correct or supplement any provision in the Indenture, the 8% Notes or any Subsidiary Guarantee which may be defective or inconsistent with any other provision in the Indenture, the 8% Notes or any Subsidiary Guarantee or make any other provisions with respect to matters or questions arising under the Indenture, the 8% Notes or any Subsidiary Guarantee; provided that, in each case, such provisions will not adversely affect the interest of the holders of the 8% Notes;

•	to add a Subsidiary Guarantor under the Indenture;

•	to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture; or

•	upon any consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition of property of ourselves or any Subsidiary Guarantor that would result in creation of a Lien upon any property or assets of ourselves or any Subsidiary Guarantor, to secure the 8% Notes ratably with the Indebtedness which upon such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition became so secured as to such property or assets by such Lien, or otherwise to secure the 8% Notes.

The holders of a majority in aggregate principal amount of the 8% Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

Notices

All notices regarding the 8% Notes will be deemed to have been duly given upon the mailing by registered or certified first-class mail, postage prepaid, of such notices to each holder at the address of such holder as it appears in the Security Register, in each case not earlier than the earliest date and not later than the latest date prescribed in the Indenture for the giving of such notice and upon publication in a widely circulated newspaper in Buenos Aires, Argentina and in the Official Gazette of Argentina (Boletín Oficial de la República Argentina), and for so long as they are listed on the Buenos Aires Stock Exchange, in the Bulletin of the Buenos Aires Stock Exchange. Any notice so mailed will be deemed to have been given on the date of such mailing, or, if published more than once or on different dates, on the last date on which publication is required, in each case not later than the latest date and not earlier than the earliest date prescribed under the Indenture for the giving of such notice and additionally notified by us or by the Trustee at our written direction in the manner and within the terms established in applicable Argentine regulations.

Meetings of Holders

The Trustee or we will, upon the request of the holders of at least 5% in aggregate principal amount of the 8% Notes at the time outstanding, or we or the Trustee may, at our or its discretion, call a meeting of the holders at any time and from time to time, to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided by the 8% Notes to be made, given or taken by the holders. For purposes of any meeting of holders of 8% Notes, each U.S.$1.00 of face value of the outstanding 8% Notes will entitle the holder of a 8% Note to one vote.

With respect to all matters not contemplated in the Indenture, meetings of holders will be held in accordance with the Argentine Negotiable Obligations Law. The meetings will be held in the City of Buenos Aires; provided, however, that at the request of any holder or the Trustee, such meeting will be held simultaneously in the City of Buenos Aires and in The City of New York by any means of telecommunication which permits the participants to hear and to speak to each other. In any case, such meeting will be held at such time and at such place as we or the Trustee will determine. If a meeting is being held pursuant to a request of holders, the agenda for the meeting will be as determined in the request and such meeting will be convened within 40 days from the date such request is received by the Trustee or ourselves, as the case may be. Notice of any meeting of holders (which will include the date, place and time of the meeting, the agenda therefor and the requirements to attend) will be given not less than ten days nor more than 30 days prior to the date fixed for the meeting in the Boletín Oficial de la República Argentina and in a newspaper of general circulation in Argentina and, for so long as they are listed on the Buenos Aires Stock Exchange, in the Bulletin of the Buenos Aires Stock Exchange and also in the manner provided above under "Notices" and any publication thereof will be for five consecutive business days in each place of publication. Any holder may attend the meeting in person or by proxy. Our directors, officers, managers and employees cannot be appointed as proxies. Holders of 8% Notes who intend to attend a meeting of holders must notify the Registrar of their intention to do so at least three days prior to the date of such meeting. The quorum at any meeting to adopt a resolution will be persons holding or representing 60% in aggregate principal amount of the 8% Notes at the time outstanding; provided, however, that at any such reconvened meeting adjourned for lack of the requisite quorum, the quorum will be persons holding or representing 30% in aggregate principal amount of the 8% Notes at the time outstanding.

No Personal Liability of Incorporators, Shareholders, Officers, Directors or Employees

No recourse for the payment of the principal of or premium, if any, or interest on any of the 8% Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours or any Subsidiary Guarantor in the Indenture, or in any of the 8% Notes or because of the creation of any Indebtedness represented thereby, will be had against any of our or our Subsidiary Guarantors' incorporators, shareholders, officers, directors, employees or controlling persons or any successor Person thereof. Each Holder, by accepting the 8% Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the 8% Notes. Such waiver may not be effective to waive liabilities under Article 34 of the Argentine Negotiable Obligations Law and Article 54 of Law No. 19,550, as amended, and other Argentine regulations or under the U.S. federal securities laws and it is the view of the SEC that such waiver is against public policy.

The Trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

The Indenture contain limitations on the rights of the Trustee thereunder, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that it must eliminate such conflict or resign if it acquires any conflicting interest.

Governing Law and Submission to Jurisdiction

The Argentine Negotiable Obligations Law establishes the legal requirements for the 8% Notes to qualify as "obligaciones negociables". The authorization, execution and delivery of the 8% Notes, the approval thereof by the CNV for the public offering of the 8% Notes in Argentina and certain matters relating to meetings of holders of 8% Notes are governed by Argentine law. All other matters in respect of the 8% Notes, the Indenture and any Subsidiary Guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

We have irrevocably consented, and any Subsidiary Guarantor will irrevocably consent, to the jurisdiction of any court of the State of New York or any United States federal court sitting in the Borough of Manhattan, New York City, New York, United States, and any appellate court from any thereof, and we have waived, and our Subsidiary Guarantor will waive, to the maximum extent permitted by law, any immunity from the jurisdiction of such courts over any suit, action or proceeding or objection thereto on grounds of venue or inconvenient forum that may be brought in connection with the Indenture, the 8% Notes and Subsidiary Guarantees. We have irrevocably appointed, and any Subsidiary Guarantor will irrevocably appoint, CT Corporation System presently located at 111 Eighth Avenue, New York, New York 10011, as our or its authorized agent upon which all writs, process and summonses may be served in any suit, action or proceeding brought in connection with the Indenture, the 8% Notes or a Subsidiary Guarantee against us or the relevant Subsidiary Guarantor in any court of the State of New York or any United States federal court sitting in the Borough of Manhattan, New York City, and we have agreed, and any Subsidiary Guarantor will agree, that such appointment will be irrevocable so long as any of the 8% Notes remain outstanding or until the irrevocable appointment by us and such Subsidiary Guarantor of a successor in The City of New York as our or its authorized agent for such purpose and the acceptance of such appointment by such successor.

Currency Indemnity

All amounts payable under the Indenture are payable in U.S. Dollars. Any amount received or recovered in currency other than U.S. Dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding up or dissolution of ourselves or otherwise) by any holder in respect of any sum expressed to be due to it from us will only constitute discharge of ourselves to the extent of the U.S. Dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that U.S. Dollar amount is less than the U.S. Dollar amount expressed to be due to the recipient under any 8% Note or Subsidiary Guarantee, we will indemnify such recipient against any loss sustained by it as a result. In any event, we will indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph, it will be sufficient for the holder to certify in a reasonably satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of U.S. Dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. Dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from our other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by a holder and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any 8% Note or Subsidiary Guarantee or any other judgment or order.

Certain Definitions

"8% Notes" mean the Old Notes and the New Notes.

"Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person becomes a Restricted Subsidiary, including by designation, or (b) assumed in connection with the acquisition of assets. Acquired Indebtedness will be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the acquisition of such assets.

"Affiliate" means, with respect to any specified Person, (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person that owns, directly or indirectly through one or more Subsidiaries, 10% or more of any class of such specified Person's Capital Stock or any executive officer or director of any such specified Person or, with respect to any such 10% stockholder that is a natural Person, any spouse, sibling or child (natural or adopted) of such natural Person. For the purposes of this definition, "control", when used with respect to any specified Person, means the power to vote 10% or more of any class of voting securities of such Person or to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Argentine Bankruptcy Law" means Argentine Law No. 24,522, as amended.

"Argentine Negotiable Obligations Law" means Law No. 23,576, as amended by Argentine Law No. 23,962.

"Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction), to which we refer collectively as a "transfer", directly or indirectly, in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary; (b) all or substantially all of the properties and assets of any division or line of business of ourselves or any Restricted Subsidiary; or (c) any other properties or assets of ourselves or any Restricted Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" will not include any transfer of properties or assets

(i) that is governed by the provisions of the Indenture described under "Consolidation, Merger and Sale of Assets",

(ii) between or among us or any wholly owned Restricted Subsidiaries in accordance with the terms of the Indenture,

(iii) having a Fair Market Value of not more than U.S.$1.0 million (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount) in any given fiscal year,

(iv) by us or any Restricted Subsidiary of damaged, worn out or other obsolete property or assets in the ordinary course of business,

(v) any transfer constituting a Restricted Payment that is permitted to be made, and is made, under paragraph (a) of the covenant described under "Limitation on Restricted Payments",

(vi) that is permitted to be made, and is made, pursuant to the definition of "Permitted Investments", and

(vii) consisting of Receivables and Related Assets or a fractional undivided interest therein sold by us or any Restricted Subsidiary pursuant to any Permitted Receivables Financing.

"Attributable Value" means, with respect to any lease at the time of determination, the present value (discounted at the interest rate implicit in the lease or, if not known, at our incremental borrowing rate) of the obligations of the lessee of the property subject to such lease for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended, or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments will include such penalty), after excluding from such rental payments all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

"Average Life" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

"Capital Expenditures" will mean, without duplication, all expenditures or commitments made, directly or indirectly (by way of acquisitions of securities of a Person or expenditures of cash, the transfer of property or the incurrence of Indebtedness), by us or any of our Restricted Subsidiaries for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a consolidated balance sheet of us and the Restricted Subsidiaries.

"Capital Stock" means, with respect to any Person, any and all shares, interests, partnership interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or issued after the Original Issue Date.

"Capitalized Lease Obligation" means any obligation of any Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with GAAP.

"Cash Equivalents" means (a) any evidence of Indebtedness with a maturity of 270 days or less issued or directly and fully guaranteed or insured by the United States of America or Argentina or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America or Argentina, as the case may be, is pledged in support thereof), (b) certificates of deposit, Eurodollar time deposits and bankers' acceptances with a maturity of 270 days or less and overnight bank deposits of any financial institution (including any branch thereof) that is organized or regulated under the laws of the United States of America or any state thereof, Brazil, Switzerland or Argentina and which bank or trust company has capital, surplus and undivided profits aggregating in excess of U.S.$300 million (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount), or U.S.$100 million (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount), in the case of any bank or trust company organized or regulated under the laws of Argentina and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or (in the case of Argentina) an Argentine affiliate thereof or (c) commercial paper with a maturity of 270 days or less issued by a corporation that is not an Affiliate of ours and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's.

"Change of Control" means the occurrence of any of the following events:

(a)	prior to the first Qualified Equity Offering, Permitted Holders beneficially own (as defined below) less than, directly or indirectly, 51% of the total voting power of all classes of our outstanding Voting Stock;

(b)	after a Qualified Equity Offering, any "person" or "group" (as such terms are used in Sections 13 (d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the beneficial owner of more than 35% of the total voting power of all classes of our outstanding Voting Stock, unless the Permitted Holders are the beneficial owners of more than 51% of the total voting power of all our outstanding Voting Stock;

(c)	after a Qualified Equity Offering, we consolidate with, or merge with or into, another Person or convey, transfer lease or otherwise dispose of all or substantially all of our assets to any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which our outstanding Voting Stock is converted into or exchanged for cash, securities or other property, other than any such transaction

(i)	where our outstanding Voting Stock is converted or exchanged only to the extent necessary to reflect a change in our jurisdiction of incorporation or is converted into or exchanged for (A) Voting Stock (not including Redeemable Capital Stock) of the Surviving Entity or (B) cash, securities and other property (other than Voting Stock of the Surviving Entity) in an amount that could be paid by us, on a pro forma basis, as a Restricted Payment as described under the "Limitation on Restricted Payments" covenant and

(ii)	immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is the beneficial owner of more than 35% of the total voting power of all of our outstanding Voting Stock of the Surviving Entity, unless the Permitted Holders are the beneficial owners of more than 51% of the total voting power of all classes of outstanding Voting Stock of the Surviving Entity;

(d)	a majority of our Board of Directors has been nominated by any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders or a depositary or custodian for any depositary receipts in respect of our Voting Stock (provided that such depositary or custodian is not acting at the direction of any such "person" or "group" other than one or more Permitted Holders); or

(e)	we are liquidated or dissolved or adopt a plan of liquidation or dissolution. For purposes of this definition, the term "beneficial ownership" will have the meaning assigned under Rules 13d-3 and 13d-5 under the Exchange Act, except, that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

"Consolidated Amortization Expense" for any period means the amortization expense of ourselves and our Restricted Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income for such period), determined on a consolidated basis in accordance with GAAP.

"Consolidated Depreciation Expense" for any period means the depreciation expense of ourselves and our Restricted Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income for such period), determined on a consolidated basis in accordance with GAAP.

"Consolidated Fixed Charge Coverage Ratio" means, with respect to any determination date, the ratio of (i) EBITDA for four full fiscal quarters immediately preceding the determination date, to (ii) the aggregate Fixed Charges for such four fiscal quarters. In making such computations:

(i) EBITDA and Fixed Charges will be calculated on a pro forma basis assuming that (A) the Indebtedness to be incurred or the Redeemable Capital Stock to be issued (and all other Indebtedness incurred or Redeemable Capital Stock issued since the first day of such period of four full fiscal quarters referred to in the covenant described in paragraph (a) under "Certain CovenantsLimitations on Indebtedness" through and including the date of determination), and (if applicable) the application of the net proceeds therefrom (and from any other such Indebtedness or Redeemable Capital Stock), including the refinancing of other Indebtedness, had been incurred on the first day of such four quarter period and, in the case of Acquired Indebtedness, on the assumption that the related transaction (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation and (B) any acquisition or disposition by us or any Restricted Subsidiary of any properties or assets outside the ordinary course of business or any repayment of any principal amount of any Indebtedness of ourselves or any Restricted Subsidiary prior to the Stated Maturity thereof, in either case since the first day of such period of four full fiscal quarters through and including the date of determination, had been consummated on such first day of such four quarter period;

(ii) the Fixed Charges attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with the covenant described in paragraph (a) of the "Limitations on Indebtedness" covenant and (A) bearing a floating interest rate will be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of ourselves, a fixed or floating rate of interest, will be computed by applying, at the option of ourselves, either the fixed or floating rate;

(iii) the Fixed Charges attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with the covenant described in paragraph (a) of the "Limitations on Indebtedness" covenant will be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance will be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during, the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility;

(iv) notwithstanding the foregoing clauses (ii) and (iii), interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, will be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements; and

(v) if after the first day of the applicable four-quarter period we have permanently retired any Indebtedness out of the net proceeds of the issuance and sale of shares of our Capital Stock (other than Redeemable Capital Stock) within 30 days of such issuance and sale, Fixed Charges will be calculated on a pro forma basis as if such Indebtedness had been retired on the first day of such period.

"Consolidated Income Tax Expense" means, for any person for any period, the provision for taxes based on income and profits of us and our Restricted Subsidiaries to the extent such income or profits were included in computing Consolidated Net Income for such period.

"Consolidated Indebtedness Ratio" means, as at any date of determination, the ratio of the principal amount of Net Indebtedness of ourselves and our Restricted Subsidiaries as of such date, determined on a consolidated basis for ourselves and our Restricted Subsidiaries in accordance with GAAP, to EBITDA with respect to our four most recently completed fiscal quarters through such date.

"Consolidated Interest Expense" means, without duplication, for any period, the sum of the interest expense on all Indebtedness of ourselves and our Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including, without limitation

(i) imputed interest on Capitalized Lease Obligations and Attributable Value,

(ii) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers' acceptance financing,

(iii) the net costs associated with Hedging Obligations,

(iv) amortization of other financing fees and expenses,

(v)   the interest portion of any deferred payment obligations,

(vi)   amortization of debt discount or premium, if any,

(vii)   all other noncash interest expense,

(viii)   capitalized interest and

(ix)   any interest payable with respect to discontinued operations but excluding interest expense representing the amortization of the gain realized by us from the refinancing of the Old Notes and the Original Bank Debt, which refinancing is effected by the issuance of 8% Notes or Floating Rate Debt.

"Consolidated Net Income" for any period means our net income (or loss) and that of the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there will be excluded from such net income (to the extent otherwise included therein), without duplication:

(i) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than us has an ownership interest, except to the extent that any such income has actually been received by us or any Restricted Subsidiary in the form of cash dividends during such period;

(ii) except to the extent includible in our consolidated net income pursuant to the foregoing clause (i), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with us or any Restricted Subsidiary or (b) the assets of such Person are acquired by us or any Restricted Subsidiary;

(iii) the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income (a) is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period (except to the extent that (x) such net income could be paid to us or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise and (y) we would not be under any obligation to repay, return, transfer or invest any such amount so paid to or in that Restricted Subsidiary at any time prior to one year after the Stated Maturity of the principal of the 8% Notes) or (b) would be subject to any taxes payable on such dividend or distribution;

(iv) any gain (but not loss), together with any related provisions for taxes on any such gain, realized during such period by us or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of us or any Restricted Subsidiary or (b) any Asset Sale by us or any Restricted Subsidiary;

(v) any extraordinary gain (but not extraordinary loss), together with any related provision for taxes on any such extraordinary gain, realized by us or any Restricted Subsidiary during such period; and

(vi) in the case of a successor to such Person by consolidation, merger or transfer of its assets, any earnings of the successor prior to such merger, consolidation or transfer of assets;

and provided further that

•	any gain referred to in clauses (iv) and (v) above that relates to a Restricted Investment and which is received in cash by us or any Restricted Subsidiary during such period will be included in Consolidated Net Income and

•	any cash gain referred to in clause (iv) above will, for purposes only of calculating the amount of Restricted Payment that may be made pursuant to clause (a)(v)(A) of the "Limitation of Restricted Payments" covenant described above, be included in calculating Consolidated Net Income.

"Consolidated Net Worth" means, as of any date of determination, the sum of (i) the consolidated equity of our common stockholders and the Restricted Subsidiaries as set forth on the most recently available quarterly or annual consolidated balance sheet of ourselves and our Restricted Subsidiaries plus (ii) the respective amounts reported on such consolidated balance sheet with respect to any series of preferred stock (other than Redeemable Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by us and the Restricted Subsidiaries upon issuance of such preferred stock, less all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by us or a Restricted Subsidiary, each item determined in conformity with GAAP.

"Consolidated Tangible Assets" as of any date of determination means the total assets of ourselves and the Restricted Subsidiaries (excluding any assets that would be classified as "intangible assets" under GAAP) on a consolidated basis as set forth on the most recently available quarterly or annual consolidated balance sheet of ourselves and the Restricted Subsidiaries, less all write-ups subsequent to the Original Issue Date in the book value of any asset owned by us or any Restricted Subsidiary, each item determined in conformity with GAAP.

"Currency Agreements" means any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements entered into by us or any Restricted Subsidiary in the ordinary course of business and designed to protect against or manage exposure to fluctuations in foreign currency exchange rates.

"Dallpoint" means Dallpoint Investments LLC, a Delaware limited liability company.

"Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

"Disinterested Director" means, with respect to any transaction or series of transactions in respect of which our Board of Directors is required to deliver a resolution of our Board of Directors under the Indenture, a member of our Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

"EBITDA" means, for any period, without duplication, the sum of the amounts for such period of

(i) Consolidated Net Income,

(ii) Consolidated Income Tax Expense,

(iii) Consolidated Amortization Expense (but only to the extent not included in Fixed Charges),

(iv) Consolidated Depreciation Expense,

(v) Fixed Charges, and

(vi) all other noncash items reducing Consolidated Net Income and minus noncash items increasing Consolidated Net Income (including exchange differences, holding results, results from exposure to inflation and extraordinary results and excluding any such noncash charge that results in an accrual of a reserve for cash charges in any future period and noncash credits resulting from changes in prepaid assets or accrued liabilities in the ordinary course of business) of us and our Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP (provided, however, that the amounts set forth in clauses (ii) through (vi) will be included without duplication and only to the extent such amounts actually reduced (or increased) Consolidated Net Income).

"Excess Cash" will mean for any fiscal year the sum (without duplication) of:

(a) EBITDA for such fiscal year; minus

(b) Capital Expenditures made by us and the Restricted Subsidiaries in cash during such fiscal year (except to the extent attributable to (i) the incurrence of obligations in respect of Capitalized Lease Obligations or otherwise financed by incurring Indebtedness or (ii) Capital Expenditures paid with Net Cash Proceeds or Net Equity Proceeds); minus

(c) cash income taxes, cash asset taxes, cash penalties in respect of non-payment or late payment of taxes and cash withholding taxes, in each case payable by us and the Restricted Subsidiaries with respect to such fiscal year; minus

(d) cash used to make interest payments during such fiscal year, minus

(e) cash used during such fiscal year to repay principal of the 8% Notes, the Floating Rate Debt and our Capitalized Lease Obligations and secured Indebtedness (excluding mandatory redemptions of the 8% Notes during such fiscal year pursuant to "—Mandatory Redemption from Excess Cash") or other borrowings used to finance Capital Expenditures, provided that after giving pro forma effect to the use of the amount of such Excess Cash to make such mandatory redemptions, the balance of cash and Cash Equivalents of us and our Restricted Subsidiaries will not be lower than the equivalent of 1.5% of net sales for such fiscal year, but in any case not less than U.S.$10 million. Excess Cash for any Excess Cash Redemption Date will be calculated using Peso amounts set forth in the applicable financial statements prepared in accordance with GAAP and converted to Dollars at the prevailing exchange rate on the date we are required by applicable Law to file such financial statements with the CNV.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Exempted Affiliate Transaction" means

(i) transactions with any Person that is an Affiliate of ours or any Restricted Subsidiary solely as the result of our or such Restricted Subsidiary's Investment in such Person,

(ii) reasonable and customary regular compensation and fees to our directors or directors of any Restricted Subsidiary who are not employees of ourselves or any such Restricted Subsidiary,

(iii) payments of salary, bonus and other ordinary compensation in the ordinary course of business to our Affiliates that are our employees or employees of such Restricted Subsidiary; provided that such payments will not exceed U.S.$2 million (or the U.S. Dollar Equivalent thereof in other currencies) in the aggregate in any fiscal year and

(iv) any distribution to stockholders, as stockholders, permitted by the "Limitation on Restricted Payments" covenant.

"Fair Market Value" means, with respect to any security, asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value will be determined by the Board of Directors of the relevant Person acting in good faith, whose determination will be conclusive and will be evidenced by a Board Resolution.

"Fixed Charges" means, for any period, the sum of (a) Consolidated Interest Expense for such period, (b) all cash paid by us during such period in respect of interest on any Indebtedness of any other Person guaranteed by us or any Restricted Subsidiary, and (c) all cash dividend payments (and noncash dividend payments in the case of any Restricted Subsidiary) on any series of preferred stock of ourselves or a Restricted Subsidiary, in each case, on a consolidated basis and in accordance with GAAP.

"Floating Rate Debt" means our Collateralized Senior Floating Rate Amortizing Debt due 2011 which is outstanding under the Loan Agreement dated as of October 22, 2004 among us, the Subsidiary Guarantors, the financial institutions party thereto, the Collateral Agent and Banco Société Générale, as Administrative Agent.

"Free Excess Cash" has the meaning given to it in the "Mandatory Prepayment".

"Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in Argentina, consistently applied, that are in effect from time to time. If any financial term is not addressed or identified under GAAP, such term will be interpreted in accordance with U.S. generally accepted accounting principles in effect at the time.

"Governmental Agency" means any public legal entity or public agency of Argentina or the United States, whether created by federal, state or local government, or any other legal entity now existing or hereafter created, or now or hereafter owned or controlled, directly or indirectly, by any public legal entity or public agency of Argentina or the United States.

"Guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down under letters of credit. When used as a verb, "guarantee" will have a corresponding meaning.

"Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement

(i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,

(ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,

(iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services to be acquired by such debtor irrespective of whether such property is received or such services are rendered),

(iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or

(v) otherwise to assure a creditor against loss; provided that the term "guarantee" will not include endorsements for collection or deposit, in either case in the ordinary course of business, or any obligation or liability of such Person in respect of leasehold interests assigned by such Person to any other Person.

"Hedging Obligations" of any Person means the obligations of such person pursuant to any Interest Rate Agreement or Currency Agreement.

"Indebtedness" means, with respect to any Person, without duplication,

(a) all liabilities of such Person for borrowed money (including overdrafts) or for the deferred purchase price of property or services,

(b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

(c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business,

(d) all Capitalized Lease Obligations of such Person,

(e) all obligations of such Person under or in respect of Interest Rate Agreements or Currency Agreements,

(f) all Indebtedness referred to in (but not excluded from) the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured),

(g) all Guaranteed Debt of such Person, and

(h) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary, maximum fixed repurchase price plus accrued and unpaid dividends.

For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness will be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such fair market value will be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock. Indebtedness will exclude any liability for taxes and any accounts payable and other indebtedness and obligations incurred in the ordinary course of business in connection with the acquisition of goods and services but will include, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities (other than obligations with respect to trade letters of credit, acceptances or the like securing obligations entered into in the ordinary course of business of such Person for the import of equipment used in the business of such Person or inventory for sale to customers to the extent such letters of credit, acceptances or the like are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed to the lender no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit, acceptance or the like by such lender).

"Interest Rate Agreements" means any interest rate protection agreements and other types of interest rate hedging agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) designed to protect against or manage exposure to fluctuations in interest rates.

"Investment" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including by way of guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, debentures or other securities or evidences of Indebtedness issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. In addition, the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary will be deemed to be an "Investment" made by us in such Unrestricted Subsidiary at such time. "Investments" will exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and guarantees of Indebtedness that are permitted under the "Limitation on Indebtedness" covenant.

"Law" means any constitution, treaty, convention, statute, law, code, ordinance, decree, order, determination, rule, regulation, guideline, interpretation, direction, policy or request, or judicial or arbitral decision, judgment or award.

"Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

"Liquidated Damages" means all liquidated damages then owing pursuant to Section 5 of the Registration Rights Agreement.

"Maturity" means, with respect to any 8% Note, the date on which any principal of such 8% Note becomes due and payable as therein provided or as provided in the Indenture, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise (including pursuant to a Change of Control Offer or an Excess Proceeds Offer).

"Moody's" means Moody's Investors Service, Inc. and its successors.

"Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to us or any Restricted Subsidiary), net of

(i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale,

(ii) provisions for all taxes payable as a result of such Asset Sale,

(iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale,

(iv) amounts required to be paid to any Person (other than us or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and

(v) appropriate amounts to be provided by us or any Restricted Subsidiary, as the case may be, as a reserve, whether or not required by GAAP,

against any liabilities associated with such Asset Sale and retained by us or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officer's certificate delivered to the Trustee.

"Net Equity Proceeds" means, with respect to any sale of our Qualified Capital Stock by us or any sale of Qualified Capital Stock by any of our Restricted Subsidiaries to parties other than ourselves and our Restricted Subsidiaries, the aggregate net proceeds received in cash, after the payment of expenses, commissions and the like incurred in connection therewith. If Redeemable Capital Stock or Indebtedness is converted into our Qualified Capital Stock, the amount so converted will be deemed to be Net Equity Proceeds received at the time of conversion.

"Net Indebtedness" means, at any date of determination, the excess, if any, of the amount of our Indebtedness at such date over the amount of our cash and Cash Equivalents at such date, all as determined on a consolidated basis for us and our Restricted Subsidiaries in accordance with GAAP.

"New Notes" means our 8% Collateralized Senior Notes due 2012, Series A-2 and Series B-2.

"Non-participating Original Bank Debt" means Original Bank Debt which was not accepted by us in the prior cash tender offer or the exchange offer.

"Non-participating Original Notes" means Original Notes which were not accepted by us in the prior cash tender offer or the exchange offer.

"Non-Recourse Debt" means Indebtedness as to which neither we nor any Restricted Subsidiary (other than a Securitization Subsidiary) (a) provides direct credit support (including any undertaking, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable (as a guarantor or otherwise) (other than a Securitization Subsidiary).

"Non-Recourse Purchase Money Indebtedness" means Purchase Money Indebtedness to the extent that such Indebtedness is non-recourse to us or any Restricted Subsidiary or any of our or its respective assets other than the assets financed with the proceeds thereof.

"Old Notes" means our 8% Collateralized Senior Notes due 2012, Series A-1 and Series B-1, in the aggregate principal amount of U.S.$157,190,000.

"Pari Passu Indebtedness" means (a) with respect to the 8% Notes, Indebtedness which ranks pari passu in right of payment to the 8% Notes, and (b) with respect to any Subsidiary Guarantee, Indebtedness which ranks pari passu in right of payment to such Subsidiary Guarantee.

"Permitted Capital Expenditures" means (a (i) for each of the fiscal years 2004 through 2006, U.S.$8 million (or the U.S. Dollar Equivalent of such amount in other currencies) and (ii) for each of the fiscal years 2007 through 2012, U.S.$10 million (or the U.S. Dollar Equivalent of such amount in other currencies), plus (b) the amount (if any) by which (i) the aggregate amount of Permitted Capital Expenditures for all of the preceding fiscal years exceeds (ii) the aggregate amount of Capital Expenditures actually made during such fiscal years (excluding those made by application of Net Cash Proceeds or Net Equity Proceeds) (calculated based on the exchange rate in effect at the end of our most recently completed fiscal quarter). For the purposes of this definition, Capital Expenditures will not include capital expenditures financed by means of a specific financial facility, and will include the installments corresponding to the facilities previously deducted.

"Permitted Holders" means Pascual Mastellone, Victorio Mastellone, José Mastellone, Dallpoint (but only for so long as the beneficial holders of Dallpoint's equity capital on the Original Issue Date and their Permitted Transferees own beneficially a majority of Dallpoint's equity) and their respective Permitted Transferees.

"Permitted Indebtedness" means any of the following:

(a) our Indebtedness under any revolving line of credit in an aggregate principal amount not to exceed at any time outstanding the greater of (I) U.S.$15 million (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount) and (II) the excess of (x) the higher of (1) 50% of the net book value of accounts receivable or (2) 100% of the net book value of export third-party receivables on a consolidated basis in accordance with GAAP over (y) the U.S. Dollar Equivalent amount of financing outstanding under any Permitted Receivables Financing;

(b) our Indebtedness pursuant to the 8% Notes and the Floating Rate Debt, including any Subsequent Notes issued pursuant to the Indenture;

(c) our Indebtedness outstanding on the Original Issue Date (any such Indebtedness the principal amount of which is in excess of U.S.$1 million (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount) being listed on a schedule to the Indenture);

(d) our Indebtedness owing to any wholly owned Restricted Subsidiary other than a Securitization Subsidiary; provided that any such Indebtedness owing to any such Restricted Subsidiary is made pursuant to an intercompany note and is subordinated in right of payment from and after such time as the 8% Notes will become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of our obligations under the 8% Notes; provided further that (1) any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to us, another wholly owned Restricted Subsidiary other than a Securitization Subsidiary) or (2) or the occurrence of any event by which such Subsidiary ceases to be a Restricted Subsidiary (by way of designation or the subsequent issuance (other than directors' qualifying shares), sale, transfer or other disposition of any Capital Stock or any other event which results in any such Subsidiary ceasing to be a Subsidiary), will be deemed to be an incurrence of such Indebtedness by us not permitted by this clause (d);

(e) our Indebtedness under Interest Rate Agreements relating to our Indebtedness otherwise permitted under the Indenture that are entered into for the purpose of protecting against fluctuations in interest rates in respect of such Indebtedness and not for speculative purposes;

(f) our Indebtedness under Currency Agreements, provided that (x) such Currency Agreements relate to Indebtedness otherwise permitted under the Indenture or the purchase price of goods purchased or sold by us in the ordinary course of our business and (y) such Currency Agreements do not increase our Indebtedness or other obligations outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(g) Indebtedness of ourselves or any Restricted Subsidiary incurred in respect of bankers' acceptances and letters of credit provided in the ordinary course of business, provided that the aggregate principal amount of all Indebtedness incurred pursuant to this clause does not exceed U.S.$10 million (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) outstanding at any one time;

(h) our Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business (in each case other than for an obligation for borrowed money);

(i) the incurrence by us of Indebtedness which serves to refund, refinance or replace (each such incurrence, for purposes of this clause, a "refinancing"), or successively refinance, any Indebtedness incurred by us as permitted under paragraph (a) of the covenant entitled "Limitation on Indebtedness" (other than Permitted Indebtedness) and clauses (b) and (c) above (in the case of a refinancing of the Floating Rate Debt, subject to compliance with the "Limitation on Optional Prepayment of Floating Rate Debt" covenant) or any Indebtedness of a Restricted Subsidiary incurred as permitted under the definition of "Permitted Subsidiary Indebtedness" (other than Indebtedness under clause (b) of such definition), so long as (i) any such new Indebtedness will be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, (ii) in the case of any refinancing of Pari Passu Indebtedness or Subordinated Indebtedness, such new Indebtedness, is (A) in the case of any refinancing of Pari Passu Indebtedness, expressly made pari passu with or subordinate in right of payment to the 8% Notes and (B) in the case of any refinancing of Subordinated Indebtedness, made subordinate to the 8% Notes at least to the same extent as the Subordinated Indebtedness being refinanced and (iii) such new Indebtedness has an Average Life longer than the Average Life of the Indebtedness being refinanced and a final Stated Maturity later than the final Stated Maturity of the Indebtedness being refinanced;

(j) to the extent considered Indebtedness, our contractual obligations arising under any Permitted Receivables Financing as permitted by the Indenture;

(k) our Indebtedness and Indebtedness of any Restricted Subsidiary in an aggregate principal amount not in excess of U.S.$20 million (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount) at any one time outstanding;

(l) our Indebtedness, any portion of which is guaranteed by any export credit agency, in an aggregate principal amount not in excess of U.S.$20 million (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount) at any time outstanding;

(m) Indebtedness in respect of Non-Recourse Purchase Money Indebtedness incurred by us or any Restricted Subsidiary in aggregate principal amount not in excess of U.S.$15 million (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof); and

(n) Permitted Subsidiary Indebtedness.

"Permitted Investments" means any Investment by us or any Restricted Subsidiary in any of the following:

(a) Cash Equivalents;

(b) ourselves, any Restricted Subsidiary or, to the extent required in connection with a Permitted Receivables Financing, a Securitization Subsidiary; provided that the aggregate amount of Investments made in reliance on clause (b) or (c) of this definition in any Restricted Subsidiary that is not a Subsidiary Guarantor will not exceed U.S.$10 million (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount);

(c) another Person, if as a result of such Investment (i) such other Person becomes a Restricted Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, us or a Restricted Subsidiary; provided that if, prior to such Investment, such Person is our Affiliate, after giving effect to such Investment, we could incur at least

U.S.$1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Indenture exclusive of clause (a)(ii)(y)(2) of the "Limitation on Indebtedness" covenant;

(d) loans or advances made to employees or any of our directors who are not Affiliates of ourselves or any Restricted Subsidiary in the ordinary course of business in an aggregate amount not to exceed U.S.$1 million (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount) at any one time outstanding;

(e) Interest Rate Agreements or Currency Agreements which constitute Permitted Indebtedness or Permitted Subsidiary Indebtedness;

(f) an amount not to exceed U.S.$5 million (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount) at any one time outstanding invested in any business reasonably related to our business on the Original Issue Date;

(g) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(h) pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

(i) pledges or deposits in connection with (i) the nondelinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (ii) contingent obligations on surety or appeal bonds, and (iii) other nondelinquent obligations of a like nature, in each case incurred in the ordinary course of business;

(j) customary Investments required by the terms of any Permitted Receivables Financing to the extent such Investments are made in the ordinary course and pursuant to ordinary business terms relating to transactions of such nature and do not exceed U.S.$1 million (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount) in the aggregate;

(k) Investments consisting of noncash consideration received in the form of securities, notes or similar obligations in connection with an Asset Sale permitted by the covenant described under "Limitation on Asset Sales", provided that the aggregate amount of such noncash consideration received in connection with any such Asset Sale will not exceed the amount permitted under the "Limitation on Sale of Assets" covenant;

(l) an amount not to exceed U.S.$5 million (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount) at any one time outstanding;

(m) an amount not to exceed U.S.$5 million (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount) at any one time outstanding in respect of advances, loans or extensions of credit in the ordinary course of business to suppliers to us or any Restricted Subsidiary; and

(n) Investments in 8% Notes acquired in the open market.

"Permitted Liens" means the following types of Liens:

(a) Liens existing as of the original issue date of the Old Notes;

(b) Liens on property or assets of ourselves or any Restricted Subsidiary securing Indebtedness and all other obligations under any revolving line of credit referred to in clause (a) of the definition of "Permitted Indebtedness" or under Interest Rate Agreements or Currency Agreements which constitute Permitted Indebtedness or Permitted Subsidiary Indebtedness;

(c) Liens on any property or assets of a Restricted Subsidiary granted in favor of ourselves or any wholly owned Restricted Subsidiary;

(d) Liens on any property or assets of ourselves or any Restricted Subsidiary securing the 8% Notes or the Subsidiary Guarantees;

(e) Liens securing Purchase Money Indebtedness, provided that such Liens extend only to the property being acquired and such Lien is created within 90 days of the purchase of such property;

(f) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business of ourselves or any Restricted Subsidiary and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceeding, if a reserve or other appropriate provision, if any, as will be required in conformity with GAAP will have been made therefor;

(g) Liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as will be required in conformity with GAAP will have been made therefor;

(h) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of ourselves or any Restricted Subsidiary incurred in the ordinary course of business;

(i) Liens arising out of judgments or orders that have been adequately bonded or with respect to which a stay of execution (or the equivalent thereof under Argentine law) has been obtained pending an appeal or proceeding for review;

(j) Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by ourselves or any Restricted Subsidiary, provided that such Lien does not extend to any property or assets of ourselves or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness;

(k) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

(l) Liens securing reimbursement obligations of ourselves or any Restricted Subsidiary with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(m) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, surety and appeal bonds, contracts (other than for Indebtedness), performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o) Liens arising solely by virtue of any statutory provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, provided, however, that such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by ourselves or any Restricted Subsidiary;

(p) to the extent considered giving rise to Liens on the assets of ourselves or any Restricted Subsidiaries, Liens on Receivables and Related Assets incurred in connection with a Permitted Receivables Financing;

(q) Liens on Capital Stock of Promas S.A. securing amounts owed to the Argentine Government in respect of taxes the payment of which has been deferred pursuant to an agricultural incentive program to fund a portion of our investment in Promas S.A.; and

(r) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (q); provided that any such extension, renewal or replacement will be no more restrictive in any material respect than the Lien so extended, renewed or replaced and will not extend to any additional property or assets not intended to be covered by such Lien.

"Permitted Receivables Financing" means a transaction or series of transactions (including amendments, supplements, extensions, renewals, replacements, refinancings or modifications thereof) designed to afford us a source of working capital liquidity pursuant to which (a) a Securitization

Subsidiary purchases Receivables and Related Assets from us or any Restricted Subsidiary and finances such Receivables and Related Assets through the issuance of indebtedness or equity interests or through the sale of the Receivables and Related Assets or a fractional undivided interest therein or (b) we or a Restricted Subsidiary finance Receivables and Related Assets through the sale of the Receivables and Related Assets or fractional undivided interests therein; provided that

(i) the documentation in respect of such Permitted Receivables Financing will not provide for financing of more than the U.S. Dollar Equivalent of U.S.$15 million,

(ii) our Board of Directors will have determined in good faith that such Permitted Receivables Financing is economically fair and reasonable to us,

(iii) all sales of Receivables and Related Assets or fractional undivided interests therein, if any, are made at Fair Market Value, which will be an amount not less than 85% of the aggregate face amount of the Receivables and Related Assets or fractional undivided interests therein sold, provided that if Receivables and Related Assets or fractional undivided interests therein are sold in connection with a Permitted Receivables Financing for less than 85% of their aggregate face amount, the foregoing 85% limit will not apply so long as we obtain a written opinion from an investment banking firm recognized in Argentina or an accounting firm, in each case unaffiliated with us, to the effect that such sale is at least at Fair Market Value,

(iv) the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by our Board of Directors),

(v) no portion of any Indebtedness of a Securitization Subsidiary is Indebtedness other than Non-Recourse Debt (other than recourse for customary representations, warranties, covenants and indemnities, none of which will relate to the collectibility of the Receivables and Related Assets) and

(vi) neither we nor any Restricted Subsidiary (other than such Securitization Subsidiary) have any obligation to maintain or preserve the Securitization Subsidiary's financial condition or cause the Securitization Subsidiary to achieve certain levels of operating results.

"Permitted Subsidiary Indebtedness" means any of the following:

(a) Indebtedness of any Restricted Subsidiary outstanding on the Original Issue Date (any such Indebtedness the principal amount of which is in excess of U.S.$1 million (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount) being listed on a schedule thereto);

(b) Indebtedness of a Restricted Subsidiary (in the case of a Securitization Subsidiary, solely to the extent such Indebtedness is incurred pursuant to a Permitted Receivables Financing) owing to us or a wholly owned Restricted Subsidiary other than a Securitization Subsidiary; provided that any such Indebtedness is made pursuant to an intercompany note; provided further that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to us or a wholly owned Restricted Subsidiary other than a Securitization Subsidiary), will be deemed to be an incurrence of such Indebtedness by such Restricted Subsidiary not permitted by this clause (b);

(c) Indebtedness (including guarantees) of a Restricted Subsidiary under Interest Rate Agreements relating to Indebtedness of such Restricted Subsidiary otherwise permitted under the Indenture that are entered into for the purpose of protecting against fluctuations in interest rates in respect of such Indebtedness and not for speculative purposes;

(d) Indebtedness (including guarantees) of a Restricted Subsidiary under Currency Agreements, provided that (x) such Currency Agreements relate to Indebtedness otherwise permitted under the Indenture or the purchase price of goods purchased or sold by such Restricted Subsidiary in the ordinary course of its business and (y) such Currency Agreements do not increase the Indebtedness or other obligations of such Restricted Subsidiary outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(e) Indebtedness of any Subsidiary Guarantor under its Subsidiary Guarantee of the 8% Notes or any guarantee of the Floating Rate Debt as contemplated by the loan agreement under which the Floating Rate Debt was issued;

(f) guarantees by any Subsidiary Guarantor of Indebtedness incurred by us in compliance with (i) paragraph (a) of the covenant described under "Limitation on Indebtedness" (other than Permitted Indebtedness) or (ii) clause (a) or (k) of the definition of "Permitted Indebtedness" to the extent the obligations of such Subsidiary Guarantor under such guarantees are pari passu with the Subsidiary Guarantee of such Subsidiary Guarantor;

(g) Indebtedness of any Restricted Subsidiary in respect of performance, surety or appeal bonds incurred in the ordinary course of business (in each case other than for an obligation for borrowed money);

(h) the incurrence by a Restricted Subsidiary of Indebtedness which serves to refund, refinance or replace (each such incurrence, for purposes of this clause, a "refinancing"), or successively refinance, any Indebtedness incurred as permitted under clause (a) or (f) above or (j) below, so long as (i) any such new Indebtedness will be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, (ii) in the case of any refinancing of any Subsidiary Guarantee, any Pari Passu Indebtedness or any Subordinated Indebtedness of such Restricted Subsidiary, such new Indebtedness is (A) in the case of any refinancing of the Subsidiary Guarantee or Pari Passu Indebtedness of such Restricted Subsidiary, expressly made pari passu with or subordinate in right of payment to the Subsidiary Guarantee, and (B) in the case of any refinancing of Subordinated Indebtedness, made subordinate to the Subsidiary Guarantee of such Restricted Subsidiary at least to the same extent as the Subordinated Indebtedness being refinanced and (iii) such new Indebtedness has an Average Life longer than the Average Life of the Indebtedness being refinanced and a final Stated Maturity later than the final Stated Maturity of the Indebtedness being refinanced;

(i) the incurrence of Indebtedness in a Permitted Receivables Financing; and

(j) Acquired Indebtedness of any Restricted Subsidiary, provided that, after giving effect to the incurrence thereof, we could incur at least U.S.$1.00 of Indebtedness (other than Permitted Indebtedness) under the Indenture exclusive of clause (a)(ii)(y)(2) of the "Limitation on Indebtedness" covenant.

"Permitted Transferees" means with respect to any Person: (i) in the case of any Person who is a natural person, such individual's spouse or children (natural or adopted), any trust for such individual's benefit or the benefit of such individual's spouse or children (natural or adopted), or any corporation or partnership all of the direct and beneficial equity ownership of which is held by one or more Permitted Holders; (ii) in the case of any Person who is a natural person, the heirs, executors, administrators or personal representatives upon the death of such Person or upon the incompetency or disability of such Person for purposes of the protection and management of such individual's assets; and (iii) in the case of any Person who is not a natural person, any Affiliate of such Person.

"Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

"Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding or issued after the Original Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

"Purchase Money Indebtedness" means Indebtedness of ourselves or any Restricted Subsidiary incurred (a) to finance the purchase of any assets of ourselves or any Restricted Subsidiary within 90 days of such purchase, (b) to the extent the amount of Indebtedness thereunder does not exceed 100% of the purchase cost of such assets, (c) to the extent the purchase cost of such assets is or should be included in "additions to property, plant and equipment" in accordance with GAAP, and (d) to the extent the purchase of such assets is not part of an acquisition of any Person.

"Qualified Capital Stock" of any person means any and all Capital Stock of such person other than Redeemable Capital Stock.

"Qualified Equity Offering" means an offer and sale of common stock (which is Qualified Capital Stock) or American Depositary Shares issued by us pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any of our employee benefit plans) or in compliance with Argentine Law No. 17,811, as amended, that results in at least 20% of the total voting power of all our Voting Stock having been sold to the public, provided that the offering price of such shares or American Depositary Shares which are sold in such offering will equal at least U.S.$20 million or the equivalent thereof in pesos.

"Receivables and Related Assets" mean accounts receivable and instruments, chattel paper, obligations, general intangibles and other similar assets, in each case, relating to such receivables, including interest in merchandise or goods, the sale or lease of which gave rise to such receivables, related contractual rights, guarantees, insurance proceeds, collections, other related assets and proceeds of all of the foregoing.

"Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to one year after the final Stated Maturity of the 8% Notes or is redeemable at the option of the holder thereof at any time prior to one year after such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to one year after such final Stated Maturity.

"Responsible Officer" means with respect to any Person, the president, any vice president, the treasurer, the chief financial officer, the executive director, the managing director or an attorney-in-fact of such Person.

"Restricted Subsidiary" means any of our direct or indirect Subsidiaries other than an Unrestricted Subsidiary.

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors.

"Sale and Leaseback Transaction" means any transaction or series of related transactions pursuant to which we or a Restricted Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

"Securitization Subsidiary" means a wholly owned Subsidiary of ours

(a) that is designated (as set forth below) as a "Securitization Subsidiary" by our Board of Directors,

(b) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings,

(c) no portion of the Indebtedness or any other obligation (contingent or otherwise) of which

(i) is guaranteed by us or any other Restricted Subsidiary,

(ii) is recourse to or obligates us or any other Restricted Subsidiary in any way other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing or

(iii) subjects any property or asset of ours or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing,

(d) with which neither we nor any other Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to us or such Subsidiary than those that might be obtained at the time from Persons who are not our Affiliates and

(e) with respect to which neither we nor any other Restricted Subsidiary has any obligation to maintain or preserve such Securitization Subsidiary's financial condition or cause such Securitization Subsidiary to achieve certain levels of operating results.

Any such designation by our Board of Directors will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of our Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

"Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Original Issue Date, except all references to "10 percent" in such definition will be changed to "3 percent".

"Stated Maturity" means, when used with respect to any 8% Note or any installment of interest thereon, the date specified in such 8% Note as the fixed date on which the principal of such 8% Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

"Subordinated Indebtedness" means (i) when used with respect to us, our Indebtedness that is expressly subordinated in right of payment to the 8% Notes and (ii) when used with respect to any Restricted Subsidiary, Indebtedness of such Restricted Subsidiary that is expressly subordinated in right of payment to such Restricted Subsidiary's Subsidiary Guarantee.

"Subsequent Note" means an 8% Note issued to pay interest on an outstanding 8% Note in accordance with the Indenture.

"Subsidiary" means, with respect to any specified Person, another Person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by such specified Person or by one or more other Subsidiaries of such specified Person or by such specified Person and one or more other Subsidiaries of such specified Person or which is otherwise controlled by such specified Person or by one or more other Subsidiaries of such specified Person or by such specified Person and one or more other Subsidiaries of such specified Person.

"Subsidiary Guarantee" means the guarantee by existing or future direct or indirect Restricted Subsidiaries of our obligations under the Indenture and the 8% Notes in accordance with the provisions of the Indenture.

"Subsidiary Guarantor" means any Restricted Subsidiary that has (i) been designated as a "Subsidiary Guarantor" of the 8% Notes under the Indenture by resolution of our Board of Directors, (ii) executed and delivered the Indenture as a Subsidiary Guarantor or has executed and delivered to the Trustee a supplemental indenture in form and substance reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary will have agreed to guarantee all of our obligations with respect to the 8% Notes issued under such Indenture on the terms set forth in the Indenture and (iii) delivered to the Trustee an opinion of counsel reasonably satisfactory to such Trustee to the effect that the Indenture or such supplemental indenture, as the case may be, has been duly executed and delivered by such Restricted Subsidiary and, in the case of a supplemental indenture, is in compliance with the terms of the Indenture. The Subsidiary Guarantors on the Original Issue Date will be Leitesol Industria e Comercio S.A., Mastellone San Luis S.A. and Promas S.A.

"Type". An 8% Note will be deemed to be of the same "Type" as another 8% Note if both are (i) of the same series, and (ii) global 8% Notes or certificated 8% Notes and, if one of such 8% Notes is a Series A-1 Old Note or a Series B-1 Old Note that is subject to restrictions on transfer, the other such 8% Note is subject to the same restrictions on transfer as the first 8% Note.

"Unrestricted Subsidiary" means (a) any of our direct or indirect Subsidiaries that at the time of determination will be an Unrestricted Subsidiary (as designated by our Board of Directors, as provided below) and (b) any direct or indirect Subsidiary of an Unrestricted Subsidiary. Our Board of Directors may designate any of our direct or indirect Subsidiaries (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as

(i) neither we nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary,

(ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of ours or any Restricted Subsidiary (other than the 8% Notes, the Floating Rate Debt and any guarantee thereof) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity,

(iii) any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the "Limitation on Restricted Payments" covenant,

(iv) neither we nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from persons who are not our Affiliates and

(v) neither we nor any Restricted Subsidiary has any obligation (1) to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary, or (2) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results.

Any such designation by our Board of Directors will be evidenced to the Trustee by filing a board resolution with the Trustee giving effect to such designation.

Our Board of Directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary if immediately after giving effect to such designation, there would be no Default or Event of Default under the Indenture and we could incur U.S.$1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Indenture exclusive of clause (a)(ii)(y)(2) of the "Limitation on Indebtedness" covenant.

"U.S. Dollar Equivalent" means, with respect to any monetary amount in a currency other than the U.S. Dollar, at any time for the determination thereof, the amount of U.S. Dollars obtained by converting such foreign currency involved in such computation into U.S. Dollars at the spot rate for the purchase of U.S. Dollars with the applicable foreign currency as quoted by Reuters at approximately 11:00 a.m. (New York time) on the date not more than two Business Days prior to the determination. For purposes of determining whether any Indebtedness can be incurred (including Permitted Indebtedness), any Investment can be made and any Affiliate Transaction can be undertaken (a "Tested Transaction"), the "U.S. Dollar Equivalent" of such Indebtedness, Investment or Affiliate Transaction will be determined on the basis of the date incurred, made or undertaken and no subsequent change in the U.S. Dollar Equivalent will cause such Tested Transaction to have been incurred, made or undertaken in violation of the Indenture.

"Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of, any Person (irrespective of whether or not, at the time, stock of any other class or classes will have, or might have, voting power by reason of the happening of any contingency).

"wholly owned" means, with respect to any Subsidiary of any Person, that all of the outstanding Capital Stock of such Subsidiary (other than a de minimis number of director's qualifying shares or de minimis investments by non-Argentine nationals mandated by applicable law) is owned by such Person or one or more wholly owned Subsidiaries of such Person.

Conversion of Amounts Not in U.S. Dollars

A number of the amounts specified in the provisions of the 8% Notes are expressed in U.S. Dollars. Each such amount will be deemed to refer to such amount expressed in U.S. Dollars or to an equivalent amount expressed in another currency, such equivalent amount to be, at any time of determination, the amount of such other currency required to purchase such amount of U.S. Dollars at the spot rate for the purchase of U.S. Dollars with such other currency as quoted by Reuters at approximately 11:00 a.m. (New York time) on the date two Business Days prior to such time of determination. Such determination will not be affected by subsequent changes in such spot rate.

Book-Entry; Delivery and Form

Series A-2 Notes and Series B-2 Notes will be represented by single, permanent Global Notes in definitive, fully registered book-entry form which will be registered in the name of a nominee of DTC and deposited on behalf of the holders of the Series A-2 Notes and Series B-2 Notes represented thereby with a custodian for DTC for credit to the respective accounts of such holders (or to such other accounts as they may direct) at DTC. Except in the limited circumstances described below, owners of beneficial interests in a Global Note will not be entitled to receive physical delivery of certificated 8% Notes.

The Global Notes

We expect that pursuant to procedures established by DTC, (a) upon deposit of the Global Notes, DTC or its custodian will credit on its internal system portions of the Global Notes to the respective accounts of persons who have accounts therewith and (b) ownership of the Series A-2 Notes and the Series B-2 Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants (as defined below)) and the records of Participants (with respect to interests of persons other than Participants). Such accounts initially will be designated by or on behalf of the Exchange Agent and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC, to which we refer as "Participants", or persons who hold interests through Participants. Except as otherwise described herein, investors may hold their interests in a Global Note directly through DTC if they are Participants in such system, or indirectly through organizations which are Participants in such system.

Clearstream Luxembourg and Euroclear will hold such interests in the Global Note on the books of their respective depositories, which in turn will hold such interests in the depositories' names on the books of DTC.

So long as DTC or its nominee is the registered owner or holder of any Global Note, DTC or such nominee will be considered the sole owner or holder of the Series A-2 Note and the Series B-2 Note represented by that relevant Global Note for all purposes under the Indenture and the Series A-2 Notes and the Series B-2 Notes. No beneficial owner of an interest in any Global Note will be able to transfer such interest except in accordance with the applicable procedures of DTC and, if applicable, Euroclear and Clearstream Luxembourg, in addition to those provided for under the Indenture.

Payments of principal of or premium and interest (including Additional Amounts) on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Subsidiary Guarantors, the Trustee, any Paying Agent under the Indenture or we will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of or premium and interest (including Additional Amounts) on a Global Note, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee.

Payments to owners of beneficial interests in a Global Note held through such Participant will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

Transfers between Participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same day funds. Transfers between participants in Euroclear and Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

We understand that crossmarket transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream Luxembourg participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary; however; such cross-market transactions will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels or Luxembourg time, respectively). We understand that Euroclear or Clearstream Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Note in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Luxembourg participants and Euroclear participants may not deliver instructions directly to the depositories of Clearstream Luxembourg or Euroclear.

Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing an interest in the Global Note from a DTC Participant will be credited during the securities settlement processing day immediately following the DTC settlement date and such credit will be reported to the relevant Euroclear or Clearstream Luxembourg participant on such business day. Cash received in Euroclear or Clearstream Luxembourg as a result of sales of interests in the Global Note by or through a Euroclear or Clearstream Luxembourg participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream Luxembourg cash account only as of the business day following settlement in DTC.

We expect that DTC will take action permitted to be taken by a holder of new notes (including the presentation of the new notes for exchange) only at the direction of the Participant to whose account the interests in the applicable Global Notes are credited and only in respect of the aggregate principal amount of 8% Notes as to which such Participant has given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the applicable Global Note for certificated notes, which it will distribute to Participants.

We understand that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. We further understands that DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. We further understand that indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly, to which we refer as "Indirect Participants".

Although DTC, Euroclear and Clearstream Luxembourg are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes, they are under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of the Subsidiary Guarantors, the Trustee, any Paying Agent or we will have any responsibility for the performance by DTC, Euroclear, Clearstream Luxembourg, the Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

Interests in the Global Notes will be exchangeable or transferable, as the case may be, for certificated notes if (i) DTC notifies us that it is unwilling or unable to continue as depositary for such Global Notes, or DTC ceases to be a "clearing agency" registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days, or (ii) an Event of Default has occurred and is continuing with respect to the Global Notes. To the extent permitted by law, any paying agent and we will be entitled to treat the person in whose name any certificated note is registered as its absolute owner.

All transfers of certificated notes and entries on the register will be made subject to the provisions in the Indenture. Registration of transfer of Series B Notes will be made in whole, but not in part. If certificated notes representing the 8% Notes are issued in the limited circumstances described above, those notes may be transferred in whole or in part in denominations of any whole number of notes. Certificated notes may be transferred upon surrender of the certificated notes together with the form of transfer endorsed on it, duly completed and executed at the specified office of a paying agent. The new certificated notes that were transferred will be sent to the transferee within three business days after the paying agent receives the certificated notes transferred, by uninsured post at the risk of the holder entitled to the certificated notes, to the address specified in the form of transfer. If only part of the certificated note is transferred, a new certificated note representing the balance not transferred will be sent to the transferor by uninsured post at the risk of the transferor within three business days after the paying agent receives the certificated note to the address of the transferor appearing in the records of the paying agent. No holder of a certificated note may require the transfer of a 8% Note to be registered during the period of 15 days ending on the due date for any interest payment date of the 8% Notes.

Payments in respect of certificated notes will be made to the person in whose name the certificated notes are registered as it appears in the register for that certificated note. Payments will be made in respect of the 8% Notes by check drawn on a bank in New York or by wire transfer to the holder's account. Certificated notes should be presented to the paying agent for redemption.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax consequences to U.S. Holders (as defined below) of the Old Notes who (i) exchange their Old Notes for the New Notes pursuant to the exchange offer and (ii) acquire and hold the New Notes pursuant to such offer.

This discussion is based on the Internal Revenue Code of 1986, as amended, to which we refer as the "Code", U.S. Treasury regulations, published administrative interpretations of the U.S. Internal Revenue Service, to which we refer as the "IRS", and judicial decisions, all of which are subject to change, possibly with retroactive effect. This discussion does not consider all aspects of U.S. federal income taxation that may be relevant to a particular U.S. Holder. Further, the tax treatment of a U.S. Holder may vary depending on that holder's particular situation. Certain classes of U.S. Holders (including insurance companies, tax-exempt organizations, employee stock ownership plans, financial institutions, brokers, dealers, partnerships and other pass-through entities, persons whose functional currency is not the U.S. dollar, persons in whose hands the Old Notes (or the New Notes) are not (or will not be) "capital assets," persons that hold the Old Notes (or will hold the New Notes) as a hedge or otherwise have hedged (or will hedge) the risk of holding the Old Notes (or the New Notes), persons that hold the Old Notes (or will hold the New Notes) as part of (or in connection with) a "straddle," "conversion" or other integrated transaction and persons that use the mark-to-market method of accounting) may be subject to special rules not discussed below. In addition, this discussion does not consider the effect of any applicable state, local or foreign tax laws, or any aspect of U.S. federal taxation other than income taxation.

For purposes of this discussion, "U.S. Holder" means a beneficial owner of Old Notes or New Notes who is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate subject to U.S. federal income taxation without regard to the source of its income, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust (or if a valid election to be treated as a United States person is in effect with respect to such trust). If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the Old Notes or the New Notes, the treatment of a partner in the partnership will depend on the status of the partner and the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

This discussion assumes that the 8% Notes constitute indebtedness for U.S. federal income tax purposes. However, the determination of whether the 8% Notes should be characterized as indebtedness or equity under U.S. federal income tax law depends on an analysis of the facts and circumstances relating to the 8% Notes and to us. If the 8% Notes were determined to represent equity interests in us for U.S. federal income tax purposes, then U.S. Holders of such notes could have U.S. federal income tax consequences that are different from those described below.

This summary is intended to be a general discussion of certain U.S. federal income tax consequences of the exchange offer, and of holding the New Notes received in the exchange offer, to U.S. Holders. U.S. Holders should be aware, however, that certain aspects of U.S. tax treatment are not clear under existing U.S. tax law. Thus, U.S. Holders should consult their own tax advisors to determine the tax consequences of the exchange offer and the receipt of the New Notes pursuant to the exchange offer, in their particular circumstances, including the application of federal, state, local and foreign tax laws.

The Exchange

The exchange of the Old Notes for the New Notes, which have terms identical to the Old Notes (except the New Notes will not bear legends restricting transfers thereof), will not constitute a taxable exchange for U.S. federal income tax purposes and the New Notes will be treated as the same debt instruments as the Old Notes for such purposes. As a result, a U.S. Holder will not recognize taxable gain or loss upon its exchange of the Old Notes for the New Notes. Also, a U.S. Holder will have the same initial tax basis in the New Notes as its adjusted tax basis in the Old Notes exchanged therefor immediately prior to the exchange and such holder's holding period in the New Notes will include its holding period in the Old Notes exchanged therefor.

Consequences of Holding and Disposing of the New Notes

As a general matter, a U.S. Holder's tax accounting for the New Notes will be the same as its tax accounting for the Old Notes for U.S. federal income tax purposes.

Interest and Original Issue Discount

A U.S. Holder will have the same interest accruals on the New Notes as it would have had on the Old Notes. Additionally, each series of the New Notes will have the same original issue discount, to which we refer as OID", if any, as the related series of the Old Notes. Specifically, the Old Notes (and thus, the New Notes) will be treated as issued with OID for U.S. federal income tax purposes if their issue price was less than their "stated redemption price at maturity" by more than a de minimis amount. The stated redemption price at maturity of a debt instrument is the sum of all payments due under the debt instrument other than payments of "qualified stated interest." For this purpose, qualified stated interest on a debt instrument includes stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate or a qualifying floating rate. Interest is unconditionally payable only if reasonable legal remedies exist to compel timely payment or the debt instrument otherwise provides terms and conditions that make the likelihood of late payment (other than a late payment that occurs within a reasonable grace period) or nonpayment a remote contingency. The OID de minimis amount for a debt instrument is equal to 0.0025 multiplied by the product of the stated redemption price at maturity of the debt instrument and (i) the number of complete years to maturity of the debt instrument or (ii) where the debt instrument provides for payments of principal prior to the maturity date, the weighted average maturity of such debt instrument.

Payments of stated interest on the New Notes that represent qualified stated interest, if any, will be taxable to a U.S. Holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with such holder's method of accounting for U.S. federal income tax purposes. Further, all stated interest payable on the New Notes other than qualified stated interest will be included in the stated redemption price at maturity of the New Notes, and will be taken into account under the OID rules described below.

Each U.S. Holder of the New Notes (whether on the cash or accrual method of tax accounting) will be required to include in its gross income (and report on its own annual U.S. federal income tax return) OID on the New Notes, if any, as such OID accrues on a daily basis under a constant yield method, in advance of the cash payments attributable to such income. Generally speaking, the constant yield used in accruing OID will be the discount rate that, when used in computing the present value of the payments to be made on the debt instrument, would produce an amount equal to the issue price of such debt instrument. Under the general OID accrual rules in the applicable U.S. Treasury regulations, the amount of OID includible in gross income by a holder of a debt instrument whose adjusted tax basis in the debt instrument is equal to the instrument's adjusted issue price is the sum of the daily portions of OID with respect to such debt for each day during the taxable year on which such holder held the debt instrument. Generally, the daily portion is determined by allocating to each day in any "accrual period" (generally six months) a ratable portion of the OID allocable to such accrual period. The amount of OID allocable to each accrual period is equal to the excess (if any) of (a) the product of the adjusted issue price of the debt instrument at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and adjusted for the length of such accrual period) over (b) the amount of qualified stated interest, if any, payable on such debt and allocable to such accrual period. The "adjusted issue price" of a debt instrument at the beginning of any accrual period generally is the sum of the issue price of the debt plus the accrued OID for all prior accrual periods reduced by any prior payment on the debt (such as principal) other than payments of qualified stated interest. The adjusted issue price of each series of the New Notes on the exchange date will be the same as that of the related series of the Old Notes.

Under the constant yield method in the OID rules described above, a U.S. Holder generally will be required to include in income increasingly greater amounts of OID, if any, on the New Notes in later accrual periods. U.S. Holders should consult their own tax advisors regarding the calculation and reporting of OID, if any, in respect of the New Notes on their own U.S. tax returns.

The OID rules in the applicable U.S. Treasury regulations have other provisions that may also apply in determining the accrual of OID, if any, on the New Notes because of certain features of these notes. In particular, in the case of debt instruments that provide for payment of interest, at the option of the issuer, with additional debt, the OID rules require that the additional debt instruments be aggregated with the original debt instrument so that payments pursuant to the additional debt instrument are treated as made on the original debt instrument, and the issuance by the issuer of additional debt is not considered a payment of qualified stated interest. Further, in order to compute OID accruals, the issuer will be presumed under these rules to issue additional debt instead of paying cash interest if doing so will reduce its yield on the debt instrument. If, contrary to this assumption, an interest payment is made in cash, the issuer and holder are treated as if the additional debt had been issued and retired for cash along with a portion of the adjusted issue price. Moreover, in the case of debt instruments that provide for alternative payment schedules where the timing and amounts that comprise each schedule are known, under the applicable U.S. Treasury regulations, if (based on all the facts and circumstances as of the issue date) a single payment schedule for such a debt instrument is significantly more likely than not to occur, the yield of such debt instrument is computed based on this payment schedule for purposes of calculating OID accruals. Also, in the case of a debt instrument that provides its issuer with an option to alter the payment schedule, the yield will be determined based on the assumption that the issuer will exercise or not exercise such option in a manner that minimizes the yield.

As noted, each series of the New Notes will have the same OID, if any, as the related series of the Old Notes. A series of the Old Notes (and thus, the related series of the New Notes) likely will be treated as issued with OID if the Series A-1 Old Notes or the Series B-1 Old Notes (or the original notes or the original bank debt exchanged therefor, respectively, pursuant to the October 2004 restructuring) are determined to have been "traded on an established market" within the meaning of the applicable U.S. Treasury regulations during the 60-day period ending 30 days after their October 2004 issue date. For this purpose, a debt instrument will be treated as traded on an established market if, among other requirements, at any time during such period, price quotations for the debt are readily available from dealers, brokers or traders or the debt appears on a listing of general circulation that provides a reasonable basis to determine fair market value by distributing either recent price or yield quotations or actual prices of recent sales transactions.

Further, it is unclear what portion of the stated interest on the New Notes will be treated as OID (and thus, subject to the current accrual rules described above) and what portion will be treated as qualified stated interest in light of our right to capitalize some of such interest through the issuance of Subsequent Notes. Also, for purposes of determining the yield on the New Notes in order to calculate OID accruals, it is unclear whether the likelihood of our prepayments on account of excess cash should be taken into account. Based on the general OID accrual rules set forth above and in view of these features, we believe that one reasonable approach for computing and accruing OID on the New Notes is to assume that (i) the yield on the New Notes will be based on an assumed payment schedule in which no prepayments on account of excess cash will be made, and (ii) the yield will be determined based on the assumption that we will exercise our right to capitalize some of the stated interest through the issuance of Subsequent Notes. If, contrary to these assumptions, we actually make a prepayment on account of excess cash, or we actually pay (rather than capitalize through the issuance of Subsequent Notes) interest on the New Notes, such prepayment or payment (as the case may be) would be treated as a "pro rata prepayment," i.e., a payment in retirement of a portion of the New Notes. In such event, a U.S. Holder of the New Notes would recognize gain or loss with respect to such payment as described below under "Sale, Retirement or Other Taxable Disposition of the New Notes; Partial Principal Payments," and the New Notes would be treated as retired and then reissued solely for OID accrual purposes.

Since it is not clear whether debt instruments with excess cash prepayment features such as the New Notes can qualify for the OID accrual method discussed above, an alternative approach for computing and accruing OID on these debt instruments is to use the "catch-up" method. Under the catch-up method, as U.S. Holder generally would include in income the OID that accrues for each day on which the holder owns the New Notes. The OID that accrues for each day is computed by dividing the OID accruing during any accrual period (generally six months) by the number of days in the period. The OID accruing in any period would equal:

PV End. + Dist. – PV Beg.

Where:

PV End.	=	present value of all remaining principal and interest payments to be made as of the end of the accrual period;

Dist.	=	distributions made during the accrual period that are includible in the stated redemption price (i.e., payments other than payments of qualified stated interest); and

PV Beg.	=	present value of all remaining principal and interest payments as of the beginning of the accrual period.

The present value of the remaining payments on the New Notes would be calculated based on (i) the original yield to maturity of the New Notes, (ii) events (including all principal and interest payments) that have occurred prior to the end of the period, and (iii) the assumed rate of prepayment on the New Notes, to which we refer as the "Prepayment Assumption". For this purpose, the original yield to maturity and Prepayment Assumption for the New Notes will be the same as those for the Old Notes. As a general rule, OID income generally would increase if prepayments of principal on the New Notes were faster than expected. In certain circumstances (e.g., because of slower than expected prepayments on the New Notes), the OID accruing during an accrual period (computed as described above) may be negative. In that case, a U.S. Holder will be entitled to offset such amount only against future positive OID accruals on the New Notes. The U.S. Holder's adjusted tax basis in the New Notes would be increased by the amount of OID taken into account by such holder.

For information about the issue price (or adjusted issue price), the amount of OID, and the yield (as defined above) with respect to the Old Notes or the New Notes, a U.S. Holder may contact: Rodolfo Gonzalez at Mastellone Hermanos, S.A., Encarnación Ezcurra 365, 2nd Floor, C1107CLA, Buenos Aires, Argentina, Telephone: (54 11) 4318-5000.

Acquisition Premium, Bond Premium, and Market Discount

If a U.S. Holder has acquisition premium, market discount or bond premium on the Old Notes, such holder will also have acquisition premium, market discount or bond premium on the New Notes and will be subject to the rules discussed below.

Specifically, if a U.S. Holder's adjusted tax basis in the New Notes exceeds the adjusted issue price of the New Notes but does not exceed the stated redemption price at maturity of the New Notes, the holder has acquisition premium with respect to the New Notes to the extent of the excess over the adjusted issue price. In such case, the amount of OID includible in the U.S. Holder's gross income in any taxable year would be reduced by an allocable portion of the acquisition premium. If a U.S. Holder's adjusted tax basis in the New Notes exceeds the stated redemption price at maturity of the New Notes, the New Notes will have bond premium to the extent of such excess, and the holder will not be required to include any OID in income. A U.S. Holder generally may elect to amortize the bond premium on a constant yield basis as a reduction of such holder's interest income on the New Notes with a corresponding reduction in its tax basis and subject to special rules for instruments that provide for early call provisions.

A U.S. Holder that has an adjusted tax basis in the New Notes that is less than the adjusted issue price of the New Notes will be subject to the market discount rules (unless the amount by which the adjusted issue price exceeds the adjusted tax basis is less than a specified de minimis amount, in which case market discount is considered to be zero). A U.S. Holder may elect to report market discount as income over the remaining life of a note, either on a ratable or constant yield basis.

Sale, Retirement or Other Taxable Disposition of the New Notes; Partial Principal Payments

Upon the sale, retirement or other taxable disposition of the New Notes, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, retirement or other taxable disposition (other than amounts attributable to accrued but unpaid interest, which will be taxable as such) and the U.S. Holder's adjusted tax basis in the New Notes. Subject to the discussion below under "Alternative Tax Accounting Method for the New Notes," any gain or loss recognized generally will be capital gain or loss and will be long-term capital gain or loss if such holder's holding period for the New Notes exceeds one year at the time of the sale, retirement or other taxable disposition. A U.S. Holder's holding period in the New Notes will include its holding period in the Old Notes exchanged therefor.

In general, a U.S. Holder's adjusted tax basis in the New Notes will equal its initial tax basis in the New Notes, increased by the amount of OID and market discount previously included in gross income by the U.S. Holder with respect to the New Notes, and decreased (but not below zero) by all payments received in respect of the New Notes other than payments of qualified stated interest and any properly amortized premium. A U.S. Holder's initial tax basis in the New Notes will equal its adjusted tax basis in the Old Notes exchanged therefor immediately prior to the exchange. Certain non-corporate U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The ability of a U.S. Holder to deduct a capital loss is subject to limitations under the Code. Any such gain or loss will generally constitute gain or loss from U.S. sources.

Upon receipt by a U.S. Holder of a partial principal payment made on the New Notes prior to the maturity date, a portion of the U.S. Holder's adjusted tax basis in the New Notes will be allocated proportionately based on the amount of the payment and the adjusted tax basis will be reduced accordingly. In such event, the U.S. Holder will recognize gain or loss, based on the difference between the amount of the payment and the portion of the U.S. Holder's adjusted tax basis allocable to such payment, generally in the same manner described above as if the U.S. Holder sold or disposed of the New Notes. Notwithstanding the foregoing, to the extent there is accrued market discount on the New Notes that was not previously included in income by the U.S. Holder, any partial payments of principal will be treated as ordinary income to the full extent of such accrued market discount on the New Notes. Appropriate adjustments should be made to the U.S. Holder's adjusted tax basis in the New Notes in that case.

The rules described above would also apply to a U.S. Holder that sells or otherwise disposes of the Subsequent Notes issued as interest on the New Notes, in which case a portion of such holder's adjusted tax basis in the New Notes would be allocated to the Subsequent Notes with a corresponding reduction in basis in the New Notes. U.S. Holders considering a sale or other disposition of Subsequent Notes without the related New Notes should consult their tax advisors concerning the tax treatment of such sale or other disposition (including the tax treatment of the New Notes retained).

Alternative Tax Accounting Method for the New Notes

Notwithstanding the discussion above, if it is determined by the IRS that the likelihood of our prepayments in respect of excess cash flow is not remote and the amount of such prepayment is not incidental, it is possible that the IRS may require that a U.S. Holder compute and accrue OID on the New Notes under the U.S. Treasury regulations applicable to debt instruments that provide for one or more contingent payments, to which we refer as the "contingent debt regulations". Under the "noncontingent bond method" provided for in the contingent debt regulations, a "comparable yield" must be determined for the New Notes (i.e., a hypothetical rate based upon our borrowing costs for comparable, non-contingent debt instruments as of the issue date for the Old Notes). A "projected payment schedule" must also be determined that would set forth the amount of each non-contingent payment for each payment period, as well as an estimated amount for each contingent payment. The non-contingent and estimated contingent payments together must produce the comparable yield. None of the payments on the New Notes would be treated as qualified stated interest under the contingent debt regulations.

A U.S. Holder would accrue interest income at the comparable yield on a current basis on the New Notes regardless of whether such holder uses the cash or accrual method of accounting for U.S. federal income tax purposes. The amount of interest income that would accrue in any accrual period would equal the product of the comparable yield and the instrument's "adjusted issue price" at the beginning of the accrual period. The "adjusted issue price" of a debt instrument at the beginning of any accrual period will generally be the sum of its issue price and the amount of OID allocable to all prior accrual periods, reduced by the amount of any non-contingent payments and the projected amount of any contingent payments previously made on the instrument. Accordingly, U.S. Holders may be required to include interest in taxable income in each year in excess of the stated yield on the New Notes and in excess of actual cash payments received during the year. Additionally, any gain or loss realized on the sale, retirement or other taxable disposition generally would be ordinary (and any taxable loss generally would be ordinary to the extent of the U.S. Holder's cumulative ordinary income inclusions with respect to the Old Notes and the New Notes, with any excess generally being treated as capital loss).

Foreign Tax Credit

As described under "Description of the New Notes", "Certain Argentine Tax Considerations", payments on the New Notes may be subject to withholding and similar taxes imposed by Argentina, in which case U.S. Holders may receive additional amounts. A U.S. Holder will be required to report the gross amount of interest and additional amounts (that is, without reduction for any Argentine taxes) as ordinary interest income. To the extent that any Argentine taxes paid at the appropriate rate applicable to the U.S. Holder qualify as creditable taxes for purposes of the U.S. foreign tax credit, such holder will be permitted to credit such taxes against its U.S. federal income tax liability, subject to generally applicable limitations and conditions, or may elect to deduct such amounts from the computation of its taxable income.

Interest and additional amounts will constitute income from sources without the United States for foreign tax credit purposes, subject to various classifications and other limitations. The rules relating to computing foreign tax credits or deducting foreign taxes are extremely complex and involve the application of rules that depend on a U.S. Holder's particular tax circumstances. U.S. Holders are urged to consult their own tax advisors regarding the availability of U.S. foreign tax credits with respect to any Argentine taxes withheld from payment.

Backup Withholding and Information Reporting

Payments on the New Notes (including for this purpose through the issuance of Subsequent Notes), and proceeds of sale or other disposition of the New Notes, generally will be subject to information reporting requirements. To avoid the imposition of backup withholding tax, a U.S. Holder should complete an IRS Form W-9 (which can be obtained at the website of the IRS at www.irs.gov) and either (i) provide its correct taxpayer identification number, to which we refer as "TIN", which, in the case of an individual U.S. Holder, is his or her social security number, and certain other information, or (ii) establish a basis for an exemption from backup withholding. Certain U.S. Holders (including, among others, corporations and individual retirement accounts) are exempt from these backup withholding and information reporting requirements, but may be required to establish their entitlement to an exemption. If backup withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is provided to the IRS.

THIS SUMMARY IS INTENDED TO BE A GENERAL DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS OF THE PARTICIPATION IN THE EXCHANGE OFFER AND OF HOLDING THE NEW NOTES RECEIVED IN THE EXCHANGE OFFER. U.S. HOLDERS SHOULD BE AWARE, HOWEVER, THAT CERTAIN ASPECTS OF U.S. TAX TREATMENT ARE NOT CLEAR

UNDER EXISTING U.S. TAX LAW. THUS, U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES OF THE EXCHANGE OF THE OLD NOTES AND THE RECEIPT OF THE NEW NOTES PURSUANT TO THE EXCHANGE OFFER, IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

CERTAIN ARGENTINE TAX CONSIDERATIONS

The following is a general summary of certain Argentine tax consequences arising from the participation by the holders of the new notes. While this description is considered to be a correct interpretation of Argentina laws and regulations in force as of the date of this prospectus, no assurance can be given that the courts or fiscal authorities responsible for the administration of such laws and regulations will agree with this interpretation or that changes to such laws or regulations will not occur. Holders of the new notes should consult their own advisers as to such tax consequences.

    Income Tax

Interest.    Interest payments on the new notes (including original issue discount, if any) will be exempt from Argentine income tax witholding, provided said new notes are issued in accordance with the negotiable obligations law. Interest on the 8% notes will be exempt if the following conditions under Article 36 of the negotiable obligations law, to which we refer as the "Conditions of Article 36," are satisfied:

(a) the new notes must be placed through a public offering authorized by the CNV;

(b) the proceeds of the placement must be used by us for (i) working capital in Argentina, (ii) investments in tangible assets located in Argentina, (iii) refinancing of liabilities and (iv) contributions to the capital of a controlled or related corporation, provided the latter uses the proceeds of such contribution for the purposes specified in clause (a) above;

(c) the use of the proceeds of the placement in accordance with the above-mentioned criteria must be established in a corporate resolution which authorizes the issuance of the new notes; and

(d) we provide evidence to the CNV in the time and manner prescribed by regulations that the proceeds of the placement have been used for the purposes described in clause (b) above.

If we do not comply with the Conditions of Section 36, Article 38 of the negotiable obligations law provides that we will be responsible for the payment of any withholding taxes on interest paid by us to the holders of the new notes.

Presidential Decree 1,076 of June 30, 1992, as modified by Decree 1,157 of July 15, 1992, and ratified by Argentine Law 24,037 of December 30, 1993, eliminated the exemption described above with respect to certain Argentine entities (including, without limitation, entities organized or incorporated under Argentine law, Argentine branches of foreign entities, sole proprietorships and individuals carrying on certain commercial activities in Argentina, to which we refer as "Argentine Entities".

As a result of Decree 1,076, interest paid to holders that are subject to the tax adjustments for inflation rules, pursuant to Title VI of the Argentine Income Tax Law, is subject to withholding as prescribed by Argentine tax law.

In the case of interest paid on the 8% Notes to beneficial owners which are also subject to Title VI of the Argentina Income Tax Law (excluding financial entities subject to Argentine Law 21,526 and its modifications), the rate of withholding will be 35% and should be considered by the holder as a payment on account of its own income tax. Financial entities under Law 21,526 are subject to income tax for interest and other income under the 8% notes, but are exempted from such 35% withholding tax. In other cases, subject to the conditions explained above, if interest is paid to beneficial owners which are foreign holders or individuals resident in Argentina, the payment of the interests on 8% notes are not subject to withholding of tax.

We expect that the new notes will meet the Conditions of Article 36. If the new notes do not meet the Conditions of Article 36, interest and any other payments (other than principal) will be subject to withholding tax at a rate of 15.05% provided that the recipient of such interest or payment is a banking or financial entity established in a country that is not considered a "low or void tax jurisdiction" under Decree 1,037/00, as amended, or in a country that has an exchange of information agreement with Argentina and, in this case, the recipient cannot allege any type of bank or any similar secrecy. The financial institutions that enjoy this lower tax rate are those under supervision of the central bank or equivalent agency in their jurisdiction. Otherwise, interest and any other payment (other than principal) on the 8% notes made abroad will be subject to a 35% withholding tax. The afore-mentioned withholding tax rates are applicable unless an agreement to avoid double taxation or other specific provision provides for a lower withholding tax rate or an exemption from withholding taxes.

Law 25,784 which amended the Income Tax Law included under the scope of the withholding tax regime for income tax, the payment of any other retribution related to any kind of loan obtained from abroad, which are payable to foreign holders (Section 93 of the Income Tax Law).

Capital Gains.    According to Law 23,576, if the Conditions of Article 36 are met, the income arising from the sale or other disposition of new notes will be exempted from income tax in Argentina. Such exemption will not be applicable to holders subject to Title VI of the Argentine Income Tax Law. Such holders will be subject to the payment of 35% on income derived from the sale or other disposition of the new notes.

If the Conditions of Article 36 are not met, foreign entities without a permanent establishment in Argentina and individuals resident in Argentina and undivided estates will not be subject to the payment of income tax on capital gains derived from the sale or other disposition of the new notes. Argentine Entities will be subject to income tax at a rate of 35% on capital gains derived from the sale or other disposition of the new notes.

    Value Added Tax (VAT)

Any financial transaction related to the issuance, placement, purchase, transfer, payment of principal and/or interest or redemptions of the new notes will be exempted from VAT if the Conditions of Article 36 are met.

If the Conditions of Article 36 are not met, VAT will be applicable on any interest payments of the new notes: (i) at the rate of 10.5% if made to a banking institution resident in Argentina and subject to the regime of Law 21,526 or to a banking institution resident in a country where the central bank or equivalent authority has adopted the standard rules of the Basle Committee on Banking Supervision or (ii) at the rate of 21% if the requirements described in item (i) are not met. If the holders of new notes are individuals who are resident in Argentina or entities located in Argentina, they are liable to pay the VAT applicable. When the holders of the new notes are residents of countries other than Argentina or entities outside Argentina, we will be responsible for paying this tax.

Stamp Tax and Transfer Taxes

The acts, contracts and transactions related to the issue, placement and transfer of new notes executed in the City of Buenos Aires are not subject to payment of such stamp tax as is applicable in the City of Buenos Aires; provided, however, that they may be subject to the payment of this tax in certain provinces. Certain Argentine provincial jurisdictions, other than the City of Buenos Aires, could deem as subject to the payment of this tax the issuance, subscription, placement and transfer of new notes in case such transactions are made through written agreements executed and/or producing effects within such provincial jurisdictions. Holders should consult their own local tax advisor as to stamp tax consequences that may arise as a consequence of the before-mentioned transactions. No Argentine transfer taxes are applicable to the sale and transfer of the new notes.

Turnover Tax

Interest originated on negotiable obligations issued under Law 23,576 is exempted from such tax in the City of Buenos Aires. Holders of 8% notes resident in other provincial jurisdiction of Argentina should consider the tax consequences of this tax at the moment of the interest payment.

Further Considerations

Holders must consider that, since 2002, the Argentine tax authorities have been auditing income tax and value added tax exemptions of several negotiable obligations issued under Law 23,576 during the last ten years.

As a consequence of a tax audit made by the Argentine tax authorities, we have answered some inquiries made in connection with the placement of the old notes.

On September 14, 2004, Resolution No. 470-1738/2004, jointly issued by the CNV and the Argentine tax authority, was published in the official Gazette, to which we refer as the "Joint Resolution". It sets forth the general requirements to the "placement by means of public offering" and provides that for restructuring of old notes, the tax benefits of the notes originally placed by means of a "public offering" will be extended to the new notes, to the extent that the subscribers were holders of the original notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of new notes received in exchange for old notes that had been acquired as a result of market-making or other trading activities. We have agreed that, for a period of 90 days after the expiration date of the exchange offer, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer for use in connection with any such resale. Any broker-dealers required to use this prospectus and any amendments or supplements to this prospectus for resales of the new notes must notify us of this fact by checking the box on the letter of transmittal requesting additional copies of these documents.

Notwithstanding the foregoing, we are entitled under the registration rights agreements to suspend the use of this prospectus by broker-dealers under specified circumstances. For example, we may suspend the use of this prospectus if:

•	the SEC or any state securities authority requests an amendment or supplement to this prospectus or the related registration statement or additional information;

•	the SEC or any state securities authority issues any stop order suspending the effectiveness of the registration statement or initiates proceedings for that purpose;

•	we receive notification of the suspension of the qualification of the new notes for sale in any jurisdiction or the initiation or threatening of any proceeding for that purpose;

•	the suspension is required by law; or

•	an event occurs which makes any statement in this prospectus untrue in any material respect or which constitutes an omission to state a material fact in this prospectus.

If we suspend the use of this prospectus, the 90-day period referred to above will be extended by a number of days equal to the period of the suspension.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions on the in the over-the-counter market, in negotiated transactions, through the writing of options on those notes, in the case of Series A-2 notes on the Buenos Aires Stock Exchange or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the new notes. Any broker-dealer that resells new notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of new notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

EXPERTS

The consolidated financial statements included in this prospectus have been audited by Deloitte & Co., S.R.L., an independent registered public accounting firm, as stated in their report appearing herein (which expresses an unqualified opinion and includes explanatory paragraphs describing (a) the recent restructuring of certain of the Company's outstanding debt, (b) the effect of adopting new accounting standards, (c) the discontinuance of restating the financial statements for the effects of inflation and (d) that accounting principles generally accepted in the Republic of Argentina vary in certain significant respects from accounting principles generally accepted in the United States of America and that information relating to the nature and effect of such differences is presented in Notes 15 and 16 to the consolidated financial statements), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the new notes with respect to United States law will be passed upon for us by Shearman & Sterling LLP, New York, New York. Certain legal matters with respect to Argentine law will be passed upon for us by Cibils | Labougle | Ibañez.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-4 under the Securities Act relating to the offering of the new notes. This prospectus is a part of that registration statement. As described below, you may obtain from the SEC a copy of the registration statement and exhibits that we have filed with the SEC. The registration statement may contain additional information that may be important to you. Statements made in this prospectus about legal documents may not necessarily be complete, and you should read it together with the documents filed as exhibits to the registration statement or otherwise filed with the SEC.

As a result of the filing of the Registration Statement with the SEC, we will become subject to the periodic reporting and other information requirements of the Exchange Act, applicable to a foreign private issuer (as defined in the Securities Act) and in accordance therewith will be required to file reports and other information with the SEC. Such reports and other documents and information may be inspected and copied at the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates and from the SEC's website located at http://www.sec.gov.

We will provide to the holders of the new notes the audited annual and unaudited quarterly financial information described in "Description of the New Notes—Certain Covenants—Reports".

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and will not be required to file proxy statements with the SEC, and our officers, directors and principal shareholders will be exempt from the reporting and "short-swing" profit recovery provisions contained in Section 16 of the Exchange Act.

MASTELLONE HERMANOS S.A.

Unaudited Consolidated Financial Statements
as of September 30, 2004 and December 31, 2003
and for the nine-month periods ended September 30, 2004 and 2003

Consolidated Financial Statements
For Fiscal Years Ended December 31, 2003, 2002 and 2001

MASTELLONE HERMANOS SOCIEDAD ANÓNIMA
CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2004
AND DECEMBER 31, 2003

(in thousands of Argentine pesos)

	September 30, 2004	December 31, 2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	236,710	158,611
Trade accounts receivable, net (Note 5 a)	147,537	144,721
Other receivables, net (Note 5 b)	28,195	29,287
Inventories (Note 5 c)	161,009	186,061
Other current assets (Note 5 d)		2,036
Total Current Assets	573,451	520,716

NON-CURRENT ASSETS
Other receivables, net (Note 5 b)	38,369	48,804
Deferred income tax (Note 5 e)		289
Investments	9,457	10,898
Property, plant and equipment, net (Note 5 f)	1,091,048	1,185,953
Plantations in progress (Note 5 g)	57,874	57,788
Intangible assets, net (Note 5 h)	148	231
Goodwill (Note 5 i)	30,183	35,034
Other non-current assets (Note 5 d)	20,706	3,487
Total Non-Current Assets	1,247,785	1,342,484
TOTAL	1,821,236	1,863,200
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable (Note 5 j)	174,827	149,332
Loans (Note 5 k)	291,101	540,358
Taxes, income and other (Note 5 l)	15,804	15,349
Accrued salaries, wages, payroll taxes and other (Note 5 m)	15,404	15,474
Accrued litigation and other expenses (Note 5 n)	4,942	4,082
Total Current Liabilities	502,078	724,595

NON-CURRENT LIABILITIES
Accounts payable (Note 5 j)	21,592	5,994
Loans (Note 5 k)	761,230	721,439
Taxes and accrual for tax relief (Note 5 l) and 11)	36,086	37,872
Deferred income tax (Note 5 e)	2
Accrued salaries, wages, payroll taxes and other (Note 5 m)	1,177	2,684
Accrued litigation and other expenses (Note 5 n)	12,155	8,838
Total Non-Current Liabilities	832,242	776,827
Total Liabilities	1,334,320	1,501,422
MINORITY INTEREST	21	4,358
SHAREHOLDERS' EQUITY	486,895	357,420
TOTAL	1,821,236	1,863,200

The accompanying Notes are an integral part of these consolidated financial statements.

MASTELLONE HERMANOS SOCIEDAD ANÓNIMA
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE
NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2004 AND 2003

(in thousands of Argentine pesos)

	September 30, 2004	September 30, 2003
Net sales (Note 5 o)	998,568	829,142
Cost of sales (Note 5 p)	(823,369)	(695,355)
Gross profit	175,199	133,787

Expenses:
Selling (Note 5 q)	(156,775)	(129,722)
General and administrative (Note 5 q)	(34,733)	(31,719)
Other (Note 5 q)	(6,224)	(8,230)
Operating loss	(22,533)	(35,884)

Other expenses, net (Note 5 r)	(15,105)	(10,982)
Amortization of goodwill	(2,893)	(3,059)
Interest expense	(104,285)	(90,897)
Interest income	1,859	7,327
Holding results and other financial results, including the effects of inflation in 2003	(17,032)	25,226
Ordinary loss before provision for income tax, minority interest and extraordinary items	(159,989)	(108,269)

Income tax (Note 5 s)	(197)	120
Minority interest	18	(109)
Ordinary loss before extraordinary items	(160,168)	(108,258)

Extraordinary items (Note 5 t)	289,643
Income tax (Note 5 u)
Net profit (loss) for the period	129,475	(108,258)

Earnings per common share
Ordinary loss	(0.39)	(0.26)
Extraordinary income	0.71
Total	0.32	(0.26)

The accompanying Notes are an integral part of these consolidated financial statements.

MASTELLONE HERMANOS SOCIEDAD ANÓNIMA
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY FOR THE
NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2004 AND 2003

(in thousands of Argentine pesos)

	September 30, 2004							September 30, 2003
	Shareholders' contributions					Retained earnings	Total	Total
	Common stock	Adjustment to common stock	Additional paid-in capital	Irrevocable capital contributions	Total	Accumulated losses

Balance at beginning of year	409,902	490,763	44,090	366	945,121	(587,701)	357,420	547,919

Adjustments to balance at beginning of year due to retroactive application of new accounting standards								(4,854)
Balance at beginning of year, as adjusted	409,902	490,763	44,090	366	945,121	(587,701)	357,420	543,065

Resolution of General Extraordinary Shareholders' Meeting held on April 28, 2003:
Merger with Cabaña Los Charas S.A. (1)

Net income (loss) for the period						129,475	129,475	(108,258)

Balance at end of period	409,902	490,763	44,090	366	945,121	(458,226)	486,895	434,807

(1) Increase in common stock and net equity due to merger with Cabaña Los Charas S.A. amounted to $1.

The accompanying Notes are an integral part of these consolidated financial statements.

MASTELLONE HERMANOS SOCIEDAD ANÓNIMA
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE
NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2004 AND 2003

(in thousands of Argentine pesos)

	September 30, 2004	September 30, 2003
CAUSES OF CHANGES IN CASH AND CASH EQUIVALENTS
Cash flows from operating activities:
Loss before extraordinary items	(160,168)	(108,258)
Adjustments to reconcile loss before extraordinary items to net cash provided by operating activities:
Interest expense	104,285	90,897
Interest income	(397)	(2,026)
Provision for income tax	197	(120)
Depreciation of property, plant and equipment	77,011	82,387
Amortization of intangible assets	83	63
Amortization of other investments	253	252
Amortization of goodwill	2,893	3,059
Provision for doubtful accounts, sale rebates, other assets, litigation and contingencies, net	14,651	15,711
Financial and holding results, net	24,043	(28,358)
(Gain) loss on sale and withdrawals of property, plant and equipment and other assets	603	(1,380)
Change in minority interest	(2,379)	(1,733)
Payment of interest	(62)	(54)
Collection of interest	135	1,640
Subtotal	61,148	52,080
Net change in working capital and other components (Note 4 e) 17)	40,646	25,627
Net cash provided by ordinary operating activities	101,794	77,707
Extraordinary items – Income	289,643
Adjustments to reconcile extraordinary items – income to net cash provided by extraordinary items:
Write down of other assets	20,825
Debt restructuring fees, expenses and commissions	20,101
Release from payment of accrued interest	(330,569)
Net cash provided by extraordinary items
Net cash provided by operating activities	101,794	77,707
Cash flows from investing activities:
Additions of property, plant and equipment and plantations in progress	(23,369)	(13,774)
Additions of intangible assets		(150)
Proceeds from sale of property, plant and equipment and other assets	2,922	2,687
Increase in goodwill from acquisition of additional shareholding in a subsidiary company		(1,300)
Investments in unconsolidated entities		(20)
Decrease (increase) in non-current investments (private bonds)	1,282	(909)
Net cash used in investing activities	(19,165)	(13,466)
Cash flows from financing activities:
Net decrease in short-term borrowings	(2,864)	(640)
Payment of interest	(417)	(1,086)
Net decrease in other liabilities	(1,249)	(2,989)
Net cash used in financing activities	(4,530)	(4,715)
Increase in cash and cash equivalents	78,099	59,526
Cash and cash equivalents at beginning of year	158,611	116,464
Cash and cash equivalents at end of period	236,710	175,990

The accompanying Notes are an integral part of these consolidated financial statements.

MASTELLONE HERMANOS SOCIEDAD ANÓNIMA
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of Argentine pesos)

NOTE 1 — SITUATION OF THE COMPANY — FINANCIAL DEBT RESTRUCTURING

a)	On March 1, 2002 the Board of Directors initiated negotiations with the Company's unsecured financial creditors, to restructure terms of its debts, thus allowing the Company to continue its operations after facing the effects of the changes in economic rules implemented in Argentina since late December 2001, summarized in Note 2. This decision was supplemented on March 26, 2002 with the decision to suspend the payments on principal and interests financial debt.

The above decisions and the nonperformance of certain obligations resulted in the Company's technical debt default, which had caused or could cause the acceleration of payment due dates for most of the Company's financial liabilities, in accordance with the terms of the corresponding loan agreements.

From the abovementioned date financial liabilities were classified as current or non-current in accordance with their original contractual terms, due to the favorable reception to a renegotiation found during the discussions held with financial creditors. Additionally, penalty interest on past due balances was recorded in accordance with the original terms of the agreements.

On March 18, 2002 the Board of Directors appointed Greenwich Investments S.A. to participate in the preliminary discussions with the creditors. On July 25, 2002 the Board also decided to retain Banc of America Securities LLC, Bank of America N.A., Buenos Aires Branch and at the same time extended the appointment of Greenwich Investments S.A. to assist the Company in restructuring the terms and conditions of its financial debt.

From that moment the Company started to hold informative meetings with the committees representing the banks and the noteholders, and since the beginning of 2004 the financial advisors speeded up the process of developing a restructuring proposal that could meet the approval of the unsecured creditors and holders of notes issued in 1998 by the Company. The financial debt subject to restructuring negotiation consisted of unsecured debt, representing approximately 95% of the total amount, and secured debt, for the remaining 5%.

b)	Unsecured debt:

The final steps taken were as follows:

•	An Extraordinary Shareholders' Meeting held on March 3, 2004 approved an offering scheme to be presented to the financial creditors and holders of the existing notes, after considering the progress on the debt restructuring process. On the same day the Board of Directors approved the general terms and conditions of the proposal to be presented to the creditors.

On March 5, 2004 the formal filings with the Argentine National Securities Commission (Comisión Nacional de Valores or CNV) were made seeking authorization for the public offering of the New Senior Notes to be issued within the debt restructuring process, in accordance with the resolutions made by the Shareholders' Meeting held on March 3, 2004 referred to above. The Company also filed to list the new notes on the Buenos Aires Stock Exchange. On the same date the offering memorandum with the terms of the proposal was communicated to the eligible creditors through the relevant Information Agent. The terms and conditions of the restructuring proposal were also disclosed in certain Argentine newspapers.

•	Following several extensions in the expiration date for the restructuring proposal and negotiations with the Company's financial creditors, on September 16, 2004, a Shareholders' Meeting amended the original proposal. The amended proposal was re-launched on the same date, and was closed on October 19, 2004, the expiration date, receiving the acceptance of creditors representing approximately 97.8% of total unsecured debt. Given the high percentage of acceptances reached, also on October 19, 2004, the Board of Directors decided not to proceed with an Acuerdo Preventivo Extrajudicial, ("APE") contemplated in the restructuring proposal (an APE is a private restructuring agreement between a debtor and a majority in number of holders of its unsecured debt affected by the restructuring accounting for at least 66-2/3% of the aggregate principal of and accrued interest on such unsecured debt, which should be submitted to the reviewing court for approval pursuant to the Argentine Bankruptcy Law. The APE itself controls the actual treatment of claims against the debtor that are subject to the APE and will, upon approval – or homologación – by the reviewing court, be binding upon holders of those claims against the debtor).

•	The set of options contained in the final restructuring proposal, accepted by the majority (97.8%) of creditors, as discussed in the preceding paragraph, was as follows:

a.	Cash Tender offer: up to US$ 85 million (or its equivalent) at a price equal to 60% of aggregate principal amount, excluding additional payment of interest accrued and unpaid on the existing debt, subject to prorating and reallocation if interested creditors exceeded the maximum cash tender offer amount.

b.	Exchange offer: exchange at the option of each holder of existing debt that has elected to tender in pursuant to the exchange offer or the existing debt that has been reallocated to the exchange offer (from the cash tender offer):

o	For each US$1,000 principal amount of existing notes, US$1,000 principal amount of (a) a new Series A Notes (listed in the Buenos Aires Stock Exchange), or (b) a new U.S. Dollar-denominated floating rate debt; and

o	For each item of our existing bank debt, a principal amount equivalent to U.S. Dollars of (a) a new Series B Notes equal or equivalent to the principal amount of such item of existing bank debt (unlisted), or (b) a new floating rate debt denominated in the currency of such item of existing bank debt.

No additional payment will be made in respect of interest accrued and unpaid on the existing debt the Company offered to exchange for the New Notes or the new floating rate debt.

c.	New Collateralized Senior A Notes (see paragraph f. I. of this Note on the collateral): The Senior A Notes accrue interest from July 31, 2004 at a rate of 8% per annum, payable in cash, semi-annually in arrears on June 30 and December 31. Maturity date: June 30, 2012.

d.	Certain specific conditions of the New Senior Notes (Series A and B – also referred to as New Notes): They are described below:

I.	Limited right to capitalize interest: On any interest payment date prior to 2007, a portion of the cash interest payment due and payable on such date could be paid through the issuance of the "Subsequent Notes" in an aggregate principal amount not to exceed the lesser of (i) 2% of the principal amount of the New Senior Collateralized Notes originally issued in the restructuring process, and (ii) the difference between U$S10 million minus the amount of interest previously paid on the New Notes by the issuance of the Subsequent Notes. During 2006, the foregoing clause (i) above shall not be applicable. In no event shall the aggregate amount of interest so paid exceed U$S10 million.

II.	Mandatory redemption from excess cash flow: On each June 30, commencing with June 30, 2006, the Company shall (a) apply the excess cash (as defined in the Indenture) from the preceding fiscal year to redeem at par each New Senior Collateralized Notes in an amount up to the principal amount of the Subsequent Notes previously issued (see paragraph I. above), and (b) provided that the excess cash flow for the preceding year exceeds by at least U$S1 million or its equivalent the amount applied on such redemption date pursuant to the preceding clause (a), apply to redeem ratably and at par a principal amount of the New Notes equal to 75% of (x) such excess cash for such preceding fiscal year minus (y) the amount so applied pursuant to the preceding clause (a).

"Excess cash" is defined in the accepted proposal on the basis of EBITDA for a given fiscal year, adding and deducting certain items which are also defined for its use in the above clause. In no case the pro forma cash balance after redemptions of debt previously mentioned, could be lower than U$S10 million or a percentage determined on the annual sales, whichever is higher.

III.	Registration rights: the Company will offer to the holders of the New Senior Collateralized Notes the exchange for New Notes, substantially with the same conditions, registered with the United States of America Securities and Exchange Commission ("SEC"). Such exchange shall be completed within 180 days following the closing date. In case of delay for fulfilling this commitment (including certain intermediate stages), the Company will be required to pay additional interest charges, at a maximum rate of up to 1% per annum.

e.	New Collateralized Floating Rate Debt: Senior floating rate debt, with maturity date on December 31, 2011. Principal will be paid as follows:

Principal payment date	% of the original principal amount
December 31, 2007	5
June 30, 2008	5
December 31, 2008	5
June 30, 2009	5
December 31, 2009	10
June 30, 2010	10
December 31, 2010	20
June 30, 2011	20
December 31, 2011	20

The New Collateralized Floating Rate Debt accrues interest from July 31, 2004, on a floating rate basis at an interest rate determined by reference to LIBOR applicable to U.S. dollar or Euro deposits, for successive periods, the first of which commences on July 31, 2004, plus 2.5%, provided, however that such rate of interest shall not exceed 5% per annum (it is an embedded derivative instrument which in accordance with U.S. GAAP is clearly and closely related to the host contract, thus not requiring separate accounting treatment). Interest will be paid in cash and in arrears on December 31 or on June 30 every year, as from the closing date.

Each item of the New Collateralized Floating Rate Debt is denominated in the currency of the existing debt exchanged for such item. This debt ranks as Senior Debt.

f.	Certain terms and conditions applicable to both the New Collateralized Senior Notes and the New Collateralized Floating Rate Debt:

I.	Collateral: Both types of debt are secured on a first priority basis by a pledge to the collateral agent by Mastellone Hermanos S.A. shareholders, of a number of shares equal to 49% of the Company's capital stock and voting rights multiplied by a fraction, the numerator of which is the aggregate principal amount of the New Senior Notes (or of the New Floating Rate Debt, depending on the case), and the denominator of which is such aggregate principal amount of the New Senior Notes plus the aggregate principal amount of the New Floating Rate Debt.

II.	Subsidiary guarantee: The subsidiaries Leitesol Industria e Comercio Ltda., Mastellone San Luis S.A. and Promas S.A. guarantee the New Collateralized Senior Notes and the New Collateralized Floating Rate Debt.

III.	Additional amounts: Generally, the Company will pay such additional amounts as may be necessary so that the amount received by holders of the New Senior Notes after tax-related withholdings or deductions in relation to the New Notes, will not be less than the amount that holders of the New Notes would have received in the absence of the withholding or deduction. If an item of the New Floating Rate Debt is transferred to a holder that is subject to a higher withholding tax than the tax that is applicable to the transferor, the Company shall only pay the withholding tax applicable to the transferor on the date of the transfer.

IV.	Optional redemptions or voluntary repayments: (a) The Company may redeem the New Collateralized Senior Notes, in whole or part, at any time or from time to time, at par plus interest accrued to the redemption date on the amount redeemed; (b) subject to certain conditions, the Company may repurchase New Collateralized Senior Notes in the open market, or by a tender or through direct transactions, at any price; (c) additionally, subject to compliance with the Indenture, the Company may repay the New Floating Rate Debt in whole or in part, at any time, at par plus interest accrued to the repayment date on the amount repaid, inasmuch as such prepayment is funded by means of new financial facilities, with comparable or better financial costs and payment terms.

V.	Certain covenants: The Company has issued the New Collateralized Senior Notes under an Indenture and the New Collateralized Floating Rate debt under a loan agreement. Under both agreements the Company is bound by certain covenants, including reporting requirements, and limitations affecting the Company's ability and the restricted subsidiaries' ability to: borrow money, pay dividends on stock, redeem stock or redeem subordinated debt, make investments, sell capital stock of subsidiaries, guarantee other indebtedness, enter into agreements that restrict dividends or other distributions from restricted subsidiaries, enter into transactions with unrestricted subsidiaries and affiliates, create or assume liens, engage in mergers or consolidations, and enter into a sale of all or substantially all of Company's assets, and prepay the New Floating Rate Debt (covenant only applicable for the New Senior Notes).

VI.	Other penalties: there are several clauses relating to change of control and other events of default, which will permit acceleration of the payment of the principal of and accrued interest on the New Senior Notes and the New Floating Rate Debt. Moreover, under certain circumstances, the Company shall repay both debts with funds arising from certain sales of assets.

VII.	Governing law: For new debt instruments, the indenture, the loan agreement and the subsidiary guarantee, the governing law is the law of the State of New York. Argentine law applies for the pledge of shares as collateral of the new debt.

•	On October 7, 2004, the CNV approved through its Resolution N° 14,925 the issuance of simple, non-convertible, collateralized notes, for a nominal outstanding amount of thousands of US$ 200,000, maximum amount at any time requested by the Company on October 1, 2004.

•	As discussed above, on October 19, 2004 the Company's Board of Directors decided not to proceed with the APE contemplated in the proposal.

•	On October 20, 2004, a Noteholders' Meeting was simultaneously held in Buenos Aires and New York, with the assistance by representation of noteholders representing 93.73% of the original Senior Notes (Series 1998). During this meeting the Company's decision not to proceed with the APE, was unanimously ratified and approved by the Noteholders. Secondly, the Noteholders' representative proposed the amendment of certain terms of the Indenture agreement, based on the proposal presented in the offering memorandum, which was also unanimously approved. The approved amendment consists of the elimination of practically all the obligations and commitments undertaken by the Company, except for those of economic nature.

•	On October 22, 2004, the Board of Directors authorized the signing of the contracts through which the restructuring is instrumented, including the Loan Agreement for the New Floating Rate Debt, and the Indenture for the New Senior Notes, with all the annexes, related and supplementary documents.

The closing of the restructuring was executed on the same day. The Bank of New York acknowledged receipt of the transfer of money for the payment of the purchased debt in accordance with the Cash Tender, and the exchange for the New Senior Notes and New Floating Rate Debt, and the Company acknowledged receipt of the pre-existing debt.

Funds used for the payment of the Cash Tender were held by the Company in different short-term investments placed in Argentina and abroad.

c)	Secured debt:

•	The Company has conducted separate negotiations with all its secured financial creditors that hold about 5% of the total financial debt.

o	On November 7, 2003, an agreement was reached to restructure the Company's secured debt with Rabobank Curaçao N.V. of approximately US$ 4.85 million as of September 30, 2003, which had matured on April 30 and October 30, 2002. The Company's principal powdered milk plant and the assets in the plant were pledged as collateral for the debt. This agreement provides for a reduction of interest rates and for the repayment of principal in quarterly installments, the last due on June 30, 2006. The plant and its assets continue to be pledged as collateral for this debt.

o	In addition, on April 6, 2004, an agreement was reached with Credit Lyonnais S.A. – France to restructure the Company's secured debt amounting to approximately €637,000 as of March 31, 2004. Such debt had matured and was secured by a pledge over tanks used to transport milk. This agreement provides for a reduction of interest rates and for the repayment of principal in semiannual installments, the last due on October 6, 2005. The tanks continue to be pledged as collateral for this debt.

o	Finally, the Company has agreed the refinancing of its secured loan with CALYON (successor of Credit Lyonnais S.A. – France). The proceeds from loan were used to finance the acquisition of a cheese plant, which is not yet operating. Such plant was pledged as collateral for the debt. On June 4, 2004 the Company's Board of Directors approved the refinancing agreement consisting in releasing the Company from the payment of interest accrued through June 3, 2004 and the repayment of the entire outstanding principal of US$9,852,998 in increasing semi-annual installments, the first payment is due on March 30, 2006 and the final payment is due on March 30, 2010, bearing interest at LIBOR plus 2.5%, with a cap of 5% annually.

CALYON and the Company, in 2004, agreed to attempt to sell the plant at a floor price of US$4,500,000 for cash. The proceeds of the sale will be used to repay a portion of the refinanced secured loan and a further reduction of the refinanced debt if the sale is achieved.

The effects of the agreement, including the refinancing fee and an impairment loss on the plant, were charged to extraordinary items in the statement of operations for the six-month period ended June 30, 2004 (Note 5 h).

d)	The effects of the restructuring of the unsecured financial debt on the terms described in the paragraphs above, are the following:

1.	Simple, non-convertible Notes issued on March 31, 1998:

Balances and effects of the proposal	Amount – Thousands of US$
Total amount issued	225,000
Less: Cash Tender offer at 60% of face value	(63,832)
Less: Exchange offer
Senior Collateralized Notes – Series A	(154,020)
Floating Rate Debt	(57)
Non-restructured 1998 Senior Notes outstanding balance	7,091

Additionally, bank debt amounting to thousands of US$3,170 was exchanged for New Senior Collateralized Notes – Series B. Consequently, the New Senior Collateralized Notes – Series A and B amount to thousands of US$157,190.

2.	Existing unsecured bank debt:

Balances and effects of the proposal	Amount – Thousands of US$
Existing bank debt	104,021
Less: Cash Tender offer at 60% of face value	(21,183)
Less: Exchange offer Senior Collateralized Notes – Series B	(3,170)
Floating Rate Collateralized Debt	(79,668)
Non-restructured unsecured debt outstanding balance	—

New Floating Rate Debt amounts to the equivalent of thousands of US$79,725.

3.	Release from payment of interest accrued up to July 30, 2004 on the 1998 Senior Notes and the existing unsecured financial debt, including penalty interest, represent thousands of US$111,233 or thousands of pesos 331,585 (September 30, 2004 rate of exchange). The outstanding balance of non-restructured 1998 Senior Notes continues accruing the originally agreed interest rates, including the pertinent penalty interest.

4.	Interest accrued on the restructured debt: From July 31, 2004 the New Senior Collateralized Notes – Series A and B bear interest at a fixed rate of 8% per year. The floating rate for the period is computed at 4.48% on the Floating Rate Debt denominated in U.S. dollars, and at 4.70% on the Floating Rate Debt denominated in Euros. Total interest accrued on the restructured debt amounts to the equivalent of thousands of US$2,782 or thousands of pesos 8,293.

e)	Accounting for the debt restructuring:

1.	During the period ended September 30, 2004, the following items were charged or credited to extraordinary results:

Item	Amount – Thousands of pesos
Release from payment of accrued interest and penalty interest computed at the interest rates applicable before the debt restructuring	331,585
Interest accrued on the new restructured debt as from July 31, 2004	(8,293)
Restructuring expenses for the Senior Notes and the bank debt, either those capitalized up to June 30, 2004, or those accrued as agreed for the closing of the transaction	(18,660)
Extraordinary gain arising from the restructuring of the unsecured debt	304,632

2.	Profit arising from the Cash Tender for thousands of US$85,015 at 60% of its face value, equivalent to thousands of pesos 100,726 will be credited to extraordinary items arising from the restructuring of debt in the fourth quarter, when the transaction was executed and the offer paid.

3.	Argentine accounting standards establish that an exchange of debt instruments with substantially different terms is considered an extinguishment of debt and that the old debt instrument should be derecognized from the company's balance sheet. The new debt instrument should be initially recorded at fair value and that amount should be used to determine the debt extinguishment gain or loss to be recognized. Fair value should be determined by the present value of the future cash flows to be paid under the terms of the new debt instrument discounted at a rate commensurate with the risks of the debt instrument and time value of money. The estimated amount of this profit is approximately of thousands of pesos 155,000, using a market interest rate of 12% per annum to determine the present value of future cash flows of the new debt, and will be credited to extraordinary items in the fourth quarter, when the restructuring was closed, and the pertinent contracts were instrumented and executed.

4.	At September 30, 2004, the balances of the restructured financial debt are presented in the balance sheet based on the agreed new maturity dates. The debt not included in the restructuring agreements is presented as a non-current liability in accordance with its original maturity date (2008).

NOTE 2 — MODIFICATION OF THE ARGENTINE MONETARY RÉGIME AND DEVALUATION OF THE ARGENTINE PESO

1)	On January 6, 2002 a new legislation was enacted (Law N° 25,561 – Public Emergency and Reform of the Exchange régime) subsequently supplemented by other regulations, in particular the Decree N° 214/2002 dated February 3, 2002 for the reordering of the Financial System and several others issued by the Central Bank of the Argentine Republic.

In summary, it was an emergency economic package formally ending the convertibility program that had been in force since 1991 (which established a fixed parity of $1 per U.S. dollar) and implementing a free flotation of the local currency against the U.S. dollar.

2)	The exchange market started operations on January 11, 2002 with a limited amount of transactions. Prior authorization of the Central Bank for most transfers of foreign currencies abroad had to be obtained, mainly for repayment of financial debts and interest thereon, royalties, dividend and other similar balances. In mid 2003, most of prior requirements for commercial and financial transactions involving foreign currencies were simplified.

3)	U.S. denominated cash balances in local bank accounts, including term deposits, existing as of the enactment of the new legislation, were converted at the rate of $1.40 per U.S. dollar. Term deposits are escalated in accordance with a Coefficient for Stabilization (Coeficiente de Estabilización de Referencia), which is published by the Central Bank. That coefficient is applied from February 2002 and is based on the consumer price index. Rescheduling of reimbursement of time deposits allow that such deposits be reimbursed or converted in different type of government debt bonds due, according to their amount, in a maximum period of ten years. Most of the banks offered the anticipated devolution of such deposits (both rescheduled and those converted to government debt bonds) to their clients.

4)	Liabilities outstanding as of January 6, 2002, with local banks and other financial institutions denominated in U.S. dollars or other foreign currencies, all other liabilities outside the financial system, denominated in U.S. dollars or other foreign currency were converted at the rate of $1 per U.S. dollar, and same escalation coefficient is applied.

If, when applying the above regulations on U.S. dollar liabilities outside the financial system, the value of the assets acquired or services rendered were higher or lower at the payment date, any of the parties could request a fair adjustment of the price.

For certain specific U.S. dollar debts with the banks or other financial institutions, on top of the escalation referred to above, a rate of interest not exceeding the maximum rate fixed by the Central Bank is accrued.

5)	U.S. dollar-denominated contracts of all types signed before January 6, 2002, were converted into pesos at the rate of $1 per U.S. dollar. Prices of these contracts are adjusted in accordance with the coefficient referred to above. No further escalations or adjustment clauses will be allowed in prices for new contracts or transactions.

6)	On February 8, 2002, Decree N° 260/2002 was issued, establishing that all transactions in foreign currencies, including imports and exports, have to be settled through a free exchange market.

Prior approval of the Central Bank is required for certain remittances of foreign currencies abroad. The rate of exchange has ranged between $1.80 and $3.95 per U.S. dollar since the beginning of February 2002 and the date of issuance of these financial statements, reaching a level of $ 2.98 at period closing date ($ 2.93 as of December 31, 2003 and $ 2.92 as of September 30, 2003), and a level of approximately $ 3.00 at the date of issuance of these financial statements (December 20, 2004).

7)	Moreover, and as a consequence of the current difficult situation of public budget, certain receivables from the Federal Government, current and non-current, might not be collected. Legal interpretations on the rate of exchange applicable for settlement of foreign currency liabilities with foreign financial institutions or foreign bondholders may differ from those presented by creditors, therefore requiring the application of mechanisms for resolution of disputes.

8)	The lack of bank credit lines in financial institutions operating in Argentina, also resulting from the significant change in the economic and financial conditions in the market, as well as the difficulties for banks in receiving funds from depositors, made it necessary for the Company to apply resources generated by operations basically to maintain normal operation of its business activities. These restrictions made impossible, as already stated, the repayment of financial obligations received under conditions very different from those currently in force, this being the reason for the debt restructuring disclosed in Note 1.

NOTE 3 — THE COMPANY — OPERATIONS AND MAJOR CUSTOMERS

Mastellone Hermanos Sociedad Anónima and its consolidated subsidiaries (the "Company") is Argentina's leading processor and manufacturer of fresh consumption dairy products.

Its sales are concentrated in the Buenos Aires metropolitan area, Argentina's largest market for such products, but the Company's operations cover practically every significant market throughout the rest of the country.

The Company also exports dairy products (mainly powdered milk) and provides a series of services (including raw milk procurement and industrial services) to Danone Argentina S.A. under long-term agreements (see Note 11).

No single customer accounts in excess of 10% of the Company's net sales.

The Company's sales are summarized by distribution channels as follows:

	September 30, 2004	September 30, 2003
Domestic sales:
Traditional retailers and supermarkets	679,750	648,031
Government and commercial bids	105,234	81,978
Services	14,405	7,473
Other	28,899	22,920
Exports / Foreign	170,280	68,740
Total	998,568	829,142

NOTE 4 — ACCOUNTING POLICIES

a)	Consolidated financial statements

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Argentina ("Argentine GAAP"). The format and disclosures have been adapted to conform more closely to the form and content of financial statements presented in the United States of America ("U.S. GAAP") for the convenience of readers. In this respect, see also Note 14 Differences between Argentine GAAP and U.S. GAAP.

The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All material intercompany accounts and transactions have been eliminated in the consolidation.

The accounts of the following companies were included in consolidation:

Company	% of holding
	September 30, 2004	December 31, 2003	September 30, 2003
Con-Ser Promotora y Asesora de Seguros S.A.	99.96	99.96	99.96
Frigorífico Rydhans S.A.	100.00	100.00	100.00
Leitesol I.C.S.A.	100.00	100.00	100.00
Marca 4 S.A.	99.99	99.99	99.99
Mastellone Hermanos do Brasil Comercial e Industrial Ltda. (dormant)	100.00	100.00	100.00
Mastellone San Luis S.A.	100.00	94.05	94.05
Promas S.A.	99.98	99.97	99.97
Puraláctea S.A.	99.99	99.99	99.99

b)	Argentine Peso devaluation

Since April 1, 1991, the Argentine Convertibility Law has been in force, and the exchange rates between the Argentine peso and the United States dollar as reported by Banco de la Nación Argentina have been in the range of approximately 0.99 / 1.00 pesos per dollar.

On January 2, 2002, the Argentine Government announced that the current one-to-one exchange rate would no longer be maintained. On January 6, 2002, Law N° 25,561, titled "Public Emergency and Reform of the Exchange régime" was enacted (see Note 2).

At September 30, 2004 the rate of exchange for the United States dollar as reported by Banco de la Nación Argentina was of 2.98 pesos per dollar. At the date of issuance of the accompanying financial statements (December 20, 2004), such rate of exchange increased to approximately $3.00 per dollar.

c)	Inflation in Argentina

Subsequently to the devaluation of the Argentine currency discussed in Note 2, the wholesale price index showed an increase of 137% up to November 2004.

On March 6, 2002, the Professional Council in Economic Sciences of Buenos Aires issued its Resolution MD 3/02, which required the restatement of financial statements as from March 31, 2002 to reflect the effects of inflation, with a procedure similar to the one established by the IAS 29 (Financial reporting in hyperinflationary economies) issued by the International Accounting Standards Board.

The procedure required the restatement of non-monetary items (mainly property, plant and equipment, intangible assets, shareholders' equity and profit and loss accounts) in accordance with the movement of the wholesale price index, published by the National Institute of Statistics and Census, while monetary assets are stated at their nominal value. The result on exposure of monetary items to the variations in the purchasing power of the Argentine currency is charged or credited to income and loss.

In accordance with Decree N° 664/03 and General Resolution N° 441/03 issued by the National Securities Commission, the Company discontinued the restatement of financial statements to reflect the effects of inflation effective March 1st, 2003. Accordingly, the Company has restated its financial statements to reflect the effects of inflation only through February 2003. The Professional Council of Economic Sciences of the City of Buenos Aires, on its turn, required the discontinuance of the restatement of financial statements to reflect the effects of inflation on October 1, 2003, through the Resolution CD N° 190/03. During the period from March 1, 2003 to September 30, 2003, the wholesale price index decreased by 2.10%.

d)	Revenue recognition

The Company recognizes revenue from product sales when a product has been delivered and risk of loss has passed to the customer, collection of the resulting receivable is probable, persuasive evidence of an arrangement exists, and the fee is fixed or determinable. Delivery occurs when products are received by domestic customers as the term of such shipments is usually FOB Destination and when products are shipped to foreign customers as the term of such shipments is usually FOB Shipping Point. The Company accrued cash discounts and volume rebates at the time of sale. It also maintains allowance for doubtful accounts and sales returns based on historical experience.

Revenue on services is recognized when the services are rendered.

e)	Valuation criteria

1)	New accounting principles – Effective 2004, the Company adopted Technical Resolution N° 21, issued by the Argentine Federation of Professional Council in

Economic Sciences (approved by Resolution CD N° 87/03 issued by the Professional Council in Economic Sciences of Buenos Aires), with certain modifications introduced by the National Securities Commission ("CNV"). According to the requirements of the CNV, Technical Resolution No. 21 should have been adopted by the Company for the preparation of its 2005 financial statements, however, early application was permitted. The new accounting standard requires the disclosure of balances and operations with related parties and resulted in the consolidation of the subsidiary company Con-Ser Promotora y Asesora de Seguros S.A., not consolidated until fiscal year 2003, because of its dissimilar activities.

Technical Resolution N° 21 was retroactively applied as of December 31, 2003 and September 30, 2003.

2)	Monetary items – Cash, cash equivalents, receivables and liabilities stated in Argentine pesos, have been stated at their nominal values plus accrued interest as of the end of each year or period, when applicable.

Long-term receivables and payables, for which no interest rate or any other type of financial compensation has been established, have been valued at their present value.

3)	Foreign currency denominated assets and liabilities – Foreign currency denominated assets and liabilities have been stated at the closing exchange rate. On March 6, 2002, the Professional Council in Economic Sciences issued Resolution MD N° 3/2002, that mandated the capitalization of exchange differences arising from foreign currency denominated liabilities used to finance, directly, the acquisition, production or construction of an asset. Such Resolution included also an option to capitalize exchange differences in other assets financed indirectly with foreign currency denominated liabilities. The Company adopted such optional treatment for the acquisition or construction of property, plant and equipment indirectly financed in foreign currencies (see points 7) and 8) below).

Resolution CD N° 87/2003 issued by the Professional Council in Economic Sciences and effective July 28, 2003, withdrew the abovementioned Resolution MD, so that the Company capitalized exchange differences generated up to the abovementioned date.

Long-term receivables and payables, for which no interest rate or any other type of financial compensation has been established, have been valued at their present value.

4)	Inventories

•	Finished goods – They are stated at the current replacement cost at year or period end, net of those expenses related to inefficiencies in the production process or idle capacity of plants. Such expenses are recognized in earnings under caption "Other", included in operating expenses in the statement of operations

•	Raw materials, packaging materials and supplies, and work in progress – They are valued at their current replacement cost at year or period end. Inventories write-offs are directly charged to the statement of operations.

The value of inventories thus determined, taken as a whole, does not exceed their estimated recoverable value (understood as net realizable value, i.e. net selling price less direct selling expenses).

5)	Other current and non current assets

These consist of property, plant and equipment held for sale and are valued at their net realizable value at year or period end (understood as fair market value less selling expenses). These assets are not depreciated.

6)	Non current investments

These mainly consist of Argentine government bonds and private bonds, and investments in affiliated entities that have been stated at cost.

7)	Property, plant and equipment

—	Original value:

•	Property, plant and equipment and advances to suppliers – They are valued at cost as restated to reflect the effects of inflation. Construction in progress includes interest capitalized during the construction period related to loans obtained to finance these constructions, also as restated to reflect the effects of inflation.

•	Capitalization of exchange losses – As discussed in point 3) above, exchange losses generated until July 27, 2003 arising from the direct or indirect financing for the acquisition, construction or installation of property, plant and equipment, have been capitalized as part of the cost of such assets, net of the effect of restating the historical costs to reflect the effects of inflation.

—	Depreciation – Depreciation has been calculated by applying the straight-line method on the restated balances of the assets.

The value of these assets, taken as a whole, does not exceed their economic recoverable value, determined as of December 31, 2003, based on projected cash flows associated with all the assets used in the dairy business.

8)	Plantations in progress

They are valued at cost as restated to reflect the effects of inflation, and will be transferred to a definitive account and begin to be depreciated from the moment when the plantation (mainly olives) starts producing at the standard commercial level considered by the industry. The balance includes development costs for the plantation, as well as the capitalization of interest related to loans obtained to finance the aforementioned plantations. Moreover, cost includes exchange differences arising from the loans obtained to finance the plantations, as required by Resolution MD N° 3 of the Professional Council in Economic Sciences.

The value of these assets, taken as a whole, does not exceed their economic recoverable value.

9)	Intangible assets

—	Trade marks:

•	Original value – They are carried at cost as restated to reflect the effects of inflation.

•	Amortization – It was computed on a straight-line basis, over its estimated useful life (10 years). It is computed on the restated cost of the assets.

10)	Goodwill

•	Original value – includes the excess of the purchase price paid for the shares of Leitesol Indústria e Comércio S.A. and Mastellone San Luis S.A. over their equity values as of the dates of acquisition. They have been restated to reflect the effects of inflation.
As of December 31, 2003, the projected cash flows prepared by the Company for the whole of the dairy business and for the remaining useful life of goodwill, supported the carrying amount recorded as of such date.

•	Amortization – goodwill is amortized on a straight-line basis, over its estimated useful life, and it is computed on the restated cost of these assets.

11)	Loans – They are stated at nominal value of principal plus interest accrued at year or period end (see also Note 1 concerning restructured unsecured financial debt).

12)	Capital stock – Total capital consists of common stock, additional paid-in capital and irrevocable capital contributions. They have been restated to reflect the effects of inflation, the excess over their nominal value being credited to a supplementary account named Adjustment to capital.

Irrevocable capital contributions are cash contributions made by the shareholders which are accepted by the Company's Board of Directors on account of future capital increases, and are formalized through an agreement with those shareholders. The agreement determines that these contributions should exclusively be destined to the issuance of new shares whenever the shareholders' meeting so resolve. If at any time the Board proposes to return them to the shareholders, such resolution must be taken by an extraordinary shareholders' meeting with same formalities as those required by the Argentine Corporations Law for capital stock reductions. Provided that these conditions are met, these contributions are disclosed as part of shareholders' equity in accordance with Argentine GAAP and with regulations of the Argentine National Securities Commission.

13)	Holding results, foreign exchange (loss) gain, net, and other financial results – They consist of the difference between the carrying value of inventories and their historical cost, and the gain or losses on foreign currency transactions and tax on interest. In 2003, they are presented net of the inflationary effect included therein.

14)	Income taxes – The income tax amounts shown in the statements of operations were accrued by each of the consolidated entities. Deferred tax assets and liabilities are recognized for the future tax effects of temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Future tax benefits of tax loss carryforwards are also recognized as deferred tax assets. Deferred tax assets are reduced by a valuation allowance to the extent the Company concludes that, more likely than not, this assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that the change is enacted. Based on projections prepared as of September 30, 2004, a valuation allowance has been recorded to offset the net deferred tax assets since the realization of these assets is uncertain.

The statutory income tax rate for the period ended September 30, 2004 was 35%.

15)	Earnings per common share – It has been computed on the basis of the average number of 409,902,378 shares, and broken-down into the ordinary and the extraordinary amounts when applicable. There is no EPS dilution, as there is no preferred stock or convertible-bonds issued.

16)	Segment information – It is presented in Note 13 with the information required by Argentine GAAP in this respect, which also conforms to applicable U.S. GAAP.

17)	Cash flow information – Detail of the net change in working capital and other components is as follows:

	September 30, 2004	September 30, 2003
Trade accounts receivable	(3,081)	10,180
Other receivables	(5,430)	(3,798)
Inventories	25,052	9,597
Accounts payable	22,604	1,045
Taxes	2,623	8,603
Accrued salaries, wages and payroll taxes	442	1,465
Accrued litigation and other expenses	(794)	(1,758)
Other	(770)	293
Total	40,646	25,627

18)	Use of estimates – The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

19)	Contingencies – The Company and its subsidiaries are parties to various legal and administrative actions arising in the course of their businesses. Although the amount of any liability that could arise with respect to such actions cannot be accurately predicted, in the opinion of the Company, such actions would not, individually or in the aggregate, have a material effect on the Company's financial position or results of operations.

20)	Risk management – The Company currently operates principally in Argentina. The Company's financial performance is affected by inflation, exchange rates and regulations, price controls, interest rates, changes in governmental economic policy, taxation and political, economic or other developments in or affecting Argentina. The majority of the Company's assets are either non-monetary or denominated in Argentine pesos, and the majority of its liabilities are denominated in U.S. dollars and, to a lesser extent, in Euros. In addition to the foreign currency exposure or a hyperinflationary scenario in this country, the Company may be also exposed to significant economic losses, resulting from a depressed level of the local economy that may increase the credit risk related to accounts receivable. A significant portion of the Company's debt has a fixed interest rate or a capped floating rate, thereby limiting the Company's interest rate risk exposure.

The Company, as of September 30, 2004, does not have any unsettled forward agreement.

NOTE 5 — BREAKDOWN OF MAIN ACCOUNTS

	September 30, 2004	December 31, 2003
a) Trade accounts receivable

Third parties (domestic)	102,143	96,066
Related parties (domestic - Note 6)	33,842	38,808
Third parties (foreign) and tax incentives on exports	27,309	25,459
Subtotal	163,294	160,333
Allowance for doubtful accounts	(14,374)	(14,462)
Allowance for trade discounts and volume rebates	(1,383)	(1,150)
Total	147,537	144,721
The movements of the allowance for doubtful accounts are as follows:
Balance at the beginning of the year	14,462	13,866
Additions	32	938
Write-offs	(54)	(370)
Remeasurement of foreign subsidiaries allowances	7
Transfer (to) from allowance for other non current receivables	(73)	124
Effects of inflation		(96)
Balance at the end of the period / year	14,374	14,462
The movements of the allowance for trade discounts and volume rebates are as follows:
Balance at the beginning of the year	1,150	4,692
Additions	233	2,380
Actual trade discounts and volume rebates granted		(5,890)
Effects of inflation		(32)
Balance at the end of the period / year	1,383	1,150
b) Other receivables, net

Current
Prepaid expenses, interest and commissions	1,743	5,403
Net value added tax	9,848	12,540
Other tax credits	2,018	505
Due from affiliated entities (Note 6)	9	9
Due from related parties (Note 6)	4,354	4,252
Guarantee deposits	5,936	1,326
Receivable from sale of non-current investments	1,452	1,290
Prepaid insurance claims	5,516	5,449
Advances to suppliers	1,262	2,035
Receivables from customers in receivership and in bankruptcy	357	835
Other	1,174	1,249
Subtotal	33,669	34,893
Allowance for doubtful accounts	(5,474)	(5,606)
Total	28,195	29,287

	September 30, 2004	December 31, 2003
Non-current
Prepaid expenses and commissions		11,200
Receivables from customers in receivership and in bankruptcy(*)	7,233	6,672
Net value added tax	19,779	19,516
Alternative minimum income tax (Note 12)	37,704	30,648
Other tax credits	1,411	1,804
Receivable from sale of non-current investments	10,804	10,580
Advances to suppliers	2,585	1,636
Other	3,133	3,704
Subtotal	82,649	85,760
Allowance for doubtful accounts and valuation allowance for alternative minimum income tax	(44,280)	(36,956)
Total	38,369	48,804
The movements of the allowance for doubtful accounts are as follows:

Current
Balance at the beginning of the year	5,606	5,542
Additions	98	67
Write-offs	(230)
Effects of inflation		(3)
Balance at the end of the period / year	5,474	5,606
Non-current
Balance at the beginning of the year	36,956	27,218
Additions	7,259	10,215
Transfer from (to) allowance for trade accounts receivable	73	(124)
Reversal		2
Write-offs		(306)
Remeasurement of foreign subsidiaries allowances	(8)	145
Effects of inflation		(194)
Balance at the end of the period / year	44,280	36,956
c) Inventories
Finished goods	40,717	72,332
Work in progress	24,719	19,849
Raw materials, packaging materials and supplies	93,942	90,822
Advances to suppliers of inventories (including advances to related parties of 211 in 2004 and 114 in 2003 – Note 6)	1,631	3,058
Total	161,009	186,061

(*) Most of this receivable is covered by the allowance for doubtful accounts.

	September 30, 2004	December 31, 2003
d) Other assets

Current
Property, plant and equipment for sale		2,036
Total		2,036
Non current
Property, plant and equipment for sale	56,858	17,170
Valuation allowance	(36,152)	(13,683)
Total	20,706	3,487
e) Deferred income tax
Deferred tax assets:
Tax loss carryforwards	226,011	298,829
Exchange differences deductible in future fiscal years	20,567	27,423
Allowances, accrual for litigation expenses and other non-deductible accruals	10,845	8,359
	257,423	334,611
Valuation allowance	(248,503)	(321,967)
Subtotal	8,920	12,644
Deferred tax liabilities
Inventories	(1,603)	(2,277)
Property, plant and equipment	(6,792)	(7,737)
Other temporary differences	(527)	(2,341)
Subtotal	(8,922)	(12,355)
Total	(2)	289

The movements of temporary differences between book carrying amounts and tax basis of assets and liabilities and tax loss carry-forwards are as follows:

	Balance at the beginning of the year	Effects of inflation	Use and expiration of tax loss carry- forwards	Charge (credit) for the period / year	Balance at the end of the period / year
Temporary differences between book carrying amounts and tax basis of assets and liabilities	23,427			(937)	22,490
Tax loss carry-forwards	298,829		(120,593)	47,775	226,011
Total as of September 30, 2004	322,256		(120,593)	46,838	248,501

Temporary differences between book carrying amounts and tax basis of assets and liabilities	31,893	(220)		(8,246)	23,427
Tax loss carry-forwards	300,019	(2,071)	(5,717)	6,598	298,829
Total as of December 31, 2003	331,912	(2,291)	(5,717)	(1,648)	322,256

Tax loss carry-forwards recorded by Mastellone Hermanos S.A. and its subsidiaries that had not yet been used as of September 30, 2004 (most of the balance covered by a valuation allowance), are as follows:

Year of generation	Tax loss amount	Applicable tax rate	Credit due to tax loss carry- forward	Year of expiration
1999	13	35.0%	5	2004
2000	40,344	35.0%	14,120	2005
2001	42,991	35.0%	15,047	2006
2002	688,068	35.0%	240,824	2007
2003	18,924	35.0%	6,623	2008
2004	6,717	35.0%	2,351	2009
(1)	58,090	34.2%	19,859	Unlimited
Subtotal	855,147		298,829
Use of the period	(208,051)		(72,818)
Total	647,096		226,011

(1)	Tax losses generated by foreign subsidiaries, which can be offset up to the limit of 30% of each year's tax profit and have no expiration date. They were converted at the exchange rate applicable at period-end.

	September 30, 2004	December 31, 2003
The movements of the valuation allowance are as follows:
Balance at the beginning of the year	321,967	331,912
Net reversal for the period / year	(64,045)	(7,654)
Uses	(9,419)
Effects of inflation		(2,291)
Balance at the end of the period / year	248,503	321,967
f) Property, plant and equipment, net

Land and buildings	334,434	344,428
Machinery and equipment, containers and tools	485,518	508,645
Fittings, laboratory equipment and furniture	199,278	217,722
Vehicles	24,961	29,410
Buildings improvements	34,829	36,436
Construction in progress	11,085	48,248
Subtotal	1,090,105	1,184,889
Advances to suppliers	943	1,064
Total	1,091,048	1,185,953
The movements of property, plant and equipment are as follows:
Net value at the beginning of the year	1,185,953	1,438,180
Acquisitions (including exchange differences in 2002)	23,283	13,407
Withdrawals (including exchange differences in 2003)	(1,333)	(154,840)
Transfer to inventory (spare parts)	(20)	(501)
Depreciation	(77,011)	(108,958)
Transfer to other non current assets	(39,824)	(1,335)
Net value at the end of the period / year	1,091,048	1,185,953

	September 30, 2004	December 31, 2003
g) Plantations in progress

Olive and carob trees plantations	57,874	57,788
The movements of plantations in progress are as follows:
Net value at the beginning of the year	57,788	51,951
Acquisitions (including exchange differences)	86	5,837
Net value at the end of the period / year	57,874	57,788
h) Intangible assets

Net value:
Trademarks	137	187
Other	11	44
Total	148	231
The movements of intangibles assets are as follows:

Net value at the beginning of the year	231	146
Acquisitions		150
Amortization	(83)	(65)
Net value at the end of the period / year	148	231

i)    Goodwill

Company	09/30/2004
	Original value
	Balance at the beginning of the year	Decreases	Balance at the end of the period
Leitesol I.C.S.A.	34,948		34,948
Mastellone San Luis S.A.	49,773	(1,958)	47,815
Total	84,721	(1,958)	82,763

Company	09/30/2004					12/31/2003
	Amortization
	Accumulated at the beginning of the year	For the period	Accumulated at the end of the period	Allowance for impairment at the end of the period	Net value at the end of the period	Net value at the end of the year
Leitesol I.C.S.A.	20,397	199	20,596	13,821	531	730
Mastellone San Luis S.A.	15,469	2,694	18,163		29,652	34,304
Total	35,866	2,893	38,759	13,821	30,183	35,034

	September 30, 2004	December 31, 2003
j) Accounts payable

Current
Trade payables	150,637	126,368
Due to related parties (Note 6)	22,000	21,090
Notes payable – Collateralized	2,190	1,874
Total	174,827	149,332
Non-current
Trade payables	13,605	1,801
Notes payable – Collateralized	7,987	4,193
Total	21,592	5,994
k) Loans

Short-term debt
Unsecured debt – principal	9,301	270,556
Unsecured debt – related parties - principal (Note 6)	3,051	2,998
Secured debt – principal (Note 1)	4,722	19,301
Debt with purchase offer accepted (Note 1)	63,147
Notes with purchase offer accepted (Note 1)	190,282
Accrued interest:
– Bank and financial debt	4,019	53,643
– Related parties (Note 6)	1,577	1,367
– Exchange notes (Note 1)	6,456
– Notes due 2008 (Note 1)	8,546	192,493
Total	291,101	540,358
Long-term debt
Unsecured debt – principal	1,230	40,469
Secured debt – principal (Note 1)	32,619	21,720
Bank and financial restructured debt – principal (Note 1)	237,660
Exchange notes (Note 1)	468,583
Notes due 2008 (Note 1)	21,138	659,250
Total	761,230	721,439
l) Taxes, income, accrual for tax relief and other

Current
Taxes, rates and contributions (net from advances)	4,765	5,372
Tax withholdings	5,866	5,102
Accrual for tax relief – Law N° 22,021	3,344	2,971
Tax – Law N° 23,966	1,829	1,904
Total	15,804	15,349

	September 30, 2004	December 31, 2003
Non-current
Accrual for tax relief - Law N° 22,021	32,927	34,611
Taxes, rates and contributions	3,159	3,261
Total	36,086	37,872
m) Accrued salaries, wages, payroll taxes and others
Current
Payroll	10,669	10,228
Social security taxes	2,938	3,070
Advances from customers	787	909
Debt due to acquisition of subsidiaries	596	205
Other	414	1,062
Total	15,404	15,474
Non-current
Social security taxes	263	130
Debt due to acquisition of subsidiaries	889	2,529
Other	25	25
Total	1,177	2,684
n) Accrued litigation and other expenses
Current
Accrued litigation expenses	2,992	1,905
Other accrued expenses	1,950	2,177
Total	4,942	4,082
Non-current
Accrued litigation expenses	11,782	8,353
Other accrued expenses	373	485
Total	12,155	8,838
The movements of accrued litigation and other expenses are as follows:
Current
Balance at the beginning of the year	4,082	6,040
Increases	32	367
Uses	(767)	(2,685)
Remeasurement of foreign subsidiaries allowances	(310)	394
Effects of inflation		(42)
Reclassification of tax debt in foreign subsidiaries		(3,261)
Transfer from non current allowance	1,905	3,269
Balance at the end of the period / year	4,942	4,082
Non-current
Balance at the beginning of the year	8,838	6,947
Increases	5,249	5,208
Uses	(27)
Effects of inflation		(48)
Transfer to current allowance	(1,905)	(3,269)
Balance at the end of the period / year	12,155	8,838

	September 30, 2004	September 30, 2003
o) Net sales
Gross sales of goods	1,090,052	903,629
Services provided	15,072	4,985
Turnover tax	(31,928)	(14,736)
Sales discounts and volume rebates	(60,607)	(38,425)
Sales returns	(14,021)	(26,311)
Total	998,568	829,142

	09/30/2004		09/30/2003
p) Cost of sales
Inventories at the beginning of the year
Finished goods	72,332		60,687
Work in progress	19,849		26,385
Raw materials, packaging materials and supplies	90,822	183,003	90,773	177,845

Purchases		603,482		508,867

Production expenses		202,838		182,783

Holding results generated by inventories		3,007		6,469

Remeasurement of foreign subsidiaries inventories		327		384

Benefits from industrial promotion		(9,910)		(11,308)

Inventories at the end of the period
Finished goods	(40,717)		(56,435)
Work in progress	(24,719)		(21,598)
Raw materials, packaging materials and supplies	(93,942)	(159,378)	(91,652)	(169,685)
Total cost of sales		823,369		695,355

q)    Information required by section 64, sub-section b) of Law N° 19,550

	09/30/2004					09/30/2003
	Total	Production expenses	Selling expenses	General and administrative expenses	Other expenses	Total
Remuneration to members of the Board of Directors and members of the statutory auditors' committee	468			468		338
Fees and compensation for services	47,233	4,457	36,861	5,915		37,689
Payroll and social security charges	66,608	40,259	14,817	11,532		57,718
Depreciation of property, plant and equipment	77,011	72,454	2,799	1,758		82,387
Amortization of intangible assets	83				83	63
Provision for bad debts	192		192			1,144
Freights	122,891	47,943	74,942	6		111,776
Maintenance and repair	7,805	6,059	1,687	59		7,547
Office and communication	733	354	112	267		821
Fuel, gas and energy	17,378	16,347	983	48		11,568
Vehicles expenses	3,887	1,915	1,749	223		4,103
Publicity and advertising	13,035		13,035			4,814
Taxes, rates and contributions	28,840	15,956	349	12,535		23,444
Insurance	2,541	1,744	581	216		2,346
Traveling	1,227	430	484	313		1,199
Export and import	2,502		2,459	43		1,109
Miscellaneous	8,136	1,061	5,725	1,350		4,388
Idle capacity of plants		(6,141)			6,141
TOTAL 2004	400,570	202,838	156,775	34,733	6,224
TOTAL 2003		182,783	129,722	31,719	8,230	352,454

	September 30, 2004	September 30, 2003
r) Other expenses, net
• Other income
Rental income	587	539
Royalties and licenses	472	346
Gain on sale of property, plant and equipment		1,380
Other	404	1,370
Subtotal	1,463	3,635

• Other expenses
Impairment of investment in other entities	(104)
Provision for litigation expenses and other expenses	(5,281)	(2,547)
Impairment of other assets	(1,644)	(1,490)
Impairment of alternative minimum income tax	(7,197)	(8,150)
Loss on sale of property, plant and equipment	(603)
Donations	(606)	(928)
Other	(1,133)	(1,502)
Subtotal	(16,568)	(14,617)
Total	(15,105)	(10,982)

	September 30, 2004	September 30, 2003
s) Income tax (included in ordinary loss)

Income tax:
Current income tax	(14)	(26,814)
Variation of temporary differences	(937)	(4,152)
Tax loss carryforwards for the period	47,775	4,657
Subtotal	46,824	(26,309)
Net (increase) reversal of impairment of deferred income tax	(47,021)	26,429
Subtotal	(47,021)	26,429
Total	(197)	120
Reconciliation between income tax expense and the amount derived by applying the applicable tax rate to income before income tax for the year is as follows:
Loss before income tax	129,672	(108,378)
Applicable tax rate	35%	35%
Income tax at applicable tax rate	(45,385)	37,932

Effects of inflation	(13,205)	(14,796)
Exchange differences capitalized	(2,270)	(51,947)
Amortization of goodwill	(1,013)	(1,071)
Alternative minimum income tax	(2,519)	(2,853)
Benefits form industrial promotion	3,469	3,958
Write down of other assets	(7,289)
Other	3,862	2,468
Total permanent differences	(18,965)	(64,241)
Net reversal (increase) of impairment of deferred income tax	64,153	26,429
Total	(197)	120
t) Extraordinary items
Write down of other assets	(20,825)
Debt restructuring fees, expenses and commissions	(20,101)
Release from payment of accrued interest	330,569
Total	289,643
u) Income tax (included in extraordinary loss)

Income tax	(111.174)
Reversal of valuation allowance	111.174
Total

NOTE 6 - OUTSTANDING BALANCES AND TRANSACTIONS WITH RELATED PARTIES

In the normal course of business, the Company enters into transactions with affiliated entities. The outstanding balances as of September 30, 2004 and December 31, 2003 with the affiliated entities and other related parties are as follows:

	September 30, 2004	December 31, 2003
• Affiliated entities

Other current receivables
Grupo Lácteo Argentino S.A.	9	9
• Related parties

Trade accounts receivable
Afianzar S.G.R. (1)		131
Danone Argentina S.A. (4)	18,482	15,591
Logística La Serenísima S.A. (1)	15,360	23,086
Total	33,842	38,808
Other current receivables
Afianzar S.G.R. (1)		176
Pascual Mastellone (2) (3)	1,151	1,074
Carlos Agote (3)	818	769
Victorio Mastellone (2)	1,305	1,217
José Mastellone (2)	1,080	1,016
Total	4,354	4,252
Inventories – advances to suppliers
Los Toldos S.A. (1)	211	114

Accounts payable
Logística La Serenísima S.A. (1)	15,816	14,467
Danone Argentina S.A. (4)	6,119	6,434
Afianzar S.G.R. (1)	65	133
Los Toldos S.A. (1)		56
Total	22,000	21,090
Short-term debt – unsecured debt – principal and accrued interest
Antonio Mastellone (5)	3,329	3,140
Rosa Raquel Mastellone (5)	1,299	1,225
Total	4,628	4,365

(1)	Common shareholders.

(2)	Company's shareholders.

(3)	Company's members of the Board of Directors.

(4)	Partner in Logística La Serenísima S.A. and both Companies share the main trademark "La Serenísima" owned by Mastellone Hermanos Sociedad Anónima.

(5)	Member of Mastellone family.

Transactions with related parties for the periods ended September 30, 2004 and 2003 are as follows:

	September 30, 2004	September 30, 2003
Sales of goods and services
Danone Argentina S.A. (1)	51,770	42,223
Logistica La Serenisima S.A. (2)	2,586	2,026
Los Toldos S.A. (2)	26
Jose Mastellone (3)	3	8
Victorio Mastellone (3)	2
Pascual Mastellone (3)	6	11
Total	54,393	44,268
Purchase of goods and services
Logistica La Serenisima S.A. (2)	32,221	25,478
Danone Argentina S.A. (X)	6,491	6,064
Los Toldos S.A. (1)	1,704	1,485
Afianzar S.F.R. (1)	65	111
Total	40,481	33,138
Financial results – interests and exchange differences
Los Toldos S.A. (2)	3	38
Rosa Raquel Mastellone (5)	(72)	12
Antonio Mastellone (5)	(187)	77
Carlos Agote (4)	44	49
José Mastellone (3)	58	77
Pascual Mastellone (3) (4)	70	76
Victorio Mastellone (3)	78	92
Total	(6)	421
Guarantees received from
Afianzar S.G.R. (1)	4,518	8,920

(1)	Partner in Logística La Serenísima S.A. and both Companies share the main trademark "La Serenísima" owned by Mastellone Hermanos Sociedad Anónima

(2)	Common shareholders.

(3)	Company's shareholders.

(4)	Company's members of the Board of Directors.

(5)	Member of Mastellone family.

NOTE 7 - LONG-TERM DEBT

a)    Issuance of Senior Notes:

On March 31, 1998, the Company issued US$ 225,000,000 of 11¾% Senior Notes due April 1, 2008. Net proceeds from the issuance were used to repay existing loans (for a total amount of 207,198,000) and to finance the capital expenditures made in Argentina.

As explained in Note 1 these notes were mostly restructured. The new amount of debt and conditions in force after the restructuring, and its effects, are described in Note 1.

b)    Financing of capital goods:

Mastellone Hermanos Sociedad Anónima contracted with certain banks long-term loans to finance the importation of capital goods, under the coverage of the Export Credit Agencies of the country of origin of such capital goods. The principal of the loans and the interest thereof are usually payable semi-annually. Depending on the contract, the interest rate is 180-day LIBOR plus a spread ranging from 0.4% to 2.5% and/or fixed rates ranging from 4.14% to 8.12%. As explained in Note 1 these financial debts were fully restructured. Conditions in force after the restructuring, and its effects, are described in Note 1.

Additionally, the Company maintains loans with other financial entities which accrue an annual interest at the rate of 6% plus the Coefficient for Stabilization (CER).

c)	Assignment of loans:

On April 16, 2004 the Company was notified that the following bank loans had been assigned by their original lending banks to Compagnie Francaise d' Assurances (COFACE):

Bank	Currency	Principal balance
Credit Lyonnais		€527,152
Credit Lyonnais		€110,458
Credit Lyonnais		€1,841,945
Credit Lyonnais y BNP Paribas	US$	3,789,315
BNP Paribas	US$	951,935
Vereinsbank	US$	1,450,186
Société Générale	US$	3,681,949

As explained in Note 1 these financial debts were fully restructured. Conditions in force after the restructuring, and its effects, are described in Note 1.

NOTE 8 – SHAREHOLDERS' EQUITY

As of September 30, 2004, subscribed capital amounts to 409,902. There are two classes of Ps. 1 par value common stock, with 5 votes each 174,182 shares, with 1 vote each 235,720 shares.

Under current Argentine legal regulations, the Company is required to appropriate 5% of its net income per year to a "Legal reserve" and such reserve has to equal 20% of the capital stock (as restated to reflect the effects of inflation). In accordance with the Corporate Law N° 19.550, the Company should apply future earnings in the first term to restore legal reserve amounting to 13,137. The balance of such reserve was applied to absorb accumulated losses as of December 31, 2001 as resolved by the General Shareholders Meeting held on April 3, 2002.

NOTE 9 — PLEDGED AND RESTRICTED ASSETS

As of September 30, 2004, other current receivables of 5,936 (1,326 as of December 31, 2003), other non current assets of 17,646, property, plant and equipment of 102,025 (142,611 as of December 31, 2003), and equity value of holding in subsidiary Company Promas S.A. (as this is a consolidated subsidiary this item does not appear as an asset) of 69,129 (63,141 as of December 31, 2003) are pledged as collateral for bank and financial liabilities, notes payable, and tax debt (tax régime for promoted activities) of 84,214 (90,193 as of December 31, 2003).

See also commitments undertaken and guarantees granted by the Company's shareholders relating to the debt restructuring – Note 1 a).

NOTE 10 — TAX RÉGIME FOR PROMOTED ACTIVITIES

Mastellone Hermanos Sociedad Anónima as an investor in Mastellone San Luis Sociedad Anónima and Promas Sociedad Anónima, pursuant several fiscal laws deferred payment of value added tax and income tax, provided that these amounts are invested in the above-mentioned subsidiaries. These obligations are secured by term deposits, shares of Promas Sociedad Anónima, owned by Mastellone Hermanos Sociedad Anónima, and buildings owned by Mastellone San Luis Sociedad Anónima, as required by applicable regulations.

The taxes referred are recorded as liabilities in the balance-sheets.

The promotional régimes granted to Mastellone San Luis Sociedad Anónima and to Promas Sociedad Anónima implies also the benefit of receiving from the Federal Government an amount in bonds defined in line with the investment to be made, the level of activity, the number of employees and other parameters, at the authorization of the inclusion in such régimes. In each occasion when the Companies have to pay mainly Value added tax (and a minor amount of other national taxes), they apply the above mentioned bonds. At this time, Companies recognize a benefit, which is credited to cost of sales.

NOTE 11 — PURCHASE AND SALES COMMITMENTS

a)	Purchase commitments

•	Since October 1, 2000 services related to the distribution of dairy and fresh products in the domestic market have been provided by Logística La Serenísima S.A. ("Logística"). Logística is entitled to provide distribution services to Mastellone Hermanos Sociedad Anónima for a twenty-year period, at a price calculated based on actual costs plus a 0.1% margin.

•	During July 2004, the subsidiary company Promas S.A. entered an agreement with Establecimientos Agropecuarios Lar S.A. for the purchase of future olive harvests for a total estimated amount of US$ 5,200,000.

b)	Sales commitments

•	The Company has entered into certain term supply agreements through which it produces raw material and provides industrial services to Danone Argentina S.A.

•	The Company has agreed to meet export commitments of powdered milk, butter and cheese serum for a total of approximately 11,830 tons amounting to an estimate of US$ 21,380,000.

•	The Company has entered agreements with national and provincial public agencies for the sale of approximately 18,320 tons of powdered and fluid milk amounting to an estimate of 7,025.

NOTE 12 — ALTERNATIVE MINIMUM INCOME TAX

Alternative minimum income tax was established by Law N° 25.063 for the term of ten fiscal years. This tax, which was modified by the Competitiveness Program enacted by Decrees N° 1.054/01 and 1.185/01 until December 31, 2002, is complementary to income tax, since while income tax is calculated based on the year's tax profit, alternative minimum income tax is calculated based on the potential gain derived from certain productive assets at a rate of 1%, the Company's tax debt being the bigger of both amouts. However, when alternative minimum income tax for a fiscal year exceeds income tax, the excess can be computed as a payment in advance for any excess of income tax over alternative minimum income tax that could arise during the following ten fiscal years.

Due to the changes in the economic situation discussed in Note 2 and considering income tax loss carryforwards and the estimated taxable gains that could arise in future years, the Company decided to charge to extraordinary losses during year 2002 the amounts paid for alternative minimum income tax during the years ended December 31, 1998, 1999, 2000 and 2001, as well as the calculated amount for the three-month period ended March 31, 2002, by recording an impairment allowance.

Beginning April 1, 2002, the amounts related to alternative minimum income tax are being charged to ordinary loss.

NOTE 13 — SEGMENT INFORMATION

Reporting operating segment information is based on the way that financial information prepared by the entity is organized for senior management for making operating decisions, evaluating performance and allocating resources. Comparative information on prior period on the same basis of segmentation is also presented.

The Company also prepares, for internal reporting purposes, limited financial information (primarily net sales) based on its different markets, including domestic and foreign.

a)    Primary segments: business lines

Information	September 30, 2004
	Dairy	Meat	Olive	Other	Total
Net sales to external customers	991,330	5,326	429	1,483	998,568
Net intersegment sales (*)	56	315	166		537
Interest income	1,859				1,859
Interest expense	(104,195)	(51)	(39)		(104,285)
Income tax loss	(1)		(181)	(15)	(197)
Extraordinary items	289,643				289,643
Net profit (loss) for the period	132,060	(1,687)	(1,539)	641	129,475
Assets allocated to the business lines	1,739,113	7,898	72,647	1,578	1,821,236
Liabilities allocated to the business lines	1,330,992	2,581	533	214	1,334,320
Additions to property, plant and equipment and plantations in progress	21,817		1,514	38	23,369
Additions to intangible assets
Depreciation of property, plant and equipment for the period	76,733	245		33	77,011
Amortization of other investments for the period	253				253
Amortization of intangible assets for the period	83				83
Amortization of goodwill for the period	2,893				2,893
Charges not representing uses of cash (except amortization and depreciation)	13,471	726	294	160	14,651
Net domestic sales	821,479	5,326		1,483	828,288

Information	September 30, 2003
	Dairy	Meat	Olive	Other	Total
Net sales	823,152	4,611		1,379	829,142
Net intersegment sales (*)	45	83			128
Interest income	7,327				7,327
Interest expense	(90,897)				(90,897)
Income tax profit			120		120
Extraordinary items
Net (loss) profit for the period	(106,876)	(1,276)	(589)	483	(108,258)
Assets allocated to the business lines	1,797,499	8,841	65,133	551	1,872,024
Liabilities allocated to the business lines	1,427,218	1,003	491	245	1,428,957
Additions to property, plant and equipment and plantations in progress	10,373		3,401		13,774
Additions to intangible assets	150				150
Depreciation of property, plant and equipment for the period	82,124	263			82,387
Amortization of other investments for the period	252				252
Amortization of intangible assets for the period	63				63
Amortization of goodwill for the period	3,059				3,059
Charges not representing uses of cash (except amortization and depreciation)	15,528	183			15,711
Net domestic sales	754,412	4,611		1,379	760,402

(*) Eliminated in consolidation.

b)    Secondary segments: geographic division (client based)

Information	September 30, 2004
	Domestic market	Exports	Total
Net sales	828,288	170,280	998,568

Information	September 30, 2003
	Domestic market	Exports	Total
Net sales	760,402	68,740	829,142

NOTE 14 — SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN ARGENTINA ("ARGENTINE GAAP") AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES ("U.S. GAAP")

The consolidated financial statements have been prepared in accordance with Argentine GAAP, which differ in certain respects from generally accepted accounting principles in the United States of America (U.S. GAAP) as follows:

1.    Property, Plant and Equipment

i.	Foreign Exchange Gains or Losses. As more fully discussed in Note 4 e) 3), foreign exchange gains or losses generated from January 6, 2002 to July 27, 2003 on non-Argentine peso denominated direct or indirect obligations related to the acquisitions, construction or installation of property, plant and equipment, were included as part of the historical cost of such assets, net of the effect of restating the historical cost to reflect the effects of inflation. The inclusion of foreign exchange gains or losses as part of the historical cost of property, plant and equipment is not allowed under U.S. GAAP, which requires that foreign exchange gains or losses are to be immediately credited or charged to income.

ii.	Technical Revaluation. The Company's property, plant and equipment are carried under Argentine GAAP at their historical cost restated for the effects of inflation. The Company recognized as addition to historical cost, in 1986, as allowed under Argentine GAAP, a revaluation increase of about 89 million based on technical appraisals performed by independent parties. The net revaluation increase (that is, the excess of the net appraised value over the carrying value of the property, plant and equipment) was included in the technical reserve account (a component of shareholders' equity). The revaluation increase (as adjusted for the effects of inflation) is also depreciated with the depreciation expense on the revaluation increase charged to the technical reserve account. The remaining balance of the technical reserve account was off-set against cumulative losses in April 2002 and, thereafter, the depreciation expense on the revaluation increase was charged to income. Under U.S. GAAP, revaluation of property, plant and equipment is not permitted.

iii.	Impairment – The Company acquired a property in 2002 that it planned to use as facility for the production of cheese (the "Cheese Facility"). The Company began construction of the Cheese Facility in February 2002 but had to temporarily halt the construction in October 2002 because of an adverse change in the business climate in Argentina that it expected to result in lower demand for cheese products. Subsequently, in 2003, the Company considered the permanent discontinuance of the construction of the Cheese Facility and explored other options to recover its investment (including its sale or disposal).

The Company and Calyon (successor of Credit Lyonnais S.A) agreed on June 4, 2004 to re-finance the loan secured by the Cheese Facility. In connection with such re-financing, the Company agreed with Calyon to attempt to sell the Cheese Facility for a floor price of US$4.5 million with the proceeds from the sale used to settle a portion of the re-financed loan. The Company, under Argentine GAAP, recognized an impairment loss on the Cheese Facility at the time of the closing of re-financing agreement (the "Agreement"). The impairment loss was based on the excess of the carrying value of the Cheese Facility over the floor price indicated in the Agreement since the Company believed that such floor price approximated the fair value of the Cheese Facility.

Under U.S. GAAP, the Cheese Facility was tested for recoverability in 2003 as a result of the continued deterioration of the business climate in Argentina and the decision to discontinue the construction of the Cheese Facility. The Company recognized an impairment loss of 20,784 in 2003 for the excess of the carrying value of the Cheese Facility over its fair value since the undiscounted cash flows expected to result from the use and eventual disposition of the Cheese Facility exceeded its carrying amount.

2.	Goodwill – The Company acquired: (a) 100% equity interest in Leitesol Industria y Commersio S.A. ("LIC") in 1998 and recognized goodwill of 34,948; (b) 100% equity interest in Cabaña Los Charas S.A. ("CLC") in 2000 and recognized goodwill of 2,508; (c) 84% equity interest in Mastellone San Luis S.A. ("MSL") in 1999 and recognized goodwill of 48,473; and (d) an additional 1.4% equity interest in MSL in 2003 and recognized goodwill of 1,300 (the "additional MSL goodwill"). The LIC and MSL goodwill are different under U.S. GAAP because of the effect of deferred taxation. Deferred taxes were not considered in accounting for business combinations under the Argentine GAAP applicable in 1998 and 1999. Thus, under U.S. GAAP, goodwill recognized on the LIC acquisition was 32,695, on the CLC acquisition was 2,508 and on the MSL acquisition was 46,104.The Company acquired: (a) 100% equity interest in Leitesol Industria y Commersio S.A. ("LIC") in 1998 and recognized goodwill of 34,948; (b) 100% equity interest in Cabaña Los Charas S.A. ("CLC") in 2000 and recognized goodwill of 2,508; (c) 84% equity interest in Mastellone San Luis S.A. ("MSL") in 1999 and recognized goodwill of 48,473; and (d) an additional 1.4% equity interest in MSL in 2003 and recognized goodwill of 1,300 (the "additional MSL goodwill"). The LIC and MSL goodwill are different under U.S. GAAP because of the effect of deferred taxation. Deferred taxes were not considered in accounting for business combinations under the Argentine GAAP applicable in 1998 and 1999. Thus, under U.S. GAAP, goodwill recognized on the LIC acquisition was 32,695, on the CLC acquisition was 2,508 and on the MSL acquisition was 46,104.

i.	Amortization of Goodwill. Goodwill is amortized over its estimated useful life ranging from 8 years to 13 years under both Argentine GAAP and U.S. GAAP prior to 2002. Under U.S. GAAP, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets', on January 1, 2002 and, at that time, ceased amortizing goodwill.

ii.	Goodwill Impairment

An impairment loss on goodwill may be determined under Argentine GAAP applicable as of December 31, 2002 based on current and expected future profitability of a legal entity from which acquisition the goodwill arose. The Company recognized, in 2002, impairment losses of 1,922 on the CLC goodwill and 13,821 on the LIC goodwill since CLC and LIC were not currently profitable and the Company believed that their return to future profitability was not currently determinable. The Company did not recognize an impairment loss on the MSL goodwill in 2002 since MSL was profitable and the Company believed that it would continue to be profitable.

Effective in 2003, Argentine GAAP allows goodwill impairment testing to be made at a level higher than the legal entities (such as an operating segment) and requires goodwill to be tested for impairment together with property, plant and equipment (the "PPE"). The new accounting standard requires goodwill and PPE to be tested for impairment using a two-step process. The first step is the comparison of the undiscounted cash flows for a period equivalent to the remaining useful life of an operating segment with the carrying value of the goodwill and PPE. The second step, which is performed only if the undiscounted cash flows for a period equivalent to the remaining useful life of an operating segment is less than the total carrying value of the goodwill and PPE, is the comparison of the total carrying value of the goodwill and PPE with the total fair value of the PPE and goodwill. An impairment loss is recognized for the excess of the total carrying value of the goodwill and PPE over the total fair value of the goodwill and PPE. The Company did not recognize any impairment loss on the additional MSL goodwill in 2003.

SFAS No. 142 requires an evaluation of goodwill for impairment at a reporting unit level upon adoption, annually thereafter, and more frequently if circumstances indicate a possible impairment. This impairment test is comprised of two steps. The initial step is designed to identify potential goodwill impairment by comparing an estimate of the fair value of a reporting unit to its carrying value, including goodwill. If the carrying value exceeds the fair value of the reporting unit, a second step is performed, which compares the implied fair value of the applicable reporting unit's goodwill with the carrying amount of that goodwill, to measure the amount of goodwill impairment, if any. Under US GAAP, the fair value of a reporting unit is measured based on management's best estimates of future discounted cash flows. Each reporting unit's discounted cash flow analysis used a discount rate that corresponds to the reporting unit's estimated cost of capital, which is consistent with that used for investment decisions and takes into account the specific risks associated with the reporting unit and the general risk of the economic environment in which it operates. Certain other key assumptions utilized, including changes in revenue, product cost and operating expenses, are based on estimates related to the reporting unit's initiatives. Such assumptions are also consistent with those utilized in the reporting unit's annual planning processes. As required under SFAS No. 142, the Company performed transitional impairment test on the goodwill on each of its reporting units upon adoption of SFAS No. 142 on January 1, 2002. The impairment losses amounting to 2,173 recognized under Argentine GAAP on the CLC goodwill was the same under SFAS No. 142 while the impairment loss recognized on the LIC goodwill under SFAS No. 142 amounted to 12,261. The Company also recognized, upon its adoption of SFAS No. 142 on January 1, 2002, an impairment loss of 38,518 on the entire carrying amount as of December 31, 2001 of the goodwill related the 1999 acquisition of MSL. The impairment losses on CLC goodwill, LIC goodwill and the MSL goodwill totaling to 52,952 was recognized as cumulative effect of a change in accounting principle under U.S. GAAP in 2002. An impairment loss was recognized for the entire amount of the additional MSL goodwill in 2003 under SFAS No. 142 since management's estimate of the implied value of goodwill was zero.

iii.	Negative goodwill – In accordance with US GAAP a credit was made to certain items of Property, plant and equipment because of the reason explained in point 2. below.

3.	Inventories – Replacement Cost under Argentine GAAP versus Lower of Cost or Market under U.S. GAAP. Replacement cost under Argentine GAAP is determined, in part, valuing imported material costs (primarily packaging materials) at their exchange rates prevailing at the balance sheet dates. Thus, replacement cost under Argentine GAAP differed from historical cost (or market, if lower) under U.S. GAAP to the extent that exchange rates when the packaging materials were actually purchased differed from the exchange rates prevailing at the balance sheet dates. Replacement cost under Argentine GAAP exceeded historical cost under U.S. GAAP as of September 30, 2004 and December 31, 2003 by 15,701 and 16,973, respectively.

4.	Direct Costs Incurred to Effect Debt Restructurings – The Company incurred certain costs directly related to the restructuring or refinancing of its debts. Under U.S. GAAP, the restructuring of a portion of the Company's debt completed in 1998 and 2003 and the restructuring of the majority of its unsecured debts that was completed in 2004 were considered troubled debt restructurings under SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings". Accordingly, all costs incurred directly related the foregoing restructurings were included in expense for the period incurred under U.S. GAAP. Under Argentine GAAP, all direct costs incurred to effect debt restructurings were deferred and amortized on a straight-line basis over the term of the restructured debt. Effective January 1, 2003, all direct costs incurred to effect debt restructurings are deferred and expensed when the restructuring is completed, together with the recognition of other effects on net income (such as income recognized on accrued interest expense waived). Any unamortized direct costs incurred to effect debt restructuring as of December 31, 2002 were, as allowed under the new standards, charged to income in 2003.The Company incurred certain costs directly related to the restructuring or refinancing of its debts. Under U.S. GAAP, the restructuring of a portion of the Company's debt completed in 1998 and 2003 and the restructuring of the majority of its unsecured debts that was completed in 2004 were considered troubled debt restructurings under SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings". Accordingly, all costs incurred directly related the foregoing restructurings were included in expense for the period incurred under U.S. GAAP. Under Argentine GAAP, all direct costs incurred to effect debt restructurings were deferred and amortized on a straight-line basis over the term of the restructured debt. Effective January 1, 2003, all direct costs incurred to effect debt restructurings are deferred and expensed when the restructuring is completed, together with the recognition of other effects on net income (such as income recognized on accrued interest expense waived). Any unamortized direct costs incurred to effect debt restructuring as of December 31, 2002 were, as allowed under the new standards, charged to income in 2003.

5.	Organization costs – Costs totalling to 222 incurred in 1997 and 1998 by Carnes Puntanas (a wholly-owned consolidated subsidiary that merged with Mastellone San Luis S.A., another consolidated subsidiary, in 2001 related to its incorporation (commonly referred to as "organization costs") were deferred and amortized over five years under Argentine GAAP. Such costs are expensed as incurred under U.S. GAAP.Costs totalling to 222 incurred in 1997 and 1998 by Carnes Puntanas (a wholly-owned consolidated subsidiary that merged with Mastellone San Luis S.A., another consolidated subsidiary, in 2001 related to its incorporation (commonly referred to as "organization costs") were deferred and amortized over five years under Argentine GAAP. Such costs are expensed as incurred under U.S. GAAP.

6.	Restructuring of secured loan with Calyon – Under Argentine GAAP, total amount of the gain related with the release of interest arisen from this restructuring was recorded. Under US GAAP, SFAS 15 specifies that the gain recognized shall be the remaining carrying amount of the payable over the total future cash payments specified by the terms of the debt remaining unsettled after the restructuring.

7.	Released of interest of unsecured debt – Under Argentine GAAP, total amount of the gain related with the release of interest arisen from the restructuring of all unsecured debt was recorded as of September 30, 2004. Under US GAAP, SFAS 15 specifies that the gain on restructuring shall be recognized at the date of consummation, which means as of October 22, 2004.

8.	Income Taxes – The differences in Argentine GAAP and U.S. GAAP described in Item 1 to Item 7 above had no significant impact on income tax expenses for all periods and had no significant impact on net deferred tax assets of the Company as of September 30, 2004 and 2003.

The table below presents the reconciliation of net loss and shareholders' equity under Argentine GAAP as reported in the accompanying consolidated financial statements to net income and shareholders' equity amounts determined under U.S. GAAP giving effect to the differences set out above. Argentine GAAP, as more fully discussed in Note 4 c), restated the accompanying consolidated financial statements to recognize the effects of inflation for the period from January 2002 through February 2003. The table below, as permitted under Item 17 of Form 20-F, did not include in the reconciliation the effects of inflation on U.S. GAAP net loss and shareholders' equity except to the effect of inflation where the carrying amounts of assets and liabilities under Argentine GAAP differed from U.S. GAAP.

	September 30, 2004	September 30, 2003
Net gain (loss) as reported under Argentine GAAP	129,475	(108,258)
U.S. GAAP adjustments:
1. Property, Plant and Equipment
i. Foreign exchange gains and losses
a. Amounts of foreign exchange gains and losses	1,661	154,713
b. Depreciation expense related to foreign exchange gains and losses	6,544	(1,067)
ii. Technical revaluation
Depreciation expense on revaluation increase	2,464	4,638
iii. Impairment loss	20,784	(21,474)
2. Goodwill	3,990	1,759
3. Inventories
i. Difference between replacement cost under Argentine GAAP and lower of cost or market under U.S. GAAP.	1,272	3,035
ii. Difference between net realizable value under Argentine GAAP versus lower of cost or market under U.S. GAAP.		678
4. Direct costs incurred to effect restructurings	6,993	(2,002)
5. Amortization of organization costs	30	24
6. Restructuring of secured loan with Calyon	(4,658)
7. Release of interest of unsecured debt	(323,292)
Net (loss) gain under U.S. GAAP (in Argentine pesos)	(154,737)	32,046
(Loss) gain per share under U.S. GAAP	(0.38)	0.08
Weighted average number of shares	409,902	409,902

The consolidated condensed statements of operations for the periods ended September 30, 2004 and 2003 under U.S. GAAP are as follows:

	September 30, 2004	September 30, 2003
Net sales	998,568	829,142
Cost and expenses	(1,042,826)	(733,927)
Other income (expenses), net	(111,390)	(63,180)
Income tax	(197)	120
Minority interest	11	(109)
Extraordinary income	1,097
NET (LOSS) GAIN FOR THE PERIOD	(154,737)	32,046

	September 30, 2004	December 31, 2003
Shareholders' equity as reported under Argentine GAAP	486,895	357,420
U.S. GAAP adjustments:
1. Property, Plant and Equipment
i. Foreign exchange gains and losses
a. Amounts of foreign exchange gains and losses	(164,351)	(166,012)
b. Accumulated depreciation related to foreign exchange gains and losses	24,423	17,879
ii. Technical revaluation
a. Revaluation increase	(48,380)	(48,380)
b Accumulated depreciation on revaluation increase	29,467	27,003
iii. Impairment loss		(20,784)
2. Goodwill	(31,044)	(35,034)
3. Inventories
Difference between replacement cost under Argentine GAAP and lower of cost or market under U.S. GAAP	(15,701)	(16,973)
4. Direct costs incurred to effect restructurings		(6,993)
5. Unamortized organization costs	(11)	(41)
6. Restructuring of secured loan with Calyon	(4,658)
7. Release of interest of unsecured debt	(323,292)
Shareholders' equity under U.S. GAAP (in Argentine pesos)	(46,652)	108,085

The consolidated condensed balance sheets as of September 30, 2004 and December 31, 2003 under U.S. GAAP are as follows:

	September 30, 2004	December 31, 2003
Current assets	557,750	503,172
Property, plant and equipment, net	989,220	1,074,282
Other non-current assets	68,669	36,478
TOTAL	1,615,639	1,613,932

Current liabilities	825,370	745,435
Non-current liabilities	836,900	756,061
Minority interest	21	4,351
Shareholders' equity	(46,652)	108,085
TOTAL	1,615,639	1,613,932

The unrestructured debt was reclassified to current liabilities under U.S. GAAP (under Argentine GAAP financial statements they are shown as non-current liabilities).

The consolidated condensed statements of shareholders' equity as of September 30, 2004 and December 31, 2003 under U.S. GAAP are as follows:

	Shareholders' contributions			Retained earnings
	Common stock and adjustment to common Stock	Additional paid-in capital and irrevocable capital contributions	Total	Accumulated Losses	Total
Balance as of December 31, 2002	900,665	44,456	945,121	(795,654)	149,467

Net loss for the year				(41,382)	(41,382)
Balance as of December 31, 2003	900,665	44,456	945,121	(837,036)	108,085

Net loss for the period				(154,737)	(154,737)
Balance as of September 30, 2004	900,665	44,456	945,121	(991,773)	(46,652)

The consolidated condensed statements of cash flows for the periods ended September 30, 2004 and 2003 under U.S. GAAP are as follows:

	September 30, 2004	September 30, 2003
Net cash provided by operating activities	100,128	73,632
Net cash used in investing activities	(19,165)	(13,466)
Net cash used in financing activities	(2,864)	(640)

Increase in cash and cash equivalents	78,099	59,526
Cash and cash equivalents at beginning of year	158,611	116,464
Cash and cash equivalents at end of period	236,710	175,990

Effects of reconciliation items on deferred tax assets and liabilities under U.S. GAAP as of December 31, 2003, 2002 and 2001 are as follows:

	September 30, 2004	December 31, 2003
Deferred tax assets:
Tax loss carryforwards	226,011	298,829
Release of interest	114,782
Exchange differences deductible in future fiscal years	20,567	27,423
Inventories	3,892	3,664
Allowances, accrual for litigation expenses and other non-deductible accruals	10,845	8,359
Other temporary differences		107
	376,097	338,382
Valuation allowance	(193,063)	(146,785)
Subtotal	183,034	191,597
Deferred tax liabilities
Property, plant and equipment	(182,509)	(191,308)
Other temporary differences	(527)
Subtotal	(183,036)	(191,308)
Total	(2)	289

NOTE 15 — OTHER SIGNIFICANT U.S. GAAP DISCLOSURE REQUIREMENTS

a. Recent Accounting Pronouncements

i.	SFAS No. 151 In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) be recognized as current-period charges. FASB No. 151 also introduces the concept of "normal capacity" and requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. Unallocated overheads must be recognized as an expense in the period in which they are incurred. FASB No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management has not yet fully evaluated the effect on U.S. GAAP financial information of the adoption of FASB No. 151 but initially believed that they would not be material.

ii.	Accounting for Cost Associated with Exit or Disposal Activities

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs incurred in a Restructuring)". The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 had no effect on the U.S. GAAP financial information.

iii.	Accounting for Asset Retirement Obligations

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. An entity shall measure changes in the liability for an asset retirement obligation due to passage of time by applying an interest method of allocation to the amount of the liability at the beginning of the period. The interest rate used to measure that change shall be the credit-adjusted risk-free rate that existed when the liability was initially measured. That amount shall be recognized as an increase in the carrying amount of the liability and as an expense classified as an operating item in the statement of operations. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 had no effect on the U.S. GAAP financial information.

iv.	Consolidation of Variable Interest Entities

In January 2003, the FASB released FASB Interpretation ("FIN") No. 46, "Consolidation of Variable Interest Entities – an Interpretation of Accounting Research Bulletin (ARB) No. 51" which requires that all primary beneficiaries of Variable Interest Entities (VIE) consolidate that entity. FIN 46 is effective immediately for VIEs created after January 31, 2003 and to VIEs in which an enterprise obtains an interest after that date. In December 2003, the FASB published a revision to FIN 46 ("FIN 46R") to clarify some of the provisions of the interpretation and to defer the effective date of implementation for certain entities. Under the guidance of FIN 46R, entities that do not have interests in structures that are commonly referred to as special purpose entities (SPE's) are required to apply the provisions of the interpretation in financial statements for periods ending after March 14, 2004. The Company does not have interests in special purpose entities and will apply the provisions of FIN 46R with its 2004 financial statements.

v.	Guarantor's Accounting and Disclosure for Guarantees

In November 2002, the FASB issued FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantee, Including Indirect Guarantee of Indebtedness of Others". FIN

45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under the guarantee and must disclose that information on its financial statements. The provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantor's obligations does not apply to product warranties or to guarantees accounted for as derivatives. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 21, 2002. The Company adopted FIN No. 45 on January 1, 2003. The adoption of FIN No. 45 had no material impact on the U.S. GAAP financial information.

b. Fair Value of Financial Instruments

The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

•	The fair value of cash, short-term investments, trade receivables and receivables from related parties approximate their respective carrying value.

•	The fair value of accounts payable and accrued liabilities, taxes payable, debt with related parties, payroll and social security and other liabilities approximate their respective carrying value.

•	There is no available market value for Argentine government bonds, other bank and financial debt. Their present value is considered to approximate their respective carrying value as interest rates for those debts approximate market rates.

The estimated fair value of 1998 Senior Notes as of December 31, 2003 is as follows:

	Carrying amounts	Fair value
Financial liabilities
Current portion of long term debt:
Senior Notes – interest accrued	192,493	80,847
Long term debt, excluding current portion:
Senior Notes	659,250	276,885
Total	851,743	357,732

The fair value of 1998 Senior Notes is based on quoted market prices.

The estimated fair value as of September 30, 2004 of the restructured debt and the original Senior Notes that were not restructured is as follows (assuming that the closing of the restructuring of the financial debt occurred on such date):

	Carrying amounts	Fair value
Financial liabilities
Exchange Notes	468,583	351,438
Notes due 2008	21,138	26,515
Bank and financial restructured debt	237,660	157,503
Secured debt	37,341	28,231
Total	764,722	563,687

Fair value of debt was calculated as follows:

•	for Senior Notes maturing 2012: 75% of face value, according to market prices by the end of December 2004 and early January 2005.

•	for the remainder debt: fair value has been estimated to be the net present value of all the cash flows associated to each piece of debt, at a rate similar to the yield of the 2012 Senior Notes.

NOTE 16 — GUARANTOR SUBSIDIARIES

Leitesol Indústria e Comércio S.A. ("LIC"), Mastellone San Luis Sociedad Anónima ("MSL") and Promas Sociedad Anónima ("Promas") guarantee the new Senior Notes (see Note 1). LIC is incorporated in Brazil and MSL and Promas are Argentine companies. LIC, MSL and Promas are wholly owned by Mastellone Hermanos Sociedad Anónima as of December 2004, and the guarantees are full and unconditional. The condensed consolidated financial information of MHSA, LIC, combined MSL and Promas, and all other consolidated subsidiaries of MHSA is detailed below.

Income statement for the period ended September 30, 2004:

	Mastellone Hermanos S.A. (parent issuer)	Combined MSL and Promas	LIC	All Other Subsidiaries	Consolidation adjustments	Total
Net sales	968,096	66,645	52,850	7,166	(96,189)	998,568
Cost and expenses	(989,215)	(64,310)	(56,827)	(7,559)	96,810	(1,021,101)
Other income (expenses), net	(19,615)	(1,591)	(3)	(497)	3,708	(17,998)
Interests and other financial results	(120,364)	(163)	546	(407)	930	(119,458)
Income tax		(181)		(16)		(197)
Minority interest					18	18
Loss before extraordinary items	(161,098)	400	(3,434)	(1,313)	5,277	(160,168)
Extraordinary income	289,643					289,643
NET (LOSS) INCOME FOR THE PERIOD	128,545	400	(3,434)	(1,313)	5,277	129,475

Balance sheet as of September 30, 2004:

	Mastellone Hermanos S.A. (parent issuer)	Combined MSL and Promas	LIC	All Other Subsidiaries	Consolidation adjustments	Total
Current assets	554,462	17,231	27,840	3,579	(29,661)	573,451
Non-current assets	1,253,541	143,032	6,201	7,696	(162,685)	1,247,785
TOTAL	1,808,003	160,263	34,041	11,275	(192,346)	1,821,236

Current liabilities	493,743	10,543	25,585	6,342	(34,135)	502,078
Non-current liabilities	827,365	3,215	3,159	2,011	(3,508)	832,242
Total liabilities	1,321,108	13,758	28,744	8,353	(37,643)	1,334,320
Minority interest					21	21
Shareholders' equity	486,895	146,505	5,297	2,922	(154,724)	486,895
TOTAL	1,808,003	160,263	34,041	11,275	(192,346)	1,821,236

Cash flows for the nine-month period ended September 30, 2004:

	Mastellone Hermanos S.A. (parent issuer)	Combined MSL and Promas	LIC	All Other Subsidiaries	Consolidation adjustments	Total
Net cash provided by (used in) operating activities	112,600	(7,051)	(87)	(1,032)	(2,636)	101,794
Net cash (used in) provided by investing activities	(30,248)	(1,637)	(46)	(38)	12,804	(19,165)
Net cash (used in) provided by financing activities	(4,530)	9,313		855	(10,168)	(4,530)

Increase (decrease) in cash and cash equivalents	77,822	625	(133)	(215)		78,099
Cash and cash equivalents at beginning of year	155,170	408	1,913	1,120		158,611
Cash and cash equivalents at end of period	232,992	1,033	1,780	905		236,710

Income statement for the period ended September 30, 2003:

	Mastellone Hermanos S.A. (parent issuer)	Combined MSL and Promas	LIC	All Other Subsidiaries	Consolidation adjustments	Total
Net sales	786,388	84,144	46,911	6,084	(94,385)	829,142
Cost and expenses	(819,660)	(86,327)	(47,252)	(6,516)	94,729	(865,026)
Other income (expenses), net	(10,972)	77		(435)	(2,711)	(14,041)
Interests and other financial results	(64,014)	2,393	2,563	1,019	(305)	(58,344)
Income tax		120				120
Minority interest					(109)	(109)
NET (LOSS) INCOME FOR THE PERIOD	(108,258)	407	2,222	152	(2,781)	(108,258)

Balance sheet as of December 31, 2003:

	Mastellone Hermanos S.A. (parent issuer)	Combined MSL and Promas	LIC	All Other Subsidiaries	Consolidation adjustments	Total
Current assets	510,293	11,774	21,463	3,644	(26,458)	520,716
Non-current assets	1,335,790	144,077	6,499	7,962	(151,844)	1,342,484
TOTAL	1,846,083	155,851	27,962	11,606	(178,302)	1,863,200

Current liabilities	715,255	16,440	15,839	6,492	(29,431)	724,595
Non-current liabilities	773,408	3,321	3,261	2,054	(5,217)	776,827
Total liabilities	1,488,663	19,761	19,100	8,546	(34,648)	1,501,422
Minority interest					4,358	4,358
Shareholders' equity	357,420	136,090	8,862	3,060	(148,012)	357,420
TOTAL	1,846,083	155,851	27,962	11,606	(178,302)	1,863,200

Cash flows for the nine-month period ended September 30, 2003:

	Mastellone Hermanos S.A. (parent issuer)	Combined MSL and Promas	LIC	All Other Subsidiaries	Consolidation adjustments	Total
Net cash provided by (used in) operating activities	78,658	(453)	323	(892)	71	77,707
Net cash (used in) provided by investing activities	(10,583)	(5,243)	(125)	3	2,482	(13,466)
Net cash (used in) provided by financing activities	(7,901)	1,730		806	650	(4,715)

Increase (decrease) in cash and cash equivalents	60,174	(3,966)	198	(83)	3,203	59,526
Cash and cash equivalents at beginning of year	113,326	5,522	995	223	(3,602)	116,464
Cash and cash equivalents at end of period	173,500	1,556	1,193	140	(399)	175,990

The following summarizes the effect on net income and shareholders' equity of the differences between Argentine GAAP and U.S. GAAP. Please refer to Note 14 for a detailed description of reconciling items.

Income statement for the period ended September 30, 2004:

	Mastellone Hermanos S.A. (parent issuer)	Combined MSL and Promas	LIC	All Other Subsidiaries	Consolidation adjustments	Total
Net gain (loss) as reported under Argentine GAAP	128,545	400	(3,434)	(1,313)	5,277	129,475
U.S. GAAP adjustments:
1. Property, Plant and Equipment
i. Foreign exchange gains and losses
a. Amounts of foreign exchange gains and losses	1,661					1,661
b. Depreciation expense related to foreign exchange gains and losses	6,415	129				6,544
ii. Technical revaluation
Depreciation expense on revaluation increase	2,464					2,464
iii. Impairment loss	20,784					20,784
2. Goodwill	3,990					3,990
3. Inventories
Difference between replacement cost under Argentine GAAP and lower of cost or market under U.S. GAAP.	1,344	(68)			(4)	1,272
4. Direct costs incurred to effect restructurings	6,993					6,993
5. Amortization of organization costs, net of minority interest		33			(3)	30
6. Restructuring of secured loan with Calyon	(4,658)					(4,658)
7. Release of interest of unsecured debt	(323,292)					(323,292)
Net (loss) gain under U.S. GAAP (in Argentine pesos)	(155,754)	494	(3,434)	(1,313)	5,270	(154,737)

Balance sheet as of September 30, 2004:

	Mastellone Hermanos S.A. (parent issuer)	Combined MSL and Promas	LIC	All Other Subsidiaries	Consolidation adjustments	Total
Shareholders' equity as reported under Argentine GAAP	486,895	146,505	5,297	2,922	(154,724)	486,895
U.S. GAAP adjustments:
1. Property, Plant and Equipment
i. Foreign exchange gains and losses
a. Amounts of foreign exchange gains and losses	(162,325)	(2,026)				(164,351)
b. Accumulated depreciation related to foreign exchange gains and losses	24,002	421				24,423
ii. Technical revaluation
a. Revaluation increase	(48,380)					(48,380)
b. Accumulated depreciation on revaluation increase	29,467					29,467
2. Goodwill	(31,044)					(31,044)
3. Inventories
Difference between replacement cost under Argentine GAAP and lower of cost or market under U.S. GAAP.	(15,565)	(136)				(15,701)
4. Unamortized organization cost		(11)				(11)
5. Restructuring of secured loan with Calyon	(4,658)					(4,658)
6. Release of interest of unsecured debt	(323,292)					(323,292)
Shareholders' equity under U.S. GAAP (in Argentine pesos)	(44,900)	144,753	5,297	2,922	(154,724)	(46,652)

Income statement for the period ended September 30, 2003:

	Mastellone Hermanos S.A. (parent issuer)	Combined MSL and Promas	LIC	All Other Subsidiaries	Consolidation adjustments	Total
Net income (loss) as reported under Argentine GAAP	(108,258)	407	2,222	152	(2,781)	(108,258)
U.S. GAAP adjustments:
1. Property, Plant and Equipment
i. Foreign exchange gains and losses
a. Amounts of foreign exchange gains and losses	152,816	1,897				154,713
b. Depreciation expense related to foreign exchange gains and losses	(1,200)	133				(1,067)
ii. Technical revaluation
Depreciation expense on revaluation increase	4,638					4,638
iii. Impairment loss	(21,474)					(21,474)
2. Goodwill	1,759					1,759
3. Inventories
i. Difference between replacement cost under Argentine GAAP and lower of cost or market under U.S. GAAP.	3,042	(8)			1	3,035
ii. Difference between net realizable value under Argentine GAAP versus lower of cost or market under U.S. GAAP	678					678
4. Direct costs incurred to effect restructurings	(2,002)					(2,002)
5. Amortization of organization costs, net of minority interest		33			(9)	24
Net (loss) gain under U.S. GAAP (in Argentine pesos)	29,999	2,462	2,222	152	(2,789)	32,046

Balance sheet as of December 31, 2003:

	Mastellone Hermanos S.A. (parent issuer)	Combined MSL and Promas	LIC	All Other Subsidiaries	Consolidation adjustments	Total
Shareholders' equity as reported under Argentine GAAP	357,420	136,090	8,862	3,060	(148,012)	357,420
U.S. GAAP adjustments:
1. Property, Plant and Equipment
i. Foreign exchange gains and losses
a. Amounts of foreign exchange gains and losses	(166,223)	211				(166,012)
b. Accumulated depreciation related to foreign exchange gains and losses	17,879					17,879
ii. Technical revaluation
a. Revaluation increase	(48,380)					(48,380)
b. Accumulated depreciation on revaluation increase	27,003					27,003
iii. Impairment loss	(20,784)					(20,784)
2. Goodwill	(35,034)					(35,034)
3. Inventories
Difference between replacement cost under Argentine GAAP and lower of cost or market under U.S. GAAP.	(16,909)	(68)			4	(16,973)
4. Direct costs incurred to effect restructurings	(6,993)					(6,993)
5. Unamortized organization costs		(44)			3	(41)
Shareholders' equity under U.S. GAAP (in Argentine pesos)	107,979	136,189	8,862	3,060	(148,005)	108,085

NOTE 17 — SUBSEQUENT EVENTS

•	In December 2004, the Company introduced a new compensation plan for senior management which includes incentives based upon the performance of Mastellone Hermanos Sociedad Anónima. According to such new compensation plan (which is applicable for the first time in 2004), the senior management will receive a percentage of the difference (excess) between the projected EBITDA and actual EBITDA of each fiscal year according to the annual audited Financial Statements. The percentage to be distributed between the senior management will be of ten percent over the first five million U.S. Dollars of such difference and five percent over any additional surplus.

•	On December 30, 2004, the Company received a letter from Multitrans S.A. -acquirer of ConSer S.A., a subsidiary which was sold in 2000 - informing of a claim brought by the Tax Authorities of 6,284,516, with respect to certain operations made while Mastellone Hermanos Sociedad Anónima was the owner of ConSer S.A. The Company has agreed with Multitrans to work together to contest such claim, and prepare the documents that will evidence the wrongful criteria used by the tax authorities in determining the referred claim.

Deloitte & Co. S.R.L. Florida 234 5° Capital Federal C1005AAF Argentina
Tel: 54 (11) 4320-2700 / 4326-4046 Fax: 54 (11) 4325-8081 www.deloitte.com.ar

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Mastellone Hermanos Sociedad Anónima

1.	We have audited the accompanying consolidated balance sheets of Mastellone Hermanos S.A ("Mastellone"), an Argentine corporation, and its consolidated subsidiaries (the "Company") as of December 31, 2003, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

2.	We conducted our audits in accordance with generally accepted auditing standards in Argentina and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

3.	In our opinion, the consolidated financial statements referred to in the first paragraph above present fairly, in all material respects, the financial position of the Company as of December 31, 2003, 2002 and 2001, the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in Argentina.

4.	As explained in Note 1 to the consolidated financial statements, due to the significant impact on the Company's financial position of the economic reforms implemented by the Argentine Government in 2002, mainly the devaluation of the Argentine peso, the Board of Directors initiated negotiations with the Company's financial creditors to restructure the terms of the Company's outstanding indebtedness. On March 26, 2002, the Company suspended all payments, including both principal and interest, on most of its financial debt obligations. Accordingly, the Company was in default on most of financial debt. The Company completed the restructuring of in excess of 97% of its outstanding financial debt obligations in 2004. The legal steps taken, such as the Shareholders' Meeting held to approve the issuance of the New Senior Notes, a summary of the accepted proposals and the portion of debt that was not restructured are also discussed in Note 1.

5.	Effective January 1, 2003, the Company adopted a new set of accounting standards that has been approved by the professional bodies in Argentina and the Argentine National Securities Commission through its General Resolution N° 434/03. The Company has restated the financial statements as of December 31, 2002 and 2001, presented for comparative purposes, to give retroactive effect to the adoption of the new set of accounting standards.

6.	In accordance with Argentine Decree N° 664/03 and General Resolution N° 441/03 issued by the Argentine National Securities Commission, the Company discontinued the restatement of financial statements to reflect the effects of inflation effective March 1, 2003. The Company restated its financial statements to reflect the effects of inflation through February 2003. The Professional Council of Economic Sciences of the City of Buenos Aires, on its turn, required the discontinuance of the restatement of financial statements to reflect the effects of inflation effective October 1, 2003. During the period from March, 1 to September 30, 2003, the wholesale price index decreased by 2.10%.

7.	The financial statements referred to above are presented on the basis of accounting principles generally accepted in Argentina. Accounting principles generally accepted in Argentina vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net loss for the years ended December 31, 2003, 2002 and 2001 and the determination of shareholders' equity at December 31, 2003, 2002 and 2001 to the extent summarized in Notes 15 and 16.

8.	The translation into English of the accompanying consolidated financial statements has been made solely for the convenience of readers.

Buenos Aires, Argentina.
January 17, 2005

Deloitte & Co. S.R.L.

/s/ Hugo Alberto Luppi

Hugo Alberto Luppi (Partner)
    Contador Público (U.B.A.)
C.P.C.E.C.A.B.A. T° 56 - F° 96

Deloitte refers to one or more of Deloitte Touche Tohmatsu, a Swiss Verein, its member firms and their respective subsidiaries and affiliates. As a Swiss Verein (association), neither Deloitte Touche Tohmatsu nor any of its member firms has any liability for each other's acts or omissions. Each of the member firms is a separate and independent legal entity operating under the names "Deloitte," "Deloitte & Touche," "Deloitte Touche Tohmatsu," or other related names. Services are provided by the member firms or their subsidiaries or affiliates and not by the Deloitte Touche Tohmatsu Verein.

MASTELLONE HERMANOS SOCIEDAD ANÓNIMA
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2003, 2002 AND 2001

(in thousands of Argentine pesos – as restated to reflect the effects of inflation – Note 4 c)

	2003	2002	2001
ASSETS
CURRENT ASSETS
Cash and cash equivalents	158,396	116,300	38,602
Investments			3,113
Trade accounts receivable, net (Note 5 a)	144,191	133,799	191,707
Other receivables, net (Note 5 b)	29,198	23,632	39,986
Inventories (Note 5 c)	186,061	182,074	264,285
Other current assets (Note 5 d)	2,036	1,602
Total Current Assets	519,882	457,407	537,693
NON-CURRENT ASSETS
Other receivables, net (Note 5 b)	48,753	59,079	129,533
Deferred income tax (Note 5 e)	289
Investments	11,672	12,155	32,598
Property, plant and equipment, net (Note 5 f)	1,185,867	1,438,139	1,231,854
Plantations in progress (Note 5 g)	57,788	51,951	48,834
Intangible assets, net (Note 5 h)	231	146	204
Goodwill (Note 5 i)	35,034	37,811	61,438
Other non-current assets (Note 5 d)	3,487	4,946	2,551
Total Non-Current Assets	1,343,121	1,604,227	1,507,012
TOTAL	1,863,003	2,061,634	2,044,705
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable (Note 5 j)	149,307	121,046	246,672
Loans (Note 5 k)	540,358	432,816	193,663
Taxes, income and other (Note 5 l)	15,343	11,989	8,180
Accrued salaries, wages, payroll taxes and others (Note 5 m)	15,390	13,201	40,663
Accrued litigation and other expenses (Note 5 n)	4,000	6,040	5,875
Total Current Liabilities	724,398	585,092	495,053
NON-CURRENT LIABILITIES
Accounts payable (Note 5 j)	5,994	17,447	8,457
Loans (Note 5 k)	721,439	871,534	601,781
Taxes and accrual for tax relief (Note 5 l), 10 and 11)	37,872	27,544	62,802
Accrued salaries, wages, payroll taxes and others (Note 5 m)	2,684	3,892	13,241
Accrued litigation and other expenses (Note 5 n)	8,838	6,947	10,887
Total Non-Current Liabilities	776,827	927,364	697,168
Total Liabilities	1,501,225	1,512,456	1,192,221
MINORITY INTEREST	4,358	6,113	6,508
SHAREHOLDERS' EQUITY	357,420	543,065	845,976
TOTAL	1,863,003	2,061,634	2,044,705

The attached Notes are an integral part of these consolidated financial statements.

MASTELLONE HERMANOS SOCIEDAD ANÓNIMA
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

(in thousands of Argentine pesos – as restated to reflect the effects of inflation – Note 4 c)

	2003	2002	2001
Net sales (Note 5 o)	1,130,099	1,178,859	1,425,999
Cost of sales (Note 5 p)	(945,429)	(930,480)	(1,087,912)
Gross profit	184,670	248,379	338,087
Expenses:
Selling (Note 5 q)	(175,643)	(191,391)	(284,462)
General and administrative (Note 5 q)	(42,697)	(49,227)	(55,818)
Other (Note 5 q)	(10,986)	(11,888)	(8,776)
Operating loss	(44,656)	(4,127)	(10,969)
Other expenses, net (Note 5 r)	(19,401)	(14,165)	(4,300)
Equity in income (loss) from unconsolidated entities	789	(1,116)	804
Amortization of goodwill	(4,077)	(7,883)	(9,110)
Interest expense	(124,370)	(93,909)	(83,649)
Interest income	7,867	7,720	8,552
Holding results and other financial results, including the effects of inflation in 2003 and 2002	(1,892)	68,500	(19,915)
Ordinary loss before income tax, minority interest and extraordinary items	(185,740)	(44,980)	(118,587)
Income tax (Note 5 s)	181
Minority interest	(86)	250	359
Loss before extraordinary items	(185,645)	(44,730)	(118,228)
Extraordinary items - Loss (Note 5 t)		(257,632)
Income tax (Note 5 u)		(369)
Minority interest		(180)
Extraordinary loss		(258,181)
NET LOSS FOR THE YEAR	(185,645)	(302,911)	(118,228)
Earnings per common share
Ordinary loss	(0.45)	(0.11)	(0.29)
Extraordinary loss		(0.63)
Total	(0.45)	(0.74)	(0.29)

The attached Notes are an integral part of these consolidated financial statements.

MASTELLONE HERMANOS SOCIEDAD ANÓNIMA
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

(in thousands of Argentine pesos – as restated to reflect the effects of inflation – Note 4 c)

	Shareholders' contributions						Retained earnings
	Common stock	Adjustment to common stock	Additional paid-in capital	Irrevocable capital contributions	Total	Technical appraisal reserve	Legal reserve	Accumulated Profits (Losses)	Total
Balance as of December 31, 2000	409,902	490,763	44,090	366	945,121	40,296	13,137	(15,340)	983,214
Adjustments to balance at December 31, 2000 (Note 4 e) 1)								(12,572)	(12,572)
Balance as of December 31, 2000, as adjusted	409,902	490,763	44,090	366	945,121	40,296	13,137	(27,912)	970,642
Appropriation of technical revaluation reserve due to:
Depreciation for the year						(6,420)			(6,420)
Withdrawals and sale of property, plant and equipment						(18)			(18)
Net loss for the year								(118,228)	(118,228)

Balance as of December 31, 2001 – continued	409,902	490,763	44,090	366	945,121	33,858	13,137	(146,140)	845,976

The attached Notes are an integral part of these consolidated financial statements.

MASTELLONE HERMANOS SOCIEDAD ANÓNIMA
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

(in thousands of Argentine pesos – as restated to reflect the effects of inflation– Note 4 c)

	Shareholders' contributions						Retained earnings
	Common stock	Adjustment to common stock	Additional paid-in capital	Irrevocable capital contributions	Total	Technical appraisal reserve	Legal reserve	Accumulated Profits (Losses)	Total
Balance as of December 31, 2001 – continued	409,902	490,763	44,090	366	945,121	33,858	13,137	(146,140)	845,976
Resolution of General Extraordinary Shareholders'Meeting held on April 3, 2002:
Absorption of accumulated losses						(33,858)	(13,137)	46,995
Net loss for the year								(302,911)	(302,911)
Balance as of December 31, 2002	409,902	490,763	44,090	366	945,121			(402,056)	543,065
Resolution of General Extraordinary Shareholders'Meeting held on April 28, 2003:
Merger with Cabaña Los Charas S.A. (Note 14) (1)
Net loss for the year								(185,645)	(185,645)
Balance as of December 31, 2003	409,902	490,763	44,090	366	945,121			(587,701)	357,420

(1)	Increase in common stock and net equity due to merger with Cabaña Los Charas S.A. amounted to $1.

The attached Notes are an integral part of these consolidated financial statements.

MASTELLONE HERMANOS SOCIEDAD ANÓNIMA
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

(in thousands of Argentine pesos – as restated to reflect the effects of inflation – Note 4 c)

	2003	2002	2001
CAUSES OF CHANGES IN CASH AND CASH EQUIVALENTS
Cash flows from operating activities:
Loss before extraordinary items	(185,645)	(44,730)	(118,228)
Adjustments to reconcile loss before extraordinary items to net cash (used in) provided by operating activities:
Interest expense	124,370	93,909	83,649
Interest income	(2,193)	(1,829)	(3,254)
Income tax	(181)
Depreciation of property, plant and equipment	108,958	120,396	128,862
Amortization of intangible assets	65	58	51
Amortization of other investments	337	342	341
Amortization of goodwill	4,077	7,883	9,110
Provision for doubtful accounts, sale rebates, other assets, litigation and contingencies	22,118	18,719	18,450
Equity in loss (income) from unconsolidated entities	(789)	1,116	(804)
Financial and holding results, net	(5,489)	(159,358)
Loss (gain) on sale and withdrawals of assets	(2,253)	2,981	1,688
Loss on sale of unconsolidated entities		39
Change in minority interest	(1,755)	(574)	(655)
Payments of interest	(54)
Collection of interest	1,700	550	1,187
Subtotal	63,266	39,502	120,397
Net change in working capital and other components (Note 4 e) 17)	(3,882)	32,128	67,421
Net cash provided by ordinary operating activities	59,384	71,630	187,818
Extraordinary items – Loss		(258,181)
Adjustments to reconcile extraordinary items - loss to net cash provided by extraordinary items:
Interest income and expense, net		22,452
Income tax		369
Impairment of goodwill		15,743
Financial and holding results, net		231,827
Minority interest		180
Provision for alternative minimum income tax		28,976
Net cash provided by extraordinary items		41,366
Net cash provided by operating activities	59,384	112,996	187,818
Cash flows from investing activities:
Purchase of property, plant and equipment and plantations in progress	(19,133)	(21,194)	(93,795)
Purchase of intangible assets	(150)		(46)
Proceeds from sale of property, plant and equipment and other assets	10,785	8,923	5,076
Proceeds from sale of investments in unconsolidated entities		71
Acquisition of additional interest in subsidiary	(1,300)		(7,778)
Investments in unconsolidated entities and other non-current investments	(961)	(78)	(16,229)
Net cash used in investing activities	(10,759)	(12,278)	(112,772)
Cash flows from financing activities:
Net increase (decrease) in short-term borrowings	(2,245)	(568)	21,435
Payment of interest	(1,341)	(2,375)	(73,789)
Payment of other liabilities	(2,943)	(20,077)	(5,664)
Net cash used in financing activities	(6,529)	(23,020)	(58,018)

Increase in cash and cash equivalents	42,096	77,698	17,028
Cash and cash equivalents at beginning of year	116,300	38,602	21,574
Cash and cash equivalents at end of year	158,396	116,300	38,602

The attached Notes are an integral part of these consolidated financial statements.

MASTELLONE HERMANOS SOCIEDAD ANÓNIMA
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR
THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(in thousands of Argentine pesos – as restated to reflect the effects of inflation – Note 4 c)

NOTE 1 — SITUATION OF THE COMPANY – FINANCIAL DEBT
RESTRUCTURING

a)	On March 1, 2002 the Board of Directors initiated negotiations with the Company's unsecured financial creditors, to restructure terms of its debts, thus allowing the Company to continue its operations after facing the effects of the changes in economic rules implemented in Argentina since late December 2001, summarized in Note 2. This decision was supplemented on March 26, 2002 with the decision to suspend the payments on principal and interests financial debt.

The above decisions and the nonperformance of certain obligations resulted in the Company's technical debt default, which had caused or could cause the acceleration of payment due dates for most of the Company's financial liabilities, in accordance with the terms of the corresponding loan agreements.

From the abovementioned date financial liabilities were classified as current or non-current in accordance with their original contractual terms, due to the favorable reception to a renegotiation found during the discussions held with financial creditors. Additionally, penalty interest on past due balances was recorded in accordance with the original terms of the agreements.

On March 18, 2002 the Board of Directors appointed Greenwich Investments S.A. to participate in the preliminary discussions with the creditors. On July 25, 2002 the Board also decided to retain Banc of America Securities LLC, Bank of America N.A., Buenos Aires Branch and at the same time extended the appointment of Greenwich Investments S.A. to assist the Company in restructuring the terms and conditions of its financial debt.

From that moment the Company started to hold informative meetings with the committees representing the banks and the noteholders, and since the beginning of 2004 the financial advisors speeded up the process of developing a restructuring proposal that could meet the approval of the unsecured creditors and holders of notes issued in 1998 by the Company. The financial debt subject to restructuring negotiation consisted of unsecured debt, representing approximately 95% of the total amount, and secured debt, for the remaining 5%.

b)	Unsecured debt:

The final steps taken were as follows:

•	An Extraordinary Shareholders' Meeting held on March 3, 2004 approved an offering scheme to be presented to the financial creditors and holders of the existing notes, after considering the progress on the debt restructuring process. On the same day the Board of Directors approved the general terms and conditions of the proposal to be presented to the creditors.

On March 5, 2004 the formal filings with the Argentine National Securities Commission (Comisión Nacional de Valores or CNV) were made seeking authorization for the public offering of the New Senior Notes to be issued within the debt restructuring process, in accordance with the resolutions made by the Shareholders' Meeting held on March 3, 2004 referred to above. The Company also filed to list the new notes on the Buenos Aires Stock Exchange. On the same date the offering memorandum with the terms of the proposal was communicated to the eligible creditors through the relevant Information Agent. The terms and conditions of the restructuring proposal were also disclosed in some Argentine newspapers.

•	Following several extensions in the expiration date for the restructuring proposal and negotiations with the Company's financial creditors, on September 16, 2004, a Shareholders' Meeting amended the original proposal. The amended proposal was re-launched on the same date, and was closed on October 19, 2004, the expiration date, receiving the acceptance of creditors representing approximately 97.8% of total unsecured debt. Given the high percentage of acceptances reached, also on October 19, 2004, the Board of Directors decided not to proceed with an Acuerdo Preventivo Extrajudicial, ("APE") contemplated in the restructuring proposal (an APE is a private restructuring agreement between a debtor and a majority in number of holders of its unsecured debt affected by the restructuring accounting for at least 66 2/3% of the aggregate principal of and accrued interest on such unsecured debt, which should be submitted to the reviewing court for approval pursuant to the Argentine Bankruptcy Law. The APE itself controls the actual treatment of claims against the debtor that are subject to the APE and will, upon approval - or homologación - by the reviewing court, be binding upon holders of those claims against the debtor).

•	The set of options contained in the final restructuring proposal, accepted by the majority (97.8%) of creditors, as discussed in the preceding paragraph, was as follows:

a.	Cash Tender offer: up to US$ 85 million (or its equivalent) at a price equal to 60% of aggregate principal amount, excluding additional payment of interest accrued and unpaid on the existing debt, subject to prorating and reallocation if interested creditors exceeded the maximum cash tender offer amount.

b.	Exchange offer: exchange at the option of each holder of existing debt that has elected to tender in pursuant to the exchange offer or the existing debt that has been reallocated to the exchange offer (from the cash tender offer):

○	For each US$1,000 principal amount of existing notes, US$1,000 principal amount of (a) a new Series A Notes (listed in the Buenos Aires Stock Exchange), or (b) a new U.S. Dollar-denominated floating rate debt; and

○	For each item of our existing bank debt, a principal amount equivalent to U.S. Dollars of (a) a new Series B Notes equal or equivalent to the principal amount of such item of existing bank debt (unlisted), or (b) a new floating rate debt denominated in the currency of such item of existing bank debt.

No additional payment was made in respect of interest accrued and unpaid on the existing debt the Company offered to exchange for the New Notes or the new floating rate debt.

c.	New Collateralized Senior A Notes (see paragraph f. I. of this Note on the collateral): The Senior A Notes accrue interest from July 31, 2004 at a rate of 8% per annum, payable in cash, semi-annually in arrears on June 30 and December 31. Maturity date: June 30, 2012.

d.	Certain specific conditions of the New Senior Notes (Series A and B – also referred to as New Notes): They are described below:

I.	Limited right to capitalize interest: On any interest payment date prior to 2007, a portion of the cash interest payment due and payable on such date could be paid through the issuance of the "Subsequent Notes" in an aggregate principal amount not to exceed the lesser of (i) 2% of the principal amount of the New Senior Collateralized Notes originally issued in the restructuring process, and (ii) the difference between U$S10 million minus the amount of interest previously paid on the New Notes by the issuance of the Subsequent Notes. During 2006, the foregoing clause (i) above shall not be applicable. In no event shall the aggregate amount of interest so paid exceed U$S10 million.

II.	Mandatory redemption from excess cash flow: On each June 30, commencing with June 30, 2006, the Company shall (a) apply the excess cash (as defined in the Indenture) from the preceding fiscal year to redeem at par each New Senior Collateralized Notes in an amount up to the principal amount of the Subsequent Notes previously issued (see paragraph I. above), and (b) provided that the excess cash flow for the preceding year exceeds by at least U$S1 million or its equivalent the amount applied on such redemption date pursuant to the preceding clause (a), apply to redeem ratably and at par a principal amount of the New Notes equal to 75% of (x) such excess cash for such preceding fiscal year minus (y) the amount so applied pursuant to the preceding clause (a).

"Excess cash" is defined in the accepted proposal on the basis of EBITDA for a given fiscal year, adding and deducting certain items which are also defined for its use in the above clause. In no case the pro forma cash balance after redemptions of debt previously mentioned, could be lower than U$S10 million or a percentage determined on the annual sales, whichever is higher.

III.	Registration rights: the Company will offer to the holders of the New Senior Collateralized Notes the exchange for New Notes, substantially with the same conditions, registered with the United States of America Securities and Exchange Commission ("SEC"). Such exchange shall be completed within 180 days following the closing date. In case of delay for fulfilling this commitment (including certain intermediate stages), the Company will be required to pay additional interest charges, at a maximum rate of up to 1% per annum.

e.	New Collateralized Floating Rate Debt: Senior floating rate debt, with maturity date on December 31, 2011. Principal will be paid as follows:

Principal payment date	% of the original principal amount
December 31, 2007	5
June 30, 2008	5
December 31, 2008	5
June 30, 2009	5
December 31, 2009	10
June 30, 2010	10
December 31, 2010	20
June 30, 2011	20
December 31, 2011	20

The New Collateralized Floating Rate Debt accrues interest from July 31, 2004, on a floating rate basis at an interest rate determined by reference to LIBOR applicable to U.S. dollar or Euro deposits, for successive periods, the first of which commences on July 31, 2004, plus 2.5%, provided, however that such rate of interest shall not exceed 5% per annum. Interest will be paid in cash and in arrears on December 31 or on June 30 every year, as from the closing date.

Each item of the New Collateralized Floating Rate Debt is denominated in the currency of the existing debt exchanged for such item. This debt ranks as Senior Debt.

f.	Certain terms and conditions applicable to both the New Collateralized Senior Notes and the New Collateralized Floating Rate Debt:

I.	Collateral: Both types of debt are secured on a first priority basis by a pledge to the collateral agent by Mastellone Hermanos S.A. shareholders, of a number of shares equal to 49% of the Company's capital stock and voting rights multiplied by a fraction, the numerator of which is the aggregate principal amount of the New Senior Notes (or of the New Floating Rate Debt, depending on the case), and the denominator of which is such aggregate principal amount of the New Senior Notes plus the aggregate principal amount of the New Floating Rate Debt.

II.	Subsidiary guarantee: The subsidiaries Leitesol Industria e Comercio Ltda., Mastellone San Luis S.A. and Promas S.A. guarantee the New Collateralized Senior Notes and the New Collateralized Floating Rate Debt.

III.	Additional amounts: Generally, the Company will pay such additional amounts as may be necessary so that the amount received by holders of the New Senior Notes after tax-related withholdings or deductions in relation to the New Notes, will not be less than the amount that holders of the New Notes would have received in the absence of the withholding or deduction. If an item of the New Floating Rate Debt is transferred to a holder that is subject to a higher withholding tax than the tax that is applicable to the transferor, the Company shall only pay the withholding tax applicable to the transferor on the date of the transfer.

IV.	Optional redemptions or voluntary repayments: (a) The Company may redeem the New Collateralized Senior Notes, in whole or part, at any time or from time to time, at par plus interest accrued to the redemption date on the amount redeemed; (b) subject to certain conditions, the Company may repurchase New Collateralized Senior Notes in the open market, or by a tender or through direct transactions, at any price; (c) additionally, subject to compliance with the Indenture, the Company may repay the New Floating Rate Debt in whole or in part, at any time, at par plus interest accrued to the repayment date on the amount repaid, inasmuch as such prepayment is funded by means of new financial facilities, with comparable or better financial costs and payment terms.

V.	Certain covenants: The Company has issued the New Collateralized Senior Notes under an Indenture and the New Collateralized Floating Rate debt under a loan agreement. Under both agreements the Company is bound by certain covenants, including reporting requirements, and limitations affecting the Company's ability and the restricted subsidiaries' ability to: borrow money, pay dividends on stock, redeem stock or redeem subordinated debt, make investments, sell capital stock of subsidiaries, guarantee other indebtedness, enter into agreements that restrict dividends or other distributions from restricted subsidiaries, enter into transactions with unrestricted subsidiaries and affiliates, create or assume liens, engage in mergers or consolidations, and enter into a sale of all or substantially all of Company's assets, and prepay the New Floating Rate Debt (covenant only applicable for the New Senior Notes).

VI.	Other penalties: there are several clauses relating to change of control and other events of default, which will permit acceleration of the payment of the principal of and accrued interest on the New Senior Notes and the New Floating Rate Debt. Moreover, under certain circumstances, the Company shall repay both debts with funds arising from certain sales of assets.

VII.	Governing law: For new debt instruments, the indenture, the loan agreement and the subsidiary guarantee, the governing law is the law of the State of New York. Argentine law applies for the pledge of shares as collateral of the new debt.

•	On October 7, 2004, the CNV approved through its Resolution N° 14,925 the issuance of simple, non-convertible, collateralized notes, for a nominal outstanding amount of thousands of US$ 200,000, maximum amount at any time requested by the Company on October 1, 2004.

•	As discussed above, on October 19, 2004 the Company's Board of Directors decided not to proceed with the APE contemplated in the proposal.

•	On October 20, 2004, a Noteholders' Meeting was simultaneously held in Buenos Aires and New York, with the assistance by representation of noteholders representing 93.73% of the original Senior Notes issued in 1998. During this meeting the Company's decision not to proceed with the APE, was unanimously ratified and approved by the Noteholders. Secondly, the Noteholders' representative proposed the amendment of certain terms of the Indenture agreement, based on the proposal presented in the offering memorandum, which was also unanimously approved. The approved amendment consists of the elimination of practically all the obligations and commitments undertaken by the Company, except for those of economic nature.

•	On October 22, 2004, the Board of Directors authorized the signature of the contracts through which the restructuring is instrumented, including the Loan Agreement for the New Floating Rate Debt, and the Indenture for the New Senior Notes, with all the annexes, related and supplementary documents.

The closing of the restructuring was executed on the same day. The Bank of New York acknowledged receipt of the transfer of money for the payment of the purchased debt in accordance with the Cash Tender, and the exchange for the New Senior Notes and New Floating Rate Debt, and the Company acknowledged receipt of the pre-existing debt.

Funds used for the payment of the Cash Tender were held by the Company in different short-term investments placed in Argentina and abroad.

c)	Secured debt:

•	The Company has conducted separate negotiations with all its secured financial creditors that hold about 5% of the total financial debt.

○	On November 7, 2003, an agreement was reached to restructure the Company's secured debt with Rabobank Curaçao N.V. of approximately US$ 4.85 million as of September 30, 2003, which had matured on April 30 and October 30, 2002. The Company's main powdered milk plant and the assets in the plant were pledged as collateral for the debt. This agreement provides for a reduction of interest rates and for the repayment of principal in quarterly installments, the last due on June 30, 2006. The plant and its assets continue to be pledged as collateral for this debt.

○	In addition, on April 6, 2004, an agreement was reached with Credit Lyonnais S.A. - France to restructure the Company's secured debt amounting to approximately €637,000 as of March 31, 2004. Such debt had matured and was secured by a pledge over tanks used to transport milk. This agreement provides for a reduction of interest rates and for the repayment of principal in semiannual installments, the last due on October 6, 2005. The tanks continue to be pledged as collateral for this debt.

○	Finally, the Company has agreed the refinancing of its secured loan with CALYON (successor of Credit Lyonnais S.A. – France). The proceeds from loan were used to finance the acquisition of a cheese plant, which is not yet operating. Such plant was pledged as collateral for the debt. On June 4, 2004 the Company's Board of Directors approved the refinancing agreement consisting in releasing the Company from the payment of interest accrued through June 3, 2004 and the repayment of the entire outstanding principal of US$9,852,998 in increasing semi-annual installments, the first payment is due on March 30, 2006 and the final payment is due on March 30, 2010, bearing interest at LIBOR plus 2.5%, with a cap of 5% annually.

CALYON and the Company, in 2004, agreed to attempt to sell the plant at a floor price of US$4,500,000 for cash. The proceeds of the sale will be used to repay a portion of the refinanced secured loan and a further reduction of the refinanced debt if the sale is achieved.

The effects of the agreement, including the refinancing fee and an impairment loss on the plant, will be charged to extraordinary results in fiscal year 2004.

d)	The effects of the restructuring of the unsecured financial debt on the terms described in the paragraphs above, are the following:

1.	Simple, non-convertible Notes issued on March 31, 1998:

Balances and effects of the proposal	Amount – Thousands of US$

Total amount issued	225,000
Less: Cash Tender offer at 60% of face value	(63,832)
Less: Exchange offer
Senior Collateralized Notes – Series A	(154,020)
Floating Rate Debt	(57)
Non-restructured 1998 Senior Notes outstanding balance	7,091

Additionally, bank debt amounting to thousands of US$3,170 was exchanged for New Senior Collateralized Notes – Series B. Consequently, the New Senior Collateralized Notes – Series A and B amount to thousands of US$157,190.

2.	Existing unsecured bank debt:

Balances and effects of the proposal	Amount – Thousands of US$

Existing bank debt	104,021
Less: Cash Tender offer at 60% of face value	(21,183)
Less: Exchange offer Senior Collateralized Notes – Series B	(3,170)
Floating Rate Collateralized Debt	(79,668)
Non-restructured unsecured debt outstanding balance	—

New Floating Rate Debt amounts to the equivalent of thousands of US$79,725.

3.	Release from payment of interest accrued up to July 30, 2004 on the 1998 Senior Notes and the existing unsecured financial debt, including penalty interest, represent thousands of US$111,233 or thousands of pesos 331,585 (September 30, 2004 rate of exchange). The outstanding balance of non-restructured 1998 Senior Notes continues accruing the originally agreed interest rates, including the pertinent penalty interest.

e)	Accounting for the debt restructuring:

1.	The release of interest will be credited and restructuring expenses will be charged to extraordinary results at the closing of the nine-month period ended September 30, 2004.

2.	Profit arising from the Cash Tender, will be credited to extraordinary items arising from the restructuring of debt in fiscal year 2004, when the transaction is executed and the offer paid.

3.	Argentine accounting standards establish that an exchange of debt instruments with substantially different terms is considered an extinguishment of debt and that the old debt instrument should be derecognized from the company's balance sheet. The new debt instrument should be initially recorded at fair value and that amount should be used to determine the debt extinguishment gain or loss to be recognized. Fair value should be determined by the present value of the future cash flows to be paid under the terms of the new debt instrument discounted at a rate commensurate with the risks of the debt instrument and time value of money. This profit will be disclosed as an extraordinary items in fiscal year 2004, when the restructuring is closed, and the pertinent contracts are instrumented and executed.

NOTE 2 — MODIFICATION OF THE ARGENTINE MONETARY RÉGIME AND
DEVALUATION OF THE ARGENTINE PESO

1)	On January 6, 2002 a new legislation was enacted (Law N° 25,561 – Public Emergency and Reform of the Exchange régime) subsequently supplemented by other regulations, in particular the Decree N° 214/2002 dated February 3, 2002 for the reordering of the Financial System and several others issued by the Central Bank of the Argentine Republic.

In summary, it was an emergency economic package formally ending the convertibility program that had been in force since 1991 (which established a fixed parity of $1 per U.S. dollar) and implementing a free flotation of the local currency against the U.S. dollar.

2)	The exchange market started operations on January 11, 2002 with a limited amount of transactions. Prior authorization of the Central Bank for most transfers of foreign currencies abroad had to be obtained, mainly for repayment of financial debts and interest thereon, royalties, dividend and other similar balances. In mid 2003, most of prior requirements for commercial and financial transactions involving foreign currencies were simplified.

3)	U.S. denominated cash balances in local bank accounts, including term deposits, existing as of the enactment of the new legislation, were converted at the rate of $1.40 per U.S. dollar. Term deposits are escalated in accordance with a Coefficient for Stabilization (Coeficiente de Estabilización de Referencia), which is published by the Central Bank. That coefficient is applied from February 2002 and is based on the consumer price index. Rescheduling of reimbursement of time deposits allow that such deposits be reimbursed or converted in different type of government debt bonds due, according to their amount, in a maximum period of ten years. Most of the banks offered the anticipated devolution of such deposits (both rescheduled and those converted to government debt bonds) to their clients.

4)	Liabilities outstanding as of January 6, 2002, with local banks and other financial institutions denominated in U.S. dollars or other foreign currencies, all other liabilities outside the financial system, denominated in U.S. dollars or other foreign currency, were converted at the rate of $1 per U.S. dollar, and same escalation coefficient is applied.

If, when applying the above regulations on U.S. dollar liabilities outside the financial system, the value of the assets acquired or services rendered were higher or lower at the payment date, any of the parties could request a fair adjustment of the price.

For certain specific U.S. dollar debts with the banks or other financial institutions, on top of the escalation referred to above, a rate of interest not exceeding the maximum rate fixed by the Central Bank, is accrued.

5)	U.S. dollar-denominated contracts of all types signed before January 6, 2002, were converted into pesos at the rate of $1 per U.S. dollar. Prices of these contracts are adjusted in accordance with the coefficient referred to above. No further escalations or adjustment clauses will be allowed in prices for new contracts or transactions.

6)	On February 8, 2002, Decree N° 260/2002 was issued, establishing that all transactions in foreign currencies, including imports and exports, have to be settled through a free exchange market.

Prior approval of the Central Bank is required for certain remittances of foreign currencies abroad. The rate of exchange has ranged between $1.80 and $3.95 per U.S. dollar since the beginning of February 2002 and the date of issuance of these financial statements, reaching a level of $2.93 at fiscal year closing date ($3.37 as of December 31, 2002), and a level of approximately $3.00 at the date of issuance of these financial statements (December 20, 2004).

7)	Moreover, and as a consequence of the current difficult situation of public budget, certain receivables from the Federal Government, current and non-current, might not be collected. Legal interpretations on the rate of exchange applicable for settlement of foreign currency liabilities with foreign financial institutions or foreign bondholders may differ from those presented by creditors, therefore requiring the application of mechanisms for resolution of disputes. The impact of negotiations carried out was a loss of approximately 21,000 that were charged 19,531 to 2003 statement of operations, while 1,830 were charged to loss in 2004.

8)	The lack of bank credit lines in financial institutions operating in Argentina, also resulting from the significant change in the economic and financial conditions in the market, as well as the difficulties for banks in receiving funds from depositors, made it necessary for the Company to apply resources generated by operations basically to maintain normal operation of its business activities. These restrictions make impossible, as already stated, the repayment of financial obligations received under conditions very different from those currently in force, this being the reason for the debt restructuring disclosed in Note 1.

The effects of the above mentioned changes in the economic conditions up to March 31, 2002 are disclosed as extraordinary items in the statement of operations. (see Note 5 r).

NOTE 3 — THE COMPANY - OPERATIONS AND MAJOR CUSTOMERS

Mastellone Hermanos Sociedad Anónima and its consolidated subsidiaries (the "Company") is Argentina's leading processor and manufacturer of fresh consumption dairy products.

Its sales are concentrated in the Buenos Aires metropolitan area, Argentina's largest market for such products, but the Company's operations cover practically every significant market throughout the rest of the country.

The Company also exports dairy products (mainly powdered milk) and provides a series of services (including raw milk procurement and industrial services) to Danone Argentina S.A. under long-term agreements (see Note 12).

The customer "Ministerio de Desarrollo Humano y Trabajo" (Ministry of Human Resources Development and Work), accounts for 10.8% of the Company's net sales as of December 31, 2003 (6.6% and 6.2% in 2002 and 2001, respectively). No other single customer accounts in excess of 10% of the Company's net sales.

The Company's sales are summarized by distribution channels as follows:

	2003	2002	2001
Domestic sales:
Traditional retailers and supermarkets	848,259	858,736	1,122,625
Government and commercial bids	124,008	109,094	109,949
Other	26,072	8,749	21,547
Services	11,379	10,488	20,324
Export / Foreign	120,381	191,792	151,554
Total	1,130,099	1,178,859	1,425,999

NOTE 4 — ACCOUNTING POLICIES

a)    Consolidated financial statements

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Argentina ("Argentine GAAP"). The format and disclosures have been adapted to conform more closely to the form and content of financial statements presented in the United States of America ("U.S. GAAP") for the convenience of readers. In this respect, see also Note 17 Differences between Argentine GAAP and U.S. GAAP.

The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All material intercompany accounts and transactions have been eliminated in the consolidation.

The accounts of the following companies were included in consolidation:

	% of holding
Company	2003	2002	2001
Cabaña Los Charas S.A.	(1)	100.00	100.00
Carnes Puntanas S.A.			100.00
Frigorífico Rydhans S.A.	100.00	100.00	100.00
Leitesol I.C.S.A. (2)	100.00	100.00	100.00
Marca 4 S.A.	99.99	99.99	99.99
Mastellone Hermanos do Brasil Comercial e Industrial Ltda (dormant)	100.00	100.00	100.00
Mastellone San Luis S.A. (3)	94.05	89.84	88.45
Promas S.A. (3)	99.97	99.97	99.97
Puraláctea S.A.	99.99	99.99	99.99

(1)	Cabaña Los Charas S.A. merged into Mastellone Hermanos Sociedad Anónima effective January 1, 2003

(2)	Leitesol I.C.S.A. is a Brazilian subsidiary of Mastellone Hermanos Sociedad Anónima. It is an integrated subsidiary, with no independent cash flow, trading exclusively Company's products in the Brazilian market.

(3)	Wholly owned subsidiary companies subsequent to December 2003.

Carnes Puntanas S.A. and Emexal S.A. (incorporating company) merged effective January 1, 2002 with Emexal S.A. as the surviving entity. The merger was approved by the Inspection Bureau on February 26, 2002. Emexal S.A. changed its name to Mastellone San Luis S.A.

Cabaña Los Charas S.A. was merged into Mastellone Hermanos Sociedad Anónima effective January 1, 2003. The preliminary merger agreement was executed and approved by the Boards of Directors of the respective companies on March 24, 2003 and, on October 1°, 2003, was approved by the National Securities Commission.

b)    Argentine Peso devaluation

Since April 1, 1991, the Argentine Convertibility Law has been in force, and the exchange rates between the Argentine peso and the United States dollar as reported by Banco de la Nación Argentina have been in the range of approximately 0.99/ 1.00 pesos per dollar.

On January 2, 2002, the Argentine Government announced that the current one-to-one exchange rate would no longer be maintained. On January 6, 2002, Law N° 25,561, titled "Public Emergency and Reform of the Exchange régime" was enacted (see Note 2).

At December 31, 2003 the rate of exchange for the United States dollar as reported by Banco de la Nación Argentina was of $2.93 per dollar. At the date of issuance of the accompanying financial statements (December 20, 2004), such rate of exchange increased to approximately $3.00 per dollar.

c)    Inflation in Argentina

Subsequently to the devaluation of the Argentine currency discussed in Note 2, the wholesale price index showed an increase of 137% up to November 2004.

On March 6, 2002, the Professional Council in Economic Sciences of Buenos Aires issued its Resolution MD 3/02, which requires the restatement of financial statements as from March 31, 2002 to reflect the effects of inflation, with a procedure similar to the one established by the IAS 29 (Financial reporting in hyperinflationary economies) issued by the International Accounting Standards Board.

The procedure requires the restatement of non-monetary items (mainly property, plant and equipment, intangible assets, shareholders' equity and profit and loss accounts) in accordance with the movement of the wholesale price index, published by the National Institute of Statistics and Census, while monetary assets are stated at their nominal value. The result on exposure of monetary items to the variations in the purchasing power of the Argentine currency is charged or credited to income and loss.

In accordance with Decree N° 664/03 and General Resolution N° 441/03 issued by the National Securities Commission, the Company discontinued the restatement of financial statements to reflect the effects of inflation effective March 1st, 2003. Accordingly, the Company has restated its financial statements to reflect the effects of inflation only through February 2003. The Professional Council of Economic Sciences of the City of Buenos Aires, on its turn, required the discontinuance of the restatement of financial statements to reflect the effects of inflation on October 1, 2003, through the Resolution CD N° 190/03. During the period from March 1, 2003 to September 30, 2003, the wholesale price index decreased by 2.10%.

Prior year figures as of December 31, 2002 and 2001, which are presented for comparative purposes, were also restated through February 2003, in order to make them directly comparable to the current year balances.

d)    Revenue recognition

The Company recognizes revenue from product sales when a product has been delivered and risk of loss has passed to the customer, collection of the resulting receivable is probable, persuasive evidence of an arrangement exists, and the fee is fixed or determinable. Delivery occurs when products are received by domestic customers as the term of such shipments is usually FOB Destination and when products are shipped to foreign customers as the term of such shipments is usually FOB Shipping Point. The Company accrued cash discounts and volume rebates at the time of sale. It also maintains allowance for doubtful accounts and sales returns based on historical experience.

Revenue on services is recognized when the services are rendered.

e)    Valuation criteria

1)	New accounting principles and presentation of the information

A new set of accounting standards that is effective January 1, 2003 was approved by the professional bodies in Argentina and adopted by the National Securities Commission through its General Resolution N° 434/03. The Company has adopted the new set of accounting standards in the preparation of the accompanying financial statements.

The effect of the application of such accounting standards was also determined as of December 31, 2002 and 2001.

The detail of adjustments to shareholders' equity at beginning of each year is as follows:

	December 31
	2002	2001	2000(*)
Inventory (idle capacity of plants – see point e) 4) of this Note)	6,668	(8,725)
Adjustment to non-current receivables (present value – see points e) 2) and 3) of this Note)	(290)
Intangible assets – launching expenses		5,306	(5,306)
Vacation accrual	4,733	(200)	(8,413)
Deferred income tax (see point e) 14) of this Note):
Temporary differences between the book carrying amounts and the tax basis of assets and liabilities	34,247	5,895	(11,454)
Tax loss carry-forwards	256,476	33,876	60,745
Valuation allowance for deferred income tax assets	(290,723)	(39,771)	(49,291)
Adjustment to non-current payables (present (value – see points e) 2) and 3) of this Note)	507	(281)	1,147
Total	11,618	(3,900)	(12,572)

(*)	It is disclosed as an adjustment to the initial balances in the statement of shareholders' equity.

2)	Monetary items – Cash, cash equivalents, receivables and liabilities stated in Argentine pesos, have been valued at their nominal values plus accrued interest as of the end of each year, when applicable.

Long-term receivables and payables, for which no interest rate or any other type of financial compensation has been established, have been valued at their present value.

3)	Foreign currency denominated assets and liabilities – Foreign currency denominated assets and liabilities have been stated at the closing exchange rate. On March 6, 2002, the Professional Council in Economic Sciences issued Resolution MD N° 3/2002, that mandated the capitalization of exchange differences arising from foreign currency denominated liabilities used to finance, directly, the acquisition, production or construction of an asset. Such Resolution included also an option to capitalize exchange differences in other assets financed indirectly with foreign currency denominated liabilities. The Company adopted such optional treatment for the acquisition or construction of property, plant and equipment indirectly financed in foreign currencies (see points 7) and 8) below).

Resolution CD N° 87/2003 issued by the Professional Council in Economic Sciences and effective July 28, 2003, withdrew the abovementioned Resolution MD, so that the Company capitalized exchange differences generated up to the abovementioned date.

Long-term receivables and payables, for which no interest rate or any other type of financial compensation has been established, have been valued at their present value.

4)	Inventories

•	Finished goods – They are stated at the current replacement cost at each year end net of those expenses related to inefficiencies in the production process or idle capacity of plants. Such expenses are recognized in earnings under caption "Other", included in operating expenses in the statement of operations. Until December 31, 2002, certain finished goods inventories were valued at net realizable value. The effect of the change in this valuation criterion was not material.

•	Raw materials, packaging materials and supplies, and work in progress – They are valued at the current replacement cost at each year end.. Inventories write-offs are directly charged to the statement of operations.

The value of inventories thus determined, taken as a whole, does not exceed their estimated recoverable value (understood as net realizable value, i.e. net selling price less direct selling expenses).

5)	Other current and non-current assets

These consist of property, plant and equipment held for sale and are valued at their net realizable value at each year end (understood as fair market value less selling expenses). These assets are not depreciated.

6)	Investments

Current:

As of December 31, 2001, these primarily consist of short-term time deposits other than those included under cash and cash equivalents.

Non-current:

These consist of long-term time deposits, Argentine government bonds, private bonds, investments in unconsolidated entities that have been accounted for by the equity method (the equity value was determined based on financial statements restated to reflect the effects of inflation), certain properties and an aircraft for the years ended December 31, 2003, 2002 and 2001.

7)	Property, plant and equipment

–    Original value:

•	Technically appraised assets - These are stated in accordance with the values resulting from the last independent technical appraisal as of September 30, 1986, as restated to reflect the effects of inflation (see paragraph c) of this Note).

•	Assets not appraised - They are valued at cost as restated to reflect the effects of inflation. Construction in progress includes interest capitalized during the construction period related to loans obtained to finance these constructions, also as restated to reflect the effects of inflation.

•	Technical appraisal reserve - The difference between the carrying value and the net technical appraisal of property, plant and equipment was recorded in this account. Up to December 31, 2001, the technical appraisal reserve was amortized proportionally to the depreciation and disposal of the technically appraised assets. The Shareholders' meeting held on April 3, 2002, that approved the financial statements as of December 31, 2001, decided to offset the Technical appraisal reserve with accumulated losses as of that date.

•	Capitalization of exchange losses – As discussed in point 3) above, exchange losses generated until July 27, 2003 arising from the direct or indirect financing for the acquisition, construction or installation of property, plant and equipment, have been capitalized as part of the cost of such assets, net of the effect of restating the historical costs to reflect the effects of inflation.

–	Depreciation – Depreciation has been calculated by applying the straight-line method on the restated balances of the assets.

For industrial plants and for significant investments in property, plant and equipment made during the past four years before January 1, 2002, the remaining useful life was reanalyzed from the technical point of view and, adjusted, when applicable, to the following terms:

•	Buildings: to 40 years

•	Industrial plants: to 20 years

The analysis also included investments in property, plant and equipment made before 1998. Based on such analysis the conclusion was that because of the characteristics and technology existing in such assets, they did not require to extend their useful lives.

The change in the estimated useful life was applied prospectively as from January 1, 2002.

The value of these assets, taken as a whole, does not exceed their economic recoverable value, as determined based on the projected cash flows associated with assets used in the dairy business.

8)	Plantations in progress

They are valued at cost as restated to reflect the effects of inflation, and will be transferred to a definitive account and begin to be depreciated from the moment when the plantation (mainly olives) starts producing at the standard commercial level considered by the industry. The balance includes development costs for the plantation, as well as the capitalization of interest related to loans obtained to finance the aforementioned plantations. Moreover, cost includes exchange differences arising from the loans obtained to finance the plantations, as required by Resolution MD N° 3 of the Professional Council in Economic Sciences.

The value of these assets, taken as a whole, does not exceed their economic recoverable value.

9)	Intangible assets

–    Trade marks:

•	Original value - They are carried at cost as restated to reflect the effects of inflation.

•	Amortization – It was computed on a straight-line basis, over its estimated useful life (10 years). It is computed on the restated cost of the assets.

10) Goodwill

•	Original value – includes the excess of the purchase price paid for the shares of Cabaña Los Charas S.A. (see Note 14), Carnes Puntanas S.A. (see Note 13) Leitesol Indústria e Comércio S.A. and Mastellone San Luis S.A. over their equity values as of the dates of acquisition. They have been restated to reflect the effects of inflation.

As of December 31, 2002, the Company has recorded an impairment loss on goodwill, based on the projected future losses for the remaining useful life of goodwill related to Cabaña Los Charas S.A. and Leitesol Indústria e Comércio S.A. The provision was charged to extraordinary loss (Note 5 r). In the case of Mastellone San Luis S.A., the projected future profitability as of December 31, 2003 and 2002, supported the carrying amount of related goodwill as of such dates.

•	Amortization – goodwill is amortized on a straight-line basis, over its estimated useful life, and is computed on the restated cost of the assets.

11)	Loans – They are stated at nominal value of principal plus interest accrued at each year-end (see also Note 1 concerning restructured unsecured financial debt).

12)	Capital stock – Total capital consists of common stock, additional paid-in capital and irrevocable capital contributions. They have been restated to reflect the effects of inflation, the excess over their nominal value being credited to a supplementary account named Adjustment to capital.

Irrevocable capital contributions are cash contributions made by the shareholders which are accepted by the Company's Board of Directors on account of future capital increases, and are formalized through an agreement with those shareholders. The agreement determines that these contributions should exclusively be destined to the issuance of new shares whenever the shareholders' meeting so resolve. If at any time the Board proposes to return them to the shareholders, such resolution must be taken by an extraordinary shareholders' meeting with same formalities as those required by the Argentine Corporations Law for capital stock reductions. Provided that these conditions are met, these contributions are disclosed as part of shareholders' equity in accordance with Argentine GAAP and with regulations of the Argentine National Securities Commission.

13)	Holding results, foreign exchange (loss) gain, net, and other financial results (ordinary and extraordinary) – They consist of the difference between the carrying value of inventories and their historical cost, and the gain or losses on foreign currency transactions and tax on interest. They are presented net of the inflationary effect included therein.

14)	Income taxes – The income tax amounts shown in the statements of operations were accrued by each of the consolidated entities. Deferred tax assets and liabilities are recognized for the future tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax benefits of tax loss carry-forwards are also recognized as deferred tax assets. Deferred tax assets are reduced by a valuation allowance to the extent the Company concludes that, more likely than not, this assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that the change is enacted. Based on projections prepared as of December 31, 2003, a valuation allowance has been recorded to offset the net deferred tax assets in the Company and most of its subsidiaries, since the realization of these assets is uncertain.

The statutory income tax rate for the years ended December 31, 2003, 2002 and 2001 was 35%.

15)	Earnings per common share – It has been computed on the basis of the average number of 409,902,378 shares, and broken-down in the ordinary and the extraordinary amounts. There is no EPS dilution, as there is no preferred stock or convertible-bonds issued.

16)	Segment information – It is presented in Schedule 1 with the information required by Argentine GAAP in this respect, which also conforms to applicable U.S. GAAP.

17)	Cash flow information – Detail of the net change in working capital and other components is as follows:

	2003	2002	2001
Trade accounts receivable	(13,710)	50,396	(10,600)
Other receivables	(8,981)	54,879	41,801
Inventories	(3,486)	86,965	(20,587)
Accounts payable	10,745	(117,023)	76,228
Taxes	10,311	(30,753)	(1,714)
Accrued salaries, wages and payroll taxes	2,995	(8,410)	798
Accrued litigation and other expenses	(2,685)	(1,128)	(5,882)
Other	929	(2,798)	(12,623)
Total	(3,882)	32,128	67,421

18)	Use of estimates – The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

19)	Contingencies – The Company and its subsidiaries are parties to various legal and administrative actions arising in the course of their businesses. Although the amount of any liability that could arise with respect to such actions cannot be accurately predicted, in the opinion of the Company, such actions would not, individually or in the aggregate, have a material effect on the Company's financial position or results of operations.

20)	Risk management – The Company currently operates principally in Argentina. The Company's financial performance is affected by inflation, exchange rates and regulations, price controls, interest rates, changes in governmental economic policy, taxation and political, economic or other developments in or affecting Argentina. The majority of the Company's assets are either non-monetary or denominated in Argentine pesos, and the majority of its liabilities are denominated in U.S. dollars and, to a lesser extent, in Euros. In addition to the foreign currency exposure or a hyperinflationary scenario in this country, the Company may be also exposed to significant economic losses, resulting from a depressed level of the local economy that may increase the credit risk related to accounts receivable. A significant portion of the Company's debt has a fixed interest rate or a capped floating rate, thereby limiting the Company's interest rate risk exposure.

The Company, as of December 31, 2003, does not have any unsettled forward agreement.

NOTE 5 — BREAKDOWN OF MAIN ACCOUNTS

	2003	2002	2001
a) Trade accounts receivable
Third parties (domestic)	95,782	115,367	97,937
Other related parties (domestic – Note 6)	38,808	26,603	117,947
Third parties (foreign) and tax incentives on exports	25,213	10,387	8,456
Subtotal	159,803	152,357	224,340
Allowance for doubtful accounts	(14,462)	(13,866)	(26,109)
Allowance for trade discounts and volume rebates	(1,150)	(4,692)	(6,524)
Total	144,191	133,799	191,707
The movement of allowance for doubtful accounts is as follows:
Balance at the beginning of the year	13,866	26,109	22,819
Additions	938	2,859	3,746
Write-offs	(370)	(85)	(456)
Transfer from allowance for other non current receivables	124
Effects of inflation	(96)	(15,017)
Balance at the end of the year	14,462	13,866	26,109
The movement of allowance for trade discounts and volume rebates is as follows:
Balance at the beginning of the year	4,692	6,524	2,525
Additions	2,380	4,654	5,091
Actual trade discounts and volume rebates granted	(5,890)	(2,951)	(1,092)
Effects of inflation	(32)	(3,535)
Balance at the end of the year	1,150	4,692	6,524
b) Other receivables, net
Current
Prepaid expenses, interest and commissions	5,403	5,982	5,506
Net value added tax	12,451	4,771	19,591
Other tax credits	505	1,147	4,665
Affiliated entity (Note 6)	9	9	426
Guarantee deposits	1,326	2,241	2,322
Related parties (Note 6)	4,252	4,236
Receivable from sale of non-current investments	1,290	1,180
Prepaid insurance claims	285	11	138
Advances to suppliers	2,035	1,860	2,983
Receivables from customers in receivership and in bankruptcy	835	305	947
Other	1,249	2,268	3,817
Subtotal	29,640	24,010	40,395
Allowance for doubtful accounts	(442)	(378)	(409)
Total	29,198	23,632	39,986

	2003	2002	2001
Non-current
Prepaid expenses and commissions	11,200	14,021	18,925
Receivables from customers in receivership and in bankruptcy ( *)	6,672	7,465	15,855
Net value added tax	19,516	18,692	32,335
Alternative minimum income tax (Note 13)	30,648	20,580	43,965
Other tax credits	1,804	1,738	338
Related parties (Note 6)			6,981
Receivable from sale of non-current investments	10,580	13,572	9,835
Advances to suppliers	1,636	4,441	4,913
Notes receivables	403	671	1,767
Other	3,250	5,117	6,904
Subtotal	85,709	86,297	141,818
Allowance for doubtful accounts and for doubtful alternative minimum income tax	(36,956)	(27,218)	(12,285)
Total	48,753	59,079	129,533
The movements of the allowance for doubtful accounts are as follows:
Current
Balance at the beginning of the year	378	409	420
Additions	67	311	15
Transfer to allowance for other non current receivables			(26)
Effects of inflation	(3)	(342)
Balance at the end of the year	442	378	409
Non-current
Balance at the beginning of the year	27,218	12,285	9,743
Additions	10,215	32,609	2,774
Transfer from allowance for other current receivables			26
Transfer to allowance for trade accounts receivable	(124)
Reversal	2
Write-offs	(306)		(51)
Remeasurement of foreign subsidiaries allowances	145	638	(207)
Effects of inflation	(194)	(18,314)
Balance at the end of the year	36,956	27,218	12,285

(*) Most of this receivable is covered by the allowance for doubtful accounts.

	2003	2002	2001
c) Inventories
Finished goods	72,332	60,687	118,142
Work in progress	19,849	26,385	22,710
Raw materials, packaging materials and supplies	90,822	90,773	121,655
Advances to suppliers of inventories (including related parties for 114, 75 and 20 in 2003, 2002 and 2001, respectively)	3,058	4,229	1,778
Total	186,061	182,074	264,285
d) Other assets
Current
Property, plant and equipment for sale	2,036	1,602
Total	2,036	1,602
Non-current
Property, plant and equipment for sale	17,170	15,657	9,633
Valuation allowance	(13,683)	(10,711)	(7,082)
Total	3,487	4,946	2,551
e) Deferred income tax
Deferred tax assets
Tax loss carryforwards	298,545	299,607	94,621
Exchange differences deductible in future fiscal years	27,423	36,818
Inventories			6,693
Allowances, accrual for litigation expenses and other non-deductible accruals	8,330	9,814	14,933
	334,298	346,239	116,247
Valuation allowance	(321,654)	(331,307)	(89,062)
Subtotal	12,644	14,932	27,185
Deferred tax liabilities
Inventories	(2,277)	(3,794)
Property, plant and equipment	(7,737)	(7,970)	(18,644)
Other temporary differences	(2,341)	(3,168)	(8,541)
Subtotal	(12,355)	(14,932)	(27,185)
Total	289

The movement of temporary differences between book carrying amounts and tax basis of assets and liabilities and tax loss carry-forwards is as follows:

	Balance at the beginning of the year	Effects of inflation	Use of tax loss carry-forwards	Charge (credit) for the year	Balance at the end of the year
Temporary differences between book carrying amounts and tax basis of assets and liabilities	31,700	(219)		(8,083)	23,398
Tax loss carry-forwards	299,607	(2,068)	(5,717)	6,723	298,545
Total 2003	331,307	(2,287)	(5,717)	(1,360)	321,943

Temporary differences between book carrying amounts and tax basis of assets and liabilities	(5,559)	3,012		34,247	31,700
Tax loss carry-forwards	94,621	(51,258)	(232)	256,476	299,607
Total 2002	89,062	(48,246)	(232)	290,723	331,307

Temporary differences between book carrying amounts and tax basis of assets and liabilities	(11,454)			5,895	(5,559)
Tax loss carry-forwards	60,745			33,876	94,621
Total 2001	49,291			39,771	89,062

Tax loss carry-forwards recorded by Mastellone Hermanos S.A. and its subsidiaries that had not yet been used as of December 31, 2003 (most of the balance covered by a valuation allowance), are as follows:

Year of generation	Tax loss amount	Applicable tax rate	Credit due to tax loss carry-forward	Expiration – date for submission of tax returns fiscal years
1998	24,634	35.0%	8,622	2003
1999	1,008	35.0%	353	2004
2000	40,338	35.0%	14,118	2005
2001	43,307	35.0%	15,157	2006
2002	694,422	35.0%	243,048	2007
2003	15,472	35.0%	5,415	2008
(1)	50,833	34.5%	17,549	Unlimited
Subtotal	870,014		304,262
Use of 2003	(16,333)		(5,717)
Total	853,681		298,545

(1)	Tax losses generated by foreign subsidiaries, which can be offset up to the limit of 30% of each year's tax profit and have no expiration date. They were converted at the exchange rate applicable at each year-end.

	2003	2002	2001
Evolution of valuation allowance is as follows:
Balance at the beginning of the year	331,307	89,062	49,291
Net (reversal) increase for the year	(7,366)	290,491	39,771
Effects of inflation	(2,287)	(48,246)
Balance at the end of the year	321,654	331,307	89,062
f) Property, plant and equipment, net
Land and buildings	344,428	399,314	344,142
Machinery and equipment, containers and tools	508,559	621,002	574,651
Fittings, laboratory equipment and furniture	217,722	279,979	242,585
Vehicles	29,410	38,164	26,172
Buildings improvements	36,436	39,289	33,317
Construction in progress	48,248	59,142	5,656
Subtotal	1,184,803	1,436,890	1,226,523
Advances to suppliers	1,064	1,249	5,331
Total	1,185,867	1,438,139	1,231,854
The movement of property, plant and equipment-net is as follows:
Net value at the beginning of the year	1,438,139	1,231,854	1,281,519
Acquisitions	13,296	18,077	91,316
Retirement and disposals	(8,996)	(11,180)	(5,699)
(Decreases) increases of capitalized exchange differences	(145,763)	329,244
Transfer to inventory (spare parts)	(501)
Depreciation	(108,958)	(120,396)	(135,282)
Transfer to other current and non current assets	(1,350)	(9,460)
Net value at the end of the year	1,185,867	1,438,139	1,231,854
g) Plantations in progress
Olive and carob trees plantations	57,788	51,951	48,834
The movement of plantations in progress is as follows:
Net value at the beginning of the year	51,951	48,834	46,355
Acquisitions (including exchange differences)	5,837	3,117	2,479
Net value at the end of the year	57,788	51,951	48,834
The production of olive plantations will be applied to produce olive oil.

	2003	2002	2001
h) Intangible assets
Net value:
Trademarks	187	58	73
Other	44	88	131
Total	231	146	204
The movements of intangibles assets are as follows:
Net value at the beginning of the year	146	204	209
Acquisitions	150		46
Amortization	(65)	(58)	(51)
Net value at the end of the period / year	231	146	204

i)     Goodwill

Company	2003
	Original value
	Balance at the beginning of the year	Increases	Balance at the end of the year
Cabaña Los Charas S.A.	2,508		2,508
Leitesol I.C.S.A.	34,948		34,948
Mastellone San Luis S.A.	48,473	1,300	49,773
Total	85,929	1,300	87,229

Company	2003					2002	2001
	Amortization			Allowance for impairment at the end of the year	Net value at the end of the year	Net value at the end of the year	Net value at the end of the year
	Accumulated at the beginning of the year	For the year	Accumulated at the end of the year
Cabaña Los Charas S.A.	586		586	1,922			2,173
Leitesol I.C.S.A.	20,132	265	20,397	13,821	730	995	18,767
Mastellone San Luis S.A.	11,657	3,812	15,469		34,304	36,816	40,498
Total	32,375	4,077	36,452	15,743	35,034	37,811	61,438

	2003	2002	2001
j) Accounts payable
Current
Trade payables	126,244	98,415	184,635
Related parties (Note 6)	21,090	20,071	58,517
Notes payable – Collateralized	1,874	2,539	3,487
Affiliated and unconsolidated entities (Note 6)	99	21	33
Total	149,307	121,046	246,672

	2003	2002	2001
Non-current
Trade payables	1,801	9,409	4,801
Notes payable – Collateralized	4,193	8,038	3,656
Total	5,994	17,447	8,457
k) Loans
Short-term debt
Short-term borrowings	187,707	189,817	132,886
Current portion of long-term debt (Note 7)	102,150	92,196	37,516
Accrued interest (including 2 – unconsolidated entity in 2001 and 1,368, 739 and 30 – related parties in 2003, 2002 and 2001 – Note 6)	247,503	147,331	18,997
Unconsolidated entity (Note 6)			519
Related parties (Note 6)	2,998	3,472	3,745
Total	540,358	432,816	193,663
Long-term debt
Long-term debt, excluding current portion (Note 7)	721,439	871,534	601,781
Total	721,439	871,534	601,781
l) Taxes, income, accrual for tax relief and other
Current
Taxes, rates and contributions (net from advances)	5,366	4,472	3,546
Tax withholdings	5,102	4,515	4,634
Accrual for tax relief – Law N° 22,021	2,971	168
Tax – Law N° 23,966	1,904	2,834
Total	15,343	11,989	8,180
Non-current
Accrual for tax relief – Law N° 22,021	34,611	27,495	62,598
Taxes, rates and contributions	3,261	49	204
Total	37,872	27,544	62,802
m) Accrued salaries, wages, payroll taxes and others
Current
Payroll	10,144	8,168	19,182
Social security taxes	3,070	2,167	4,208
Advances from customers	909	385
Debt due to acquisition of subsidiaries	205	1,870	12,610
Other	1,062	611	4,663
Total	15,390	13,201	40,663

	2003	2002	2001
Non-current
Social security taxes	130	14
Debt due to acquisition of subsidiaries	2,529	3,806	13,140
Other	25	72	101
Total	2,684	3,892	13,241
n) Accrued litigation and other expenses
Current
Accrued litigation expenses	1,905	570	5,280
Other accrued expenses	2,095	5,470	595
Total	4,000	6,040	5,875
Non-current
Accrued litigation expenses	8,353	6,602	9,499
Other accrued expenses	485	345	1,388
Total	8,838	6,947	10,887
The movement of accrued litigation expenses and other expenses is as follows:
Current
Balance at the beginning of the year	6,040	5,875	6,108
Increases	285	73	499
Reversals			(167)
Payments made	(2,685)	(1,127)	(5,883)
Remeasurement of foreign subsidiaries allowances	394	2,191	(685)
Effects of inflation	(42)	(3,189)
Reclassification (to) from tax debt in foreign subsidiaries	(3,261)	1,052
Transfer from non current allowance	3,269	1,165	6,003
Balance at the end of the year	4,000	6,040	5,875
Non-current
Balance at the beginning of the year	6,947	10,887	10,615
Increases	5,208	3,304	6,308
Reversals			(33)
Effects of inflation	(48)	(6,079)
Transfer to current allowance	(3,269)	(1,165)	(6,003)
Balance at the end of the year	8,838	6,947	10,887
o) Net sales
Gross sales of goods	1,232,452	1,296,207	1,566,850
Services provided	11,947	10,912	22,206
Turnover tax	(21,255)	(19,341)	(18,499)
Sales discounts and volume rebates	(59,625)	(55,846)	(104,322)
Sales returns	(33,420)	(53,073)	(40,236)
Total	1,130,099	1,178,859	1,425,999

	2003		2002		2001
p) Cost of sales
Inventories at the beginning of the year
Finished goods	60,687		118,142		116,566
Work in progress	26,385		22,710		14,035
Raw materials, packaging materials and supplies	90,773	177,845	121,655	262,507	108,699	239,300

Purchases		712,801		611,943		777,286

Production expenses		248,559		267,864		363,887

Holding results generated by inventories		1,923		(3,122)		(14,572)

Remeasurement of foreign subsidiaries inventories		797		(1,902)

Benefits from industrial promotion		(13,493)		(28,965)		(15,482)

Inventories at the end of the year
Finished goods	(72,332)		(60,687)		(118,142)
Work in progress	(19,849)		(26,385)		(22,710)
Raw materials, packaging materials and supplies	(90,822)	(183,003)	(90,773)	(177,845)	(121,655)	(262,507)
Total cost of sales		945,429		930,480		1,087,912

q)    Information required by section 64, sub-section b) of Law N° 19,550

	2003	2002	2001
	Total	Production expenses	Selling expenses	General and administrative expenses	Other expenses	Total	Total
Remuneration to members of the Board of Directors and members of the statutory auditors' committee	450			450		559	2,188
Fees and compensation for services	53,348	4,011	40,369	8,968		61,210	93,498
Payroll and social security charges	74,910	46,123	16,951	11,836		89,874	139,646
Depreciation of property, plant and equipment	108,958	101,342	4,121	3,495		120,396	135,282
Reversal of technical appraisal reserve							(6,420)
Amortization of intangible assets	65				65	58	51
Provision for bad debts	1,005		1,005			3,871	6,535
Freights	150,419	59,860	90,556	3		149,095	221,529
Maintenance and repair	9,620	8,231	1,262	127		9,663	14,752
Office and communication	1,084	546	193	345		1,236	2,013
Fuel, gas and energy	15,665	14,380	1,157	128		18,025	27,512
Vehicles expenses	5,435	2,410	2,702	323		4,908	8,247
Publicity and advertising	9,410		9,410			10,874	20,824
Taxes, rates and contributions	33,142	18,173	430	14,539		32,980	27,268
Insurance	3,278	2,233	863	182		4,023	4,471
Traveling	1,878	700	653	525		1,923	3,458
Export and import	1,818		1,781	37		4,124	2,068
Miscellaneous	7,400	1,471	4,190	1,739		7,551	10,021
Idle capacity of plants		(10,921)			10,921
TOTAL 2003	477,885	248,559	175,643	42,697	10,986
TOTAL 2002		267,864	191,391	49,227	11,888	520,370
TOTAL 2001		363,887	284,462	55,818	8,776		712,943

	2003	2002	2001
r) Other expenses, net
• Other income
Rental income	704	898	2,259
Royalties and licenses	467	339	655
Statute-barred debt			2,283
Gain on sale of property, plant and equipment	2,253
Other	1,394	426	1,094
Subtotal	4,818	1,663	6,291

	2003	2002	2001
• Other expenses
Loss on sale and retirement of property, plant and equipment		(2,981)	(1,688)
Provision for litigation and other expenses	(5,493)	(3,377)	(6,607)
Impairment of other assets	(3,025)	(3,890)	(220)
Impairment of alternative minimum income tax	(10,215)	(2,932)
Other	(5,486)	(2,648)	(2,076)
Subtotal	(24,219)	(15,828)	(10,591)
Total	(19,401)	(14,165)	(4,300)
s) Income tax (included in ordinary loss)

Income tax:
Current income tax	(5,825)
Variation of temporary differences	(8,083)	34,247	5,895
Tax loss carryforwards for the year	6,723	256,476	33,876
Subtotal	(7,185)	290,723	39,771
Net reversal (increase) of impairment of deferred income tax	7,366	(290,723)	(39,771)
Subtotal	7,366	(290,723)	(39,771)
Total	181
Reconciliation between income tax expense and the amount derived by applying the applicable tax rate to income before income tax for the year is as follows:
Loss before income tax	(185,826)	(302,542)	(118,228)
Applicable tax rate	35%	35%	35%
Income tax at applicable tax rate	65,039	105,890	41,380

Effects of inflation	(21,428)	(25,994)
Exchange differences capitalized	(52,630)	210,770
Amortization and impairment of goodwill	(1,427)	(8,269)	(3,189)
Alternative minimum income tax	(3,575)	(11,168)
Benefits from industrial promotion	4,723	10,138	5,418
Equity in results from unconsolidated entities	276	(391)	281
Tax incentives on exports	346	4,281	2,582
Other	1,491	5,234	(6,701)
Total permanent differences	(72,224)	184,601	(1,609)
Net reversal (increase) of impairment of deferred income tax	7,366	(290,491)	(39,771)
Total	181

	2003	2002	2001
t) Extraordinary items – Loss (Note 2)
Interest and foreign exchange gains generated by assets		57,930
Holding results generated by assets		15,319
Interest and foreign exchange losses generated by liabilities (net of foreign exchange losses capitalized in property, plant and equipment)		(286,162)
Provision for alternative minimum income tax		(28,976)
Impairment of goodwill		(15,743)
Total		(257,632)
u) Income tax (included in extraordinary loss)

Income tax		(601)
Reversal of valuation allowance		232
Total		(369)

NOTE 6 — OUTSTANDING BALANCES AND TRANSACTIONS WITH RELATED PARTIES

In the normal course of business, the Company enters into transactions with unconsolidated subsidiary or affiliated entities. The outstanding balances as of December 31, 2003, 2002 and 2001 with such companies are as follows:

•	Affiliated and unconsolidated entities

	2003	2002	2001
Other current receivables
Afianzar S.G.R.			406
Grupo Lácteo Argentino S.A.	9	9	20
Total	9	9	426
Accounts payable
Con-Ser Promotora y Asesora de Seguros S.A.	99	13	33
Grupo Lácteo Argentino S.A.		8
Total	99	21	33
Short term borrowings and accrued interest
Con-Ser Promotora y Asesora de Seguros S.A.			521

Transactions with affiliated entities for the years ended December 31, 2003, 2002 and 2001, are as follows:

	2003	2002	2001
Purchases of goods and services
Afianzar S.G.R.			347

•	Related parties

	2003	2002	2001
Trade accounts receivable
Afianzar S.G.R. (1)	131
Danone Argentina S.A. (2)	15,591	14,985	13,454
Logística La Serenísima S.A. (1)	23,086	11,618	104,493
Total	38,808	26,603	117,947
Other current receivables
Afianzar S.G.R. (1)	176	308
Pascual Mastellone (3) (4)	1,074	1,016
Carlos Agote (4)	769	708
Victorio Mastellone (3)	1,217	1,102
José Mastellone (3)	1,016	1,102
Total	4,252	4,236

	2003	2002	2001
Other non current receivables
Pascual Mastellone (3) (4)			1,860
Carlos Agote (4)			1,401
Victorio Mastellone (3)			1,860
José Mastellone (3)			1,860
Total			6,981
Inventories – advances to suppliers
Los Toldos S.A. (1)	114	75	20
Accounts payable
Logística La Serenísima S.A. (1)	14,467	12,463	43,554
Danone Argentina S.A. (2)	6,434	7,540	14,871
Afianzar S.G.R. (1)	133
Los Toldos S.A. (1)	56	68	92
Total	21,090	20,071	58,517
Short term borrowings and accrued interest
Antonio Mastellone (5)	3,141	3,030	2,764
Rosa Raquel Mastellone (5)	1,225	1,181	1,011
Total	4,366	4,211	3,775

(1)	Common shareholders.

(2)	Partner in Logística La Serenísima S.A. and both Companies share the main trademark "La Serenísima" owned by Mastellone Hermanos Sociedad Anónima

(3)	Company's shareholders.

(4)	Company's members of the Board of Directors

(5)	Member of Mastellone family.

Transactions with related parties for the years ended December 31, 2003, 2002 and 2001, are as follows:

	2003	2002	2001
Sales of goods and services
Danone Argentina S.A. (1)	51,233	51,285	56,150
Logistica La Serenisima S.A. (2)	2,728	3,713	7,086
José Mastellone (3)	8	7
Pascual Mastellone (3) (4)	11	20
Total	53,980	55,025	63,236

	2003	2002	2001
Purchases of goods and services
Logistica La Serenisima S.A. (2)	37,689	39,003	68,638
Danone Argentina S.A. (1)	8,514	5,976	10,108
Los Toldos S.A. (2)	2,131	1,363	2,213
Victorio Mastellone (5)	2,336	1,486
Afianzar S.G.R. (2)	140	167
Total	50,810	47,995	80,959
Financial results – interests and exchange differences
Los Toldos S.A. (2)
Rosa Raquel Mastellone (5)	179	207
Antonio Mastellone (5)	455	524	15
Carlos Agote (4)	(67)	(66)	(24)
José Mastellone (3)	(102)	(177)	(68)
Pascual Mastellone (3) (4)	(106)	(162)	(68)
Victorio Mastellone (3)	(122)	(177)	(68)
Total	237	149	(213)

(1)	Partner in Logística La Serenísima S.A. and both Companies share the main trademark "La Serenísima" owned by Mastellone Hermanos Sociedad Anónima

(2)	Common shareholders.

(3)	Company's shareholders.

(4)	Company's members of the Board of Directors.

(5)	Member of Mastellone family.

NOTE 7 — LONG-TERM DEBT

a)	Issuance of Senior Notes:

On March 31, 1998, the Company issued US$ 225,000,000 of 11¾% Senior Notes due April 1, 2008. Net proceeds from the issuance were used to repay existing loans (for a total amount of 207,198,000) and to finance the capital expenditures made in Argentina.

As explained in Note 1 these notes were mostly restructured. The new amount of debt and conditions in force after the restructuring, and its effects, are described in Note 1.

b)	Financing of capital goods:

Mastellone Hermanos Sociedad Anónima contracted with certain banks long-term loans to finance the importation of capital goods, under the coverage of the Export Credit Agencies of the country of origin of such capital goods. The principal of the loans and the interest thereof are usually payable semi-annually. Depending on the contract, the interest rate is 180-day LIBOR plus a spread ranging from 0.4% to 1.6% and/or fixed rates ranging from 4.14% to 8.12%. As of December 31, 2003 the outstanding debt (including accrued interest) was 182,752 of which 37,104 are due within the next twelve months and 84,960 are overdue. As explained in Note 1 these financial debts were fully restructured. Conditions in force after the restructuring, and its effects, are described in Note 1.

c)	Other long-term debt:

As of December 31, 2003 the amount of loans with other financial entities was 2,066, of which 565 are due within the next twelve months. The annual interest rate is, mainly, 6% plus the Coefficient for Stabilization.

d)	Assignment of loans:

On April 16, 2004 the Company was notified that the following bank loans had been assigned by their original lending banks to Compagnie Francaise d' Assurances (COFACE):

Bank	Currency	Principal balance
Credit Lyonnais		€527,152
Credit Lyonnais		€110,458
Credit Lyonnais		€1,841,945
Credit Lyonnais y BNP Paribas	US$	3,789,315
BNP Paribas	US$	951,935
Vereinsbank	US$	1,450,186
Société Générale	US$	3,681,949

As explained in Note 1 these financial debts were fully restructured. Conditions in force after the restructuring, and its effects, are described in Note 1.

NOTE 8 — SHAREHOLDERS' EQUITY

As of December 31, 2003, subscribed capital amounts to 409,902. There are two classes of Ps. 1 par value common stock, with 5 votes each 174,182 shares, with 1 vote each 235,720 shares.

Under current Argentine legal regulations, the Company is required to appropriate 5% of its net income per year to a "Legal reserve" and such reserve has to equal 20% of the capital stock (as restated to reflect the effects of inflation). In accordance with the Corporate Law N° 19.550, the Company should apply future earnings in the first term to restore legal reserve amounting to 13,137. The balance of such reserve was applied to absorb accumulated losses as of December 31, 2001 as resolved by the General Shareholders Meeting held on April 3, 2002.

Moreover, there was a technical appraisal reserve, which arose from an appraisal of property, plant and equipment made as of September 30, 1986. The Shareholders' meeting held on April 3, 2002, that approved the financial statements as of December 31, 2001, decided to offset this reserve with accumulated losses as of that date.

NOTE 9 — PLEDGED AND RESTRICTED ASSETS

Certain assets owned by the Company are pledged as collateral for bank and financial liabilities, notes payable, and tax debt (tax régime for promoted activities) for a total amount of 90,193, 91,375 and 112,353 as of December 31, 2003, 2002 and 2001, respectively. Detail of pledged assets is as follows:

	2003	2002	2001
Other current receivables	1,326	2,241	2,322
Property, plant and equipment	142,611	135,340	86,019
Equity value of holding in subsidiary Company Promas (*)	63,141	62,927	71,205

(*)    As this is a consolidated subsidiary this item does not appear as an asset.

NOTE 10 — TAX RÉGIME FOR PROMOTED ACTIVITIES

Mastellone Hermanos Sociedad Anónima as an investor in Mastellone San Luis Sociedad Anónima and Promas Sociedad Anónima, pursuant several fiscal laws deferred payment of value added tax and income tax, provided that these amounts are invested in the above-mentioned subsidiaries. These obligations are secured by term deposits, shares of Promas Sociedad Anónima, owned by Mastellone Hermanos Sociedad Anónima, and buildings owned by Mastellone San Luis Sociedad Anónima, as required by applicable regulations.

The taxes referred are recorded as liabilities in the balance-sheets.

The promotional régimes granted to Mastellone San Luis Sociedad Anónima and to Promas Sociedad Anónima implies also the benefit of receiving from the Federal Government an amount in bonds defined in line with the investment to be made, the level of activity, the number of employees and other parameters, at the authorization of the inclusion in such régimes. In each occasion when the Companies have to pay mainly Value added tax (and a minor amount of other national taxes), they apply the above mentioned bonds. At this time, Companies recognize a benefit, which is credited to cost of sales.

NOTE 11 — COMPETITIVENESS PROGRAM

In accordance with Law N° 25,414, Mastellone Hermanos Sociedad Anónima and its subsidiary companies Cabaña Los Charas S.A. (Note 14), Frigorífico Rydhans S.A. and Mastellone San Luis S.A. were able to take advantage of the exclusion of certain assets in the alternative minimum income tax until December 31, 2002.

NOTE 12 — PURCHASE, SALES AND OTHER COMMITMENTS

•	Since October 1, 2000 services related to the distribution of dairy and fresh products in the domestic market have been provided by Logística La Serenísima S.A. ("Logística"). Logística is entitled to provide distribution services to Mastellone Hermanos Sociedad Anónima for a twenty-year period, at a price calculated based on actual costs plus a 0.1% margin.

•	The Company has entered into certain term supply agreements through which it produces raw material and provides industrial services to Danone S.A.

•	In connection with the issuance of the Senior Notes and the agreements entered with other financial entities, several covenants were undertaken by Mastellone Hermanos Sociedad Anónima. The principal covenants relate to restrictions regarding the disposition of property, plant and equipment, investment in subsidiary and affiliated companies, and payment of cash dividends and other restricted payments. (see Note 1)

NOTE 13 — ALTERNATIVE MINIMUM INCOME TAX

Alternative minimum income tax was established by Law N° 25.063 for the term of ten fiscal years. This tax, which was modified by the Competitiveness Program enacted by Decrees N° 1.054/01 and 1.185/01 until December 31, 2002, is complementary to income tax, since while income tax is calculated based on the year's tax profit, alternative minimum income tax is calculated based on the potential gain derived from certain productive assets at a rate of 1%, the Company's tax debt being the bigger of both amounts. However, when alternative minimum income tax for a fiscal year exceeds income tax, the excess can be computed as a payment in advance for any excess of income tax over alternative minimum income tax that could arise during the following ten fiscal years.

Due to the changes in the economic situation discussed in Note 2 and considering income tax loss carryforwards and the estimated taxable gains that could arise in future years, the Company decided to charge to extraordinary losses during year 2002 the amounts paid for alternative minimum income tax during the years ended December 31, 1998, 1999, 2000 and 2001, as well as the calculated amount for the three-month period ended March 31, 2002, by recording an impairment allowance.

Beginning April 1, 2002, the amounts related to alternative minimum income tax are being charged to ordinary loss.

NOTE 14 — SEGMENT INFORMATION

Reporting operating segment information is based on the way that financial information prepared by the entity is organized for senior management for making operating decisions, evaluating performance and allocating resources. Comparative information on prior period on the same basis of segmentation is also presented.

The Company also prepares, for internal reporting purposes, limited financial information (primarily net sales) based on its different markets, including domestic and foreign.

a) Primary segments: business lines

As of and for the year ended December 31, 2003

	Business lines
	Dairy	Meat	Olive	Other	Total
Net sales to external customers	1,123,954	6,145			1,130,099
Net intersegment sales	77				77
Interest income	7,794	3	70		7,867
Interest expense	(124,325)	(45)			(124,370)
Income tax loss	(1)		182		181
Extraordinary items
Net (loss) profit for the year	(182,898)	(2,668)	(868)	789	(185,645)
Assets allocated to the business lines	1,785,212	8,831	68,186	774	1,863,003
Liabilities allocated to the business lines	1,497,952	1,524	1,749		1,501,225
Additions to property, plant and equipment and plantations in progress	12,797	1	6,335		19,133
Additions to intangible assets	150				150
Depreciation of property, plant and equipment for the year	108,520	438			108,958
Amortization of other investments for the year	337				337
Amortization of intangible assets for the year	63	2			65
Amortization of goodwill for the year	4,077				4,077
Charges not representing uses of cash (except amortization and depreciation)	21,138	980			22,118
Net domestic sales	1,003,573	6,145			1,009,718

As of and for the year ended December 31, 2002

	Business lines
	Dairy	Meat	Olive	Other	Total
Net sales	1,172,975	5,884			1,178,859
Net intersegment sales	90	310			400
Interest income	8,065	(345)			7,720
Interest expense	(93,909)				(93,909)
Income tax loss
Extraordinary items	(257,632)				(257,632)
Net loss for the year	(288,470)	(4,585)	(8,739)	(1,117)	(302,911)
Assets allocated to the business lines	1,991,363	9,164	60,315	792	2,061,634
Liabilities allocated to the business lines	1,511,097	1,079	280		1,512,456
Additions to property, plant and equipment and plantations in progress	17,086	17	4,091		21,194
Additions to intangible assets
Depreciation of property, plant and equipment for the year	120,046	350			120,396
Amortization of other investments for the year	342				342
Amortization of intangible assets for the year	56	2			58
Amortization of goodwill for the year	7,883				7,883
Charges not representing uses of cash (except amortization and depreciation)	17,779	940			18,719
Net domestic sales	981,183	5,884			987,067

As of and for the year ended December 31, 2001

	Business lines
	Dairy	Meat	Olive	Other	Total
Net sales	1,419,018	6,981			1,425,999
Net intersegment sales	119	620			739
Interest income	8,163	70	319		8,552
Interest expense	(83,645)		(4)		(83,649)
Income tax loss
Extraordinary items
Net (loss) profit for the year	(118,699)	(615)	209	877	(118,228)
Assets allocated to the business lines	1,966,825	13,173	63,606	1,101	2,044,705
Liabilities allocated to the business lines	1,189,963	1,474	784		1,192,221
Additions to property, plant and equipment and plantations in progress	88,570	279	4,946		93,795
Additions to intangible assets	46				46
Depreciation of property, plant and equipment for the year	128,504	358			128,862
Amortization of other investments for the year	341				341
Amortization of intangible assets for the year	47	4			51
Amortization of goodwill for the year	9,110				9,110
Charges not representing uses of cash (except amortization and depreciation)	18,270	180			18,450
Net domestic sales	1,267,464	6,981			1,274,445

There are no investments in other entities accounted for by the equity method whose results have been allocated to business lines. The investment in Con-Ser Promotora y Asesora de Seguros S.A. (accounted for by the equity method) and the equity in the results of operations of such entity (calculated over the same basis), are disclosed under the column "Other".

b)    Secondary segments: geographic division (client based)

Information	Geographic division (client based)
	Domestic market	Exports	Total
Net sales for the year ended December 31, 2003	1,009,718	120,381	1,130,099

Net sales for the year ended December 31, 2002	987,067	191,792	1,178,859

Net sales for the year ended December 31, 2001	1,274,445	151,554	1,425,999

NOTE 15 — SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN ARGENTINA ("ARGENTINE GAAP") AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES ("U.S. GAAP")

The consolidated financial statements have been prepared in accordance with Argentine GAAP, which differed in certain respects from generally accepted accounting principles in the United States of America (U.S. GAAP) as follows:

1.    Property, Plant and Equipment

i.	Foreign Exchange Gains or Losses. As more fully discussed in Note 4 e) 3), foreign exchange gains or losses generated from January 6, 2002 to July 27, 2003 on non-Argentine peso denominated direct or indirect obligations related to the acquisitions, construction or installation of property, plant and equipment, were included as part of the historical cost of such assets, net of the effect of restating the historical cost to reflect the effects of inflation. The inclusion of foreign exchange gains or losses as part of the historical cost of property, plant and equipment is not allowed under U.S. GAAP, which requires that foreign exchange gains or losses are to be immediately credited or charged to income.

ii.	Technical Revaluation. The Company's property, plant and equipment are carried under Argentine GAAP at their historical cost restated for the effects of inflation. The Company recognized as addition to historical cost, in 1986, as allowed under Argentine GAAP, a revaluation increase of about 89 million based on technical appraisals performed by independent parties. The net revaluation increase (that is, the excess of the net appraised value over the carrying value of the property, plant and equipment) was included in the technical reserve account (a component of shareholders' equity). The revaluation increase (as adjusted for the effects of inflation) is also depreciated with the depreciation expense on the revaluation increase charged to the technical reserve account. The remaining balance of the technical reserve account was off-set against cumulative losses in April 2002 and, thereafter, the depreciation expense on the revaluation increase was charged to income. Under U.S. GAAP, revaluation of property, plant and equipment is not permitted.

iii.	Impairment – The Company acquired a property in 2002 that it planned to use as facility for the production of cheese (the "Cheese Facility"). The Company began construction of the Cheese Facility in February 2002 but had to temporarily halt the construction in October 2002 because of an adverse change in the business climate in Argentina that it expected to result in lower demand for cheese products. Subsequently, in 2003, the Company considered the permanent discontinuance of the construction of the Cheese Facility and explored other options to recover its investment (including its sale or disposal).

The Company and Calyon (successor of Credit Lyonnais S.A) agreed on June 4, 2004 to re-finance the loan secured by the Cheese Facility. In connection with such re-financing, the Company agreed with Calyon to attempt to sell the Cheese Facility for a floor price of US$4.5 million with the proceeds from the sale used to settle a portion of the re-financed loan. The Company, under Argentine GAAP, recognized an impairment loss on the Cheese Facility at the time of the closing of re-financing agreement (the "Agreement"). The impairment loss was based on the excess of the carrying value of the Cheese Facility over the floor price indicated in the Agreement since the Company believed that such floor price approximated the fair value of the Cheese Facility.

Under U.S. GAAP, the Cheese Facility was tested for recoverability in 2003 as a result of the continued deterioration of the business climate in Argentina and the decision to discontinue the construction of the Cheese Facility. The Company recognized an impairment loss of 20,784 in 2003 for the excess of the carrying value of the Cheese Facility over its fair value since the undiscounted cash flows expected to result from the use and eventual disposition of the Cheese Facility exceeded its carrying amount.

2.	Goodwill – The Company acquired: (a) 100% equity interest in Leitesol Industria y Comercio S.A. ("LIC") in 1998 and recognized goodwill of 34,948; (b) 100% equity interest in Cabaña Los Charas S.A. ("CLC") in 2000 and recognized goodwill of 2,508; (c) 84% equity interest in Mastellone San Luis S.A. ("MSL") in 1999 and recognized goodwill of 48,473; and (d) an additional 1.4% equity interest in MSL in 2003 and recognized goodwill of 1,300 (the "additional MSL goodwill"). The LIC and MSL goodwill are different under U.S. GAAP because of the effect of deferred taxation. Deferred taxes were not considered in accounting for business combinations under the Argentine GAAP applicable in 1998 and 1999. Thus, under U.S. GAAP, goodwill recognized on the LIC acquisition was 32,695, on the CLC acquisition was 2,508 and on the MSL acquisition was 46,104.

i.	Amortization of Goodwill. Goodwill is amortized over its estimated useful life ranging from 8 years to 13 years under both Argentine GAAP and U.S. GAAP prior to 2002. Under U.S. GAAP, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets', on January 1, 2002 and, at that time, ceased amortizing goodwill.

ii.	Goodwill Impairment

An impairment loss on goodwill may be determined under Argentine GAAP applicable as of December 31, 2002 based on current and expected future profitability of a legal entity from which acquisition the goodwill arose. The Company recognized, in 2002, impairment losses of 1,922 on the CLC goodwill and 13,821 on the LIC goodwill since CLC and LIC were not currently profitable and the Company believed that their return to future profitability was not currently determinable. The Company did not recognize an impairment loss on the MSL goodwill in 2002 since MSL was profitable and the Company believed that it would continue to be profitable.

Effective in 2003, Argentine GAAP allows goodwill impairment testing to be made at a level higher than the legal entities (such as an operating segment) and requires goodwill to be tested for impairment together with property, plant and equipment (the "PPE"). The new accounting standard requires goodwill and PPE to be tested for impairment using a two-step process. The first step is the comparison of the undiscounted cash flows for a period equivalent to the remaining useful life of an operating segment with the carrying value of the goodwill and PPE. The second step, which is performed only if the undiscounted cash flows for a period equivalent to the remaining useful life of an operating segment is less than the total carrying value of the goodwill and PPE, is the comparison of the total carrying value of the goodwill and PPE with the total fair value of the PPE and goodwill. An impairment loss is recognized for the excess of the total carrying value of the goodwill and PPE over the total fair value of the goodwill and PPE. The Company did not recognize any impairment loss on the additional MSL goodwill in 2003.

SFAS No. 142 requires an evaluation of goodwill for impairment at a reporting unit level upon adoption, annually thereafter, and more frequently if circumstances indicate a possible impairment. This impairment test is comprised of two steps. The initial step is designed to identify potential goodwill impairment by comparing an estimate of the fair value of a reporting unit to its carrying value, including goodwill. If the carrying value exceeds the fair value of the reporting unit, a second step is performed, which compares the implied fair value of the applicable reporting unit's goodwill with the carrying amount of that goodwill, to measure the amount of goodwill impairment, if any. Under U.S. GAAP, the fair value of a reporting unit is measured based on management's best estimates of future discounted cash flows. Each reporting unit's discounted cash flow analysis used a discount rate that corresponds to the reporting unit's estimated cost of capital, which is consistent with that used for investment decisions and takes into account the specific risks associated with the reporting unit and the general risk of the economic environment in which it operates. Certain other key assumptions utilized, including changes in revenue, product cost and operating expenses, are based on estimates related to the reporting unit's initiatives. Such assumptions are also consistent with those utilized in the reporting unit's annual planning processes. As required under SFAS No. 142, the Company performed transitional impairment test on the goodwill on each of its reporting units upon adoption of SFAS No. 142 on January 1, 2002. The impairment loss amounting to 2,173 recognized under Argentine GAAP on the CLC goodwill was the same under SFAS No. 142 while the impairment loss recognized on the LIC goodwill under SFAS No. 142 amounted to 12,261. The Company also recognized, upon its adoption of SFAS No. 142 on January 1, 2002, an impairment loss of 38,518 on the entire carrying amount as of December 31, 2001 of the goodwill related the 1999 acquisition of MSL. The impairment losses on CLC goodwill, LIC goodwill and the MSL goodwill totaling to 52,952 was recognized as cumulative effect of a change in accounting principle under U.S. GAAP in 2002. An impairment loss was recognized for the entire amount of the additional MSL goodwill in 2003 under SFAS No. 142 since management's estimate of the implied value of goodwill was zero.

3.    Inventories

i.	Replacement Cost under Argentine GAAP versus Lower of Cost or Market under U.S. GAAP. Replacement cost under Argentine GAAP is determined, in part, valuing imported material costs (primarily packaging materials) at their exchange rates prevailing at the balance sheet dates. Thus, replacement cost under Argentine GAAP differed from historical cost (or market, if lower) under U.S. GAAP to the extent that exchange rates when the packaging materials were actually purchased differed from the exchange rates prevailing at the balance sheet dates. Replacement cost under Argentine GAAP exceeded historical cost under U.S. GAAP as of December 31, 2003 and 2002 by 16,973 and 19,424, respectively.

ii.	Net Realizable Value under Argentine GAAP versus Lower of Cost or Market under U.S. GAAP. Certain finished good inventories, primarily high turnover products such as fluid milk and cream, through December 31, 2002, were carried at net realizable value under Argentine GAAP; which is net selling price less direct selling expenses. Net realizable value under Argentine GAAP exceeded historical cost (or market, if lower) under U.S. GAAP as of December 31, 2002 and 2001 by 678 and 6,760, respectively.

4.	Direct Costs Incurred to Effect Debt Restructurings – The Company incurred certain costs directly related to the restructuring or refinancing of its debts. Under U.S. GAAP, the restructuring of a portion of the Company's debt completed in 1998 and 2003 and the restructuring of the majority of its unsecured debts that was completed in 2004 were considered troubled debt restructurings under SFAS No. 15, 'Accounting by Debtors and Creditors for Troubled Debt Restructurings'. Accordingly, all costs incurred directly related the foregoing restructurings were included in expense for the period incurred under U.S. GAAP. Under Argentine GAAP, all direct costs incurred to effect debt restructurings were deferred and amortized on a straight-line basis over the term of the restructured debt. Effective January 1, 2003, all direct costs incurred to effect debt restructurings are deferred and expensed when the restructuring is completed, together with the recognition of other effects on net income (such as income recognized on accrued interest expense waived). Any unamortized direct costs incurred to effect debt restructuring as of December 31, 2002 were, as allowed under the new standards, charged to income in 2003.

5.	Derivative Financial Instrument – The Company had a forward contract entered into in 2001 that was settled in 2002. Under U.S. GAAP, the Company recognized the fair value of the forward contract in the December 31, 2001 consolidated balance sheet with the change in fair value since its inception recognized in income in 2001. Under Argentine GAAP, the fair value of the forward contract was not recognized in the December 31, 2001 consolidated balance sheet and the entire loss on the settlement of the forward contract was recognized in 2002.

6.	Re-measurement of Non-Argentine Peso Denominated Assets and Liabilities as of December 31, 2001 – As more fully discussed in Note 1 and Note 3, since 1991, the Argentine peso has been pegged to the U.S. dollar at a rate of 1 to 1 (under a legal régime titled Convertibility Law). On January 5, 2002 and January 6, 2002, the Argentine Congress and Senate gave the President of the Republic of Argentina the ability to suspend the law that created the fixed rate. The Argentine Government subsequently announced the creation of a dual currency system in which certain qualifying transactions would be settled at a fixed rate of 1.4 pesos to the U.S. dollar while other transactions will be settled using a free floating market exchange rate. The free floating market exchange rate system started limited operations on January 11, 2002. Under Argentine GAAP, non-Argentine peso denominated assets and liabilities as of December 31, 2001 were re-measured into Argentine peso using the 1 to 1 (Argentine Peso/U.S. dollar) exchange rate. Under U.S. GAAP, it was not appropriate to re-measure non-Argentine peso assets and liabilities as of December 31, 2001 using the 1:1 (Argentine peso/U.S. dollar) exchange rate as there was no exchangeability of Argentine peso and U.S. dollar. Accordingly, non-Argentine peso denominated assets and liabilities as of December 31, 2001 were re-measured into Argentine peso using the closing exchange rate of 1.65:1 (Argentine peso/U.S. dollar) on January 11, 2002, the first date after December 31, 2001 in which there was exchangeability.

7.	Equity in Net Loss of Afianzar S.G.R. – The Company accounted for its 45.9% equity interest in Afianzar S.G.R. using the equity method until Afianzar S.G.R. was disposed of in 2002. The Company recognized equity in net loss of Afianzar S.G.R. of 72 in 2001. It also recognized loss on disposal of Afianzar S.G.R. of 34 in 2002. Afianzar S.G.R., under Argentine GAAP, deferred certain pre-operating expenses and organization costs it incurred in 1999 and 2000 amounting to 499 and amortized such costs to income over a period of 5 years. The Company's equity in the amortization of pre-operating expenses and organization costs of Afianzar S.G.R. amounted to 41 in 2001. Under U.S. GAAP, such costs and expenses are expensed as incurred. As a result, under U.S. GAAP, the Company recognized a gain on the disposal of Afianzar S.G.R. of 107.

8.	Organization costs – Costs totalling to 222 incurred in 1997 and 1998 by Carnes Puntanas (a wholly-owned consolidated subsidiary that merged with Mastellone San Luis S.A., another consolidated subsidiary, in 2001 related to its incorporation (commonly referred to as "organization costs") were deferred and amortized over five years under Argentine GAAP. Such costs are expensed as incurred under U.S. GAAP.

9.	Consolidation of a Majority Owned Subsidiary – Argentine GAAP allows the non-consolidation of majority owned subsidiaries with non-homogeneous operations. Accordingly, under Argentine GAAP, the Company accounted for its 99.96% equity interest in Con-Ser Asesora de Seguros Sociedad Anónima, who is engaged in insurance brokerage business, using the equity method. The accounts of Con-Ser Asesora de Seguros Sociedad Anónima are consolidated under U.S. GAAP. The difference in accounting had no effect on net loss and shareholders' equity under both Argentine GAAP and U.S. GAAP but had an impact on total assets and total liabilities under U.S. GAAP (refer to the U.S. GAAP condensed consolidated balance sheets included in this Note).

10.	Income Taxes – The differences in Argentine GAAP and U.S. GAAP described in Item 1 to Item 9 above had no significant impact on income tax expenses for all periods and had no significant impact on net deferred tax assets of the Company as of December 31, 2003, 2002 and 2001.

The table below presents the reconciliation of net loss and shareholders' equity under Argentine GAAP as reported in the accompanying consolidated financial statements to net income and shareholders' equity amounts determined under U.S. GAAP giving effect to the differences set out above. Argentine GAAP, as more fully discussed in Note 4 c), restated the accompanying consolidated financial statements to recognize the effects of inflation for the period from January 2002 through February 2003. The table below, as permitted under Item 17 of Form 20-F, did not include in the reconciliation the effects of inflation on U.S. GAAP net loss and shareholders' equity except to the effect of inflation where the carrying amounts of assets and liabilities under Argentine GAAP differed from U.S. GAAP.

	2003	2002	2001
Net loss as reported under Argentine GAAP	(185,645)	(302,911)	(118,228)
U.S. GAAP adjustments:
1. Property, Plant and Equipment
i. Foreign exchange gains and losses
a. Amounts of foreign exchange gains and losses	154,924	(320,936)
b. Depreciation expense related to foreign exchange gains and losses	1,182	16,697
ii. Technical revaluation
Depreciation expense on revaluation increase	6,185	6,296
iii. Impairment loss	(20,784)
2. Goodwill			(1,613)
i. Amortization	4,077	7,884
ii. Impairment loss	(1,300)	15,743
3. Inventories
i. Difference between replacement cost under Argentine GAAP and lower of cost or market under U.S. GAAP.	2,451	(19,424)
ii. Difference between net realizable value under Argentine GAAP versus lower of cost or market under U.S. GAAP.	678	6,082	585
4. Direct costs incurred to effect debt restructurings	(3,188)	(237)	1,457
5. Derivative financial instrument		391	(391)
6. Remeasurement of non-Argentine peso denominated assets and liabilities as of December 31, 2001		499,100	(499,100)
7. Equity in net loss of Afianzar S.G.R.		141	41
8. Amortization of organization costs, net of minority interest	38	53	44
Net loss under U.S. GAAP before cumulative effect of a change in accounting principle	(41,382)	(91,121)	(617,205)

Cumulative effect of a change in accounting principle
– Transitional impairment loss on goodwill, as of January 1, 2002		(52,952)
Loss per share (U.S. GAAP)
Loss under U.S. GAAP (in Argentine pesos)	(41,382)	(144,073)	(617,205)
Net loss per share under U.S. GAAP before cumulative effect of a change in accounting principle	(0.10)	(0.22)	(1.51)

Cumulative effect of a change in accounting principle per share		(0.13)

Loss per share under U.S. GAAP	(0.10)	(0.35)	(1.51)

Weighted average number of shares	409,902	409,902	409,902

The consolidated condensed statements of operations for the years ended December 31, 2003, 2002 and 2001 under U.S. GAAP are as follows:

	2003	2002	2001
Net sales	1,132,141	1,180,769	1,428,919
Cost and expenses	(1,200,894)	(1,255,911)	(1,474,382)
Other income (expenses), net	27,277	(15,567)	(572,204)
Income tax	181	(369)
Minority interest	(87)	(43)	462
Loss under U.S. GAAP before cumulative effect of a change in accounting principle	(41,382)	(91,121)	(617,205)
Cumulative effect of a change in accounting principle		(52,952)
NET LOSS FOR THE YEAR	(41,382)	(144,073)	(617,205)

	2003	2002	2001
Shareholders' equity as reported under Argentine GAAP	357,420	543,065	845,976
U.S. GAAP adjustments:
1. Property, Plant and Equipment
i. Foreign exchange gains and losses
a. Amounts of foreign exchange gains and losses	(166,012)	(320,936)
b. Accumulated depreciation related to foreign exchange gains and losses	17,879	16,697
ii. Technical revaluation
a. Revaluation increase	(48,380)	(48,380)	(48,380)
b. Accumulated depreciation on revaluation increase	27,003	20,818	14,522
iii. Impairment loss	(20,784)
2. Goodwill	(35,034)	15,141	(8,486)
3. Inventories
i. Difference between replacement cost under Argentine GAAP and lower of cost or market under U.S. GAAP.	(16,973)	(19,424)
ii. Difference between net realizable value under Argentine GAAP versus lower of cost or market under U.S. GAAP.		(678)	(6,760)
4. Direct costs incurred to effect debt restructurings	(6,993)	(3,805)	(3,568)
5. Derivative financial instruments			(391)
6. Remeasurement of non-Argentine peso denominated assets and liabilities as of December 31, 2001			(499,100)
7. Investment in Afianzar S.G.R.			(141)
8. Unamortized organization costs	(41)	(79)	(132)
Shareholders' equity under U.S. GAAP before cumulative effect of a change in accounting principle	108,085	202,419	293,540

Cumulative effect of a change in accounting principle
– Transitional impairment loss on goodwill, as of January 1, 2002		(52,952)
Shareholders' equity under U.S. GAAP (in Argentine pesos)	108,085	149,467	293,540

The consolidated condensed balance sheets as of December 31, 2003, 2002 and 2001 under U.S. GAAP are as follows:

	2003	2002	2001
Current assets	503,172	436,301	544,154
Property, plant and equipment, net	1,074,282	1,158,299	1,246,889
Other non-current assets	36,478	74,419	210,030
TOTAL	1,613,932	1,669,019	2,001,073

Current liabilities	745,435	610,071	614,674
Non-current liabilities	756,061	903,376	1,086,454
Minority interest	4,351	6,105	6,405
Shareholders' equity	108,085	149,467	293,540
TOTAL	1,613,932	1,669,019	2,001,073

The unrestructured debt was reclassified to current liabilities under U.S. GAAP (under Argentine GAAP financial statements they are shown as non-current liabilities).

The consolidated condensed statements of shareholders' equity as of December 31, 2003, 2002 and 2001 under U.S. GAAP are as follows:

	Shareholders' contributions			Retained earnings
	Common stock and adjustment to common stock	Additional paid-in capital and Irrevocable capital contributions	Total	Legal reserve (appropiation)	Accumulated (losses) profits	Total

Balance as of December 31, 2000	900,665	44,456	945,121	13,137	(47,513)	910,745

Net loss for the year					(617,205)	(617,205)
Balance as of December 31, 2001	900,665	44,456	945,121	13,137	(664,718)	293,540

Absorption of accumulated losses				(13,137)	13,137
Net loss for the year					(144,073)	(144,073)
Balance as of December 31, 2002	900,665	44,456	945,121		(795,654)	149,467

Net loss for the year					(41,382)	(41,382)
Balance as of December 31, 2003	900,665	44,456	945,121		(837,036)	108,085

The consolidated condensed statements of cash flows as of December 31, 2003, 2002 and 2001 under U.S. GAAP are as follows:

	2003	2002	2001
Net cash provided by operating activities	55,100	90,544	108,365
Net cash used in investing activities	(10,759)	(12,278)	(112,772)
Net cash (used in) provided by financing activities	(2,245)	(568)	21,435

Increase in cash and cash equivalents	42,096	77,698	17,028
Cash and cash equivalents at beginning of year	116,300	38,602	21,574
Cash and cash equivalents at end of year	158,396	116,300	38,602

Effects of reconciliation items on deferred tax assets and liabilities under U.S. GAAP as of December 31, 2003, 2002 and 2001 are as follows:

	2003	2002	2001
Deferred tax assets
Tax loss carryforwards	298,545	299,607	94,621
Exchange differences deductible in future fiscal years	27,423	36,818	174,685
Inventories	3,664	3,242	6,005
Allowances, accrual for litigation expenses and other non-deductible accruals	8,330	9,814	14,933
Other temporary differences	107
	338,069	349,481	290,244
Valuation allowance	(146,472)	(139,001)	(248,063)
Subtotal	191,597	210,480	42,181
Deferred tax liabilities
Property, plant and equipment	(191,308)	(208,644)	(38,080)
Other temporary differences		(1,836)	(4,101)
Subtotal	(191,308)	(210,480)	(42,181)
Total	289

NOTE 16 — ADDITIONAL DISCLOSURES REQUIRED BY U.S. GAAP

a.    Recent Accounting Pronouncements

i.	SFAS No. 151 In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) be recognized as current-period charges. FASB No. 151 also introduces the concept of "normal capacity" and requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. Unallocated overheads must be recognized as an expense in the period in which they are incurred. FASB No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management has not yet fully evaluated the effect on U.S. GAAP financial information of the adoption of FASB No. 151 but initially believed that they would not be material.

ii.	Accounting for Cost Associated with Exit or Disposal Activities

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs incurred in a Restructuring)". The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 had no effect on the U.S. GAAP financial information.

iii.	Accounting for Asset Retirement Obligations

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. An entity shall measure changes in the liability for an asset retirement obligation due to passage of time by applying an interest method of allocation to the amount of the liability at the beginning of the period. The interest rate used to measure that change shall be the credit-adjusted risk-free rate that existed when the liability was initially measured. That amount shall be recognized as an increase in the carrying amount of the liability and as an expense classified as an operating item in the statement of operations. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 had no effect on the U.S. GAAP financial information.

iv.	Consolidation of Variable Interest Entities

In January 2003, the FASB released FASB Interpretation ("FIN") No. 46, "Consolidation of Variable Interest Entities – an Interpretation of Accounting Research Bulletin (ARB) No. 51" which requires that all primary beneficiaries of Variable Interest Entities (VIE) consolidate that entity. FIN 46 is effective immediately for VIEs created after January 31, 2003 and to VIEs in which an enterprise obtains an interest after that date. In December 2003, the FASB published a revision to FIN 46 ("FIN 46R") to clarify some of the provisions of the interpretation and to defer the effective date of implementation for certain entities. Under the guidance of FIN 46R, entities that do not have interests in structures that are commonly referred to as special purpose entities (SPE's) are required to apply the provisions of the interpretation in financial statements for periods ending after March 14, 2004. The Company does not have interests in special purpose entities and will apply the provisions of FIN 46R with its 2004 financial statements.

v.	Guarantor's Accounting and Disclosure for Guarantees

In November 2002, the FASB issued FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantee, Including Indirect Guarantee of Indebtedness of Others". FIN

45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under the guarantee and must disclose that information on its financial statements. The provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantor's obligations does not apply to product warranties or to guarantees accounted for as derivatives. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 21, 2002. The Company adopted FIN No. 45 on January 1, 2003. The adoption of FIN No. 45 had no material impact on the U.S. GAAP financial information.

b.    Fair Value of Financial Instruments

The estimated fair value of a financial instrument is the amount at which an instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

•	The fair value of cash, short-term investments, and receivables from related parties approximate their respective carrying value.

•	The fair value of accrued liabilities, taxes payable, debt with related parties, payroll and social security and other liabilities approximate their respective carrying value.

•	The present value is considered to approximate their respective carrying value as interest rates for those debts approximate market rates.

The estimated fair value of 1998 Senior Notes is as follows:

	Years ended December 31,
	2003		2002		2001
	Carrying amounts	Fair value	Carrying amounts	Fair value	Carrying amounts	Fair value

Financial liabilities
Current portion of long term debt:
Senior Notes – interest accrued	192,493	80,847	117,412	35,224	14,522	4,938
Long term debt, exclusive of current portion:
Senior Notes	659,250	276,885	763,520	229,056	494,385	168,097
Total	851,743	357,732	880,932	264,280	508,907	173,035

The fair value of 1998 Senior Notes is based on quoted market prices.

NOTE 17 — GUARANTOR SUBSIDIARIES

Leitesol Indústria e Comércio S.A. ("LIC"), Mastellone San Luis Sociedad Anónima ("MSL") and Promas Sociedad Anónima ("Promas") guarantee the new Senior Notes (see Note 1). LIC is incorporated in Brazil and MSL and Promas are Argentine companies. LIC, MSL and Promas are wholly owned by Mastellone Hermanos Sociedad Anónima as of December 31, 2004 and the guarantees are full and unconditional. The condensed consolidated financial information of MHSA, LIC, combined MSL and Promas, and all other consolidated subsidiaries of MHSA is detailed below.

Income statement for the year ended December 31, 2003:

	Mastellone Hermanos S.A. (parent issuer)	Combined MSL and Promas	LIC	All Other Subsidiaries	Consolidation adjustments	Total
Net sales	1,074,894	100,535	61,187	6,327	(112,844)	1,130,099
Cost and expenses	(1,113,765)	(102,645)	(63,087)	(8,090)	112,832	(1,174,755)
Other income (expenses), net	(22,962)	(64)	(583)	(1,751)	2,671	(22,689)
Interests and other financial results	(123,812)	2,043	2,746	987	(359)	(118,395)
Income tax		182		(1)		181
Minority interest					(86)	(86)
NET (LOSS) INCOME FOR THE YEAR	(185,645)	51	263	(2,528)	2,214	(185,645)

Balance sheet as of December 31, 2003:

	Mastellone Hermanos S.A.	Argentine subsidiaries guarantors	Brazilian subsidiary guarantor	Rest of subsidiaries	Consolidation adjustments	Total
Current assets	510,293	11,774	21,463	2,711	(26,359)	519,882
Non-current assets	1,335,790	144,077	6,499	7,825	(151,070)	1,343,121
TOTAL	1,846,083	155,851	27,962	10,536	(177,429)	1,863,003

	Mastellone Hermanos S.A.	Argentine subsidiaries guarantors	Brazilian subsidiary guarantor	Rest of subsidiaries	Consolidation adjustments	Total
Current liabilities	715,255	16,440	15,839	6,196	(29,332)	724,398
Non-current liabilities	773,408	3,321	3,261	2,054	(5,217)	776,827
Total liabilities	1,488,663	19,761	19,100	8,250	(34,549)	1,501,225
Minority interest					4,358	4.358
Shareholders' equity	357,420	136,090	8,862	2,286	(147,238)	357,420
TOTAL	1,846,083	155,851	27,962	10,536	(177,429)	1,863,003

Cash flows for the year ended December 31, 2003:

	Mastellone Hermanos S.A.	Argentine subsidiaries guarantors	Brazilian subsidiary guarantor	Rest of subsidiaries	Consolidation adjustments	Total

Net cash provided by (used in) operating activities	59,207	(47)	312	19	(107)	59,384
Net cash (used in) provided by investing activities	(6,982)	(8,332)	606	(1)	3,950	(10,759)
Net cash (used in) provided by financing activities	(10,381)	3,265		828	(241)	(6,529)

Increase in cash and cash equivalents	41,844	(5,114)	918	846	3,602	42,096
Cash and cash equivalents at beginning of year	113,326	5,522	995	59	(3,602)	116,300
Cash and cash equivalents at end of year	155,170	408	1,913	905		158,396

Income statement for the year ended December 31, 2002:

	Mastellone Hermanos S.A. (parent issuer)	Combined MSL and Promas	LIC	All Other Subsidiaries	Consolidation adjustments	Total
Net sales	1,143,279	139,024	98,790	7,120	(209,354)	1,178,859
Cost and expenses	(1,119,515)	(147,486)	(108,286)	(8,530)	210,231	(1,173,586)
Other income (expenses), net	(55,315)	(2,007)	224	(842)	34,775	(23,165)
Interests and other financial results	(13,179)	(1,287)	(7,209)	(5,413)		(27,088)
Minority interest					250	250
Loss before extraordinary items	(44,730)	(11,756)	(16,481)	(7,665)	35,902	(44,730)
Extraordinary items	(258,181)	3,625			(3,076)	(257,632)
Income tax		(369)				(369)
Minority interest					(180)	(180)
Extraordinary loss	(258,181)	3,256			(3,256)	(258,181)
NET (LOSS) INCOME FOR THE YEAR	(302,911)	(8,500)	(16,481)	(7,665)	32,646	(302,911)

Balance sheet as of December 31, 2002:

	Mastellone Hermanos S.A. (parent issuer)	Combined MSL and Promas	LIC	All Other Subsidiaries	Consolidation adjustments	Total

Current assets	453,381	50,464	22,889	2,393	(71,720)	457,407
Non-current assets	1,594,394	141,899	8,685	10,155	(150,906)	1,604,227
TOTAL	2,047,775	192,363	31,574	12,548	(222,626)	2,061,634
Current liabilities	577,544	54,566	22,913	5,601	(75,532)	585,092
Non-current liabilities	927,166	14,885	46	1,370	(16,103)	927,364
Total liabilities	1,504,710	69,451	22,959	6,971	(91,635)	1,512,456
Minority interest					6,113	6,113
Shareholders' equity	543,065	122,912	8,615	5,577	(137,104)	543,065
TOTAL	2,047,775	192,363	31,574	12,548	(222,626)	2,061,634

Cash flows for the year ended December 31, 2002:

	Mastellone Hermanos S.A. (parent issuer)	Combined MSL and Promas	LIC	All Other Subsidiaries	Consolidation adjustments	Total
Net cash provided by (used in) operating activities	110,316	(4,224)	1,416	(943)	6,431	112,996
Net cash (used in) provided by investing activities	(10,284)	(1,112)	(529)	(37)	(316)	(12,278)
Net cash (used in) provided by financing activities	(23,694)	1,463		(956)	167	(23,020)

Increase (decrease) in cash and cash equivalents	76,338	(3,873)	887	(1,936)	6,282	77,698
Cash and cash equivalents at beginning of year	36,972	9,395	108	2,011	(9,884)	38,602
Cash and cash equivalents at end of year	113,310	5,522	995	75	(3,602)	116,300

Income statement for the year ended December 31, 2001:

	Mastellone Hermanos S.A. (parent issuer)	Combined MSL and Promas	LIC	All Other Subsidiaries	Consolidation adjustments	Total
Net sales	1,411,188	70,071	61,247	8,571	(125,078)	1,425,999
Cost and expenses	(1,410,564)	(75,157)	(67,704)	(9,727)	126,185	(1,436,967)
Other income (expenses), net	(29,902)	54	(1,123)	615	17,750	(12,606)
Interests and other financial results	(88,950)	785	(6,141)	(318)	(389)	(95,013)
Minority interest					359	359
NET (LOSS) INCOME FOR THE YEAR	(118,228)	(4,247)	(13,721)	(859)	18,827	(118,228)

Balance sheet as of December 31, 2001:

	Mastellone Hermanos S.A. (parent issuer)	Combined MSL and Promas	LIC	All Other Subsidiaries	Consolidation adjustments	Total
Current assets	525,683	48,283	22,833	6,190	(65,296)	537,693
Non-current assets	1,503,023	153,414	7,673	13,617	(170,715)	1,507,012
TOTAL	2,028,706	201,697	30,506	19,807	(236,011)	2,044,705

Current liabilities	485,602	61,443	11,232	4,456	(67,680)	495,053
Non-current liabilities	697,128	9,299	46	1,204	(10,509)	697,168
Total liabilities	1,182,730	70,742	11,278	5,660	(78,189)	1,192,221
Minority interest					6,508	6,508
Shareholders' equity	845,976	130,955	19,228	14,147	(164,330)	845,976
TOTAL	2,028,706	201,697	30,506	19,807	(236,011)	2,044,705

Cash flows for the year ended December 31, 2001:

	Mastellone Hermanos S.A. (parent issuer)	Combined MSL and Promas	LIC	All Other Subsidiaries	Consolidation adjustments	Total
Net cash provided by (used in) operating activities	186,056	7,630	(2,460)	(595)	(2,813)	187,818
Net cash (used in) provided by investing activities	(101,446)	(28,782)	158	(257)	17,555	(112,772)
Net cash (used in) provided by financing activities	(62,542)	18,471		(2,749)	(11,198)	(58,018)

Increase (decrease) in cash and cash equivalents	22,068	(2,681)	(2,302)	(3,601)	3,544	17,028
Cash and cash equivalents at beginning of year	14,904	12,076	2,410	5,612	(13,428)	21,574
Cash and cash equivalents at end of year	36,972	9,395	108	2,011	(9,884)	38,602

The following summarizes the effect on net income and shareholders' equity of the differences between Argentine GAAP and U.S. GAAP. Please refer to Note 15 for a detailed description of reconciling items.

Income statement for the year ended December 31, 2003:

	Mastellone Hermanos S.A. (parent issuer)	Combined MSL and Promas	LIC	All Other Subsidiaries	Consolidation adjustments	Total
Net income (loss) as reported under Argentine GAAP	(185,645)	51	263	(2,528)	2,214	(185,645)
U.S. GAAP adjustments:
1. Property, Plant and Equipment
i. Foreign exchange gains and losses
a. Amounts of foreign exchange gains and losses	153,027	1,897				154,924
b. Depreciation expense related to foreign exchange gains and losses	1,005	177				1,182
ii. Technical revaluation
Depreciation expense on revaluation increase	6,185					6,185
iii. Impairment loss	(20,784)					(20,784)
2. Goodwill
i. Amortization	4,077					4,077
ii. Impairment	(1,300)					(1,300)
3. Inventories
i. Difference between replacement cost under Argentine GAAP and lower of cost or market under U.S. GAAP.	2,522	(67)			(4)	2,451
ii. Difference between net realizable value under Argentine GAAP versus lower of cost or market under U.S. GAAP.	678					678
4. Direct costs incurred to effect debt restructurings	(3,188)					(3,188)
5. Amortization of organization costs, net of minority interest		35			3	38
Net (loss) gain under U.S. GAAP (in Argentine pesos)	(43,423)	2,093	263	(2,528)	2,213	(41,382)

Balance sheet as of December 31, 2003:

	Mastellone Hermanos S.A. (parent issuer)	Combined MSL and Promas	LIC	All Other Subsidiaries	Consolidation adjustments	Total
Shareholders' equity as reported under Argentine GAAP	357,420	136,090	8,862	3,060	(148,012)	357,420
U.S. GAAP adjustments:
1. Property, Plant and Equipment
i. Foreign exchange gains and losses
a. Amounts of foreign exchange gains and losses	(164,090)	(1,922)				(166,012)
b. Accumulated depreciation related to foreign exchange gains and losses	17,587	292				17,879
ii. Technical revaluation
a. Revaluation increase	(48,380)					(48,380)
b. Accumulated depreciation on revaluation increase	27,003					27,003
iii. Impairment loss	(20,784)					(20,784)
2. Goodwill	(35,034)					(35,034)
3. Inventories
Difference between replacement cost under Argentine GAAP and lower of cost or market under U.S. GAAP.	(16,909)	(68)			4	(16,973)
4. Direct costs incurred to effect debt restructurings	(6,993)					(6,993)
5. Unamortized organization costs		(44)			3	(41)
Shareholders' equity under U.S. GAAP (in Argentine pesos)	109,820	134,348	8,862	3,060	(148,005)	108,085

Income statement for the year ended December 31, 2002:

	Mastellone Hermanos S.A. (parent issuer)	Combined MSL and Promas	LIC	All Other Subsidiaries	Consolidation adjustments	Total
Net income (loss) as reported under Argentine GAAP	(302,911)	(8,500)	(16,481)	(7,665)	32,646	(302,911)
U.S. GAAP adjustments:
1. Property, Plant and Equipment
i. Foreign exchange gains and losses
a. Amounts of foreign exchange gains and losses	(316,906)	(4,030)				(320,936)
b. Depreciation expense related to foreign exchange gains and losses	16,582	115				16,697
ii. Technical revaluation
Depreciation expense on revaluation increase	6,296					6,296
2. Goodwill
i. Amortization	7,884					7,884
ii. Impairment loss	15,743					15,743
3. Inventories
i. Difference between replacement cost under Argentine GAAP and lower of cost or market under U.S. GAAP.	(20,261)	900		41	(104)	(19,424)
ii. Difference between net realizable value under Argentine GAAP versus lower of cost or market under U.S. GAAP.	6,082					6,082
4. Direct costs incurred to effect debt restructurings	(237)					(237)
5. Derivative financial instruments	391					391
6. Remeasurement of Non-Argentine Peso Denominated Assets and Liabilities as of December 31, 2001	499,100					499,100
7. Equity in net loss of Afianzar S.G.R.	141					141
8. Amortization of organization costs, net of minority interest		62			(9)	53
Net loss under U.S. GAAP before cumulative effect of a change in accounting principle	(88,096)	(11,453)	(16,481)	(7,624)	32,533	(91,121)
Cumulative effect of a change in accounting principle
– Transitional impairment loss on goodwill, as of January 1, 2002	(52,952)					(52,952)
Net (loss) gain under U.S. GAAP (in Argentine pesos)	(141,048)	(11,453)	(16,481)	(7,624)	32,533	(144,073)

Balance sheet as of December 31, 2002:

	Mastellone Hermanos S.A. (parent issuer)	Combined MSL and Promas	LIC	All Other Subsidiaries	Consolidation adjustments	Total
Shareholders' equity as reported under Argentine GAAP	543,065	122,912	8,615	5,577	(137,104)	543,065
U.S. GAAP adjustments:
1. Property, Plant and Equipment
i. Foreign exchange gains and losses
a. Amounts of foreign exchange gains and losses	(316,906)	(4,030)				(320,936)
b. Accumulated depreciation related to foreign exchange gains and losses	16,582	115				16,697
ii. Technical revaluation
a. Revaluation increase	(48,380)					(48,380)
b. Accumulated depreciation on revaluation increase	20,818					20,818
2. Goodwill	15,141					15,141
3. Inventories
i. Difference between replacement cost under Argentine GAAP and lower of cost or market under U.S. GAAP.	(19,431)	8			(1)	(19,424)
ii. Difference between net realizable value under Argentine GAAP versus lower of cost or market under U.S. GAAP.	(678)					(678)
4. Direct costs incurred to effect debt restructurings	(3,805)					(3,805)
5. Unamortized organization costs		(88)			9	(79)
Net loss under U.S. GAAP before cumulative effect of a change in accounting principle	206,406	118,917	8,615	5,577	(137,096)	202,419
Cumulative effect of a change in accounting principle
– Transitional impairment loss on goodwill, as of January 1, 2002	(52,952)					(52,952)
Shareholders' equity under U.S. GAAP (in Argentine pesos)	153,454	118,917	8,615	5,577	(137,096)	149,467

Income statement for the year ended December 31, 2001:

	Mastellone Hermanos S.A. (parent issuer)	Combined MSL and Promas	LIC	All Other Subsidiaries	Consolidation adjustments	Total
Net income (loss) as reported under Argentine GAAP	(118,228)	(4,247)	(13,721)	(859)	18,827	(118,228)
U.S. GAAP adjustments:
1. Goodwill
Amortization	(1,613)					(1,613)
2. Inventories
Difference between net realizable value under Argentine GAAP versus lower of cost or market under U.S. GAAP.	1,415	(892)		(41)	103	585
3. Direct costs incurred to effect debt restructurings	1,457					1,457
4. Derivative financial instruments	(391)					(391)
5. Remeasurement of Non-Argentine Peso Denominated Assets and Liabilities as of December 31, 2001	(499,100)					(499,100)
6. Equity in net loss of Afianzar S.G.R.	41					41
7. Amortization of organization costs, net of minority interest		44				44
Net (loss) gain under U.S. GAAP (in Argentine pesos)	(616,419)	(5,095)	(13,721)	(900)	18,930	(617,205)

Balance sheet as of December 31, 2001:

	Mastellone Hermanos S.A. (parent issuer)	Combined MSL and Promas	LIC	All Other Subsidiaries	Consolidation adjustments	Total
Shareholders' equity as reported under Argentine GAAP	845,976	130,955	19,228	14,147	(164,330)	845,976
U.S. GAAP adjustments:
1. Property, Plant and Equipment
Technical revaluation
a. Revaluation increase	(48,380)					(48,380)
b. Accumulated depreciation on revaluation increase	14,522					14,522
2. Goodwill	(8,486)					(8,486)
3. Inventories
Difference between net realizable value under Argentine GAAP versus lower of cost or market under U.S. GAAP.	(5,930)	(892)		(41)	103	(6,760)
4. Direct costs incurred to effect debt restructurings	(3,568)					(3,568)
5. Derivative financial instruments	(391)					(391)
6. Remeasurement of Non-Argentine Peso Denominated Assets and Liabilities as of December 31, 2001	(499,100)					(499,100)
7. Equity in net loss of Afianzar S.G.R.	(141)					(141)
8. Unamortized organization costs		(132)				(132)
Shareholders' equity under U.S. GAAP (in Argentine pesos)	294,502	129,931	19,228	14,106	(164,227)	293,540

NOTE 18 – SUBSEQUENT EVENTS

•	In December 2004, the Company introduced a new compensation plan for senior management which includes incentives based upon the performance of Mastellone Hermanos Sociedad Anónima. According to such new compensation plan (which is applicable for the first time in 2004), the senior management will receive a percentage of the difference (excess) between the projected EBITDA and actual EBITDA of each fiscal year according to the annual audited Financial Statements. The percentage to be distributed between the senior management will be of ten percent over the first five million U.S. Dollars of such difference and five percent over any additional surplus.

•	On December 30, 2004, the Company received a letter from Multitrans S.A. -acquirer of ConSer S.A., a subsidiary which was sold in 2000 - informing of a claim brought by the Tax Authorities of 6,284,516, with respect to certain operations made while Mastellone Hermanos Sociedad Anónima was the owner of ConSer S.A. The Company has agreed with Multitrans to work together to contest such claim, and prepare the documents that will evidence the wrongful criteria used by the tax authorities in determining the referred claim.

EXCHANGE AGENT AND
TRUSTEE CO-REGISTRAR AND PRINCIPAL PAYING AGENT
UNDER THE NEW NOTES
The Bank of New York

Corporate Trust Operations, Reorganization Unit
101 Barclay Street, 7 East
New York, NY 10286
Attention: Duong Nguyen

By Facsimile: (212) 298-1915

Telephone: (212) 815-3687

TRUSTEE'S REPRESENTATIVE IN
ARGENTINA, REGISTRAR AND PAYING AGENT
UNDER THE NEW NOTES

Banco Río de la Plata S.A.

Bartolomé Mitre 480
1036 Buenos Aires, Argentina

By Facsimile: (54-11) 4341-1013
Telephone: (54-11) 4341-2827

Dealer Prospectus Delivery Obligation

Until             , 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Neither the laws of Argentina or Brazil nor the Registrants' by-laws or other constitutive documents provide for indemnification of directors or officers. The Registrants do not maintain liability insurance and have not entered into indemnity agreements which would insure or indemnify their directors or officers in any manner against liability which he or she may incur in his or her capacity as such.

ITEM 21.    EXHIBITS

(a) The following documents are filed as part of this Registration Statement:

3.1	English translation of the Estatutos of the Registrant as amended to the date of filing.
3.2	English translation of the Estatutos of Leitesol Industria e Comercio S.A. as amended to the date of filing.
3.3	English translation of the Estatutos of Mastellone San Luis S.A. as amended to the date of filing.
3.4	English translation of the Estatutos of Promas S.A. as amended to the date of filing.
4.1	Indenture for U.S.$225,000,000 11¾% Senior Notes due 2008, among the Registrant, The Bank of New York, trustee, and as registrar and principal paying agent, and Banco Río de la Plata S.A., as registrar and paying agent, under which only U.S.$7.1 million aggregate principal amount of senior notes are outstanding.
4.2	Indenture for U.S.$157,190,000 8% Collateralized Senior Notes due 2012, among the Registrant, the Additional Registrants, The Bank of New York, trustee, and as co-registrar and principal paying agent, and Banco Río de la Plata S.A., as registrar, paying agent and collateral agent.
4.3	Form of 8% Collateralized Senior Notes due 2012 (included in Exhibit 4.2).
4.4	Registration Rights Agreement for the 8% Collateralized Senior Notes due 2012 by the Registrant and the Additional Registrants for the benefit of the holders of such notes.
4.5	Pledge agreement among the shareholders of the Registrant, The Bank of New York and Banco Río de la Plata S.A. for the benefit of holders of the 8% Collateralized Senior Notes due 2012.
5.1	Opinion of Cibils | Labougle | Ibañez, Argentine counsel to the Registrant, with respect to the new notes.*
5.2	Opinion of Shearman & Sterling LLP, U.S. legal counsel to the Registrant, with respect to the new notes.*
10.1	English summary of Milk Procurement Offer between the Registrant and Danone S.A., dated October 19, 2001.
10.2	English summary of Milk Classification Offer between the Registrant and Danone S.A., dated October 19, 2001.
10.3	English summary of Offer for Sale of Milk between Danone S.A. and the Registrant, dated October 19, 2001.
10.4	English summary of Milk Transportation Offer between CON-SER, S.A. and the Registrant, dated December 26, 2004.

10.5	English summary of Administrative Services Offer between the Registrant and Logistica La Serenísima S.A. dated September 4, 2004.
10.6	English summary of Trademark Licensing Offer between Danone Argentina S.A. and the Registrant, dated December 5, 2001, together with an English summary thereof.
10.7	Amended and Restated Loan Agreement between the Registrant and Rabobank Curaçao N.V. dated November 7, 2003.
10.8	Master Credit Agreement among the Registrant, Calyon, as successor to Credit Lyonnais S.A. (Paris, France), Eksport Kredit Fonden and the other banks named therein dated August 8, 1997.
10.9	Supplemental Master Credit Agreement and Admission Form No. 1 between the Registrant and Credit Lyonnais S.A. (Paris, France) dated April 6, 2004.
10.10	Loan Agreement among the Registrant, the Additional Registrants, the lenders party thereto, Banco Société Générale S.A., as administrative agent, and Banco Río de la Plata S.A., as collateral agent.
12.1	Computation of Ratio of Earnings to Fixed Charges of the Registrant (included in Registration Statement under Ratio of Earnings to Fixed Charges).
16.1	Letter regarding change in certifying accountant.
21.1	List of subsidiaries of the Registrant.
23.1	Consent of Deloitte & Co., S.R.L.
23.2	Consent of Cibils | Labougle | Ibañez, Argentine legal counsel of the Registrant (included in Exhibit 5.1).
23.3	Consent of Shearman & Sterling LLP, U.S. legal counsel of the Registrant (included in Exhibit 5.2).
24.1	Powers of Attorney (included on signature page to the Registration Statement).
25.1	Statement of Eligibility of Trustee on Form T-1.*
99.1	Form of Exchange Agent Agreement between the Registrant and The Bank of New York, as exchange agent.*
99.2	Form of Letter of Transmittal for the exchange of the Registrant's 8% Collateralized Senior Notes due 2012.*
99.3	Form of Notice of Guaranteed Delivery.*
99.4	Form of Instructions to Registered Holders and/or DTC Participants from Beneficial Owners of the Registrant's 8% Collateralized Senior Notes due 2012.*
99.5	Form of Letter to Registered Holders for the exchange of the Registrant's 8% Collateralized Senior Notes due 2012.*

* To be filed by amendment.

(b) Financial Statement Schedules

       None.

ITEM 22.    UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted against the Registrants by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrants hereby also undertake that:

1.	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement at the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Buenos Aires, Argentina, on January 25, 2005.

MASTELLONE HERMANOS S.A.
By:	/s/ Pascual Mastellone
Name: Pascual Mastellone Title: Chief Executive Officer
By:	/s/ Rodolfo D. González
Name: Rodolfo D. González Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Pascual Mastellone, José Moreno and Rodolfo D. González, and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned, this Registration Statement and any and all amendments thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on January 25, 2005 in the capacities indicated:

Name	Title

/s/ Pascual Mastellone	Director and Chief Executive Officer

Pascual Mastellone

/s/ Carlos Agote	Director

Carlos Agote

/s/ Rodolfo D. González	Chief Financial Officer

Rodolfo D. González

Puglisi & Associates	Authorized Representative in the United States

/s/ Donald J. Puglisi

By: Donald J. Puglisi Authorized Signatory

Pursuant to the requirements of the Securities Act of 1933, Mastellone San Luis S.A. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Buenos Aires, Argentina, on January 25, 2005.

MASTELLONE SAN LUIS S.A.
By:	/s/ Pascual Mastellone
Name: Pascual Mastellone Title: Chief Executive Officer
By:	/s/ Rodolfo D. González
Name: Rodolfo D. González Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Pascual Mastellone, José Moreno and Rodolfo D. González, and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned, this Registration Statement and any and all amendments thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on January 25, 2005 in the capacities indicated:

Name	Title

/s/ Pascual Mastellone	Chief Executive Officer

Pascual Mastellone

/s/ Francisco J. Boggino	Director

Francisco J. Boggino

/s/ Rodolfo D. González	Chief Financial Officer

Rodolfo D. González

Puglisi & Associates	Authorized Representative in the United States

/s/ Donald J. Puglisi

By: Donald J. Puglisi Authorized Signatory

Pursuant to the requirements of the Securities Act of 1933, Promas S.A. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Buenos Aires, Argentina, on January 25, 2005.

PROMAS S.A.
By:	/s/ Pascual Mastellone
Name: Pascual Mastellone Title: Chief Executive Officer
By:	/s/ Rodolfo D. González
Name: Rodolfo D. González Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Pascual Mastellone, José Moreno and Rodolfo D. González, and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned, this Registration Statement and any and all amendments thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on January 25, 2005 in the capacities indicated:

Name	Title

/s/ Pascual Mastellone	Chief Executive Officer

Pascual Mastellone

/s/ Francisco J. Boggino	Director

Francisco J. Boggino

/s/ Rodolfo D. González	Chief Financial Officer

Rodolfo D. González

Puglisi & Associates	Authorized Representative in the United States

/s/ Donald J. Puglisi

By: Donald J. Puglisi Authorized Signatory

Pursuant to the requirements of the Securities Act of 1933, Leitesol Industria e Comercio S.A. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Buenos Aires, Argentina, on January 25, 2005.

LEITESOL INDUSTRIA E COMERCIO S.A.
By:	/s/ Sebastian Maraggi
Name: Sebastian Maraggi Title: President
By:	/s/ Rodolfo D. González
Name: Rodolfo D. González Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Pascual Mastellone, José Moreno and Rodolfo D. González, and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned, this Registration Statement and any and all amendments thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on January 25, 2005 in the capacities indicated:

Name	Title

/s/ Sebastian Maraggi	President and Director

Sebastian Maraggi

/s/ Rodolfo D. González	Chief Financial Officer

Rodolfo D. González

Puglisi & Associates	Authorized Representative in the United States

/s/ Donald J. Puglisi

By: Donald J. Puglisi Authorized Signatory

EXHIBIT INDEX

3.1	English translation of the Estatutos of the Registrant as amended to the date of filing.
3.2	English translation of the Estatutos of Leitesol Industria e Comercio S.A. as amended to the date of filing.
3.3	English translation of the Estatutos of Mastellone San Luis S.A. as amended to the date of filing.
3.4	English translation of the Estatutos of Promas S.A. as amended to the date of filing.
4.1	Indenture for U.S.$225,000,000 11¾% Senior Notes due 2008, among the Registrant, The Bank of New York, trustee, and as registrar and principal paying agent, and Banco Río de la Plata S.A., as registrar and paying agent, under which only U.S.$7.1 million aggregate principal amount of senior notes are outstanding.
4.2	Indenture for U.S.$157,190,000 8% Collateralized Senior Notes due 2012, among the Registrant, the Additional Registrants, The Bank of New York, trustee, and as co-registrar and principal paying agent, and Banco Río de la Plata S.A., as registrar, paying agent and collateral agent.
4.3	Form of 8% Collateralized Senior Notes due 2012 (included in Exhibit 4.2).
4.4	Registration Rights Agreement for the 8% Collateralized Senior Notes due 2012 by the Registrant and the Additional Registrants for the benefit of the holders of such notes.
4.5	Pledge agreement among the shareholders of the Registrant, The Bank of New York and Banco Río de la Plata S.A. for the benefit of holders of the 8% Collateralized Senior Notes due 2012.
5.1	Opinion of Cibils | Labougle | Ibañez, Argentine counsel to the Registrant, with respect to the new notes.*
5.2	Opinion of Shearman & Sterling LLP, U.S. legal counsel to the Registrant, with respect to the new notes.*
10.1	English summary of Milk Procurement Offer between the Registrant and Danone S.A., dated October 19, 2001.
10.2	English summary of Milk Classification Offer between the Registrant and Danone S.A., dated October 19, 2001.
10.3	English summary of Offer for Sale of Milk between Danone S.A. and the Registrant, dated October 19, 2001.
10.4	English summary of Milk Transportation Offer between CON-SER, S.A. and the Registrant, dated December 26, 2004.
10.5	English summary of Administrative Services Offer between the Registrant and Logistica La Serenísima S.A. dated September 4, 2004.
10.6	English summary of Trademark Licensing Offer between Danone Argentina S.A. and the Registrant, dated December 5, 2001, together with an English summary thereof.
10.7	Amended and Restated Loan Agreement between the Registrant and Rabobank Curaçao N.V. dated November 7, 2003.
10.8	Master Credit Agreement among the Registrant, Calyon, as successor to Credit Lyonnais S.A. (Paris, France), Eksport Kredit Fonden and the other banks named therein dated August 8, 1997.

10.9	Supplemental Master Credit Agreement and Admission Form No. 1 between the Registrant and Credit Lyonnais S.A. (Paris, France) dated April 6, 2004.
10.10	Loan Agreement among the Registrant, the Additional Registrants, the lenders party thereto, Banco Société Générale S.A., as administrative agent, and Banco Río de la Plata S.A., as collateral agent.
12.1	Computation of Ratio of Earnings to Fixed Charges of the Registrant (included in Registration Statement under Ratio of Earnings to Fixed Charges).
16.1	Letter regarding change in certifying accountant.
21.1	List of subsidiaries of the Registrant.
23.1	Consent of Deloitte & Co., S.R.L.
23.2	Consent of Cibils | Labougle | Ibañez, Argentine legal counsel of the Registrant (included in Exhibit 5.1).
23.3	Consent of Shearman & Sterling LLP, U.S. legal counsel of the Registrant (included in Exhibit 5.2).
24.1	Powers of Attorney (included on signature page to the Registration Statement).
25.1	Statement of Eligibility of Trustee on Form T-1.*
99.1	Form of Exchange Agent Agreement between the Registrant and The Bank of New York, as exchange agent.*
99.2	Form of Letter of Transmittal for the exchange of the Registrant's 8% Collateralized Senior Notes due 2012.*
99.3	Form of Notice of Guaranteed Delivery.*
99.4	Form of Instructions to Registered Holders and/or DTC Participants from Beneficial Owners of the Registrant's 8% Collateralized Senior Notes due 2012.*
99.5	Form of Letter to Registered Holders for the exchange of the Registrant's 8% Collateralized Senior Notes due 2012.*

* To be filed by amendment.